Exhibit 15.2

Beyond Limits
BT Group plc Annual Report 2020

New BT Halo.
Combining the best of 4G, 5G and fibre.

... of next generation fibre broadband

We expect to invest around £12bn to connect 20m premises by mid-to-late-20s if the conditions are right.

... of our best-in-class network

5G makes a measurable difference to everyday experiences and opens up even more exciting new experiences.

5G

... to enable a safer world

This year, we used artificial intelligence (AI) to anticipate emerging threats and help protect the nation from up to 4,000 cyberattacks a day.

... giving people skills for tomorrow

BT's Skills for Tomorrow programme aims to empower everyone with the digital skills they need today, to help build their tomorrow.

... of our colleagues and workplace

We're giving our people a louder voice at the table with our new *Colleague Board*.

BT

We’re
investing
in the
future...

... of new products and services

We launched BT Halo, our best ever converged connectivity package.

...of flexible TV packages

Our range of new flexible TV packages aims to disrupt the UK's pay TV market and keep pace with the rising tide of streamers.

...to keep us all connected

During the pandemic, we're helping those who need us the most.

NHS

bt.com/annualreview

BT Group plc Annual Report 2020	Strategic report

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	Contents

	Strategic report
	A message from our Chairman	2
	A message from our Chief Executive	4
	About BT	6
	Executive Committee	8
	Customers and markets	10
	Regulatory update	12
	Our business model	14
	Our strategy	16
	Strategic progress	18
	Our stakeholders	24
	Culture and colleagues	30
	Introducing the Colleague Board	32
	Section 172 statement	34
	Non-financial information statement	35
	Digital impact and sustainability	36
	Our key performance indicators	40
	Our performance as a sustainable and responsible business	42
	Group performance	43
	A letter from the Chair of Openreach	51
	How we manage risk	52
	Our principal risks and uncertainties	53
	Viability statement	64

	Corporate governance report	65
	Financial statements	117
	Additional information	204

	Look out for these throughout the report:

	Reference to another page in the report

	Reference to further reading online

	Significant accounting policies

	Critical accounting estimates and key judgements

... to help families, businesses and communities reach their full potential. To read these stories and more – visit our online annual review and see how we’re helping the UK go beyond limits.	Covid-19 impact
	For more information
	btplc.com bt.com/annualreview
	Digital Impact and Sustainability Report
	This Strategic report was approved by the Board on 6 May 2020.
	By order of the Board.
	Rachel Canham
	Company Secretary & General Counsel, Governance 6 May 2020
	Please see the cautionary statement regarding forward-looking statements on page 208.
	Pages 1 to 64 form the Strategic report. It includes Our business model, Strategic progress, Our key performance indicators, Group performance and Our principal risks and uncertainties.
	The Corporate Governance section on pages 65 to 116 forms the Report of the directors and includes the Report on directors’ remuneration.

BT Group plc Annual Report 2020

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A message from

our Chairman

Although the magnitude of the Covid-19 crisis only

became clearer as our 2019/20 financial year was

drawing to a close, it has inevitably had a major impact

on my reflections on the past year, whilst strongly

reinforcing the opportunities I see in our future.

the share price over the past year. While some of this can be ascribed to a turbulent macro-economic and political backdrop, the most significant drivers have been closer to home – an intensely competitive market has weighed on the whole sector and, for BT in particular, uncertainty around the conditions for a large-scale full fibre build has made the investment case difficult.

We share the UK Government’s determination to build the next generation digital networks this country needs – illustrated by our collaboration with others in our industry to create a shared network for rural mobile coverage.

Investment requires clear and predictable regulation. Ofcom’s Wholesale Fixed Telecoms Market Review (covering the five-year period starting in April 2021) set out the basis for investors to make a fair return. We are pleased by the collaborative spirit that now characterises our dealings with the regulator, though there remain issues to be resolved to support infrastructure investment. We wished departing Ofcom chief executive, Sharon White well in her new role as Chair of John Lewis and we welcome the appointment of her successor, Melanie Dawes – we look forward to working with her and her team in the months ahead.

Our strong stewardship of the network continues as we stand prepared to invest in the recently increased ambition for our full fibre build to reach 20m premises by the mid- to late-2020s, on the assumption we obtain the required critical enablers.

Financial results for the year were in line with our expectations, underpinned by the strong performance of new products and concerted management action to control costs.

Recognising the importance of dividends to our shareholders, the Board’s decision in relation to the dividend has been exceptionally difficult. BT plays a key role in sustaining critical national infrastructure – as magnified by the Covid-19 crisis – and many stakeholders trust and rely on the connectivity we provide. BT also stands ready to make the biggest communications infrastructure investment in the UK in a generation – that includes building our full fibre network to 20m premises by the mid- to late-2020s.

The multiple challenges posed by the virus have served to highlight the vital role BT plays in supporting families, businesses and communities across the UK and beyond.

BT is a force for good and I am proud of the way in which the company has risen to the complex and demanding tasks involved in keeping our customers and the societies we serve connected during the pandemic.

The resilience and performance of our networks have been fundamental – supporting our critical public services, keeping customers online, and breaking down the barriers of isolation for families. This is a human effort, as well as a technological one, and I pay tribute to the thousands of our key workers whose endeavours have kept everyone connected.

Despite the challenges of the Covid-19 crisis, our goal remains to create sustainable growth in value for shareholders and the Board is acutely aware of the weakness of

BT Group plc Annual Report 2020	Strategic report

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To maintain such trust, whilst creating capacity for value-enhancing investment and navigating the unprecedented uncertainties caused by Covid-19 without compromising our credit rating, the Board concluded that the prudent and proper decision was to suspend the 2019/20 final dividend and all dividends for 2020/21, and re-base future dividends to a more sustainable level. The Board believes that this decision is in the best long-term interests of shareholders.

We expect to resume dividend payments in 2021/22, re-based to 7.7p per share. The Board expects to continue with a progressive dividend policy from this re-based level for future years.

BT’s role goes beyond creating physical and digital connectivity. We also want to help people harness the power of technology to meet their needs or fulfil their potential.

To do that, they need the right skills. Over the past year, we have worked to address this through launching the Skills for Tomorrow programme which aims to reach 10m people in the UK with help to improve their digital skills by 2025. This programme offers free resources for school children, parents, young jobseekers, small businesses and older or more vulnerable people. BT volunteers also provide training and resources to help teachers deliver the computing curriculum.

The programme rapidly became one of the key planks of our response to the virus, helping isolated customers, children and small business owners with the digital skills required to cope with the period of lockdown.

In terms of the climate change challenge, our technology and communications networks have a huge role to play in enabling the innovative solutions and exponential change needed to achieve a net zero carbon economy. BT is one of the UK’s largest private sector purchasers of electricity; 100% of our directly purchased electricity in the UK comes from renewable energy suppliers. For the UK, the switch to full fibre will bring a significant increase in energy efficiency. We are also working with others to drive innovation in electric vehicles to transform our fleet.

For more information read our Digital Impact & Sustainability Report at bt.com/sustainabilityreport

We continue to review and refresh the Board as part of succession planning and to make sure it has the right mix of skills and experience. Leena Nair and Sir Ian Cheshire joined the Board as non-executive directors in July 2019 and March 2020 respectively. They will be joined by Sara Weller CBE on 16 July 2020, immediately before the 2020 AGM. Each adds to the Board’s diversity of experience and thinking. Jasmine Whitbread stepped down in December 2019 after nearly nine years as a non-executive director. Earlier this month, we announced that Adel Al-Saleh would join the Board with effect from 15 May 2020, as a non-independent, non-executive director and Deutsche Telekom’s (DT’s) nominated representative, replacing Tim Höttges. Finally, Nick Rose, our senior independent non-executive director will step down following the AGM after over nine years on the Board. My sincere thanks go to Nick, Tim and Jasmine for their years of service.

Our new Directors’ Remuneration Policy (Policy) will be put to shareholders for approval at the upcoming AGM. Building sustainability into our reward and remuneration structures is a major priority. The Policy has been designed to ensure BT acts for the benefit of all our stakeholders, while keeping executive reward aligned with shareholders’ interests.

One of the highlights of the year was the establishment of our Colleague Board. With members drawn from across our customer-facing and corporate units, the Colleague Board represents the voices and views of BT’s people as an important input to our decision making. It also builds stronger engagement between the Board and our employees. Isabel Hudson, one of our non-executive directors, is the dedicated link between the Board and the Colleague Board.

In many ways the Colleague Board epitomises the spirit of teamwork with which we are transforming BT and which has been evidenced in the company’s response to Covid-19. We have a long way to go and, like so many others, our task has been made tougher by recent events. But we are building strong foundations for a successful BT that continues to meet the needs of our shareholders and customers.

Jan du Plessis

Chairman

6 May 2020

BT Group plc Annual Report 2020

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A message from

our Chief Executive

When I became chief executive in February 2019,

I talked of BT’s systemic importance to the UK’s society

and economy. I did that, not to underplay our role as a

leading business partner to the world’s multinational

organisations, but to emphasise that our mission

to build a better BT for the future is in the interests

of the country at large, as well as our investors.

We are here to connect for good – for the good of our customers, the good of our colleagues, and the good of our country. These principles have guided our decision making throughout the Covid-19 pandemic. Our national leadership role is central to the UK’s post-Brexit fortunes and to the Government’s bold ambitions for digital infrastructure; but recent months have brought it into the sharpest focus in our company’s history.

I am very proud of BT’s response in recent months, but equally determined that we harness that same energy as we continue to transform the company.

We delivered financial results for the year in line with our expectations. However, due to the uncertainty resulting from the Covid-19 pandemic, we have at this time decided not to provide an outlook for 2020/21.

Though the Covid-19 crisis has challenged every aspect of our business, it has affirmed that our strategic course is the right one: building strong

BT Group plc Annual Report 2020	Strategic report

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foundations through investment and bold transformation; innovating to create standout customer experiences; leading the way to a future in which our contribution to society is an integral part of our fortunes.

One of the universal lessons of the Covid-19 crisis has been the vital importance of our strong and resilient networks. These are playing a critical role in keeping the nation running, including connecting the Nightingale field hospitals across the UK.

Last year, we worked hard to secure the conditions for a transformative investment in full fibre broadband – technology we are already building out faster than any other operator in the UK. We have also lifted our ambition to passing 20m premises with full fibre by the mid- to late-2020s with the required critical enablers – underpinning the Government’s vision for the gigabit economy.

Just as we’re switching fixed networks from copper to fibre, in mobile the shift from 4G to 5G has begun. We are leading the charge, initially with the EE brand which in May 2019 became the first operator to launch its 5G service. We ended 2019/20 with 5G live in almost 80 cities and large towns across the UK.

Some of its most exciting applications are for business and public services. This year we ran trials in healthcare, transportation and education, testing new frontiers opened up by this step-change in the speed and strength of connectivity.

At the core of our strategy is the convergence of BT’s leading network capabilities to provide unrivalled customer experiences. For large and global customers, work is already underway on a truly differentiated software-driven solution to deliver the modular, highly automated services required for success in today’s digital economy.

BT Halo – the UK’s ultimate converged plan – launched recently to an outstanding response from customers: almost a third of our broadband base has already signed up to Halo.

The spirit of our new brand, encapsulated as Beyond Limits, breaks down barriers to help our customers get the most from our services and support. The brand refresh was rooted in our biggest ever launch of new products across the company. 480,000 households have been moved from copper to superfast fibre free of charge. Responding to customers, we’ve brought all consumer calls back to UK or Ireland contact centres a year ahead of schedule. 900 Home Tech Experts are now out and about, helping people with setup and service at home. We’ve taken BT back to the high street, with a presence in over 500 stores. The response has been fantastic, with great feedback and a significant upturn in the inclination of public sector, large corporate and individual customers to recommend BT to their peers.

This spirit of determined, imaginative delivery for our customers drove our response to Covid-19. Unlimited home broadband for all, no data limits for NHS workers, extra support for vulnerable customers, virtual GP consultations, enabling intensive care patients to talk with their loved ones, flexibility and support for our small business customers… the innovation and pace of delivery across these and countless other initiatives were a credit to the entire BT team.

The BT of the future will be simpler and more agile. My colleagues – the bedrock of our future success – have shown they are up to that challenge. Our engineers, contact centre staff and others who serve as key workers have been true heroes. I am unashamedly proud of them and I thank them all for their service.

Early in the year we announced that everyone who works for BT was to be made a shareholder, giving them a direct stake in our shared future. Despite the challenging economic climate, in April 2020 we reaffirmed our annual award of shares – £500 worth in the first year – alongside steps to ensure that our frontline workers were prioritised in our approach to remuneration.

Our Better Workplace Programme is consolidating BT’s UK footprint to around 30 modern, future-fit locations. The past year saw good progress, with hub locations across the UK confirmed and long-term homes announced in London, Birmingham, Bristol and Manchester.

A more efficient BT is a better BT – faster, smarter, more responsive, less frustrating for customers and colleagues alike. We are forging ahead with our drive for efficiency and simplicity, automating processes to cut costs, slimming down our product portfolio and making the most of the digital opportunity for the full range of customer interactions.

Building on the £1.6bn of gross cost savings delivered last year, this end-to-end simplification programme is expected to deliver £2bn of annualised gross cost savings over the next five years. In the context of a tough trading environment for our sector and the universal economic challenges resulting from the Covid-19 crisis, we will act to build firm foundations for our business and a strong long-term value proposition for our shareholders.

We have already progressed the sale of non-core parts of our business, such as BT Fleet Solutions and our IT business for the legal profession, Tikit. Internationally, as we sharpen our customer focus on the leading transnational organisations, we are divesting some infrastructure no longer needed to deliver global services in the digital economy.

This clear strategic focus, alongside prudent control of costs and innovative investment to meet our customers’ evolving needs, is what our shareholders rightly expect as we look to the future.

The next technological era is here. AI, machine learning, robotics and universal connectivity will change our world all over again. All can be a force for good, but only if we harness their power to the right ends. In recent months we have seen social media transmit malicious untruths about 5G, resulting in damage to vital infrastructure, the hindrance of health services and threats to our engineers. Yet we have also been proud to work with our partners in government to ensure that the responsible and careful harnessing of our data spurred the national public health effort.

What we do matters. We are woven into the fabric of the UK and play a vital role in delivering secure services to organisations around the world. Yet how we do it is of equal importance. We have shown that BT stands by the country, by its customers and by our own people. The months ahead will bring many further challenges but we should approach them emboldened, knowing that we have what it takes to build a stronger, better BT for the future.

Philip Jansen

Chief Executive

6 May 2020

BT Group plc Annual Report 2020

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About BT

Who we are

We’re one of the world’s leading communications services companies. We’re based in the UK but we serve customers in around 180 countries.

What we do

We develop and sell communications propositions and services, and build and operate the networks that are essential to modern lives, businesses and communities.

How we’re organised

We operate as a single business, made up of organisational units. There are customer-facing units that sell propositions and services and corporate units that support the whole group.

[a]  Items presented as adjusted are stated before specific items. See page 204 for more information.

[b]  Adjusted (being before specific items, share of post tax profits/losses of associates and joint ventures and net non-interest related finance expense), as explained in the Additional information on page 204.

[c] Free cash flow after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items as explained in the Additional information on page 206.

Financial highlights

Revenue

£22.9bn

(2)%

Change in

adjusted[a] revenue

(3)%

Profit before tax

£2.4bn

(12)%

Adjusted[b] EBITDA

£7.9bn

7%

Cash flow from

operating activities

£6.3bn

47%

Normalised free

cash flow[c]

£2.0bn

(18)%

Basic earnings

per share

17.5p

(20)%

Capital expenditure

£4.0bn

flat

BT Group plc Annual Report 2020	Strategic report

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Our customer-facing units

Consumer

Our three brands – BT, EE and Plusnet – connect UK consumers to information, entertainment, friends and family, at home and on the move. Between them, they provide the whole of the UK with mobile, broadband, home phone and TV services.

We buy access to fixed-line and broadband infrastructure from Openreach, and we use EE’s mobile network to provide mobile phone services.

Led by

Marc Allera

CEO, Consumer

Openreach

We build, and sell access to, the network that connects the UK’s homes and businesses. We provide wholesale ‘last mile’ fixed access from homes and businesses to exchanges, and we install and maintain the fibre and copper communications networks.

Led by

Clive Selley

CEO, Openreach

Enterprise

We are the leading business communications provider in the UK. We connect more than 1m business customers and public sector organisations with our extensive portfolio of communications and IT solutions. We also provide network products and services to communications providers operating in the UK and Republic of Ireland.

We focus on four main product markets: fixed voice, mobile, fixed connectivity and IT services. We provide managed services for large networking and security contracts. Openreach provides us access to fixed-line and broadband infrastructure, and we deliver mobile phone services over EE’s mobile network.

Led by

Gerry McQuade

CEO, Enterprise

Global

We are a leading business connectivity, communications and IT services provider to major multinational corporations in around 180 countries. We own an extensive global voice and data network providing managed services, security and network and IT infrastructure services, enabling customers’ digital transformations.

We partner in countries worldwide for access to voice and data infrastructure and we buy enterprise technologies and equipment for our customers from the world’s leading technology providers.

Led by

Bas Burger

CEO, Global

Our corporate units

Strategy and

Transformation

We develop and set corporate, network and product strategies for the group. We also drive pan-BT transformation programmes.

Led by

Michael Sherman

Chief strategy and transformation officer

Technology

We design, build and operate BT’s networks, platforms and IT systems. We also work with the customer-facing units to develop and roll out products and services for their customers.

Led by

Howard Watson

Chief technology and information officer

Corporate functions

The remaining corporate units carry out central activities on behalf of the group. We benefit from shared expertise and economies of scale.

These include: Finance, Legal & Company Secretarial, Corporate Affairs, Regulatory Affairs, HR, Risk, Compliance & Assurance, Property & Facilities, Procurement and Group Business Services (which provides shared services across the company).

BT Group plc Annual Report 2020

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Executive Committee

The Executive Committee provides input and recommendations to assist the chief executive in the day-to-day management of the business and its operations. It meets weekly and is chaired by the chief executive.

The Executive Committee assists the chief executive in:

•  developing the group strategy and budget for the Board’s approval

•  executing the strategy once agreed by the Board

•  providing assurance to the Board in relation to overall performance and risk management.

All decisions are taken by the chief executive, or his delegate, in keeping with the principle of single point accountability.

Philip Jansen

Chief executive

Appointed as chief executive in February 2019 and to the Board in January 2019.

Philip joined BT from Worldpay where he had been CEO since April 2013. Before that he was CEO and then chairman at Brakes Group between 2010 and 2015. Philip spent the previous six years at Sodexo where he was group chief operating officer and chief executive, Europe, South Africa and India. Prior to that he was chief operating officer at MyTravel Group from 2002 to 2004 and managing director of Telewest Communications (now Virgin Media) from 2000 to 2002, after starting his career at Procter & Gamble.

Simon Lowth
Chief financial officer

Appointed to the Board as chief financial officer in July 2016.

Simon was CFO of BG Group before the takeover by Royal Dutch Shell in February 2016. Prior to that he was CFO of AstraZeneca, and finance director and executive director of ScottishPower. Simon was also previously a director of McKinsey & Company.

Ed Petter
Corporate affairs director

Appointed November 2016.

Ed was formerly deputy director of corporate affairs at Lloyds Banking Group. Prior to that he held corporate affairs roles at McDonald’s Europe, McKinsey & Company and the Blue Rubicon communications consultancy, having previously worked as a news producer and editor at the BBC.

Howard Watson

Chief technology and information officer

Appointed February 2016.

Howard was formerly chief architect and managing director, global IT systems and led the technical teams behind the launch of BT Sport in 2013.

Howard joined BT in 2011 and has 30 years of telecoms experience having spent time at Telewest Communications (now Virgin Media) and Cartesian, a telecommunications consultancy and software company.

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Marc Allera	Bas Burger
CEO, Consumer	CEO, Global

Appointed February 2016 as CEO, EE and became CEO, Consumer in September 2017.

Marc was previously chief commercial officer for EE from 2011 to 2015. Marc spent ten years at Three UK as sales and marketing director and subsequently chief commercial officer. Prior to that, Marc was general manager of Sega UK and Europe.

Appointed June 2017.

Bas was formerly president, BT in the Americas, BT Global Services. Bas joined BT in 2008 as CEO Benelux.

Before joining BT, Bas was executive president and a member of the management committee of Getronics NV, where he ran global sales, channels and partnerships, developing the company’s international business. He was also CEO and managing director of KPN Entercom Solutions.

Sabine Chalmers	Gerry McQuade
General counsel	CEO, Enterprise

Appointed April 2018.

Before joining BT, Sabine was chief legal and corporate affairs officer and company secretary of Anheuser-Busch InBev for 12 years. She also held various legal leadership roles at Diageo. Sabine is qualified to practise law in England and Wales and New York State.

Appointed CEO, Wholesale and Ventures in March 2016 and became CEO, Enterprise in May 2018. Gerry was formerly chief sales and marketing officer at EE responsible for the business, wholesale and product development areas which he had overseen since the merger in 2010 of Orange and T-Mobile. He joined the board of Orange in January 2008, and prior to Orange he was a founding director of Virgin Mobile.

Cathryn Ross	Michael Sherman
Regulatory affairs director	Chief strategy and transformation officer

Appointed January 2018.

Cathryn was formerly chief executive of Ofwat, the independent economic regulator for the water and waste water sector in England and Wales. Cathryn is an experienced regulatory and competition economist and has worked across a number of different sectors advising on economic, regulatory and competition issues.

Appointed May 2018.

Michael is responsible for developing BT’s long-term strategy and guiding pan-BT business transformation. Prior to BT, Michael was a partner and managing director at Boston Consulting Group for 11 years. Before that, Michael spent eight years as an executive at Viewlocity, an enterprise software company.

Alison Wilcox
HR director

Appointed July 2015.

Alison was formerly regional HR director for Vodafone Europe and before that, regional HR director for Vodafone’s Africa, Middle East and Asia Pacific footprint. Alison joined Vodafone in 2006 as group director of leadership following a career in consulting.

Clive Selley	Rachel Canham

Invitee, CEO, Openreach

Appointed February 2016.

Clive was formerly CEO, BT Technology, Service & Operations, CEO BT innovate & design and be\fore that president, BT Global Services portfolio & service design. The CEO of Openreach cannot be a member of the Executive Committee under the provisions of the Commitments. Clive attends Executive Committee meetings as appropriate.

Company secretary & general counsel, governance

Rachel is company secretary of BT Group plc. She joined BT in 2011 as a senior commercial lawyer before becoming chief counsel for mergers & acquisitions in 2013. Rachel was appointed company secretary & general counsel, governance in November 2018. Rachel attends all Executive Committee meetings.

BT Group plc Annual Report 2020

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Customers and markets

Our business model – and the strategies that support it – starts with understanding our customers and markets.	We operate in a rapidly changing environment. By understanding market trends in our own industry, and others that affect us, we can take advantage of opportunities as they arise. This helps us to act quickly to reduce risks to our business.

Fixed connectivity market

Key trends	Our portfolio of propositions and services

Supported by the UK Government, the fixed connectivity market is undergoing a technological migration from the legacy Public Switched Telephone Network (PSTN) to Internet Protocol (IP). This is because newer technologies are more efficient and have lower running costs.

In both the consumer and enterprise markets, data consumption through fixed connectivity is increasing. With more connected devices and increased TV, gaming and streaming content (in higher definition), data consumption is increasing at 20% year- on-year.

Price competition for phone and broadband is more intense than ever. Therefore, revenue opportunities are focused on the increase in demand for higher speed and better quality propositions. This is driven by consumers and businesses using more data, and by demand for supplementary services such as security and entertainment.

We are also seeing rapid business adoption of collaboration tools like Microsoft Teams. More businesses are moving their processes and software to the cloud driving increased demand for high bandwidth.

We provide direct connectivity to homes and businesses, which is our biggest market by revenue.

We sell a range of propositions and services, including fixed voice over broadband, mobile, internet access and dedicated lines for business and public sector customers.

We continue to track emerging trends so that we can launch appropriate propositions and services to our customers. As an example, we have launched voice over broadband to enable our business customers to transition from traditional voice services to IP voice.

Our Consumer unit serves households and individuals.

Our Enterprise unit serves three types of customer, each with different communications needs:

•  Small and medium enterprises (SMEs) – who we define as having fewer than 100 employees. The smaller businesses want consumer-like solutions while others are looking for business grade service, guarantees and more sophisticated business solutions.

•  Corporates and public sector – who we define as having more than 100 employees. They need solutions to drive their digital transformation, and are increasingly buying software-designed networking, security and cloud-based solutions. They are looking for a reliable partner able to offer managed services in these areas, often with multi-year contracts.

•  Communications providers – who want to buy packaged solutions to sell to their end customers.

Mobile market

Key trends	Our portfolio of propositions and services

Previously this market was heavily driven by handset launches. Today, while handset innovation continues, handset prices are higher, leading to consumers keeping their handsets for longer. This has also had an impact on store footfall.

That means more people are buying SIM-only plans and market volume growth will come from consumers buying extra SIMs and additional smart devices, and using more data.

Increasingly, businesses are letting employees use their own smartphones at work. But they’re continuing to buy large data bundles to support their people’s increasing mobile data use, for example for collaboration.

The UK is a mature mobile market and has a substantial number of Mobile Virtual Network Operators (MVNOs).

The mobile market is a major segment of our business. We sell data and voice services as well as mobile handsets.

We provide mobile phone services to the whole of the UK, keeping our customers connected through our leading mobile network. As the demand for data increases we have created propositions that are fit for purpose; for example, we launched unlimited data plans for our consumer and business customers.

We use the BT network to sell mobile services under our three brands: BT, EE and Plusnet. Whilst we maintain a strong position with our 4G network, we are also rolling out 5G to ensure our customers have the best connectivity available to them.

Our mobile services are also available to enterprise customers.

Our wholesale channel sells infrastructure services to UK MVNOs who provide mobile connectivity to their end customers.

BT Group plc Annual Report 2020	Strategic report

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TV and content market
Key trends	Our portfolio of propositions and services

The UK has a well-established free-to-air TV service. This minimises the need for consumers to buy premium content packages. However, live sport continues to be watched in a large number of UK homes.

Recent years have seen consumers favouring a range of over-the-top (OTT) streaming media services over traditional TV packages. They are buying the most basic TV access and then building up further content with on-demand OTT services.

In response, traditional providers are changing their offerings and striking deals with OTT service providers to aggregate a range of content to customers.

As OTT services continue to be a trend within the TV and content market, we launched Sky channels from NOW TV, Netflix and Amazon Prime Video to fuel customer demand.

We sell TV content to consumer customers through our BT, EE and Plusnet brands.

BT Sport is also available to our enterprise customers.

Bundled and converged services market

Key trends	Our portfolio of propositions and services

The UK is still in the early stages in the adoption of convergence. Currently, bundled offers of fixed, mobile and TV services are common within the market.

We will eventually serve this market with a single seamless connection through dynamically integrated fixed and mobile networks.

The need for convergence has increased as companies have adopted flexible working and more collaboration. Businesses are moving away from traditional phone services and bundling together fixed-voice, mobile and collaborative tools.

Convergence can increase customer lifetime value, as those taking converged offers tend to stay with us for longer.

New services such as smart homes (e.g. remotely controlled heating) and connected cities have become possible through converged connectivity and a new generation of devices.

We are well positioned in the bundled and converged services market with the UK’s largest fixed access and mobile network.

Based on this emerging trend, we recently launched BT Halo for our consumer customers. BT Halo combines 4G, 5G and fibre to offer a converged plan that includes 900 Home Tech Experts dedicated to making people better connected.

We provide our business customers converged business solutions helping them to stay productive across fixed and mobile, legacy and IP. We launched Cloud Voice Express with fibre broadband – a digital phone line to make and take calls on your business number from anywhere. We also provide BT One Phone which is a mobile cloud-based phone system that gives business users access to all their corporate desk phone features on their mobile. To ensure customers are always connected, we developed a unique solution, 4G Assure, providing customers with 4G connectivity if their fixed broadband service is not available.

Global connectivity and communications services market

Key trends	Our portfolio of propositions and services

Global businesses are moving from traditional to digital voice services to enable digital transformation – from Multiprotocol Label Switching (MPLS) to services such as Software-Defined Wide Area Networks (SD-WAN).

Competition is intense across both local markets, often dominated by incumbent communications providers, as well as the global enterprise-grade fixed-line services market.

Today, there is greater demand for managed services which include cyber security. These free up customers to focus on their own business rather than managing the networks that underpin them.

Companies want to work with partners whose technical expertise and scale will help them benefit from advanced services across multiple regions, infrastructures and technologies as well as increasingly managing multiple cloud partners.

Our Global business serves multinational corporations across the world, offering managed services, security, network and IT infrastructure services.

Leveraging the strengths of our network, security and other capabilities helps us to operate in this market. For example, Global offers tailored services to meet our customers’ complex business connectivity and cloud requirements.

Fixed access market

Key trends	Our portfolio of propositions and services

The UK’s fixed access communications network runs over copper and fibre. It is the market segment on which Ofcom’s regulatory activities are focused.

Infrastructure players are rolling out fibre-to-the-premises (FTTP) across the UK because it offers a faster, more reliable connection.

Openreach’s duct and pole access (DPA) product has made it more attractive for Alternative Networks (AltNets) to build fibre both for retail and wholesale offerings.

AltNets continue to build their networks while targeting deals with communications providers to guarantee demand.

The fixed access market is where we overlap with our biggest cable and fibre competitors.

Openreach supplies fixed access to communications providers, who then offer services to their home and business customers.

Openreach provides services over the local access network (referred to as the ‘last mile’). It installs and maintains the fibre and copper communications networks that connect homes and businesses.

Openreach is deploying FTTP to improve the performance and quality of its network and now plans to accelerate its FTTP build to 4.5m premises passed by March 2021.

BT Group plc Annual Report 2020

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Regulatory update

Ensuring the UK’s digital

infrastructure is future-ready

BT continues to play a pivotal role in connecting the vast majority of UK households with broadband services and helping to transform some of the most remote communities in the UK. We are leaders in full fibre and 5G in the UK, and we’re launching a converged network, which will benefit our customers and the UK more widely.

We are committed to delivering full fibre across the UK – funding Openreach to deliver fibre to 4.5m homes by the end of March 2021. Our investment is enabling Openreach to reach a current rate of 32,000 new premises with full fibre each week.

And we want to go further. With the right fiscal, regulatory and legislative enablers in place, we can invest at the level Openreach needs for scale deployment in all parts of the country, supporting the Government’s nationwide gigabit-capable broadband ambition.

Ofcom’s regulation – and in particular its ongoing Wholesale Fixed Telecoms Market Review – is key to enabling the delivery of the Government’s strategic priorities.

Covid-19 pandemic

We welcome the supportive approach that Ofcom has taken to industry during this time of national crisis, helping us to keep doing the right thing for our customers and the country. This included, for example, deferring consultations, easing some deadlines and being clear that it will take a pragmatic approach to enforcement, where activity has been affected by Covid-19 priorities. This has enabled us to keep focusing on responding to the crisis, and supporting provision of critical services – such as hospital connectivity and 999.

Although Covid-19 has affected our ability to meet some regulatory obligations, we have worked hard to minimise any customer impact. We had to delay the implementation of end of contract notifications. With Ofcom’s agreement we have had to suspend automatic compensation and Openreach declared ‘Matters Beyond Our Reasonable Control’ due to the effect of the crisis on provision and repair. We continued with implementation of the broadband universal service obligation (USO) in March 2020, with comfort from Ofcom giving us more flexibility on targets.

We have continued to give effect to our Fairness Commitments, introducing specific measures to support our customers as they increasingly rely on communications services during the crisis. For example, for vulnerable customers, we’ve removed out-of-bundle charges for critical services, and for landline-only customers, we have set £5 monthly caps on out-of-bundle call charges.

Statement of Strategic Priorities

The Government’s Statement of Strategic Priorities from October 2019 supports full fibre connectivity, covering:

•	lowering barriers to deployment and enhancing investment

•	effective access to passive infrastructure

•	stable long-term regulation that encourages network investment

•	an outside-in approach to deployment

•	enhancing switchover processes

•	mobile and 5G connectivity

•	spectrum management

•	5G and fibre convergence.

The Statement sets out targets for rapid nationwide deployment of gigabit-capable broadband networks and for becoming a world leader in next generation 5G mobile technology.

We welcome the Government’s ambition. We support Ofcom’s intended shift towards a more pro-investment regulatory regime in fixed markets, coupled with greater deregulation where competition is found to be effective.

We also welcome Ofcom regulating passive infrastructure where this will enable deregulation further downstream. We are encouraged by the Government’s £5bn commitment to facilitate the build of gigabit-capable networks in the hardest-to-reach parts of the country.

This desire to see the UK as a world leader in digital infrastructure fits with our desire to see better outcomes for customers and the UK across full fibre rollout, 5G and enhanced customer experience. It also aligns with our strategic priority of building the best converged network.

Wholesale Fixed Telecoms Market Review (WFTMR)

Ofcom’s policy documents (including its consultation Promoting Competition and Investment in Fibre Networks, published in January 2020) help shift emphasis from retail competition to facilitating competitive investment in full fibre. Its regulatory framework also sees five-year market review periods instead of the current three-year period and looks across the whole of the wholesale fixed telecoms market rather than considering business and residential connectivity in separate processes. We see these as positive changes.

While further detail is still to be worked out, we are encouraged by Ofcom’s proposals to extend stable legacy pricing into the parts of the country where build by more than one network provider is not economic, subject to a commitment by BT to build in the area.

We welcome Ofcom’s confirmation that regulation should not prevent us from earning sufficient returns to compensate for the downside risk we took at the time of our investment (the ‘fair bet’). We also note Ofcom’s willingness to discuss Openreach varying its commercial contract terms fairly with downstream communications providers, to meet competition and share risk.

Overall, Ofcom’s consultation document is an important step towards enabling us to increase investment in FTTP. We will continue to work constructively with Ofcom to further develop and implement the new regulatory framework.

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All IP

We are committed to migrating communications providers to IP voice services and withdrawing traditional voice access by December 2025. We welcome the WFTMR proposals to allow Openreach to stop selling new copper lines when 75% of premises in the relevant area have ultrafast availability. We also support the withdrawal of price controls on copper services when ultrafast coverage in an exchange area is complete.

We acknowledge that overcoming challenges posed to vulnerable customers and critical national infrastructure are key to the successful withdrawal of copper services.

We continue our close engagement with Ofcom, industry working groups and Government to ensure a smooth migration.

Decent broadband for all

In June 2019, Ofcom designated BT (along with KCom in Hull) as a universal service provider for broadband. This means that we are obliged to provide at least 10 Mbps broadband to those premises that cannot get this speed (subject to some qualifying conditions). Where the cost of providing 10 Mbps broadband to a premises is less than £3,400, we must provide it; where the cost is more than £3,400 the customer may opt to pay the additional amount. We anticipate being able to recover the net cost of meeting this obligation from an industry-contributed fund.

Customers have been able to request the broadband USO product since March 2020. We have been working with Ofcom to ensure efficient delivery and a good customer experience.

Shared Rural Network

Work across mobile network operators, the Department for Digital, Culture, Media & Sport (DCMS), HM Treasury and Ofcom, led to agreement on the Shared Rural Network (SRN) proposal in mid-March 2020. This will lead to a boost in 4G coverage for people in rural areas. It includes DCMS grant funding arrangements and a variation to our existing 1800 MHz spectrum licence to incorporate new coverage obligations – 90% of the UK’s geography within six years.

Consumer fairness

UK regulators have consumers’ interests as a priority. We support that. We want a regulatory framework which creates better outcomes for all customers and ensures support for vulnerable customers in particular.

We have continued to work closely with Ofcom to demonstrate our adherence to the Fairness Commitments we signed up to last summer. This includes:

•	giving consumers the support they need

•	helping them engage with the market

•	making sure services work as promised and consumers can change or leave quickly and smoothly

•	making sure everyone gets fair treatment.

Ofcom has also been looking at different pricing between new and existing customers. In January 2020, the Competition and Markets Authority published a Loyalty Penalty Update, covering mobile and broadband pricing across the industry. We have worked with Ofcom to address these concerns. For example, we have voluntarily implemented a package of measures to support our customers who choose not to switch to a new deal at the end of their contract.

We have committed to upgrade 700,000 of our customers from copper to superfast broadband at no extra cost, and to cap broadband out-of-contract price rises. EE mobile handset customers that have been out of contract for more than three months will get a price discount after their contract ends.

In December 2019, Ofcom published a consultation on its proposals to implement the new European Electronic Communications Code (EECC) for consumer protections. While we support many of the proposals, certain aspects could lead to worse outcomes for consumers; we will engage with Ofcom on these areas through its consultation process. The EECC will also make it easier for operators to roll out ultrafast fixed and mobile networks.

Simplifying regulatory reporting

Understanding the economics of the services we provide in the regulated areas of our business is important. Regulatory reporting also evolves as regulatory priorities and policies evolve. We are working with Ofcom to improve our reporting. To provide better quality insight it needs to be more relevant, transparent and focused.

Spectrum

We have engaged with Ofcom on a number of spectrum-related consultations. Notably, from July 2019, Ofcom facilitated new shared access to existing mobile spectrum bands. And in December 2019, it made available four new shared bands for local access licences.

Ofcom has issued a statement confirming the final rules for the upcoming auction of 700 MHz and 3.6 GHz spectrum in the UK. The auction is expected in 2020/21, but timing may be affected by constraints arising from Covid-19.

International regulation

Brexit may have an effect on regulation in our sector and others. Until we know the detail of the future UK/EU trading relationship, we cannot predict the effects, and so we have made contingency plans.

Regardless of the outcome of the trade negotiations, our European businesses are incorporated locally and operate under their own local regulatory authorisation.

In the EU, regulations and directives aim to protect consumers while encouraging competition and investment in fixed and mobile networks. They require independent national regulators to review markets regularly for significant market power and to put in place fair and proportionate remedies. They include rules covering spectrum authorisation, consumer protection and universal service obligations.

Technology is evolving fast. Combined with increasing use of communications services across jurisdictions, this can create regulatory environments that lack precision and certainty. Our role is to make sure we are at the forefront of technological change, and our focus is on how this can impact regulated markets. We provide input into regulators and decision makers about these changes, and the domestic benefits of establishing an effectively regulated market.

Access regulation in particular varies widely around the world. We continue to press incumbent operators, and their regulators, for fair, cost-related wholesale access to their networks.

BT Group plc Annual Report 2020

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Our business model

We build and operate the UK’s digital infrastructure. We provide customers with connectivity and communications services, while delivering brilliant experiences that create trusted relationships and build loyalty.

Our customers are consumers, businesses, multinational corporations, public sector organisations and other communications providers.

Our innovative propositions and services enable customers to connect, communicate, share, be entertained and do business more effectively. The support we provide creates long-term, trusted relationships.

For our consumer customers, we sell voice, broadband, mobile and TV services, with a range of supplementary propositions such as handsets, accessories and insurance. Our services for our business customers are similar, but also incorporate complex managed networks, IT services and cyber security. We also sell wholesale access propositions and services (including BT Sport) to UK communications providers.

Customers mainly buy our propositions and services on monthly, recurring subscriptions or contracts – providing us with ongoing revenue. In Consumer, this type of payment model is complemented with payas- you-go propositions.

For example, individuals and households are typically on 12- to 24-month contracts. Small and medium enterprise customers are usually on the same. Large enterprise customers – both domestic and international – usually buy managed services on multi-year contracts.

Wholesale contracts range from one month for regulated products, to five years or more for major managed service deals.

Information linked to our business model

About BT – how we’re organised and how and where we operate – page 6.

Stakeholders – how we engage with our stakeholders – page 24.

Strategy – our strategy and how it supports our business model – page 16.

Principal risks and uncertainties – how we manage these – page 52.

Viability statement – our directors’ assessment of our prospects and viability – page 64.

Governance – how we govern our business – page 65.

Directors’ remuneration – page 84.

What we do

Our purpose

To use the power of communications to make a better world.

Our goal

Drive sustainable growth in value.

Lead in converged connectivity and services, seize new business opportunities and deliver industry-leading efficiency.

Build We build fixed and mobile connectivity across the UK, creating the UK’s leading network. We also build global networks for multinational corporations.
Innovate We use our customer insight and technical skills to create new connectivity-based products, services and propositions.
Sell Through our brands, we market products, services and propositions to build trust, create value and generate loyalty.
Operate We operate fast, secure and reliable fixed and mobile networks, and customer service operations, that deliver what our customers need.

BT Group plc Annual Report & Accounts 2020	Strategic report

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Our distinctive resources

We have a unique combination of people, technology, content, networks and other physical assets that set us apart and support us in adding value, providing us with many opportunities.

Stakeholder outcomes To generate sustainable revenue and profit, we focus on providing differentiated products, services and propositions and delivering a superior customer experience.

Financial strength – our cash flow provides us with the funding to make long-term value-creating investments. This year we invested £2.1bn in our network and generated £2.0bn normalised free cash flow, to support change in future years.

Colleagues – their commitment, expertise and diversity are key to our success. We have 105,300 employees, of whom 82,700 are in the UK.

Customers – the size, scope and breadth of our customer base gives us an advantage when new propositions and services are brought to market. We have a total of around 32m customers. Of these, over 30m are consumer customers, over 1m are business and public sector organisations in the UK and Republic of Ireland and around 4,000 are multinational corporations. We also provide network propositions and services to more than 650 UK communications providers.

Networks and physical assets – we own and manage the UK’s core fixed network. More than 650 communications providers use our network to deliver services. We hold key mobile spectrum, with extensive network coverage across the UK with our 2G, 3G, 4G and 5G networks.

Our brands – we own three retail brands: BT, EE and Plusnet. We also own the Openreach brand to serve communications providers.

Retail footprint – we have more than 620 UK stores, giving us the largest retail footprint of any mobile network operator.

Innovation – we are market leaders in the rollout of 5G. The service is now available in 80 cities and large towns. This year we spent £662m on research and development enabling us to stay at the forefront of a rapidly changing world. We have a portfolio of more than 5,000 patents and applications, with 103 filed in 2019/20.

Suppliers and partners – our partners and suppliers’ propositions and services help us to execute our strategy.

We measure this through Net Promoter Score (NPS)[a], which has improved over 15 consecutive quarters. Our business model generates value for different groups:
Shareholders benefit from the Board acting in the best interests of the company and investors for long-term value generation.
Customers get to connect and communicate, discover, do business and be entertained through innovative propositions and services. 5.5 percentage points improvement in NPS 3.7m BT Call Protect customers
Colleagues get salaries, pension contributions, extra benefits and career opportunities, development and training. 79% employee engagement outcome c. 3,800 new apprentices and 500 graduates taken on

Communities benefit from us enabling the digital world, improving digital skills, protecting the environment and making society more connected.

2.8m people reached through our Skills for Tomorrow programme

92% electricity consumed worldwide is from renewable sources (UK is at 100% for directly purchased electricity)

Suppliers get revenues from what we buy, and our thoughts to help them optimise their own supply chain. £13.8bn spent with suppliers, more than two thirds of our total costs 69% with top 100 suppliers

HM Government gets value from our enhancements to the UK’s digital infrastructure and from the taxes we pay.

43 police forces in England protected from cyber attacks, and sensitive data safeguarded, whilst ensuring the police can make increasing use of cloud services

Regulators are informed and reassured through active engagement and collaboration.
[a] Group NPS measures Net Promoter Score in our retail business and Net Satisfaction in our wholesale business.

BT Group plc Annual Report 2020

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Our strategy Investing in the future

Our strategy is to lead in converged

connectivity and services, capitalise on

new business opportunities and deliver

industry-leading efficiency. This supports

our goal of delivering sustainable growth

in value and creating a best-in-class

customer experience.

Differentiated customer experience

We are focused on delivering great services and experiences to customers to build long-term relationships.

Best converged network

Having the largest and best converged network is critical to our future. The universal need to connect and communicate has never been more important. With the rapid increase of ‘smart’ devices and sensors, the demand for leading connectivity platforms is only expected to grow faster.

It will help us succeed, both in terms of scale benefits and differentiating us from our competition.

Simplified, lean and agile business

We believe that our scale and technology support our long-term cost position. But we must complement it with a disciplined focus on simplifying our business which will make us easier to work with.

We want our strategy to meet the needs of two other critical stakeholder groups – our colleagues and the communities we do business in.

For our colleagues, that strategy is to make BT a brilliant place to work. For our communities, it’s to be a valued partner helping build better digital lives.

BT Group plc Annual Report 2020

Strategic report
17

Our goal
Drive sustainable growth in value

Our strategy
Customers

Best converged network

Customers want fast, secure, seamless, ubiquitous and reliable connectivity to enable their digital lives and businesses. So we're prioritising delivering the UK's best converged network as we roll out FTTP and 5G across our fixed and mobile assets.

Differentiated customer experience

Consumers and businesses have more choice than ever about how they communicate and through which company. We aim to provide genuinely differentiated products, services and propositions and deliver a best-in-class experience that encourages existing customers to stay with us and do more with us, and new customers to switch to us. We want to be at the centre of our customers' digital lives, offering them easy, personalised experiences.

Simplified, lean and agile business

Our markets are dynamic and competitive. We operate in a complicated and regulated industry. A priority is to create a simpler, leaner and more agile business. That means continually modernising our organisation, changing how we work to do things better, at lower cost, and simplifying our products, processes and systems.

These strategic priorities are built on our key strengths and distinctive resources. We are well placed to succeed, building on our leading network, brand and relationship with our customers. The market is changing and we are continually assessing the opportunities for us to continue transforming our business and lead the market.

Colleagues
A brilliant place to work

Communities
A valued partner helping build better digital lives

Our values

Personal | **Simple** | **Brilliant**

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Strategic progress

Delivering a differentiated

customer experience

Creating a standout experience for all our customers, backed by the best networks, is central to our long-term growth and future success. We continue to make progress, but we want to go further. We want to go Beyond Limits.

Everyone at BT has a part to play to create a brilliant customer experience. We want every customer to feel the unique value of what we do and how we do it. If they ever have a problem, we want to fix it quickly.

We measure customer experience using Net Promoter Score (NPS). We’ve had 15 consecutive quarters of NPS improvement and this year’s score was 5.5 percentage points higher than last year. We’ve achieved this by applying a consistent approach for the past four years, focused on:

•  delivering a consistent and reliable service

•  creating loyalty and value

•  providing propositions that fit our customers’ needs.

Delivering a consistent and reliable service

Our communications services are essential to our customers’ lives. If orders are late or service is disrupted, it can cause customers significant distress, impact mission-critical services in the public sector and disrupt business operations. To avoid this, we continue to invest. This year we’ve:

•  launched a new team of Tech Experts to help BT Halo customers install or fix the latest technology in their homes or businesses and this is now available to 60% of the population

•  to drive forwards our full fibre rollout, we’ve recruited and trained more than 3,000 engineers

•  maintained on-time repair performance for copper and fibre products at 84% despite the very difficult weather conditions, bringing customers back into service as quickly as possible

•  reduced the number of faults in our copper network by 3.4%.

Service progress around BT

•  We met all of Ofcom’s 42 minimum service levels for voice and broadband services, including fibre-to-the-cabinet (FTTC).

•  Complaints to Ofcom are down. BT Consumer broadband complaints fell 41% compared to last year. For our BT branded landline service complaints went down 38%. For the first time, levels of complaints for our BT brand landline and broadband were better than the industry average.

•  EE complaints were the lowest in the industry for broadband. EE also saw the lowest levels of complaints amongst the mobile major network operators.

•  We installed 17% more Ethernet circuits to customers than last year.

•  Global opened a new Cyber Security Operations Centre (SOC) in Paris, and upgraded existing SOC facilities in Madrid and Frankfurt. We launched our Security Advisory Services practice, marking another step in the ongoing expansion of our cyber security capabilities. The practice will offer strategic security guidance and solutions to organisations across the globe.

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Creating loyalty and value

We want customers to be loyal to our brands. We also want them to get more for their money. That could mean faster speeds, or better mobile coverage. Or it could mean additional benefits from being with us, such as free McAfee antivirus software for BT broadband customers, or free data swapping between family members for EE customers. This year:

•  we reached 100% of all consumer calls being answered in UK and Ireland contact centres across our three brands. We’ve achieved that a year ahead of our original schedule

•  we brought BT brand sales and services to the UK high street with over 500 dual-branded BT/EE stores

•  we launched the new BT TV service in February 2020 allowing customers to change channel packs monthly, incorporating all the Sky channels from NOW TV with our existing Netflix and Amazon Prime Video services

•  EE launched unlimited data plans for 4G and 5G consumer and business customers

•  5G business plans include MobileIron Threat Defense to help protect against security risks

•  we offered two new swappable benefits to consumers under Smart Plans: Amazon Prime Video and Gamers’ Data Pass

•  BT launched 5G smartphone plans for BT Mobile consumer and business customers.

Loyalty and value progress around BT

•  The average speed of BT Consumer broadband increased by 10% to 52Mbps.

•  We are committed to upgrading 700,000 home and business customers to superfast broadband at no extra charge by late summer 2020.

•  We secured exclusive rights to UEFA Champions League, UEFA Europa League and UEFA Europa Conference League until 2024.

•  Almost a third of a billion nuisance calls have been diverted since we launched BT Call Protect in January 2017.

Providing propositions that fit our customers’ needs

We strive to develop differentiated products, services and propositions for all our customers. We want to make sure we provide the best connection and experience to our customers.

•  BT Halo offers the best connection and experience. It comes with unlimited data on mobile and broadband, access to 5G and inclusive Home Tech Expert support for consumers.

•  In October we introduced the Digital Voice network (our all-IP digital platform). This provides customers with high definition voice and advanced home phone capabilities.

•  For SME customers, we launched our converged BT Halo for Business product. It’s the first on the market to bundle superfast broadband with a digital phone line so that businesses can make and take calls on their business number from anywhere.

•  For larger customers and the public sector, we’re investing in the next generation of intelligent, digital connectivity. We launched managed SD-WAN solutions to constantly analyse and prioritise the traffic going through each business network.

•  Global continues to transform its business from network-led to digital solutions, underpinned by a portfolio of solutions supported by market-leading security services.

•  This year we defined the strategy and started the execution journey to build a new, digital native business model for Global. Work is underway to build and launch new over-the-top and software-defined solutions, using a new software as a service-based IT platform. The aim is to offer our customers services that better meet their needs – choice, great employee and customer experience, commercial flexibility and security; and to internally accelerate our transformation into a simpler and more digital business. We have invited our first group of customers to co-create with us and will look to further refine as we progress this new approach.

Products, services and propositions progress around BT

•  We launched our BT Halo convergence proposition to which 30% of our BT Consumer broadband base subscribe.

•  4G Assure is available to all our business customers and accounts for over half of new SME broadband sales. Customers’ NPS scores for these propositions are higher than with standard broadband.

•  We launched cloud contact centre and collaboration services in partnership with Cisco, Microsoft, Google and IBM.

•  We launched our 5G Business plans and worked with a number of customers to shape future use cases enabled by 5G.

80

5G now available in 80 cities and large towns.

90

BT Group plc Annual Report 2020

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Strategic progress continued Building the best converged network

The converged network we are creating

is a long-term, sustainable platform.

The investments we make in new and

existing technologies are the foundation

of tomorrow’s digital services and our

future revenue.

Mobile progress

around BT

We have made significant progress on network deployment and services this year. EE launched 5G in May 2019 – the first in the UK and one of the first in Europe, followed by BT Mobile in October.

We have continued to grow our 5G network and leverage our fixed network to provide a leading end-to-end experience. We’re also preparing for the forthcoming spectrum auction. The auction is expected in 2020/21, but timing may be affected by constraints arising from Covid-19.

We continue to invest in the 4G mobile network, deploying more spectrum and enabling more sites in rural areas and along railway lines. Our 4G network has maintained its leading position, with RootMetrics naming EE as the UK’s best network for the sixth year running. Our mobile network now covers 99.3% of the outdoor population of the UK.

This year we:

•  extended our 5G coverage, which is now available across 80 cities and large towns. We will continue to lead in 5G, investing significantly over the coming quarters to more than double our current 5G footprint by March 2021, assuming the right conditions are in place

•  launched the best set of 5G devices and will improve the range over time

•  improved mobile coverage on the railways, extended our coverage with 90 sites deployed and 23 upgrades, all primarily targeting London commuter rail routes.

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Fibre by default

We have accelerated our full fibre deployment, reaching a rate of 32,000 premises passed per week (equivalent to one home or business every 19 seconds). Given current progress, our plan is to accelerate FTTP build to 4.5m premises passed by March 2021 and 20m premises by mid- to late-2020s, subject to the successful resolution of a number of critical enablers. Within this commitment we aim to connect 250,000 homes and businesses in over 200 villages, market towns and hard-to-reach areas by March 2021.

We continue to extend the fibre network. During the year Openreach was awarded two of three lots to provide superfast speeds to Scotland. The vast majority of the build will be FTTP.

Other highlights in the year:

•  as part of the Openreach full fibre rollout, we have extended our fibre cities plan to 110 locations

•  we have passed 2.6m premises with FTTP

•  over 28m homes and businesses have access to the Openreach fibre network, comprising 87.8% of all UK premises. Openreach has 14.6m fibre broadband customers, comprising 69% of the UK broadband base

•  Openreach’s Gfast footprint now reaches more than 2.8m homes and businesses

•  our consumer ultrafast broadband proposition is now available to approximately 5.4m homes

•  in relation to ultrafast, we have a speed fast guarantee set at 100 Mbps.

Network integration

In addition to our market-leading mobile and broadband networks, we have the UK’s most extensive public wi-fi network. Customers can stay connected in even more places with our 5m hotspots.

We are bringing together these three networks into one converged, digital platform to give customers seamless connectivity wherever they go. As we integrate these we are building new capabilities and features. We are constantly looking at new innovations, which we will deploy over the next two to three years – like edge computing to cut network congestion and speed up application performance, and 5G service capabilities.

Commercial success increasingly depends on innovation, which is why we invest in research and development. We are constantly looking at new innovations to deploy. This year we invested £662m (2018/19: £643m) in innovation. Over the last decade we’ve been one of the largest investors in innovation in the UK, and globally in the telecoms sector. We have a portfolio of more than 5,000 patents and applications, with 103 patents for inventions filed in 2019/20.

The integration of the BT and EE networks continues. We’re building the network cloud core infrastructure to support both the fixed core and the future 5G mobile core. Doing so enables us to separate core network software from the hardware infrastructure it runs on, giving greater speed of introduction of new technology and more agility. We have recently selected the first set of vendor applications to run on this infrastructure to provide a cloud native 5G core network.

To meet our customers’ changing connectivity and communication needs, we’ve sharpened our technology focus to future technologies. For example:

•  fibre by default

•  5G by default

•  building an integrated digital IP network platform for the future

•  migrating and switching off legacy platforms, such as PSTN and 3G, which also saves network costs.

Working closely with the National Cyber Security Centre (NCSC), we have developed clear and robust network design, procurement and security policies for minimising vendor risk in our networks. The UK, via the Huawei Cyber Security Evaluation Centre overseen by the NCSC, evaluate Huawei products as part of the UK remediation for use of Huawei. It leads the world in its ability to understand, analyse and assure the quality and integrity of its hardware and software. We are committed to working with government to continuously improve network security and resilience.

We worked closely with the Government throughout its Telecoms Supply Chain Review. Its conclusions on high-risk vendors (HRVs) in January 2020 were an important clarification for the industry as a whole. The Review broadly supported the network architecture principles already in place at BT, with HRVs not permitted in the sensitive core network. The planned 35% limit on the use of HRVs in the full fibre and 5G access networks, within a three-year compliance window, will cost an estimated £500m over five years. We will continue to work closely with Government and the security services on the detail of these requirements and as new legislation is put before Parliament in due course.

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Strategic progress continued

Creating a simplified,

lean and agile business

We have continued to modernise our

organisation to deliver better experiences

for our colleagues and customers.

Lowering our costs. We committed to a gross cost reduction of £1.5bn between 2018 and 2021. Two years in, we have reached our total through a range of programmes.

Reducing organisational complexity. To increase efficiency we committed to reduce our organisation by 13,000 roles across that same time period. So far, we have removed 9,000 roles from the across the business.

Onshoring our contact centres. We committed to onshoring our contact centres so we are able to deliver a best-in-class experience for our customers. We finished onshoring these in January 2020, a year ahead of schedule. We’re now working to deliver localised call routing to provide a more personal, local service.

Rationalising our office estate. For our people, we announced the rationalisation of our office estate to around 30 strategic sites. During the year we secured the location of our new London headquarters and our new Bristol and Birmingham buildings. Key events over the next two years include the transition to our new London headquarters, the opening of our new buildings and further consolidation of our estate.

£1.6bn

In two years we have

achieved £1.6bn gross cost reduction.

January 2020

We finished onshoring call

centres in January 2020,

a year ahead of schedule.

9,000

9,000 roles removed

through our transformation

programme.

Building a more modern, productive operation

To build a successful business that’s fit for the future, our customers and colleagues must be at the heart of our transformation.

Our plan is to create a simplified, leaner and more agile business that delivers best-in-class experiences to our customers, and their friends and family, enabling us to be at the centre of their digital lives.

We are also focused on creating market-leading colleague engagement by making BT a brilliant place to work and attracting the best talent.

Finally, delivering industry top-quartile productivity is a critical outcome in our transformation. We want to be more efficient than our competitors, so we can deliver competitive prices and strong margins.

We have worked on four distinctive areas to ensure we continue to radically simplify our organisation.

16m

15

NPS has improved over 15 consecutive quarters.

BT Group plc Annual Report 2020	Strategic report

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Simplifying products, processes and systems

To continue our transformation we will focus on four core issues in our business.

Migrating customers from legacy to converged networks. We will move our 16m customers from legacy networks which are increasingly unreliable and expensive to maintain. They’ll switch to state-of-the-art technology, providing faster and more reliable connectivity.

Building simple zero-touch, fully automated processes. We will radically re-work our complex processes, making them more effective and efficient, with less manual intervention required. This will enable us to deliver services to our customers more quickly than today and increase our productivity.

Simplifying our portfolio and focusing on experiences and services. We need to radically reduce the number of services we sell. The complexity is confusing both to our customers and colleagues. In addition, our product proliferation is expensive to manage and makes it more difficult to respond quickly to market dynamics.

Creating modern IT components to enable digital experiences. As we reduce our solutions and process complexity, we will be able to massively simplify our IT estate, reducing our 58 system stacks and delivering a modularised solution fit for future growth. We’ll embrace the benefits of the cloud and share more components across our business.

Simplified, lean and agile

These plans will enable us to create a simplified, leaner and more agile business that delivers:

1. Best-in-class NPS – we want customers to love BT and recommend us to their friends and family.

2. Industry top-quartile productivity – we want to be more efficient than our competitors, so that we can deliver competitive prices and strong margins.

3. Market-leading colleague engagement – we want to make BT a brilliant place to work and attract the best talent.

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Our stakeholders

We must meet our stakeholders’

needs to be successful as we

build the UK’s national digital

infrastructure.

Our main stakeholders are:

Colleagues You can find out more on our culture and colleagues, the ways we are reshaping our organisation and the ways we work on page 30. You can find out more on the Colleague Board on page 32.	Customers You can find out more on how our customers fit into our business model on page 15 and on the propositions and services we provide them on page 19.

The Board is responsible for the group’s strategic direction, long-term objectives and development. It also oversees the group’s operations, performance and governance and ensures compliance with statutory and regulatory obligations. The Board has established certain committees to assist it in discharging its responsibilities and delegates day-to-day responsibilities to the chief executive.

We engage with our stakeholders internally and externally at all levels of the business, including through our frontline operations, our customer-facing and corporate units, senior leadership team, the Executive Committee and the Board and its committees.

We use a variety of mechanisms to engage with our stakeholders, including face-to-face meetings, conferences, reviews, forums and webcasts. The Board and its committees also receive updates on these mechanisms and initiatives for engagement. This is then used to inform decision making.

Board and committee activities can be found in the Corporate Governance Report:

The Board: page 71

Nominations Committee: page 76

Audit & Risk Committee: page 78

BT Compliance Committee: page 82

Digital Impact & Sustainability Committee: page 83

Remuneration Committee: page 84

Shareholders You can find out more on our substantial shareholders in the Directors’ information on page 116.	Communities You can find out more information on communities and our digital impact and sustainability strategy on page 36.

Suppliers You can find out more on our supply chain related risks on page 56.	HM Government You can find out more on the Government’s Statement of Strategic Priorities on page 12.

Regulators You can find more on regulatory updates on page 12.

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Our colleagues are central to delivering our vision, goals, strategy and transformation. We employ 105,300 full-time equivalent people in 58 countries, 82,700 of these are in the UK, and an additional 1,800 people through agencies.

Our colleagues want us to:

•	share their personal values
•	provide flexible and agile ways of working
•	provide career opportunities, development and training
•	reward performance with fair and competitive pay and benefits.

How do we engage and what is the outcome of our engagement?

Senior leaders across BT regularly meet their teams through roundtables, town hall debates, site visits, webcasts and blogs, using these opportunities to share relevant information and invite comments and questions.

We also listen to any concerns through more formal engagement with our European Consultative Council, the Communication Workers Union, Prospect and EE employee representatives in the UK.

Twice a year our colleagues share feedback about how it feels to work at BT through our Your Say engagement survey. With around 85% of colleagues taking part, this survey gives us a good understanding as to how our colleagues are feeling and helps us understand what more we can do to make BT a brilliant place to work.

The Board was kept updated on talent management and culture throughout the organisation and how this has shaped our initiatives and programmes, including those in relation to the wellbeing of our colleagues, and progress against these.

This year we established the Colleague Board, which aims to bring our colleagues closer to Board decision making. This is another mechanism to allow for the Board, as well as management, to understand the views of our colleagues. It sits alongside BT’s existing employee forums, people networks, unions and engagement methods. The Board is updated on feedback from the Colleague Board by Isabel Hudson, the designated non-executive director for workforce engagement.

We use feedback from our colleagues to focus on key areas and initiatives that will make the biggest impact. Colleague feedback is used to further shape and inform the things that we do for our colleagues, for example our Skills for Tomorrow programme, as well as launching collaboration tools such as Workplace and our Better Workplace Programme.

Workplace is a best-in-class, mobile-first, internal social networking channel and almost 70,000 colleagues have registered to use Workplace since it launched in July 2019. It is a secure and simple way for colleagues to connect, share knowledge and keep up to date with BT news and activities. Colleagues can access Workplace wherever they are and on the device of their choice.

Workplace helps us become the best connected company across all the markets we do business in, bringing together colleagues from all our brands and offices on one social platform. It also enhances two-way conversations across BT and allows our Executive Committee and senior leaders to connect more easily with colleagues across the business.

During the year we also engaged with our colleagues through a survey completed by our contact centre and corporate population which highlighted that collaboration across the business is often harder than it should be. Our Better Workplace Programme aims to bring our colleagues together in modern, future-fit buildings that ensure easy collaboration. We have involved our colleagues in the creation of the workspaces at our temporary sites secured in cities such as Manchester, and in the design and prioritisation of facilities in the new corporate and contact centre spaces. Our investments are linked where possible to the elements that our colleagues care most about.

   The engagement of colleagues across BT has been of paramount importance and focus throughout the Covid-19 pandemic. Our chief executive has connected directly with colleagues via a series of video recordings posted on Workplace, and the Executive Committee has hosted weekly Q&A calls for c.700 senior managers from across the business, ensuring all senior leaders have the most current information to share with their teams, and setting the tone on the importance of leadership visibility.

Early policy decisions on office closures, remote working, key worker status and support options for colleagues have provided the structure for the colleague information site hosted on BT Today (our internal intranet news site), with extensive Q&A available to all colleagues. In addition to providing clarity on policy, the engagement activity has concentrated strongly on supporting colleagues’ wellbeing. The launch of the Your Wellbeing portal has provided a valuable source of internal and external support, enabling colleagues to adjust to changes in their working lives , with support on key wellbeing topics such as family, health, life and money. Workplace has proved invaluable in helping teams stay connected and our Colleague Board members have also played an important role in keeping the views of colleagues strongly represented.

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Our stakeholders continued

We recognise that developing a strong understanding of customers’ needs and putting this at the heart of our business and strategy is critical. We have a large and diverse customer base which is integral to our future success. Our customers are consumers, businesses, multinational corporations, public sector organisations and communications providers.

Our customers want us to:

•	provide propositions and services that meet their needs
•	create value
•	deliver a consistent and reliable service.

Therefore, everything we do starts with the aim of delivering a differentiated customer experience to generate value and create loyalty.

How do we engage and what is the outcome of our engagement?

We engage with our customers at all stages of our proposition development process to understand their needs and to develop products and experiences that endeavour to meet these needs. We have an Insight Centre of Excellence that serves all parts of BT to ensure we build a strong capability that delivers a deep understanding of what customers need and want from BT.

We use a variety of methodologies and data sources to identify customer needs, expectations and behaviours in all categories and channels that we currently operate in, as well as future ones. We use these insight methods to inform all elements of our strategy including targeting & positioning, proposition & pricing, customer experience, and brand & communication development.

For our multinational customers, we run the Global Advisory Board on a regular basis where we talk to the CEOs and CIOs of our major customers to discuss and understand their needs and priorities and feed this into our activities.

Openreach continues to ensure that all of its customers obtain equal access to our network by ensuring that its industry consultation process operates compliantly, with strong governance controls.

The process offers communications providers the opportunity to engage confidentially with Openreach during an initial consultation stage and this opportunity has been taken up during the past year.

The respective customer-facing unit CEOs and their management teams ultimately provide operational oversight to ensure that we meet the very highest standards of customer experience. Regular business reviews with Executive Committee members led by the chief executive and chief financial officer include discussions as to how we are tracking with reference to our customer experience KPIs, and how we can continue to improve on this.

The chief executive and the Executive Committee regularly review and discuss complaints directly with our customers to enable us to better understand the process we follow in responding to complaints and the areas requiring improvement.

The Board is updated on customer experience KPIs, namely Net Promoter Score (NPS) and Keeping Our Promises, and the initiatives which continue to drive improvements on our customer experience proposition. The Board has detailed discussions on customer experience with each of the customer-facing unit and Openreach chief executives supported by Strategy & Transformation.

During the year the Digital Impact & Sustainability Committee also discussed the work ongoing in Consumer to support the needs of our customers who are living with challenges. The committee discussed our current proposition and service offering and will continue to monitor management’s focus on the development of propositions for these customers, to help us to support them more effectively.

Customers remain a central part of discussions and decisions by the Board and the Executive Committee in relation to group strategy, including the development of our strategic plans and investment propositions.

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We have two main shareholder groups: institutional investors and individuals, as well as debt investors. As a result of privatisation in 1984, most of our c.795,000 shareholders are individuals, although institutional investors hold the biggest volume of shares.

Our shareholders want us to deliver:

•	a return on their investment through payment of dividends or capital appreciation
•	performance against our outlook and long-term strategy.

How do we engage and what is the outcome of our engagement?

We regularly communicate with our shareholders through our website, the Annual Report and our quarterly financial results and trading statements. The AGM provides an opportunity for directors to engage with shareholders.

The company secretary oversees communications with individual shareholders, making sure we respond as appropriate to any matters regarding their shareholding. Our share registrar, Equiniti, also has a dedicated team to look after our shareholders’ needs.

We build engagement with institutional investors through an investor relations programme, which includes one-to-one conversations, roadshows, group meetings, conferences and industry events. The chairman, senior independent director and other directors also meet with investors where appropriate.

In 2019/20, the chief executive, chief financial officer, other executives, board members and the investor relations team held around 408 meetings with investors. Topics included strategy, financial and operational performance, capital investment, pension, remuneration, capital allocation policy and relations with government and our regulator.

As part of changes to our Directors’ Remuneration Policy, the Remuneration Committee chair engaged with a number of our investors taking into account their feedback as part of the final Directors’ Remuneration Policy put to shareholders for approval (see pages 90 to 97).

The Board received regular reports on movements in the share register, relative share price performance, investor relations activities and engagement with shareholders, analysts and brokers. These matters are discussed by the Board with management.

In September 2019, we delisted from the New York Stock Exchange (NYSE) and terminated our American depository receipts programme in order to reduce reporting costs and complexity, whilst maintaining the highest standards of corporate governance and transparent financial reporting.

Our communications propositions, services, networks and our colleagues are vital to the communities we operate in. Our place at the heart of so many communities also makes it important we do business ethically and transparently.

Our communities want us to:

•	provide the best service and products for a fair price and to be a trusted and reliable company
•	help make society and individuals more connected and able to take advantage of an increasingly digital world by helping to improve everyone’s digital skills and confidence
•	protect the environment through tackling climate change and other environmental challenges.

How do we engage and what is the outcome of our engagement?

Our teams are a key part of communities across the UK and beyond and we capture views from all key stakeholder groups as part of our annual materiality analysis. This helps us to understand which sustainability-related topics are of most importance and this is then reflected in our digital impact and sustainability strategy. The Digital Impact & Sustainability Committee oversees our strategy in this area. The committee reviews our performance against our sustainability and responsible business KPIs to monitor our investment in the community.

As technological advancements continue, it is our responsibility to go Beyond Limits to help our communities, people and businesses thrive. We launched one of the key parts of the digital impact and sustainability strategy this year under the Skills for Tomorrow programme, which is designed to empower 10m people in the UK by giving them help to improve their digital skills.

On top of what we invest through our day-to-day business, we have a long-standing commitment to give 1% of profit before taxes to good causes – as a mixture of cash and in-kind investments. This year, we invested £29m or 0.9% of adjusted profit before tax – below our 1% target. This was mainly due to in-kind contributions like volunteering falling as we reorganised our efforts to focus on our Skills for Tomorrow programme but we’re still committed to the target, having invested £164m at an average of 0.98% over the last five years.

Throughout the Covid-19 pandemic we have been partnering with the UK National Emergencies Trust that’s been set up to support communities in times of greatest need. We’ll help to fund the Trust’s operations and offer support through the partnership, via our Skills for Tomorrow programme, to help people harness technology to remain safe, healthy, connected and resilient.

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Our stakeholders continued

Our suppliers provide products and services that help us execute our strategy. We source from across the world and have suppliers in nearly 100 countries.

Our suppliers want us to:

•	pay them in line with our agreed terms
•	act ethically and transparently
•	work collaboratively with them and build stronger relationships.

How do we engage and what is the outcome of our engagement?

We use our online portal, Selling2bt, to guide prospective suppliers on our requirements and expectations.

As part of complying with the EU General Data Protection Regulations, we carried out a review and a phased uplift of relevant supplier contracts.

We want to know who we’re doing business with and who is acting on our behalf, so we:

•	choose suppliers using principles that make sure we act ethically and responsibly

•

undertake due diligence on them before and after we sign a contract, including checks in relation to financial health, anti-corruption and bribery and compliance checks against our minimum standards, for example, quality management, security and data privacy requirements

•	check that goods and services we buy are made, delivered and disposed of in a socially and environmentally responsible way

•	measure factors such as suppliers’ energy use, environmental impact and labour standards as well as working with them to improve these.

We have created a Digital Garage with our Procurement function to assess and implement the latest technologies, which includes us working with a number of early stage start-ups. This will enhance, digitise and optimise our ways of working, and help our sourcing teams become more agile and customer-focused.

This year the Audit & Risk Committee received an update on our Supply Chain Risk Management strategy and also reviewed the supplier KPIs that we use to measure our own effectiveness. The Audit & Risk Committee also keeps under review the business we undertake with high risk suppliers.

On behalf of the Board, the Digital Impact & Sustainability Committee considers our annual Modern Slavery Statement and recommends its approval by British Telecommunications plc.

We also engage with our suppliers on a number of proactive initiatives such as carbon emissions reduction and plastic packaging initiatives, and progress on these are discussed with the Digital Impact & Sustainability Committee.

We remain supportive of the Government’s Prompt Payment Code programme in the UK and BT plc has improved the suppliers paid in 60 days monthly run rate from around 60% to over 90% during 2019/20. British Telecommunications plc paid 94.5% of supplier invoices in line with the terms we had agreed with them and aim to comply with local regulations globally.

Supply chain risk from Covid-19 now encompasses the global supply chain and impacts both products and services. Our critical suppliers have been able to deliver products and services to the extent that our broad infrastructure has not been drastically affected so far.

We have c.300 critical suppliers that are key to BT. Our buyers are regularly in touch with these critical suppliers seeking regular updates on their situation and any potential supply impacts.

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We work with over 1,800 UK public sector customers and support critical services in the UK. Our networks enable vital public services – such as welfare, tax, health, social care, police and defence to function – while protecting citizens’ personal data.

It is important to the Government that BT continues to:

•	invest in the UK’s infrastructure
•	support national security.

How do we engage and what is the outcome of our engagement?

Our policy and public affairs team manages our relationships with Government and other politicians on all public policy issues.

Our Enterprise team delivers and maintains public sector contracts and services – for example, for the Emergency Services Network.

We operate the critical national infrastructure and support national security; our priority is fulfilling our responsibilities and obligations to the country and our customers.

The Board is updated on key discussions as necessary by the chief executive and relevant Executive Committee members.

Under the Communications Act 2003, the Government can ask us (and others) to run or restore services during disasters.

The Civil Contingencies Act 2004 also states that the Government can impose obligations on us (and others) in emergencies or in connection with civil contingency planning.

We respond to initiatives and consultations, and build support for policies that will help us deliver benefits to the UK as well as to our shareholders. Government work covers a wide territory, from investment in infrastructure, national security, regulation of online harms, and trade and economic policy.

In the difficult circumstances created by Covid-19, we have offered direct support to many government and NHS customers. Our assistance with the wider government response has included regular reporting on network resilience, public messaging via SMS, tailored support for vulnerable customers and NHS staff, and sharing of aggregated and anonymised mobile location data to help the Government to assess the effectiveness of restrictions.

Communications and TV services are regulated to ensure consistent rules and standards within each jurisdiction to protect consumers and promote competition.

Our main regulatory relationship is with Ofcom in the UK. Ofcom primarily operates under the Communications Act 2003, which gives it powers and duties, and maps the EU regulatory framework for electronic communications to the UK.

Ofcom has general competition powers for the sector and enforces consumer law, alongside other economic regulators and the Competition and Markets Authority (CMA).

In line with its duties, Ofcom’s key concerns are:

•	furthering the interests of citizens and consumers, where appropriate by promoting competition
•	encouraging investment and innovation
•	supporting investment in critical digital infrastructure in the UK.

How do we engage and what is the outcome of our engagement?

We have an open dialogue with Ofcom with engagement by our chairman, chief executive and senior leaders. This focuses on how the regulatory regime can help Ofcom’s ambition for world-class digital infrastructure in the UK, and enable efficient infrastructure investment, while keeping the market fair and competitive.

Following Ofcom’s 2017 Digital Communications Review, we implemented a set of Commitments and a supporting Governance Protocol. These provide Openreach with greater strategic and operational independence, whilst enabling BT to exercise appropriate parent company control.

The BT Compliance Committee monitors how BT complies with the Commitments and the chair of the committee, with the support of the Commitments Assurance Office, engages regularly with Ofcom, communications providers and other key stakeholders.

Under the Commitments we’ve developed and published new Guidance Notes covering regulatory, policy, legal and commercial processes. These encourage and support more efficient and transparent governance across BT and Openreach. Work is ongoing to ensure our information management and internal processes between BT and Openreach is more transparent.

Ofcom has reported that it is broadly satisfied with our progress thus far, and we continue to engage with Ofcom and communications providers to maintain and enhance confidence in our compliance with both the letter and spirit of the Commitments.

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Culture and colleagues

Our colleague strategy is summed up by our ambition to make BT a brilliant place to work. Delivering a differentiated customer experience relies on getting our employee experience right. That means making sure everyone at BT feels engaged and inspired to be at their best.

29%

of our Executive Committee

and their direct reports

are women.

Building future capabilities and careers

Our business is constantly shaped by fast technological change. So we need to continuously renew our skills, capabilities and behaviours.

The way people look at current and prospective employers is also changing. They expect different career experiences – such as flexible working, career breaks, multiple careers and for their employer to share their values.

We’re changing our career planning and capability development practices in line with these trends. For example, we now outline various career options and help our colleagues re-map their careers to remain relevant. We’re embracing more flexible ways of working to attract people from every segment of society. And we have clearly articulated our purpose so people know what we stand for.

Our development toolkit provides a range of learning, planning and networking opportunities – tailored so people can learn how, when and where they choose.

Our learning offering focuses not only on technical skills, but also on broader key behavioural competencies – such as resilience and adaptability.

We developed a new tool that provides greater transparency of roles, outlining the full range of career opportunities at BT.

We’ve created networks like TechWomen and the Aspire programme, and specialist communities for subjects like engineering. Workplace helps to share learnings and build skills. All these opportunities allow our colleagues to maximise the power of communities and crowdsource knowledge.

We help our colleagues develop life skills outside the workplace too – like digital and financial skills. We also encourage our colleagues to take their skills back into society through volunteering, such as our Skills for Tomorrow programme. This year, that amounted to c.3,500 days of volunteering, and we’re aiming to grow that in the year ahead as more of our colleagues support the programme.

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31

c.13,400

In 2019/20, c.13,400 people left the company. Around 10,000 left through natural attrition and 3,400 left through paid leaver programmes as part of our drive to create a simple, lean and agile business.

4.8%

Our overall median gender pay gap is 4.8%. Our mean gender pay gap is 4.7%. Both are well below national and industry averages, but we won’t stop until they are as close to zero as possible.

employees in India. This change, as well as a slightly upward trend overall, has seen an increase in the rate for the group to 3%.

We have enhanced our colleagues’ wellbeing support services with an innovative web portal that holds wellbeing resources, activities, support and information all in one place. Covering topics like family, money and health, anyone in BT can access it – anywhere and anytime. We have now reached more than 1,880 people through our line manager mental health awareness training.

This year, BT-funded rehabilitation services got over 96% of people needing treatment, back to work on full duties.

This year we have investigated employee wellbeing via an in-depth survey of thousands of employees plus follow-up focus groups of hundreds more. The results are informing updates to our health and wellbeing strategy.

As a Disability Confident Leader[a] we have a positive approach to attracting, recruiting and developing our disabled talent. That includes our range of support services and processes to help our managers make necessary adjustments for new and existing disabled colleagues who work here. We have an active Colleague Network for our disabled and neurodiverse colleagues who maintain active links with our team of Diversity and Inclusion specialists. We are also signatories of the Valuable 500 initiative.

Pay and benefits

We regularly review our pay and benefits to make sure they are competitive, sustainable and fair. Most of our UK-based engineering and support colleagues’ pay is negotiated through collective bargaining with our recognised trade unions.

As part of an initiative to encourage everyone to be a long-term shareholder in BT and align our colleagues’ interests with the long-term success of the company, they will each receive an annual award of shares through the yourshare plan. We also give our colleagues the opportunity to participate in all employee share plans such as save as you earn (saveshare) and share incentive plan (directshare).

Our executives may also get long-term share awards. These are determined by group performance against the long-term strategy of the company as well as personal performance.

Incentives for Openreach colleagues are based on a combination of personal contribution and Openreach performance.

a For more information on what makes a

  Disability Confident Leader see gov.uk/

  government/publications/disability-confident-

  guidance-for-levels-1-2-and-3/level-3-

  disability-confident-leader

We offer our colleagues other benefits including retirement savings plans and other country-specific benefits.

Health and wellbeing

Leading business performance is underpinned by the highest levels of employee wellbeing. We focus on updating and improving the range of physical, mental and emotional support we provide to our colleagues.

We continue to work towards zero avoidable harm in relation to safety incidents. There were 4% fewer safety incidents than last year, helping to achieve an incident rate of 0.22 per 200,000 working hours for lost time injuries, the lowest year-end rate yet reported. And we’re rolling out a new fall-arrest harness system for our colleagues working at height to further reduce risk from this activity.

From April 2019, our core reporting system also captures all sickness absence for

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Introducing the Colleague Board

We want the Colleague Board to bring the whole of BT and our colleagues closer together. Steve Tucker Retail area manager and member of our Colleague Board

During the year, we established a Colleague Board to give our people a louder voice at the table from across the business.

The Colleague Board was inspired, in part, by the UK Corporate Governance Code 2018 requirement for the Board to engage with our colleagues. The Board spent time discussing the various options with management, the approach taken by other companies and how this would work for us given our business and global reach. The Board was keen that the arrangement would lead to meaningful input and change for our colleagues across the organisation. Accordingly, a Colleague Board, with members drawn from across the business, including a designated non-executive director, felt like the right mechanism. In October 2019, Isabel Hudson was appointed as the designated non-executive director for workforce engagement and a member of the Colleague Board. Isabel acts as the formal connection to the Board and reports back to the Board on key discussions with its members. The agenda and minutes of Colleague Board meetings are also shared with the Board.

All directors continue to engage with colleagues as part of BT site and office visits, as well as through other Board and committee updates.

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Membership and key responsibilities

During the year, all colleagues had the opportunity to apply to join the Colleague Board. The process included asking at least ten colleagues to endorse their application. Almost 1,000 applications were received and a shortlist of candidates were interviewed and asked to produce video answers to a couple of questions. Openreach’s shortlist was provided by the Openreach team. The Colleague Board nominations committee (Isabel Hudson, Philip Jansen, Sabine Chalmers, group general counsel, and Alison Wilcox, group HR director) decided on the final ten members, with representatives from across the customer-facing and corporate units, plus two proposed invitees from Openreach.

The Colleague Board is chaired by the chief executive. Alison Wilcox and Sabine Chalmers attend all meetings. The company secretary is secretary to the Colleague Board and attends all meetings. The chairman has also been invited to attend meetings. The HR, communication and company secretarial teams support Isabel Hudson (the designated non-executive director for workforce engagement) and the Colleague Board.

Management seeks the views of the Colleague Board on significant programmes and initiatives across the business, how these align with our values and culture and on communications with our colleagues.

It also discusses colleague communications and engagement mechanisms which we already have in place, for example the Your Say survey, and it connects with other networks and forums across the group to understand trends and priorities. Workplace is one of the key internal channels used by the members to communicate with all of our colleagues.

We look forward to using the Colleague Board throughout 2020/21 to shape the business positively and strengthen the relationship between the Board and our colleagues.

Activities in 2019/20

Ahead of our first meeting in January 2020, we provided the Colleague Board with training and support on its role. This included guidance to help the members communicate with the rest of our colleagues across the organisation. The Colleague Board will meet at least four times a year. Meeting agendas will include topics from the business, as well as those suggested by members themselves.

The first meeting covered:

•  the chief executive’s thoughts on his first year at BT and key initiatives that have taken place

•  the ongoing work in relation to BT’s long-term ambition

•  feedback on BT’s current purpose and values to help management review whether we should keep or change these

•  current communication methods across the business and how we manage messaging, including from the Colleague Board to the rest of the organisation

•  potential topics for future meetings.

Input and feedback from the Colleague Board included:

•  views on our purpose and values, with comments shared and discussed by the Executive Committee

•  recognition that there are a number of business initiatives taking place throughout the year and agreement that a series of additional workshops for the members would be held to discuss matters in order to enable the Colleague Board to shape these and input into proposed communications.

Communication with the rest of our colleagues:

The Colleague Board discussed and agreed how best to communicate with our colleagues to:

•  ensure all our colleagues know the key things that were discussed at meetings

•  ensure colleagues understand and see the value and the role of the Colleague Board

•  provide an opportunity for our colleagues to feed into future agenda items

•  share members’ insights where they have been involved in developing a new business initiative.

The establishment of the Colleague Board reflects how serious BT is about engaging with colleagues across the business and I have been impressed by the enthusiasm and engagement of the members and the quality of discussions.

Isabel Hudson

Designated non-executive director for workforce engagement

Our colleagues play a big part in who we are and what we do, so I want to know what matters to them and how they feel about the things we do.

Philip Jansen

Chief executive and chair of the Colleague Board

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Section 172 statement

In accordance with section 172 of the Companies Act 2006 each of our directors acts in the way that he or she considers, in good faith, would most likely promote the success of the company for the benefit of its members as a whole.

Our directors have regard, amongst other matters, to the:

•  likely consequences of any decisions in the long-term

•  interests of our colleagues

•  need to foster the company’s business relationships with suppliers, customers and other key stakeholders

•  impact of the company’s operations on communities and the environment

•  desirability of the company maintaining a reputation for high standards of business conduct

•  need to act fairly as between members of the company.

The directors take into account the views and interests of a wider set of stakeholders and you can find out more about how BT engages with its stakeholders on pages 24 to 29. During the year the Board and its committees received papers, presentations and reports, participated in discussions and considered the impact of the company’s activities on its key stakeholders (wherever relevant). We acknowledge that every decision we make will not necessarily result in a positive outcome for all of our stakeholders and the Board frequently has to make difficult decisions based on competing priorities. By considering the company’s purpose and values together with its strategic priorities and having a process in place for decision making, we do, however, aim to balance those different perspectives.

How does the Board engage with stakeholders?

The Board will sometimes engage directly with stakeholders on certain issues, but the size and distribution of our stakeholders, and of BT, means that stakeholder engagement often takes place at an operational level. The Board considers information from across the organisation to help it understand the impact of BT’s operations, and the interests and views of our key stakeholders. It also reviews strategy, financial and operational performance, as well as information covering areas such as key risks, and legal and regulatory compliance.

As a result of these activities, the Board has an overview of engagement with stakeholders, and other relevant factors, which enable the directors to comply with their legal duty under section 172 of the Companies Act 2006. For details on how the Board operates and the way in which the Board and its committees reach decisions, including the matters we discussed during the year, see pages 70 to 83.

Key strategic decisions

Decisions taken by the Board and its committees consider the interests of our key stakeholders, the impacts of these decisions and the need to foster the company’s business relationship with customers, suppliers and other stakeholders. Papers submitted to the Board consider the impact on key stakeholders.

Directors have had regard to the matters set out in section 172(1) (a)-(f) of the Companies Act 2006 when discharging their section 172 duties. The following are some of the decisions taken by either the Board or its committees during the year and the considerations given to stakeholder interests and impacts:

Delisting from the New York Stock Exchange (NYSE) and termination of BT’s American depositary receipts (ADR) programme and deregistration from the US Securities and Exchange Commission (SEC)

As part of the Board’s decision to delist from the NYSE, terminate our ADR programme and subsequently deregister from the SEC, as announced on 14 August 2019, it took into consideration a number of stakeholders, including: our investors based in North America and the type of shares (ordinary shares or American depositary shares) they predominantly held; our colleagues who were participants in our US all-employee share schemes and therefore holders of ADRs; and the holders of US bonds given these were registered with the SEC. The Board also took into consideration the current reporting costs and complexities of a listing on the NYSE and registration with the SEC.

Sale of BT’s domestic operations in Spain

During the year, the Board considered and approved the proposal to sell BT España, which was announced on 16 December 2019. Consideration was given to the different stakeholders including the impact on our colleagues and customers (both multi-nationals and local) and how divestment would enable us to continue to deliver on our ongoing transformation strategy of Global and our future business operations in Spain.

Directors’ Remuneration Policy

As part of developing the new Directors’ Remuneration Policy (the Policy), the group HR director and reward team liaised with various stakeholders including the Executive Committee and all non-executive directors to understand their views of the current remuneration arrangements at BT and the alignment of remuneration to our strategy and priorities over the medium term. These views were shared with the Remuneration Committee alongside information on the wider workforce remuneration structure, external market practice, corporate governance regulations and institutional guidelines. Consideration was given to ensuring we continue to have in place a remuneration structure that benefits all of the company’s stakeholders, whilst ensuring executive reward aligns with shareholders’ long-term interests. During the year, the Remuneration Committee conducted a comprehensive review of the current Policy following which the Remuneration Committee chair consulted extensively with our largest shareholders and their representative bodies on the proposed changes to the Policy. This helped shape the committee’s thinking and the development of the new Policy. The committee recommended the Policy to the Board for approval, which will be subject to a binding shareholder vote at the 2020 AGM.

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35

Non-financial information statement

Our integrated approach to reporting means that the requirements of the Non-Financial Reporting Directive required pursuant to the Companies Act 2006, including a description of policies, due diligence processes and outcomes, where applicable, are addressed throughout the Strategic report:

Non-financial information	Section	Pages

Business model	Our business model	14

Policies	Our stakeholders	24

	Digital impact and sustainability	36

Principal risks	Principal risks and uncertainties	52

Key performance indicators including performance against our strategic non-financial performance measures	Our key performance indicators	40

Environmental matters	Digital impact and sustainability	36

Colleagues	Our stakeholders	24

Human rights	Digital impact and sustainability	36

Social matters	Digital impact and sustainability	36

Anti-bribery and anti-corruption

We follow local and international law, including anti-corruption and bribery laws. The UK Bribery Act and US Foreign Corrupt Practices Act (FCPA) have extraterritorial reach, so cover our global operations. We also have to make sure we follow trade sanctions and import and export controls.

For more information on our codes of practice and employee policies, see bt.com/ourpolicies that support our key outcomes for all of our stakeholders.

Our 3 strategic focus areas

1. Building better digital lives

Our ambitions

Our progress

- Launched our Skills for Tomorrow programme, including an online portal containing free resources.
- 2.8m people reached in total since 2014/15.
- 20 Online Centres sponsored so far with the Good Things Foundation.
- 3,300 Work Ready graduates since 2014.

Supporting the UK's ambitions

Giving everyone access to the digital skills they need is a key strand of the UK Government's Digital Strategy.

Contributing to the UN Sustainable Development Goals

Target 4.3 + 4.4 | Target 5b | Target 9.1 + 9c

2. Championing human and digital rights

Our ambitions

Keeping people secure online, protecting privacy and freedom of expression, and supporting efforts to tackle modern slavery.

Our progress

- Signatory to UN Global Compact.
- Approach steered by the UN Guiding Principles on Business and Human Rights.
- Founding partner of the UK Modern Slavery Helpline and Tech Against Trafficking.
- Joined World Business Council for Sustainable Development CEO call to action on human rights.

Supporting the UK's ambitions

The UK Government is committed to tackling the crime of modern slavery that affects an estimated 40m people globally.

Contributing to the UN Sustainable Development Goals

Target 8.7 | Target 10.2 | Target 16.10

3. Tackling climate change and environmental challenges

Our ambitions

A sector-leading approach to climate action, with a target to become a net zero carbon business by 2045.

Our progress

- 42% reduction in carbon intensity since 2016/17.
- 92% of the electricity we consume around the world is now renewably sourced – and we're at 100% for our directly purchased electricity in the UK.
- We've now helped our customers save three times as much carbon as our own end-to-end carbon emissions – one year ahead of target.
- 12 suppliers signed up to climate clause.
- New plastics policy and commitment.

Supporting the UK's ambitions

The UK Government's target is to achieve net zero emissions by 2050.

Contributing to the UN Sustainable Development Goals

Target 12.5 + 12.7 | Target 13a

Our ambitions on digital skills and reducing our carbon emissions intensity are of such importance that we have revised our KPIs (effective from 2020/21) to include both. This is linked to 10% of the 2020/21 annual bonus. You can find more on our directors' remuneration on page 84 and changes to our KPIs for 2020/21 on page 40.

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Digital impact and sustainability We think everyone should be able to thrive in today and tomorrow’s digital world.

In the UK we’re focusing our efforts on a major issue that affects the economy and real lives – the fact that millions of people lack the digital skills they need. We aim to make a positive and measurable difference through our Skills for Tomorrow programme, which we launched this year.

We also continue to take a sector-leading position in tackling climate change and environmental challenges. We’ll be a net zero carbon business by 2045, and we continue to champion human and digital rights.

These priorities are at the heart of our digital impact and sustainability strategy:

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1. Building better digital lives

We want to empower people to make the most of life to support their daily lives, their families, their careers and their businesses.

In October 2019, we launched Skills for Tomorrow. It’s a major new programme aiming to give 10m people the skills and confidence they need to flourish in the digital world. We’re partnering with some of the UK’s leading digital skills organisations to offer free help, and ensuring that even during uncertain times we are able to benefit those who need it most. We have resources for school children, parents, teachers, job-seeking 18-24 year olds, people working in small businesses, and older and more vulnerable people.

The Skills for Tomorrow online portal is the gateway to free courses and other materials. It covers everything from getting started and staying safe online to digital skills for the workplace.

Barefoot, our partnership with Computing at School, gives teachers the resources and skills to bring computing lessons alive. The Barefoot website has now been accessed by teachers from across the majority of UK primary schools. It helps 5-11 year-olds develop computational thinking skills as part of the computing curriculum. Barefoot has reached more

2.8m

Barefoot has reached more than 2.8m children since 2014. And we’re aiming to increase that to 5m by 2025.

than 85,600 teachers, with support from our volunteers who help to train them. Through these teachers, Barefoot has reached more than 2.8m children since 2014. And we’re aiming to increase that to 5m by 2025.

Our Work Ready programme prepares young people for the world of work – giving them practical skills to make them more employable. The programme also provides hands-on tech skills and work experience to young people not currently in education, employment or training. There have been over 3,300 Work Ready graduates since 2014. From 2020, the programme is being embedded to support grassroots development of young people and community clubs as part of BT’s partnership with the four home nations of the FA (Football Association).

We’re also helping older, more vulnerable, and digitally-excluded people to gain new skills and confidence. Our partnership with Good Things Foundation sponsors 20 Online Centres who offer face-to-face and online training.

We aim to help 1m people working in small businesses by 2025 – developing digital routes to market while keeping their businesses safe. This year we ran five regional workshops in partnership with Google Digital Garage and partnered with LinkedIn Learning and Small Business Britain to support small businesses across the UK.

Partnership is central to our approach – we believe we can make more meaningful change if we work together. We’re a founding member of FutureDotNow, a new coalition of leading companies and non-governmental organisations aiming to empower everyone to thrive in a digital UK.

1m

We aim to help 1m people working in small businesses by 2025 – developing digital routes to market while keeping their businesses safe.

In India, we partner with the British Asian Trust to help boost youth skills – focusing on empowering over 100,000 adolescent girls through digital learning. We are also working with the NGO Katha to train 200 young people as digital entrepreneurs, who’ll reach an estimated 300,000 young learners at local schools.

 For more information on Skills

    for Tomorrow see bt.com/

    skillsfortomorrow

Supporting people through the Covid-19 crisis

With large numbers of people practising social distancing, self-isolation or being confined to their homes during the Covid-19 pandemic, it’s more important than ever to ensure that those with low or no digital skills can keep in touch with family and friends, and access vital health services.

Our Skills for Tomorrow programme offers a wide range of free resources and information to help people build their digital skills and work online effectively wherever they are. Although face-to-face training has been cancelled during the UK Government-mandated lockdown, the programme’s ‘digital first’ approach means participants can still access extensive resources through the Skills for Tomorrow portal.

The portal includes key topics such as how to navigate the NHS website, how to access GP online services, how to make video calls, and how to shop or bank online. There are also engaging activities to help children develop their computational thinking skills and families learn how to stay safe online. We’ve reached out through social media channels to offer regular tips and guidance on the digital skills people need to manage their lives and work online.

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Digital impact and sustainability continued

2. Championing human and digital rights

We respect everyone’s rights and freedoms – both on and offline.

Our business helps people realise their potential, and enjoy their rights and freedoms. We give them better connectivity while keeping their information secure online.

But our global communications technology could also have negative impacts – especially on customers’ rights to privacy and free expression online. We must work to support and respect the rights of anyone affected by our business.

We comply with applicable modern slavery acts and follow international standards on human rights. They include the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work, and the UN Guiding Principles on Business and Human Rights.

 Each year, we report on our work to combat modern slavery at bt.com/ modernslavery. We set out our overall approach in our human rights policy at bt.com/humanrights

We continue to champion human and digital rights through strategic partnerships and collaborations. This includes the Global Network Initiative (GNI), a global multi-stakeholder organisation dedicated to responding to evolving privacy and freedom of expression challenges. We’re committed to implementing the GNI Principles.

impacts throughout our business. Within our supply chain, we have mandatory contractual standards on working conditions. We assess the risks of our suppliers not meeting these conditions, and follow up where improvements are needed.

We have embedded checks in our sales process, used to find and address potential risks that our products or services might be misused by customers in ways that could affect someone’s rights.

3. Tackling climate change and environmental challenges

We’ve been a climate action leader for more than 25 years. Now we’re stepping up even further.

We’re committed to implementing the recommendations of the Task Force on Climate Related Financial Disclosures (TCFD), fully embedding them over the coming year. They’re an important step towards enabling a net zero carbon economy.

Climate scenario analysis

Climate-related risks and opportunities extend beyond normal business strategic planning cycles. And they have both near- and long-term potential impact.

In line with the TCFD recommendations, we’ve carried out scenario analysis on the impacts of 2°C and 4°C rises in global temperatures above preindustrial levels by 2100. This helps us understand the potential impact of climate on our business. We looked at impacts out to 2030. First, assuming no changes to our activities. Then, accounting for the transition and mitigation plans we have in place.

The 2°C scenario – We looked at the disruptive policies and regulatory changes of moving from today’s business-as-usual to a low carbon economy. The main risks for BT of a 2°C scenario include the effect of accelerated and widespread carbon pricing; diesel and petrol vehicle bans; and higher costs for renewable energy if demand outstrips supply.

The 4°C scenario – We considered physical risks, like more regular extreme weather, and big temperature and rainfall changes. In the UK, more storms and floods could lead to more service disruption, damage to our assets (like exchanges) and provide access problems for our engineers. These could all increase our operational costs.

Globally, extreme weather could affect our customers and cause service disruption. It could also make it harder for us to source raw materials from key suppliers who operate in nearly 100 countries.

Under both scenarios we face financial risks by 2030. The most likely impact will be somewhere between the two. But there are also opportunities in a low carbon economy – particularly in how our products, services and infrastructure can help.

30,000

We have one of the largest vehicle fleets in the UK (over 30,000 vehicles). We’re committed to transitioning as much of our fleet as we can to run on electric and alternative fuels by 2030.

Our other key partnerships and memberships include Tech Against Trafficking (we’re co-founders of a coalition of organisations, exploring ways to use technology to combat modern slavery), the Marie Collins Foundation (supporting the training of professionals responding to children who have been harmed or abused online) and the Centre for Sport and Human Rights (helping the business of sport fully support human rights). We also support Unseen, the UK Charity which runs the UK Modern Slavery Helpline.

We have processes and procedures in place to identify and address our potential and actual human rights

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We respond to physical climate change impacts identified. So, in the UK we plan on updating our Flood Defence strategy in light of higher overall flood risks. And we’ll keep monitoring the effect of other extreme weather events, like increases in lightning.

 You can find more information on climate-related risks on page 63.

Responding to climate-related risks and opportunities

We’re already acting on the climate-related risks and opportunities we’ve found.

We hit our first science-based target four years early in 2016 (cutting carbon emissions intensity by 80% by 2020). We’re speeding up our activity and now aim to cut the carbon intensity of our operations by a further 87% by 2030. This is in line with the latest science to limit global warming to 1.5°C above pre-industrial levels. And by 2045, we aim to be a net zero carbon emissions business.

Reducing our carbon emissions intensity will be one of our KPIs from 2020/21 and is included in our 2020/21 annual bonus.

 You can find more on our directors’ remuneration on page 84 and changes to our KPIs for 2020/21 on page 40.

We’re already mitigating transition risks: we’re committed to purchasing 100% renewable electricity; decarbonising our buildings; moving to a low carbon vehicle fleet; and helping suppliers and customers reduce their own carbon use.

Switching to renewable electricity: 92% of the electricity we consume around the world is now renewably sourced – and we’re at 100% for our directly purchased electricity in the UK.

Decarbonise our buildings: This year we invested £45.3m in energy management projects in the UK, which cut operating costs and contributed to a global energy reduction of 65GWh. These investments have saved us £343m since 2009/10.

Transition to a low carbon fleet: We have one of the largest vehicle fleets in the UK (over 30,000 vehicles), which makes up two thirds of our operational emissions (Scopes 1 and 2). We’re committed to transitioning as much of our fleet as we can to run on electric and alternative fuels by 2030.

Helping suppliers to cut carbon: Over two-thirds of our end-to-end carbon emissions come from our supply chain. Our goal is to cut supply chain (scope 3) emissions by 29% by 2030 (compared to 2016/17 levels). This year we reached 8.0%.

Helping customers cut carbon:

Information Communication Technology could reduce UK carbon emissions by around 24% in 2030. Our products and services help customers cut energy, fuel and emissions by avoiding travel and being more efficient. This year, we helped them avoid c.13m tonnes of carbon. These products generated £5.5bn in revenue.

Overall we cut total emissions from our global operations (scopes 1 and 2) by 18.6% over the last year to 243 Ktonnes of CO2e. Since 2016/17, we’ve reduced our carbon intensity by 42% to 18 tonnes of CO2e per £m value added[a]. Combined together, this means we’ve now achieved our 3:1 carbon abatement goal one year early, by helping customers to save three times as much carbon as our own end-to-end carbon emissions.

 For more information, see the Digital Impact and Sustainability Report at bt.com/sustainabilityreport

Wider environment aspects

In the UK, we recycle or recover almost all our waste. This year, we produced over 38 Ktonnes of UK waste, 30% more than last year – however 99.5% of this was recovered or recycled. We’ve introduced a clause in new BT customer contracts to incentivise the return of products and thereby reduce electronic waste. Customers are informed they’ll incur a fee for non-return of home hubs and TV set-top boxes at the end of their contract. By refurbishing or recycling used equipment, we’ll reduce the amount going to landfill sites.

We’re reducing single-use plastics in our operations, under a new policy launched this year. And we’ve set a 2025 target to reuse, recycle or compost 100% of the plastic packaging we send to customers.

 For more information on our environmental policy, see bt.com/ environmentalpolicy

[a] BT adopted IFRS 16 on 1 April 2019. Prior to adoption, EBITDA used to calculate value added was on an IAS 17 basis.

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Our key performance indicators

Our customer experience performance improved for the year, but we want to go further. Our financial results were overall in line with the guidance we set in July 2019[a].

We used five key performance indicators (KPIs) to measure progress against our strategy this year – two operational and three financial. Our operational KPIs were: improvement in customer service, measured using Group Net Promoter Score (NPS) and Keeping Our Promises. Our financial KPIs were: change in adjusted[b] revenue; adjusted[b] earnings per share; and normalised free cash flow[c].

Alternative performance measures

Reconciliations of these financial measures to the closest IFRS measure are set out in the Additional information section on pages 204 to 206.

[a]  Outlook originally provided in May 2019 was updated in July 2019 for the effect of IFRS 16. The range of group adjusted[b] EBITDA was updated from £7.2bn-£7.3bn to £7.9bn-£8.0bn.

[b]  Adjusted measures exclude specific items, as explained in the Additional information on page 204.

[c] Free cash flow after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items as explained in the Additional information on page 206.

Net Promoter Score (NPS)

At 31 March

This tracks changes in our customers’ perception of BT since we launched the measure in April 2016. It’s a combined measure of ‘promoters’ minus ‘detractors’ across our business units. Group NPS measures Net Promoter Score in our retail business and Net Satisfaction in our wholesale business.

Group NPS was up 5.5pp (2018/19: up 6.5pp).

Despite these improvements, our strategic priority is to truly differentiate ourselves on customer experience, and we will keep looking for ways to do that.

 You can read more about our approach to customer experience on page 18.

Keeping Our Promises

At 31 March

This customer service measure is focused on us meeting the commitments we make to customers and providing a more reliable service. That could be keeping to appointment times, completing orders in the promised timeframe or fixing faults when we say we will. As well as improving service and customer experience, improving our performance means less work required to fix mistakes and so helps us to cut costs.

Keeping Our Promises was up 2.6%

(2018/19: up 5.4%).

Improving our service is key to providing a differentiated customer experience. We’re making good progress and every customer-facing unit has improved its Keeping Our Promises score.

 You can read more about our approach to customer experience on page 18.

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Change in adjusted[b] revenue

Year ended 31 March

Adjusted[b] revenue excludes the impact of specific items to reflect the underlying performance of the group.

Change in adjusted[b] revenue was down

3% (2018/19: down 1%).

This mainly reflects the impact of regulation, declines in legacy products, strategic reductions of low margin business and divestments. This was partially offset by growth in new products and services and higher rental bases of fibre-enabled products and Ethernet.

   You can read more on how our customer-facing units performed from page 49.

Adjusted[b] earnings per share

Year ended 31 March

This is the adjusted[b] profit after tax attributable to shareholders divided by the weighted average number of issued shares. Adjusted[b] earnings per share gives a comparable and consistent way of measuring our business performance over time.

Adjusted[b] earnings per share decreased 11% to 23.5p (2018/19: down 6% to 26.3p) impacted by the fall in profit before tax.

Adjusted[b] profit after tax fell 11% to £2,324m, impacted by the higher upfront interest expense associated with IFRS 16 lease liabilities recognised on 1 April 2019.

Normalised free cash flow[c]

Year ended 31 March

This is free cash flow (net cash inflow from operating activities after capital expenditure) after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items.

We generated £2,011m of normalised free cash flow[c]. This was down £429m from last year, and in line with our guidance range of £1.9bn to £2.1bn.

The fall of £429m or 18% mainly reflects increased cash capital expenditure, lower EBITDA, the deposit for UEFA club football rights and higher interest payments, partially offset by one-off cash flows and working capital phasing.

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Our performance as a sustainable

and responsible business

	Ambition	2018/19 performance	2019/20 performance	Status

Building a better digital society	By 2025, to reach 10m people in the UK to help to improve their digital skills[a]	N/A	2.8m people	> Ongoing target

Tackling climate change and environmental challenges	By 2045, to become a net zero carbon emissions business[b]	298,717 tonnes CO2e	243,214 tonnes CO2e	> Ongoing target
	By 2030, to cut our carbon emissions intensity[c] by 87% compared with 2016/17 levels	26% reduction achieved[d]	42% reduction achieved	> Ongoing target
	By end of 2020, to enable customers to reduce their carbon emissions by at least three times the end-to-end carbon impact of our business	2.9:1 achieved[d]	3.1:1 achieved	Target met

	By end of 2020, to buy 100% of our electricity worldwide from renewable sources, wherever markets allow	86% bought from renewable sources[d]	92% bought from renewable sources	> Ongoing target

Investing in society	Societal investment: To invest more than 1% of adjusted profit before tax (PBT) in society	0.83% of PBT invested 1.02% 5-year average	0.90% of PBT invested 0.98% 5-year average	Target failed

Colleagues	Employee engagement index: To maintain or improve our relationship with our colleagues	77% favourable	79% favourable	Target met

	Gender: By end of 2020/21, 40% of our senior management team[e] will be women	31% women on senior management team	35% women on senior management team	> Ongoing target

	Sickness absence rate: To maintain or cut the percentage of calendar days lost to sickness	2.64% calendar days lost to sickness	3.00% calendar days lost to sickness[f]	Target failed

	Ethical perception: To maintain or improve our colleagues’ perception of our ethical performance	86% favourable	93% favourable	Target met

Supply chain	Carbon emissions: To reduce our supply chain carbon emissions by 29% by 2030 compared to 2016/17 levels	8.4% cut achieved[d]	8.0% cut achieved	> Ongoing target

[a]

We’ve revised the wording of this ambition from providing ‘training’ to ‘help’ improve digital skills, to reflect the broader range of support we’re providing as part of our Skills for Tomorrow programme.

[b]	Measured for scopes 1 and 2 greenhouse gases.
[c]	Measures for scopes 1 and 2 greenhouse gases, per unit of gross value added.
[d]	We restate previous years’ data when we think subsequent information is materially significant (e.g. replacing estimates with measured figures).
[e]	Senior management team: our top c.600 leaders.
[f]	Our core systems reporting now captures sickness absences for our employees in India. This has led to a slight upward trend, as well as a restating of our 2018/19 result (from 2.36% to 2.64%).

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Group performance

Introduction from our Chief Financial Officer

KPI

Earnings per share

p
30
25
20
15
10
5
0
17.5
23.5
21.8
26.3
20.5
27.9
2020[d]
2019
2018
Reported EPS
Adjusted[a] EPS

Revenue

£ 22,905m
(2)%

£m
25,000
20,000
15,000
10,000
5,000
0
22,905
23,428
23,723
2020
2019
2018

Profit before tax

£2,353m
(12)%

£m
8,000
6,000
4,000
2,000
0
2,353
2,666
2,616
2020[d]
2019
2018

Adjusted[a] EBITDA

£7,907m
+7%

£m
8,000
6,000
4,000
2,000
0
7,907
7,392
7,505
2020[d]
2019
2018

2019/20 Capital expenditure

£3,960m
1
2
3
4

1. Network investment	52%
2. Customer driven investment	25%
3. Systems and IT	19%
4. Non-network investment	4%

Operating cash flow

£6,271m
+47%

£m
8,000
6,000
4,000
2,000
0
6,271
4,256
4,927
2020
2019
2018

KPI

Normalised free cash flow[b]

£2,011m
(18)%

£m
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
2,011
2,440
2,973
2020
2019
2018

Net debt[c]

£17,969m

£m
18,000
15,000
12,000
9,000
6,000
3,000
0
17,969
11,035
9,627
2020[d]
2019
2018

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Group performance continued

	Outlook provided in July 2019[a]	Result	Performance in line with outlook
Change in adjusted[b] revenue	Down c.2%	down 2.7%	×
Adjusted[c] EBITDA	£7.9bn - £8.0bn	£7.9bn	✓
Capital expenditure[d] (excluding BDUK clawback)	£3.7bn - £3.9bn	£3.9bn	✓
Normalised free cash flow[e]	£1.9bn - £2.1bn	£2.0bn	✓

[a]	Outlook originally provided in May 2019 was updated in July 2019 for the effect of IFRS 16. The range of group adjusted[b] EBITDA was updated from £7.2bn - £7.3bn to £7.9bn - £8.0bn.
[b]	Items presented as adjusted are stated before specific items. See page 204 for more information.
[c]

Adjusted (being before specific items, share of post tax profits/losses of associates and joint ventures and net non-interest related finance expense), as explained in the Additional information on page 204.

[d]	Additions to property, plant and equipment and intangible assets in the period.
[e]	Free cash flow after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items.

Alternative performance measures

We assess the performance of the group using various alternative performance measures. As these are not defined under IFRS they are termed ‘non-GAAP’ or ‘alternative performance’ measures. We reconcile these to the nearest prepared measure in line with IFRS on pages 204 to 206. The alternative performance measures we use may not be directly comparable with similarly-titled measures used by other companies.

IFRS 16

IFRS 16 ‘Leases’ replaced IAS 17 ‘Leases’ with effect from 1 April 2019. We present current year results on the new IFRS 16 basis but prior year comparatives on an IAS 17 basis. For this reason, certain measures may not be directly comparable. EBITDA has increased under IFRS 16 because operating lease expense has been replaced by interest expense and depreciation. See note 1 to the financial statements for further information.

Performance

Overall our results for the year were in line with guidance.

Reported revenue was £22.9bn, down 2% and adjustedb revenue was £22.8bn, down 3%. This mainly reflects the impact of regulation, declines in legacy products, strategic reductions of low margin business and divestments. This was partially offset by growth in new products and services and higher rental bases of fibre-enabled products and Ethernet.

Reported profit before tax was £2.4bn, impacted by the higher upfront interest expense associated with IFRS 16 lease liabilities recognised on 1 April 2019.

Adjustedc EBITDA of £7.9bn was up 7%. This was mainly driven by the impact of IFRS 16. Excluding this, adjustedc EBITDA was down 3%, mainly driven by the fall in revenue, increased business rates, investments in customer experience and increased salary costs in Openreach to support FTTP rollout and better service, partially offset by savings from our ongoing transformation programme.

  We have recognised £95m of Covid-19 impacts on various balance sheet items as a specific item. These primarily relate to an increase in our expected credit loss provisions against trade receivables and contract assets, mainly within our enterprise units.

  Outlook for 2020/21

Given the uncertainty created by Covid-19 we will not be providing an outlook statement for 2020/21.

Covid-19 will have an impact on our business. The full impact on the group will depend on the duration of this unique crisis and how deeply it impacts the economy, with a range of potential outcomes too large to provide a meaningful quantification at this point.

This fiscal year and beyond we expect the primary trading impact in five areas:

•

We are seeing lower revenue from our BT Sport propositions in Consumer, due to the impact of customer credits, pubs and clubs closures, and reduced advertising revenues. We will continue to offer bill credits while there isn’t live sport.

•	We expect an impact from sharply reduced business activity and rising insolvencies, specifically among the SME segment served by Enterprise and to a lesser extent Global.

•

We are seeing an adverse impact on Openreach trading. While we anticipate lower churn, we expect significant reductions in the volume of broadband and Ethernet upgrades and provisioning, due to reduced business activity, including fewer new site builds, and restrictions on provisioning activity under current stay-at-home guidelines.

•

Retail trading in Consumer and the volume end of Enterprise is being adversely impacted, with fewer sales and upgrades across fixed and mobile products, partly offset by lower churn. In addition, we are seeing lower mobile roaming volumes.

•	We are seeing a reduction in spending and a more cautious approach from our multinational customers resulting in cancellations and delays to purchasing cycles, primarily impacting trading in Global.

Of these, we expect the vast majority of the financial impact will derive from lower revenue from the impacts on our BT Sport propositions, the SME segment and Openreach trading.

We will continue to evaluate the potential impacts as the situation develops further and hope to provide an outlook statement later in the year.

Dividend

To create capacity for BT’s value-enhancing investment opportunities, including our strategic intent for an accelerated FTTP build and our extensive transformation and modernisation programme, coupled with the shorter term impact of Covid-19, the Board has decided that it is appropriate to suspend the final dividend for 2019/20 and all dividends for 2020/21. The Board expects to resume dividend payments in 2021/22 at 7.7 pence per share.

The Board expects to continue with a progressive dividend policy from this re-based level for future years. The Board continues to expect to declare two dividends per year with the interim dividend being fixed at 30% of the prior year’s full year dividend. The Board believes that suspending and re-basing the dividend and then maintaining a progressive dividend policy is the right thing to do for the long-term future of BT and that the headroom generated by this decision is prudent given the Covid-19 pandemic, while the investments will create significant additional value for shareholders.

Simon Lowth

Chief Financial Officer

6 May 2020

BT Group plc Annual Report 2020	Strategic report

45

Summarised income statement

Year ended 31 March	2020 (IFRS 16) £m	2019 (IAS 17) £m	2018 (IAS 17) £m

Revenue	22,905	23,428	23,723

Operating costs[a]	(15,348)	(16,461)	(16,828)

Depreciation and amortisation	(4,274)	(3,546)	(3,514)

Operating profit	3,283	3,421	3,381

Net finance expense	(897)	(756)	(764)
Share of post tax profit/(loss) of associates and ventures	(33)	1	(1)

Profit before tax	2,353	2,666	2,616

Tax	(619)	(507)	(584)

Profit for the period	1,734	2,159	2,032

Revenue

Reported revenue fell by 2% and adjustedb revenue fell by 3%. This was primarily due to the impact of regulation, declines in legacy products, strategic reductions of low margin business and divestments. This was partially offset by growth in new products and services and higher rental bases of fibre-enabled products and Ethernet.

You can find details of revenue by customer-facing unit on pages 49 and 50. Note 5 to the consolidated financial statements shows a full breakdown of revenue by all our major product and service categories.

Operating costs

Both reported and adjustedb operating costs were down 2%. This was mainly driven by savings from our ongoing transformation programmes, partially offset by increased business rates, investment in customer experience and increased salary costs in Openreach to support FTTP rollout and better service.

Our cost transformation programme announced in May 2018 is complete with an annual benefit of over £1,550m and an associated implementation cost of £670m. During the year there was a reduction of 5,000 roles, taking the total to 9,000 over the past 2 years.

The next phase of our transformation will focus on simplifying our product portfolio, simplifying and automating our customer journeys, moving to a modern, modular IT architecture, and migrating customers from our legacy networks to our modern FTTP and 5G networks. This will deliver annualised gross cost savings of £1bn per annum by the end of March 2023, realised in broadly equal annual increments, increasing to £2bn per annum by the end of March 2025. The savings will comprise reductions in both our total labour costs and spend with external suppliers. We expect around 80% of the savings will be realised in operating costs and the remainder in capital expenditure. We anticipate that the one-off cost to achieve these savings will be £1.3bn in total across the five years of the programme, of which £900m will be invested in the first three years, including around £400m this fiscal year.

Note 6 to the consolidated financial statements shows a detailed breakdown of our operating costs.

Adjustedb operating costs before depreciation,

amortisation and specific items

Year ended 31 March

Profit before tax

Reported profit before tax was £2,353m and adjustedb profit before tax was £2,860m. This was impacted by the higher upfront interest expense associated with IFRS 16 lease liabilities recognised on 1 April 2019.

Adjustedc EBITDA

Adjustedc EBITDA of £7,907m was up 7%. This was mainly driven by the impact of IFRS 16. Excluding this adjustedc EBITDA was down 3%, reflecting the revenue decline partly offset by the lower costs as described above. You can find details of adjustedc EBITDA by customer-facing unit on pages 49 and 50.

Specific items

As we explain on page 204, we separately identify and disclose those items that in management’s judgement need to be disclosed by virtue of their size, nature or incidence. We call these specific items. Specific items are used to derive the adjusted results as presented in the consolidated income statement. Adjusted results are consistent with the way that financial performance is measured by management and assists in providing an additional analysis of the reported trading results of the group.

Specific items resulted in a net charge after tax of £590m (2018/19: £452m). The main components are restructuring costs of £322m (2018/19: £386m), divestment related items of £199m (2018/19: £5m), interest expense on pensions of £145m (2018/19: £139m), £95m one-offs resulting from Covid-19 (2018/19: £nil) and a tax charge on specific items of £83m (2018/19: credit of £112m).

These charges were offset by the gain on disposal of BT Centre of £115m (2018/19: £nil); release of regulatory provisions of £72m (2018/19: £27m charge); and payment of £87m including settlement interest of £5m from Ofcom relating to overpaid annual licence fees that were charged during the period 2015-2017.

Note 9 to the consolidated financial statements shows the details of all revenues and costs that we have treated as a specific item.

[a]	Excluding depreciation and amortisation.
[b]	Items presented as adjusted are stated before specific items. See page 204 for more information.
[c]

Adjusted (being before specific items, share of post tax profits/losses of associates and joint ventures and net non-interest related finance expense), as explained in the Additional information on page 204.

BT Group plc Annual Report 2020

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Group performance continued

Taxation

Our effective tax rate was 26.3% (2018/19: 19.0%) on reported profit and 18.7% (2018/19: 19.2%) on profit before specific items. We paid income taxes globally of £210m (2018/19: £431m).

We paid UK corporation tax of £147m (2018/19: £317m). We benefited £434m from tax deductions on employees’ pension and share schemes (2018/19: £391m). We no longer benefit from EE’s historical tax losses (2018/19: benefit of £90m).

Our tax expense recognised in the income statement before specific items was £536m (2018/19: £619m). We also recognised a £892m tax charge (2018/19: £343m tax credit) in the statement of comprehensive income, mainly relating to our pension scheme.

We expect our sustainable income statement effective tax rate before specific items to be around the UK rate of corporation tax, as we do most of our business in the UK.

Note 10 to the consolidated financial statements shows further details of our tax expense, along with our key tax risks.

Earnings per share

Reported earnings per share was 17.5p, down 20%, while adjusteda earnings per share fell 11% to 23.5p.

Capital expenditure

In recent years we’ve prioritised capital expenditure to underpin our strategy of connecting customers to the UK’s best network, expanding coverage and capacity, and making our fixed and mobile networks faster and more resilient.

Capital expenditure was £3,960m (2018/19: £3,963m). This includes grant funding deferral under the Building Digital UK (BDUK) programme. Excluding BDUK gainshare, capital expenditure was £3,943m (2018/19: £3,750m).

Network investment (excluding BDUK gainshare) was £2,053mb, up 4%b. This reflects our continued investment in our fibre cities network build and the rollout of 5G. Other capital expenditure components were up 6%b, with £972mb spent on customer-driven investments, £755mb on systems and IT, and £163mb on non-network infrastructure.

Capital expenditure contracted but not yet spent was £1,234m at

31 March 2020 (2018/19: £1,432m).

Normalised free cash flow

Year ended 31 March	2020 £m	2019 £m	2018 £m
Cash generated from operations	6,481	4,687	5,400
Tax paid	(210)	(431)	(473)
Net cash inflows from operating activities	6,271	4,256	4,927
Net purchase of property, plant and equipment and software	(3,889)	(3,637)	(3,341)
Free cash flow	2,382	619	1,586
Interest received	30	23	7
Interest paid	(736)	(531)	(555)
Add back pension deficit payments	1,274	2,024	872
Dividends from associates	1	–	–
Add back net cash flow from specific items	112	598	828
Add back net sale of non-current asset investments	33	1	19
Add back prepayments in Respect of acquisition of spectrum licence	–	–	325
Remove refund on acquisition of spectrum licence	–	(21)	–
Remove cash tax benefit of pension deficit payments	(434)	(273)	(109)
Payment of lease liabilities	(651)	–	–
Normalised free cash flow[c]	2,011	2,440	2,973

Cash flow

Net cash inflow from operating activities was up £2,015m from last year to £6,271m. This was mainly driven by £750m lower deficit contributions to the BT Pension Scheme in the current year and significant one-off cash flows. Normalised free cash flowc was £2,011m, down £429m. This was driven by increased cash capital expenditure, lower EBITDA, deposit payments for UEFA club football rights and increased interest payments, partially offset by one-off cash flows.

Free cash flow, which includes specific item outflows of £112m (2018/19: £598m) and a £434m (2018/19: £273m) tax benefit from pension deficit payments, was £2,382m (2018/19: £619m). We made pension deficit payments of £1,274m (2018/19: £2,024m) and paid dividends to our shareholders of £1,521m (2018/19: £1,504m).

Net cash cost of specific items was £112m (2018/19: net cash cost of £598m). This includes restructuring payments of £350m (2018/19: £372m) and regulatory payments of £39m (2018/19: £170m), offset by proceeds on disposal of BT Centre of £210m (2018/19: £nil) and receipt of annual licence fee refund from Ofcom of £87m (2018/19: £nil).

You can see a reconciliation to normalised free cash flow from net cash inflow from operating activities (the most directly comparable IFRS measure) on page 206.

[a]	Adjusted measures exclude specific items, as explained in the Additional information on page 204.
[b]	Capital expenditure by spend type has been re-presented to reflect an improved mapping process.
[c]	Free cash flow after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items.

BT Group plc Annual Report 2020	Strategic report

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Summarised balance sheet

As at 31 March	2020 £m	2019 £m	2018 £m
Intangible assets	13,889	14,385	14,447
Property, plant and equipment	18,474	17,835	17,000
Right-of-use assets	5,391	–	–
Derivative financial instruments	2,489	1,592	1,509
Cash and cash equivalents	1,549	1,666	528
Investments	5,112	3,268	3,075
Trade and other receivables	3,185	3,667	4,331
Contract assets	1,721	1,602	–
Deferred tax assets	300	1,347	1,326
Other current and non-current assets	957	925	626
Total assets	53,067	46,287	42,842
Loans and other borrowings	19,334	16,876	14,275
Derivative financial instruments	1,012	940	837
Trade and other payables	6,548	7,269	8,494
Contract liabilities	1,151	1,425	–
Lease liabilities	6,560	–	–
Provisions	719	1,006	1,055
Retirement benefit obligations	1,140	7,182	6,847
Deferred tax liabilities	1,608	1,407	1,340
Other current and non-current liabilities	232	15	83
Total liabilities	38,304	36,120	32,931
Total equity	14,763	10,167	9,911

Pensions

The accounting deficit, net of tax, decreased during the year from £6.0bn to £1.0bn. This mainly reflects an increase in the real discount rate, deficit contributions paid over the period and positive asset returns. However, interest rates are extremely volatile in the current markets and we estimate our IAS 19 deficit will have materially worsened since 31 March principally reflecting the subsequent fall in capital spreads. The movements in the deficit for the group’s defined benefit plans are shown below:

Key movements in IAS 19 deficit

Note 20 to the consolidated financial statements gives more information on our pension arrangements.

Net debtb

Net debtb was £18.0bn at 31 March 2020, £6.9bn higher than at 31 March 2019 (£11.0bn), primarily reflecting lease liabilities recognised on transition to IFRS 16 on 1 April 2019. Excluding lease liabilities, net financial debt was £0.5bn higher than at 31 March 2019.

The increase in net financial debt was driven by £1.3bn of BT Pension Scheme contributions, £1.5bn dividend payments, £3.9bn net capital expenditure, £0.7bn payment of lease liabilities and £0.7bn net interest payments. These were partly offset by net cash inflow from operating activities (excluding pension contributions) of £7.5bn and net proceeds from disposals of subsidiaries, associates and joint ventures of £0.1bn.

At 31 March 2020 the group held cash and current investment balances of £6.6bn. The current portion of loans and other borrowings of £2.8bn include term debt of £1.3bn repayable during 2020/21. We issued bonds in September 2019, November 2019 and February 2020 totalling £2.8bn, including a £0.4bn hybrid bond; and in June 2019 and March 2020 repaid bonds totalling £1.1bn.

Gross debt translated at swap rates and excluding fair value adjustments at 31 March 2020 was £24.6bn. This comprises term debt of £16.8bn lease liabilities of £6.6bn and other loans of £1.3bn.

[a]	The actual investment return in the year to 31 March 2020 of around 2.9% was greater than our discount rate assumption at 31 March 2019 of 2.35%.
[b]

Loans and other borrowings and lease liabilities (both current and non-current), less current asset investments and cash and cash equivalents, including items which have been classified as held for sale on the balance sheet. Currency denominated balances within net debt are translated to sterling at swapped rates where hedged. Fair value adjustments and accrued interest applied to reflect the effective interest method are removed. Please refer to note 26 for reconciliation from nearest IFRS measure.

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48

Group performance continued

The graph below shows our debt maturity profile:

Note 26 to the consolidated financial statements gives more information on our debt arrangements.

Contractual obligations and commitments

The table below shows our principal undiscounted contractual financial obligations and commitments at 31 March 2020.

As at 31 March	Total £m	Less than 1 year £m	Between 1 and 3 years £m	Between 3 and 5 years £m	More than 5 years £m
Loans and other borrowings[a]	18,028	2,436	1,357	2,469	11,766
Lease commitments	7,484	799	1,545	1,388	3,752
Capital commitments	1,234	993	170	71	–
Other commitments	228	228	–	–	–
Programme rights commitments	2,434	880	1,148	406	–
Pension deficit obligations	9,162	946	1,863	1,816	4,537
Total	38,570	6,282	6,083	6,150	20,055

[a]	Principal repayments at hedged rates.

We have unused committed borrowing facilities totalling £2.1bn. We expect that these resources, combined with the future cash we generate, will allow us to settle our obligations as they are due.

Notes 15, 20, 26 and 31 to the consolidated financial statements gives further information on these items.

Share buyback

We spent £86m (2018/19: £9m) on our share buyback programme. We received proceeds of £2m (2018/19: £5m) from people exercising their share options.

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Our customer-facing units

Consumer

Adjusted[b] revenue	Adjusted[b] operating profit

£10,388m	£1,148m
(2)%	(12)%

	2020	2019[a]	Change
Year ended 31 March	(IFRS 16) £m	(IAS 17) £m	£m	%
Adjusted[b] revenue	10,388	10,591	(203)	(2)
Adjusted[b] operating costs	7,962	8,260	(298)	(4)
Adjusted[c] EBITDA	2,426	2,331	95	4
Depreciation & amortisation	1,278	1,030	248	24
Adjusted[b] operating profit	1,148	1,301	(153)	(12)

Capital expenditure	948	944	4	–
Normalised free cash flow[d]	1,065	1,166	(101)	(9)

Revenueb declined due to known regulatory headwinds from international calling and mobile spend caps and a declining base of voice only customers. Revenue from TV and sport continued to grow.

EBITDAc was up 4% primarily driven by the impact of IFRS 16. Excluding this, EBITDAc was down 5% due to the impact of regulation, a declining base of voice only customers and investments in the fairness agenda. EBITDAc from TV and sport continued to grow during the year. EBITDAc in both years included certain one-off credits.

  Going into the next financial year, we are seeing lower revenue from our BT Sport propositions, due to the impact of customer credits, pubs and clubs closures, and reduced advertising revenues. We will continue to offer bill credits while there isn’t live sport. Retail trading is being adversely impacted with fewer sales and upgrades across fixed and mobile products, partly offset by lower churn. In addition, we are seeing lower mobile roaming volumes.

EBITDAc after specific items includes a £9m charge in relation to the expected impact of the Covid-19 outbreak on the recoverability of receivable balances held at 31 March 2020.

The movement in depreciation and amortisation was primarily due to the adoption of IFRS 16.

Capital expenditure was largely flat primarily due to lower core network investment. Normalised free cash flowd was down 9% mainly due to lower EBITDA.

Fixed churn has improved to 1.3% due to improvements to customer experience and our new annual CPI pricing strategy. Consumer broadband complaints have been reduced to below industry average for the first time. Mobile churn was 1.2%.

We continue to experience challenging market trends, with declines in traditional calls and lines where we have a relatively high market share, limited growth and pricing pressures in the broadband market and tough mobile competition.

Enterprise

Adjusted[b] revenue	Adjusted[b] operating profit

£6,093m	£1,246m
(5)%	+2%

	2020	2019[a]	Change
Year ended 31 March	(IFRS 16) £m	(IAS 17) £m	£m	%
Adjusted[b] revenue	6,093	6,396	(303)	(5)
Adjusted[b] operating costs	4,128	4,486	(358)	(8)
Adjusted[c] EBITDA	1,965	1,910	55	3
Depreciation & amortisation	719	690	29	4
Adjusted[b] operating profit	1,246	1,220	26	2

Capital expenditure	501	551	(50)	(9)
Normalised free cash flow[d]	1,397	1,356	41	3

Revenueb decreased 5% in the year due to continued declines in traditional fixed voice usage, with total fixed voice revenue down £149m, and the impact of divestments. Excluding the impact of divestments, revenueb decreased 2%. These declines were partly offset by growth in wholesale mobile and WAN & Ethernet.

Operating costsb were down 8% in the year, due to the impact of IFRS 16 and lower labour costs from our restructuring programmes. EBITDAc increased 3%, however excluding the impact of IFRS 16 EBITDAc decreased 3%, with our lower cost base more than offset by the reduction in revenue. Excluding the impact of IFRS 16 and divestments, EBITDAc was down 1%.

  In the next financial year we expect an impact from sharply reduced business activity and rising insolvencies, specifically among the SME segment. We are also seeing an adverse impact on mobile roaming volumes and fewer sales and upgrades across fixed and mobile products, partly offset by lower churn.

Depreciation and amortisation and operating profit movements primarily reflect the impact of IFRS 16.

Capital expenditure decreased 9% and normalised free cash flowd increased 3%, with the upfront cash payment of c.£100m received as part of our deal with Cellnex.

Despite the competitive market, we saw a strong order intake. The Wholesale order intake increased 15% to £1.2bn and the Retail order intake increased 23% to £3.6bn, helped by a major contract extension within the public sector.

[a]

All prior year comparatives have been restated for the change in the allocation of group overhead costs and the transfer of the Emergency Services Network contract from Consumer to Enterprise. For more information please see note 1 to the financial statements on page 129.

[b]	Adjusted measures exclude specific items, as explained in the Additional information on page 204.
[c]

Adjusted (being before specific items, share of post tax profits/losses of associates and joint ventures and net non-interest related finance expense), as explained in the Additional information on page 204.

[d]

Free cash flow after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items as explained in the Additional information on page 206.

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Group performance continued

Our customer-facing units continued

Global

Adjusted[b] revenue	Adjusted[b] operating profit

£4,361m	£155m
(8)%	+135%

	2020	2019[a]	Change
Year ended 31 March	(IFRS 16) £m	(IAS 17) £m	£m	%
Adjusted[b] revenue	4,361	4,735	(374)	(8)
Adjusted[b] operating costs	3,727	4,291	(564)	(13)
Adjusted[c] EBITDA	634	444	190	43
Depreciation & amortisation	479	378	101	27
Adjusted[b] operating profit	155	66	89	135

Capital expenditure	223	245	(22)	(9)
Normalised free cash flow[d]	255	235	20	9

Revenueb for the year was down 8% reflecting our strategic decisions to reduce low margin business, divestments and legacy portfolio declines, partially offset by growth in Security and a £13m positive impact from foreign exchange movements.

EBITDAc was up 43%, primarily reflecting the impact of IFRS 16. Excluding IFRS 16 EBITDAc was up 5% as lower revenue was more than offset by a reduction in operating costsb reflecting ongoing transformation and certain one-offs.

Depreciation and amortisation and operating profit movements primarily reflect the impact of IFRS 16.

Capital expenditure was down 9% reflecting ongoing rationalisation and our strategy to become an asset light business. Normalised free cash flowd improved by £20m to an inflow of £255m, reflecting higher EBITDAc and lower capital expenditure offset by adverse working capital.

Order intake was £4.3bn, up 32% benefiting from a number of large renewals but also reflecting increased new business wins. We expect a slow down in order intake during 2020/21 due to a reduction in expected renewals, combined with the impact of Covid-19 on growth opportunities.

  Covid-19 has not materially impacted our 2019/20 trading results, although additional loss provisions of around £35m were taken against trade receivables and contracts at 31 March 2020 primarily in relation to SME and regional enterprise customers where the insolvency risk is expected to be more pronounced. These provisions were recognised through specific items and are therefore not reflected in the above results which are on an adjusted basis.

Looking forward, we are seeing a reduction in spending and a more cautious approach from our multinational customers resulting in cancellations and delays to purchasing cycles impacting trading.

Openreach

Adjusted[b] revenue	Adjusted[b] operating profit

£5,112m	£1,146m
+1%	(15)%

	2020	2019[a]	Change
Year ended 31 March	(IFRS 16) £m	(IAS 17) £m	£m	%
Adjusted[b] revenue	5,112	5,075	37	1
Adjusted[b] operating costs	2,254	2,331	(77)	(3)
Adjusted[c] EBITDA	2,858	2,744	114	4
Depreciation & amortisation	1,712	1,398	314	22
Adjusted[b] operating profit	1,146	1,346	(200)	(15)

Capital expenditure	2,108	2,081	27	1
Normalised free cash flow[d]	670	1,006	(336)	(33)

Revenueb growth was driven by higher rental bases in fibre-enabled products (driven by commercial offers), up 20%, and Ethernet, up 11%. This was partially offset by price reductions (both the impact of Openreach’s commercial offer of fibre volume discounts, and regulated price reductions), and higher service level guarantee payments due to implementation of auto-compensation.

Operating costsb were down 3% driven by the impact of IFRS 16. Excluding this, operating costsb were up 5% primarily driven by higher business rates and higher salary costs as Openreach invested in more colleagues to support FTTP rollout and better service, and pay inflation. These drivers were partly offset by efficiency savings and certain one-off items. Excluding the impact of IFRS 16, EBITDAc was down 3% reflecting the above.

Depreciation and amortisation and operating profit movements primarily reflect the impact of IFRS 16.

Capital expenditure was up 1%, however excluding BDUK gainshare, it was up £223m, or 12%, driven by investments in the network (predominantly fibre enabled infrastructure) partially offset by efficiency savings. Normalised free cash flowd was down 33% due to higher cash capital expenditure and costs, and timing of working capital.

  Looking forward, Openreach is seeing an adverse impact on trading as a result of Covid-19. While Openreach anticipate lower churn, significant reductions in the volume of broadband and ethernet upgrades and provisioning are expected, due to reduced business activity, including fewer new site builds, and restrictions on provisioning activity under current stay-at-home guidelines. Openreach is prioritising service and maintenance to support vulnerable customers.

[a]

All prior year comparatives have been restated for the change in the allocation of group overhead costs and the transfer of the Emergency Services Network contract from Consumer to Enterprise. For more information please see note 1 to the financial statements on page 129.

[b]	Adjusted measures exclude specific items, as explained in the Additional information on page 204.
[c]

Adjusted (being before specific items, share of post tax profits/losses of associates and joint ventures and net non-interest related finance expense), as explained in the Additional information on page 204.

[d]

Free cash flow after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items as explained in the Additional information on page 206.

BT Group plc Annual Report 2020	Strategic report

51

A letter from the Chair of Openreach

The intense debate on connectivity in the UK showed no signs of abating this year. But while everyone knew the general election would be dominated by a ‘B’ word as people went to the polling booths, it was probably a surprise that it was ‘broadband’ rather than Brexit.

With all the major parties outlining huge ambitions for Britain’s digital network, we were reminded again just how important Openreach and our engineers are to this country’s future prosperity.

And it’s a challenge we’re relishing across our network.

Progress on service

Delivering better customer service will always be our number one priority.

Despite some periods of extremely challenging weather, we’ve cut fault volumes on our copper network by 3.4% and missed appointments are at 2%. That’s helped us meet or beat all 42 of Ofcom’s quality service levels on voice and broadband, including FTTC.

Meanwhile our ambitions and commitments on service improvements and extending network coverage haven’t wavered. Our fibre broadband network is the largest in the UK – available to over 28m homes and businesses and 69% of all broadband lines are now fibre based.

Full fibre faster

We’ve continued building a strong, dependable and sustainable business for our shareholder, BT, our colleagues and our customers.

As part of that, we’re leading the charge in helping the Government get gigabit capable broadband to every home and business by 2025.

We believe we can build full fibre faster than anyone else, and to a very high quality. We’ve already passed 2.6m homes and businesses and given current progress, we now plan to accelerate FTTP build to 4.5m premises passed by the end of March 2021.

As of today, we’ve included 110 UK locations in our ‘Fibre First’ towns, cities and boroughs programme, and we’re now making full fibre available to more than 32,000 homes and businesses every week. That’s one every 19 seconds.

We have made good progress in making Salisbury our first fully fibred city, making FTTP available to all premises we were able to access.

We know from the expert research we commissioned this year that full fibre broadband can be a massive platform for economic growth, social cohesion and positive environmental change.

The Centre for Economics & Business Research’s (Cebr) report ‘The Blueprint for a Full Fibre Future’ showed how a nationwide full fibre network could boost UK productivity by up to £59bn in five years. It could also unlock job opportunities for people otherwise left behind.

Full fibre will also transform our public services; unleashing innovations behind better education, healthier, longer lives and more connected communities.

Over the next decade, having this world-class connectivity at home could help 400,000 more people avoid commuting. That means people launching new businesses or working from wherever they choose to live – reversing a hundred-year trend towards moving to big urban centres.

It also means 300m commuting trips could be saved each year, with 3bn fewer kilometres travelled by car.

One of the best big companies to work for

To drive forward our full fibre rollout, we’ve recruited and trained more than 3,000 engineers – reinforcing our position as one of the UK’s leading private sector employer of apprentices.

We’ve also continued to be one of the biggest supporters of the country’s Armed Forces veterans. And I’m delighted that our commitment to an amazing team of people has helped us become one of The Sunday Times 25 Best Big Companies to Work For, ranked at number 15.

Getting the right conditions

Subject to the resolution of a number of critical enablers we believe we can reach 20m premises with full fibre by the mid- to late-2020s.

Over the last year we’ve seen encouraging progress on the enablers we need from the UK Government and Ofcom for BT to invest at scale whilst delivering a fair shareholder return.

In January, Ofcom’s Wholesale Fixed Telecoms Market Review was a step in the right direction on the regulatory framework required.

That commitment to rural communities is something we believe in strongly. Making sure funding for the final 10% is structured in the right way will be key to achieving the Government’s ambition.

Today around a quarter of our full fibre footprint sits outside of cities and major urban conurbations. In January we set out plans to reach 250,000 homes and businesses in more than 200 villages, market towns and hard-to-reach areas.

The way forward – working together

We’re working with communications providers to drive rapid full fibre take-up. This is a journey the whole industry needs to go on. We all have a part to play in getting the balance right between urban and rural areas.

Delivering full fibre as far and wide as possible should be a priority for the private and public sectors. It’s very clear that businesses and government need to work well together over the coming years to achieve the bold ambitions we’ve set ourselves.

  Our next goal is to reach 4.5m premises by end of March 2021. It’s too early to know for certain what the impact of Covid-19 might be on this, but we are working hard to make sure we have plans in place to minimise the impact. In the meantime we will continue to diligently carry out work where it is possible to safely and responsibly do so.

We continue to lead the charge on the Government’s 2025 ambition, and we are raring to deliver for our shareholder, our customers and the UK.

Mike McTighe

Chair, Openreach

6 May 2020

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How we manage risk

Our global risk framework enables a consistent approach to how we identify, assess, manage and monitor the risks and uncertainties to the successful delivery of our strategic objectives.

How we identify our principal risks

The principal risks draw upon the priority risks recorded in each of the customer-facing units and corporate units and the ongoing input from our senior leaders and respective oversight committees. The principal risks are reviewed by the Group Risk Panel, a forum comprised of senior representation from across the business, before being approved by the Executive Committee and the Board.

Management and oversight of the principal risks

Each principal risk is assigned an Executive Committee owner who is responsible for monitoring the exposure and nature of the risk, deciding how it should be managed and taking the necessary action to achieve the desired target level.

Oversight of the individual principal risks is carried out via:

•

Detailed reviews into each risk at Executive Committee, Audit & Risk Committee and Board meetings. Detailed reviews involve the Executive Committee owner providing an overview of the risk, relevant developments, how we are currently managing it and areas for improvement. There is also a summary of related assurance results that inform how effectively the risk is being managed.

•	Collective review of the risks on a quarterly basis at the Group Risk Panel and every six months at the Executive Committee and annually by the Board.

Enhancing our risk framework

We are implementing a new framework to provide our leaders with increased confidence, comfort, knowledge and capability to manage the risks to the delivery of our strategy.

A key part of our new approach is focused on using metrics to enhance our articulation of risk appetite and clearly articulate the tolerance limits within which we wish to operate.

This clarity on the nature and extent of the risks we are willing to take to achieve our strategic objectives will refine the way we define policy, set our controls and carry out assurance over them.

Key
Trend versus prior year	Link to business model	Link to 2020/21 KPIs
indicates our perception
of pre-mitigation risk	Financial strength	Brand NPS
	Colleagues	Total Openreach FTTP connections
Increasing/worsening	Customers	Total 5G connections
Lessening/improving	Networks and physical assets	% reduction in CO2 emissions intensity
At a similar level	Our brands	Cumulative number of people reached to help improve their digital skills
Retail footprint
	Innovation	Reported revenue
	Suppliers and partners	Adjusted EBITDA
Normalised free cash flow
	Link to strategy	Organic EBITDA margin
Reported capital expenditure
	Differentiated customer experience	Organic ROCE
Best converged network
Simplified, lean and agile business

BT Group plc Annual Report 2020	Strategic report

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Our principal risks and uncertainties

Covid-19 pandemic	Movement NEW

•  Covid-19 is impacting our colleagues, operations, suppliers and customers, with the extent dependent on factors including, but not limited to, length of UK and international lockdowns, levels of employee absence, virus recurrence, insolvency rates, unemployment levels, nature and extent of any government interventions, severity of economic effects and the speed and nature of the recovery.

How this could impact our strategy or business model

•  Adverse impacts on sales activity and demand, including reduced roaming and continued suspension of sport; impacts are likely to be partially offset by reduced churn and increasing use of connectivity products.

•  Disruption to our ability to deliver products and services to customers in the event of supply shortages and/or widespread loss of key employee resource, with adverse impacts on customer volumes and experience.

•  Prolonged economic downturn could materially increase our pension deficit and associated contributions.

•  Material bad debts if a significant number of our SME and large corporate customers experience financial distress or insolvency.

•  Adverse impacts on our cash position and ability to fund investment projects and ongoing operations.

Examples of how we manage this risk

•  An Executive Committee Command group meet regularly to identify emerging exposures and review our ability to manage them, defining and agreeing actions as required. The group is supported by an operational working group, and equivalent command groups in each customer-facing and corporate unit.

•  Introduction of various measures to protect the health and safety of our colleagues, ensuring continuity of critical services, and our customers; measures are continually evaluated and adjusted to reflect World Health Organisation, Public Health England, European Centre for Disease Prevention and Control and UK Government guidelines.

•  Response planning to manage any prolonged unavailability of key resources in our network and field engineering teams, maintaining existing network resilience levels.

•  Close dialogue with our critical suppliers, with sufficient inventories held to deal with anticipated scenarios.

•  Provision of flexible arrangements to vulnerable households and businesses that are at risk of harm and/or financial distress to ensure they remain connected.

Focus areas for 2020/21

•  Continued modelling of Covid-19 scenarios to identify and evaluate financial impacts, with an assessment of potential liquidity mitigation options.

•  Conduct risk assessments for each customer-facing unit to identify potential strategic, operational, regulatory and colleague related exposures.

•  Define 2020/21 assurance activities.

•  Review our Covid-19 response for ‘lessons learned’, implementing identified opportunities to strengthen our crisis management capability.

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Our principal risks and uncertainties continued

Strategic risks
Competition	Movement

•  Failure to respond effectively to intensifying competition and technology developments, and develop product propositions in line with changing market dynamics and expectations.

•  Potential challenges include emergence of competitors enabled by disruptive technologies, reduced market differentiation, unanticipated changes in market structures and boundaries (M&A), government restrictions on vendor choices and changes in regulation or customer behaviours.

How this could impact our strategy or business model

•  Reduction in our market share, revenue and/or profit could impact our ability to invest in growing and increasing the value of the business.

•  Significant economic decline in specific industries could impact the group’s ability to continue to attract and retain customers in that industry (e.g. retail).

•  New technology developments could lead to accelerated shifts that affect our current propositions, an increase in investment requirements and/or a deterioration in our competitive position.

Examples of how we manage this risk

•  Delivering a differentiated customer experience.

•  Focusing on relevant product development.

•  Investing in securing network leadership.

•  Expanding into adjacent or new markets in pursuit of revenue and profit growth.

•  Phasing out legacy services and technologies.

•  Monitoring technology developments and competitor activity.

Focus areas for 2020/21

•  Deliver on key programmes that enhance customer experience, network leadership and transformation.

•  Ensure that we are meeting the KPIs that underpin our strategy.

•  Identify and focus on the right type and mix of products.

Political risk	Movement

•  Perceived issues in deployment and connectivity of broadband and mobile coverage could escalate into larger political campaigns and regulatory intervention.

•  Failure to manage Covid-19 related challenges around network resilience, colleague and customer support, and data sharing (e.g. government data requests) could create political pressure on the company.

How this could impact our strategy or business model

•  Potential to undermine future strategy and investor confidence.

•  Our USO and SRN commitments, and wider ambitions around network rollout, may be impacted by a prolonged Covid-19 lockdown and associated civil engineering restrictions beyond our control; the current impact is too early to determine, but may be mitigated by any relaxation of delivery expectations by Government and/or Ofcom.

Examples of how we manage this risk

•  Building partnerships with the Government to address key priorities, (e.g. full fibre investment, USO, SRN, supply chain security, online regulation and consumer fairness).

•  Working with business organisations including CBI, techUK and Chatham House to ensure alignment on key industry issues that matter to BT (e.g. post-Brexit policy positions).

•  Proactive approach with representatives from across the political spectrum on areas such as climate change, smart cities and innovation.

•  Close, regular, direct involvement with all relevant strands of the Government response to Covid-19 to provide the necessary support to Government, colleagues and customers.

Focus areas for 2020/21

•  Fulfil USO and SRN commitments, providing greater connectivity to underserved parts of the UK.

•  Continued dialogue with government and other industry players on protecting consumers online ensuring any interventions are fair and proportionate.

•  Further assess the practical and logistical impact of the Covid-19 related lockdown on our network and coverage commitments to Government and Ofcom , including impact on pushing for FTTP fibre enablers.

BT Group plc Annual Report 2020	Strategic report

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Communications industry regulation	Movement

•  Failure to comply with existing regulations and/or material regulatory change could impact the way we operate and compete in terms of our pricing, the standards we must meet and the services we provide.

How this could impact our strategy or business model

•  A lack of supportive or disruptive regulation would impact our ability to invest at pace and scale in ultrafast networks and converged connectivity, and the flexibility to innovate whilst doing so.

•  An inflexible approach to regulation during the Covid-19 pandemic could stretch the delivery capability of our colleagues at a time when they’re focused on maintaining critical services and meeting customers’ needs.

Examples of how we manage this risk

•  Encouraging clear, predictable and proportionate regulation.

•  Building stakeholder trust through consistent, collaborative and straightforward engagement.

•  Anticipating and embedding new regulatory rules and fostering a compliance culture.

•  Enhancing organisational agility to respond to fast-changing competitive and regulatory environment.

•  Continued focus on our Fairness Commitments, with regular Covid-19 stakeholder briefings.

Focus areas for 2020/21

•  Engage with Ofcom on sector competitive dynamics, regulatory implications and deadline expectations.

•  Support pro-investment changes to the regulatory framework for fixed access regulation for 2021-26.

•  Support a clear customer migration strategy for the 2025 PSTN closure.

•  Assess any substantive updates to Ofcom’s 2020/21 annual plan and review our regulatory priorities accordingly.

•  Work with Ofcom as its Customer Fairness Framework evolves to ensure any interventions are proportionate and enhance the customer experience, prioritising support to customers during the Covid-19 pandemic.

•  Develop our position, accounting for Covid-19 delays, on the future regulatory model for digital platforms.

•  Assess Covid-19 impacts on the format and/or timescale of the upcoming spectrum auction.

BT Group plc Annual Report 2020

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  Our principal risks and uncertainties continued

Operational risks

Cyber security	Movement

•  Cyber security risks could arise from colleagues inside BT or from external sources, with any failure to effectively manage these exposures presenting a material threat to our reputation as a leader in cyber security.

•  External adversaries, including hacktivists, criminals, terrorists and/or nation states, could attempt to disrupt service availability through the use of hacking tools, phishing scams and disruptive malware.

•  Covid-19 related work from home requirements could introduce additional security vulnerabilities, with any sickness-related absence of key employees potentially impacting our ability to defend against cyber attacks.

How this could impact our strategy or business model

•  Potential financial loss, long-term reputational damage, loss of market share, contract terminations, regulatory sanctions and fines.

•  A cyber attack could disrupt our business or lead to data being compromised at a time when communications are vital to the global response to Covid-19.

Examples of how we manage this risk

•  Adopting an intelligence-led, risk-based response to cyber threats, underpinned by robust business continuity plans that mitigate the absence of key employees (e.g. geographically dispersed operations).

•  Liaising with governments and other companies on emerging cyber threats.

•  Monitoring and logging our networks and systems to rapidly detect and respond to threats to service availability.

•  Testing our defences using our own ethical hacking teams and externally conducted assessments to identify and remediate vulnerabilities.

•  Raising security awareness and promoting good security hygiene among our colleagues through campaigns, training and phishing tests.

Focus areas for 2020/21

•  Sharing intelligence and keeping pace with evolving threats.

•  Continued investment in our defences.

•  Maintaining cyber hygiene.

•  Protecting BT and its customers in responding to the pandemic.

Supply chain	Movement

•  A failure in the supplier selection and/or in-life management process.

•  Restrictions in our ability to engage with perceived high-risk vendors following the UK Government’s Telecoms Supply Chain Review.

•  Disruptions to supply continuity where suppliers are materially impacted by Covid-19.

How this could impact our strategy or business model

•  Selecting the wrong supplier for our requirements and/or over-dependence on certain suppliers could result in poor commercial terms, with a detrimental impact on our strategic, market and competitive position.

•  Failing to effectively manage suppliers and sub-suppliers could result in business disruption, regulatory fines and/or brand damage, through, for example, the failure of suppliers to meet key regulatory obligations such as General Data Protection Regulation (GDPR) or human rights.

Examples of how we manage this risk

•  Clear definition of our operational and business requirements, against which suppliers are assessed.

•  Due diligence checks at selection for all third parties, covering adverse media, financial health and bribery and corruption, along with other compliance checks tailored to the goods/services being procured.

•  Regular in-life supplier due-diligence, heightened in response to Covid-19, and monitoring of operational performance and compliance across key risks areas (e.g. information security, data privacy, anti-bribery and corruption, human rights, health and safety, business continuity, financial insolvency and location).

•  Providing commercial flexibility to suppliers impacted by Covid-19 (e.g. relaxation service level agreements and accelerated payments) and establishing alternative sources of supply in key areas to promote supply continuity.

Focus areas for 2020/21

•  Launching a new digital source to contract platform to deliver global standardisation in our supplier selection process.

•  Assessing digital capabilities that will enhance our in-life risk management capability.

•  Developing responses to external factors that could generate significant supply chain risk including GDPR non-compliance, Brexit, Huawei ban, cyber security risk and, more recently, Covid-19.

BT Group plc Annual Report 2020	Strategic report

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Change management	Movement

•  We are moving into the next phase of our transformation programme that will transform our customers’ and colleagues’ experience through the simplification of our products, processes, IT systems and networks.

•  Our next phase of transformation requires a new set of capabilities and enablers; in order to stay competitive we must redefine our approach to change management to focus on removing obstacles to improve BT’s efficiency and productivity.

•  We are currently managing the operational impacts Covid-19 is having on our transformation (e.g. resource availability, remote working).

How this could impact our strategy or business model

•  Failure to realise the benefits of our transformation and manage the impacts of Covid- 19 could negatively impact customer experience and our operational efficiency, as well as our ability to make future investments.

•  Covid-19 is delaying our ability in some parts of the business to immediately realise the benefits of transformation.

Examples of how we manage this risk

•  Establishing a clear transformation management structure, underpinned by agile delivery principles, which assigns ownership for major transformation activities with the senior leaders of the business.

•  Monitoring performance in each of the operational areas of our plan using measures to ensure we deliver true business transformation.

•  Leveraging the use of collaboration tools to maintain our ability to work effectively, despite Covid-19 related restrictions on the colocation of our colleagues.

Focus areas for 2020/21

•  Developing and implementing the transformation delivery governance model, implementing programme management tools and continuing to develop the skills of our colleagues.

•  Tracking progress of the financial and non-financial measures of the transformation.

•  Continue to drive to identify and implement more transformation initiatives across the business.

Major contracts	Movement

•  Failure to successfully manage our large, complex and high-value national and multinational customer contracts (including the Emergency Services Network and the Building Digital UK programme) and deliver the anticipated benefits.

•  Covid-19 related challenges, including employee absenteeism, supplier disruption, and changing customer demands, could impact our ability to deliver on all aspects of our major contracts.

How this could impact our strategy or business model

•  Failure to meet our contractual commitments and/or respond to changing customer needs, budgets or strategy could adversely impact expected future revenue, profitability and cash generation.

•  Our brand and reputation may be damaged by service failures, particularly those associated with critical infrastructure contracts and security and data protection services.

•  Covid-19 could inhibit our ability to meet our contracted delivery timescales and service levels. Additionally, profits could be impacted where customers experience shrinkage, consolidation and/or financial failure.

Examples of how we manage this risk

•  Governance, assurance, risk management and reporting processes against a clearly defined framework to manage out risk in-life.

•  Assurance review activity over individual contracts by an independent review team.

Focus areas for 2020/21

•  Developing skills across contract management teams to better identify and manage risk.

•  Adopt a clear approach to understanding Covid-19 impacts on contracts and implement effective strategies to manage and recover them.

•  Utilisation of enhanced contract management tools to further support frontline contract managers.

•  Deploying artificial intelligence capability to enhance analysis of contractual risks and obligations.

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Our principal risks and uncertainties continued

Customer experience	Movement

• Failure to transform the customer experience so that it is brand enhancing and drives sustainable profitable revenue growth.

How this could impact our strategy or business model

•  Any failure to transform could adversely impact our brand value, employee pride and advocacy, customer retention, group revenues, and/or regulatory compliance and associated financial penalties.

Examples of how we manage this risk

•  Closely tracking a range of customer experience metrics to drive improvement and maintain high performing areas.

•  Launching innovative propositions (e.g. BT Halo and answering all BT consumer calls in the UK).

•  Investing in our network, including programmes which aim to increase network resilience through proactive maintenance and weather-proofing.

•  Focus on maintaining customer experience during the Covid-19 pandemic through:

•   employee redeployment, as required, to support service levels for critical services;

•   comprehensive planning to underpin network and IT availability, and broadband performance; and

•   prioritising and supporting vulnerable and distressed customers and critical industries, with changes to product packages and payment plans.

Focus areas for 2020/21

•  Rapid rollout of FTTP and 5G networks.

•  Continued development and launch of innovative product and service propositions.

•  Migrating homes and businesses to superfast broadband at no extra cost to them.

•  Maintaining network performance and customer experience during the Covid-19 pandemic.

Service interruption	Movement

•  Any major or repeated failure to maintain the continuity of end-to- end customer services (e.g. network connectivity and performance, and IT systems and service platforms).

•  A failure could be caused by natural perils, pandemics, network and system faults, malicious acts, supply chain failure, and software or infrastructure outages.

How this could impact our strategy or business model

•  Regulatory breaches, financial penalties, reduced productivity and potential harm to individuals.

•  Damage to reputation, especially during the Covid-19 outbreak when the country is so reliant on our connectivity, and our ability to retain and grow our customer base.

Examples of how we manage this risk

•  Close monitoring of our IT, fixed and mobile network performance and maintaining controls for incident, change and problem management.

•  Implementation of lessons-learned from our continual war-gaming and analysis of real incidents.

•  Weather resilience improvement programmes for our key network assets (e.g. flood, lightning, wind, heat).

•  Mobile, geographically dispersed Emergency Response Teams to mitigate incident impacts.

Focus areas for 2020/21

•  Improved change management processes through strengthening our testing capability and driving greater accountability across third-party changes.

•  Initiation of projects aimed at mitigating the longer-term risk to our estate posed by climate change and associated extreme weather events.

•  Planning to manage near and longer-term service risks related to a transition from the pandemic lockdown back to a normal trading model.

•  Heightened monitoring and service protection measures across all services and platforms in response to Covid-19, with increased call capacity between mobile and fixed lines to handle increased demand.

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Colleague engagement	Movement

•  Negative reaction to change or poor consultation adversely impacts colleague engagement and subsequent ability to achieve our strategic objectives.

•  Covid-19 and associated lockdown reduces employee availability and our ability to operate effectively.

How this could impact our strategy or business model

•  Loss of talent and skills could impact our recruitment costs and ability to deliver our strategic objectives.

•  Poor engagement could slow our change agenda, and/or lead to industrial unrest and action.

•  Reduced employee attendance, engagement, and discretionary effort, with subsequent impact on customer experience, in the event we fail to support employee needs during the Covid-19 pandemic.

Examples of how we manage this risk

•  Our Colleague Board with representation from across our business, gives colleagues a louder voice.

•  Streamlining management structures to move decision making and colleague engagement closer to the front line.

•  Close engagement and consultation with the recognised trade unions and impacted employees to deliver our market aligned, streamlined organisation structure – the People Framework.

•  Comprehensive employee engagement programme to deliver the retraining, reskilling, redeployment and redundancy plans underpinning our transformation agenda.

•  Enabling our colleagues to work from home where possible and highlighting guidance and support mechanisms available to them.

•  Deployed policies, aligned to Government, Public Health England and medical advice, that support and protect employees delivering critical national services and those unable to work during the Covid-19 pandemic.

Focus areas for 2020/21

•  Robustness of our business continuity plans to enable rapid adaption to changing circumstances.

•  Continued extensive communication with our colleagues and taking of steps to safeguard their wellbeing.

•  Investment in direct employee engagement and our Colleague Board, alongside our formal employee representative structures.

Financial risks

Pension scheme	Movement

•  Our defined benefit pension schemes, in particular the BT Pension Scheme (BTPS), could become more of a financial burden as a result of future low investment returns, changes in inflation expectations, longer life expectancies, a more prudent approach being taken (e.g. if BT’s financial strength is viewed as having worsened) and/or regulatory changes.

•  The risk has increased due to the forthcoming review of contributions for the BTPS as at 30 June 2020 and recent market movements following the Covid-19 outbreak.

N/A

How this could impact our strategy or business model

•  Additional cash contributions to the BTPS could reduce our ability to invest in our business and/or pay dividends.

•  A rise in the BTPS deficit could negatively affect our share price and/or credit rating making it harder and more expensive to access funding.

Examples of how we manage this risk

•  Regularly reviewing the BTPS’s funding position and investment performance.

•  Agreeing an investment strategy with the BTPS Trustee, which reduces investment risk over time, including hedging of the exposure to changes in interest rates, inflation and life expectancy.

Focus areas for 2020/21

•  Agree the next triennial valuation of the BTPS, as at June 2020, which will set the contributions we need to make for the next three years.

•  Review and prepare response to relevant consultations, including those relating to RPI reform and the funding regime for defined benefit pension schemes, to support the Pensions Regulator’s aim of being clearer, quicker and tougher.

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Our principal risks and uncertainties continued

Financial risk	Movement

•  Exposure to funding and liquidity risks, including those arising from our underlying business operations, and also to financial risks such as interest rate, foreign exchange and counterparty risks.

•  Any failure to properly anticipate future tax changes and/or comply with the tax rules of the countries in which we operate.

How this could impact our strategy or business model

•  Interest and foreign exchange rate movements could negatively affect our profitability, cash flow and balance sheets (see note 28 to the consolidated financial statements).

•  Counterparty risks could negatively impact our liquidity and profitability.

•  Tax risks could expose us to poor business decisions (e.g. under-pricing contract bids), financial penalties and reputational damage.

•  Funding and liquidity risks could impact our viability and ability to continue as a going concern, including a downturn in our business operations for unexpected factors, e.g. Covid-19.

Examples of how we manage this risk

•  The Board has set a long-term credit rating target of BBB+/Baa1, with a BBB floor, and approves an annual five-year funding plan that identifies liquidity and funding requirements.

•  Management of our liquidity and funding requirements and financial risks through a centralised treasury function, which is required to maintain minimum amounts of committed stand-by liquidity and pre-funding debt maturities up to 18 months in advance.

•  Tax risks are managed through our Tax Control Framework.

•  Enhanced counterparty credit risk management procedures in response to Covid-19.

Focus areas for 2020/21

•  Taking action, as required, to maintain our current credit rating at BBB.

•  Monitoring the development of the OECD’s proposals to update international tax rules to deal with the digitalisation of economies.

•  Managing any increased volatility in foreign exchange and counterparty risks associated with the expected end of the transitional Brexit period and Covid-19.

•  Maintain sufficient funding and liquidity for our updated annual business plans, especially in light of Covid-19 related uncertainty.

Compliance risks

Health, safety & wellbeing	Movement

•  Any failure to look after the health, safety and wellbeing of our colleagues and/or members of the public, especially in light of Covid-19 related exposures, with potential breaches of health and safety laws and regulations.

How this could impact our strategy or business model

•  Potential injury of our colleagues and/or members of the public, financial penalties, disruption to our operations, and associated reputational damage.

Examples of how we manage this risk

Our goal is to achieve zero incidents of avoidable harm and to enable leading performance in standards of health, safety and wellbeing for our colleagues, achieved by:

•  training all of our colleagues in basic health, safety and wellbeing;

•  monitoring the health, safety and wellbeing of our colleagues through survey and focus groups, supported by a dedicated Your Wellbeing portal and a mental health awareness training programme for line managers;

•  monitoring performance levels across our operations using a global incident reporting system; and

•  risk-based oversight of supplier compliance with BT minimum safety standards.

Focus areas for 2020/21

•  Rollout of our fall-arrest harness training programme.

•  Continue to assess public perceptions on the UK-wide 5G rollout and ensure compliance with European and industry guidance.

•  Strengthening our assurance and oversight functions.

•  Monitoring potential Covid-19 impacts on our colleagues, and complying with global and government public health guidance, assessments and measures; this also informs our business continuity planning activity.

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Significant control failure	Movement

• Any failure of our financial controls to prevent and/or detect fraud, financial misstatement or other financial loss.

How this could impact our strategy or business model

•  Failures in our financial control framework could result in financial misstatement, financial loss including a failure to prevent fraud, or key decisions being taken based on incorrect information.

Examples of how we manage this risk

•  Implementation of a financial controls framework with appropriate policies, processes, checks and balances – including quarterly certifications over key controls by senior leaders.

•  Training of our colleagues on financial controls assurance and fraud awareness and implementing best practice, awareness and understanding of controls.

•  Carrying out effective first, second and third-line assurance activities.

•  While not complete, management have made good progress in remediating the matters we concluded to be material weaknesses (as defined by the Sarbanes Oxley Act) in the prior year, in relation to IT general controls and risk assessment.

Focus areas for 2020/21

•  Continue our control enhancement programme, in particular an ongoing focus on the remediation of the material weaknesses in IT general controls and risk assessment.

•  Ongoing implementation of technology enablers, including SAP Governance Risk and Compliance (GRC) module and expanding our use of data analytic procedures.

Privacy and data protection	Movement

•  Breach of data privacy laws through misuse of, or failure to secure and protect, customer and employee data.

•  Potential additional Covid-19 related security risks in relation to increased working from home arrangements.

How this could impact our strategy or business model

•  Regulatory enforcement action that could result in an order to cease data processing, significant fines, class-action legal suits and/or prison sentences. Other impacts may include material reputational damage, disruption of business operations and increased customer churn.

Examples of how we manage this risk

•  Review of activity across the business that utilises personal data to ensure compliance with our data policies.

•  Provision of data handling training and tools to help our colleagues make better, risk- based decisions in their day-to-day activities.

•  Due diligence activity over third parties’ data-handling and security arrangements.

•  Agree of Binding Corporate Rules with the UK data regulator to guide and support our business operations.

•  Implement Brexit contingency planning to maintain required data flows.

•  Additional privacy impact assessments undertaken and security measures implemented to mitigate against potential risk associated with high volumes of colleagues working from home.

Focus areas for 2020/21

•  Continued development of our operating model to ensure regulatory requirements and compliance expectations are consistently and appropriately ascertained, communicated and monitored across our business.

•  Evaluating and enhancing systems related to our evolving data processing operations.

•  Developing new and targeted employee training and engagement.

•  Further enhancing the clarity and consistency of our data governance and assurance programmes.

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Our principal risks and uncertainties continued

Ethical culture	Movement

•  The prevailing culture in BT leads to a failure to promptly recognise and report wrongdoing by our colleagues and/or those working on our behalf, which could include a breach of our internal policies and procedures, and/ or applicable laws (e.g. anti-bribery and corruption, trade sanctions and human rights).

How this could impact our strategy or business model

•  Unethical or inappropriate behaviour could result in fraud or a breach of regulation or legislation , exposing BT to significant penalties, criminal prosecution, reputational damage and/or loss of customers and revenue.

Examples of how we manage this risk

•  Setting appropriate policies and monitoring their implementation and compliance through assurance reviews, data analytics and our integrity risk dashboard.

•  Employee awareness communication and training.

•  Due diligence over business changes and suppliers and monitoring key metrics.

•  Operation of a confidential SpeakUp channel, which anyone can use to call out wrongdoings.

Focus areas for 2020/21

•  Continued focus on our due-diligence, monitoring and review activities on higher risk areas and third parties, (e.g. agents, resellers, distributors, joint ventures and subsidiaries).

•  A new and targeted approach to senior manager training and engagement on ethics and compliance.

•  Implementing our one BT Integrity and Compliance programme to enhance the clarity, consistency and governance around how we set and govern policy, and ensure our organisational culture is ‘fit for purpose’ everywhere that we operate.

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Emerging risks

We face a number of uncertainties that have the potential to be materially significant to our long-term strategy but cannot be fully defined as a specific risk at present, and therefore cannot be fully assessed or managed. These emerging risks typically have a long time horizon, such as climate change, certain new technologies and long-term geopolitical trends.

Our enhanced risk management framework places greater emphasis on the identification of emerging risks, so that we can pro-actively monitor them and ensure they inform our strategic planning and resilience activities.

A focus on climate change:

The physical impacts of climate change and the actions taken by governments and society to try and limit global warming to well below 2°C by 2100 may impact our assets in the UK and globally, as well as our ability to source raw materials. As our customers seek to reduce their own emissions, demand for our propositions and services may also change.

We have conducted an analysis of the potential future climate-related impacts on BT; the main threats and opportunities identified are as follows:

Physical impacts:

•  the impacts of extreme weather events, in particular of flooding and chronic increases in temperature, on our suppliers, operational assets and vehicle fleet.

Policy decisions and low carbon transition risks:

•  potential carbon price increasing the operating cost of our assets

•  potential policy changes that impact our ability to use our existing vehicle fleet

•  increased costs of sourcing renewable energy due to changes in demand

•  potential policy changes around end- of-life obligations and rights to repair relevant to our propositions.

Opportunities:

•  the potential to recover and reuse infrastructure and product materials which can contribute to a low carbon, circular economy

•  increasing demand for our propositions to support customers to move to a net zero society.

In response, we have pledged to become a net zero carbon emissions business by 2045. We plan to meet this target through the purchase of 100% renewable electricity, converting our vehicle fleet to ultra-low emissions vehicles and to continue to decarbonise our buildings. We are also considering our global response to physical climate impacts, building on work in the UK to implement flood defences and minimise service disruption.

  See Digital impact and sustainability on page 36 for further information on our response to climate change.

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64

Viability statement

In accordance with the Code, the Directors have assessed the prospects and viability of the group.

The assessment has been based on the company’s strategy, balance sheet and financing position, including our £2.1bn undrawn committed borrowing facility which matures in March 2025, and the potential impact of Our principal risks and uncertainties including the impact of Covid-19. The Board has chosen to conduct its review for a period of three years to 31 March 2022. The Board believes this is an appropriate timeframe as it aligns with the primary focus of our business planning, the underpinning time cycles of a number of our principal risks: for example the pension scheme funding valuation and Ofcom’s current market review cycles as well as significant business factors such as the interval between significant sports rights auctions. Our business and financial planning also takes into account our longer-term obligations, including the funding of our defined benefit pension schemes.

The assessment of viability is based on our medium term plan which forecasts the group’s profitability, cash flows and funding requirements, and is approved by the Board at the end of each year. This timing allowed for the inclusion of an impact of the Covid-19 pandemic. The medium term plan is built from bottom-up forecasts of each of our customer-facing units, supplemented by items managed at a group level and assumptions such as macro-economic activity and exchange rates. The performance of the group and our customer-facing units against these forecasts is monitored monthly and this is supplemented each quarter through a series of Quarterly Business Reviews of each customer-facing and corporate unit conducted by the chief executive and chief financial officer.

Beyond our medium term plan horizon, the group also makes investments that have business cases covering a longer time period, such as our network investments. Significant capital expenditure investment cases are approved by the chief executive and, where appropriate, the Board, after taking into account longer-term risks and opportunities such as the economy, technology and regulation.

In support of our viability statement we’ve stress tested our forecast cash flows by assessing the impacts of Our principal risks and uncertainties, as set out on pages 52 to 63, could have on our forecasts. In this assessment we’ve adopted a number of assumptions designed to stress test our resilience, in particular, we have not automatically assumed that, should the need arise, we would be able to raise new debt; we have instead considered this as part of any mitigating action.

Our assessment considered the following:
Individual risk modelling	What: potential financial impact of severe but plausible scenarios quantified for each of our principal risks and uncertainties
Why: test of viability under any individual risk and uncertainty
How: scenario produced for each risk, including a highly severe Covid-19 scenario based on very prolonged lockdowns above the level forecast in our medium term plan
Outcome: stress testing confirmed that existing projected cash flows and cash management activities provide us with a buffer against the impact of any individual risk
Combined risk modelling	What: combination of the full financial impact of individual scenarios materialising simultaneously
Why: test of viability should a combination of multiple risks materialise in parallel

How: we combined the full financial impact of our highly severe Covid-19 scenario with our political risk from a disorderly Brexit, alongside supply chain risk from a complete ban on certain high-risk vendors

Outcome: in this most extreme combined scenario we would need to take further action to mitigate the negative cash flow impact and ensure additional liquidity
Mitigations: should we be able to raise new debt in line with our normal treasury funding policies we would fully mitigate any downside

Should this not be possible other actions management could take include limiting or delaying discretionary capital expenditure and marketing activities, and adjusting our distribution policy. A reasonable combination of these actions would also fully mitigate any downside

Probabilistic risk modelling	What: model estimating the impacts of the individual severe but plausible scenarios
Why: test of viability under multiple occurrences of severe scenarios
How: modelling a probabilistic analysis of the potential financial impact of each individual risk if they materialise together with their likelihood of occurrence
Outcome: In extreme probabilistic modelled scenarios we would need to take further action to mitigate the negative cash flow impact and ensure additional liquidity
Mitigations: similar to the combined risks modelling above, should we be able to raise new debt in line with our normal treasury funding policies we would fully mitigate any downside
Should this not be possible other actions management could take include limiting or delaying discretionary capital expenditure and marketing activities, and adjusting our distribution policy. A reasonable combination of these actions would also fully mitigate any downside

Based on the results of this analysis, the directors have a reasonable expectation that the group will be able to continue in operation and meet its liabilities as they fall due over the three-year period of their assessment.

BT Group plc Annual Report 2020	Corporate governance

65

We believe that strong corporate

governance is critical to delivering our

strategy and creating long-term value

for our shareholders. We also recognise

the importance to our wider stakeholders

in delivering our strategy and achieving

sustainability within our business.

		Contents
		Corporate governance report
		Chairman’s governance letter	66
		Our governance framework	67
		Board of directors	68
		Board leadership	70
		Nominations Committee chair’s report	76
		Audit & Risk Committee chair’s report	78
		BT Compliance Committee chair’s report	82
		Digital Impact & Sustainability
		Committee chair’s report	83
		Report on directors’ remuneration
		• Remuneration Committee chair’s letter	84
		• Focus on remuneration	88
		• Directors’ remuneration policy	90
		• Annual remuneration report	98
		Directors’ information	110
		General information	112

		Financial statements	117
		Additional information	204

Corporate governance report
		The UK Corporate Governance Code 2018 (the Code)
		In respect of the year ended 31 March 2020, BT Group plc was subject to the Code published in July 2018 (available at frc.org.uk). We have complied in full with the principles and provisions set out in the Code throughout the year. To keep this governance report concise, we focus on key governance issues and have included some cross-references to other relevant sections of the Annual Report where more information can be found.

		During the year, we have undertaken a comprehensive review of the matters reserved to the Board. The current matters reserved to the Board and each committee’s terms of reference can be found on our website at btplc.com
Further information on compliance
with the Code can be found as follows:
Board leadership and company purpose

New York Stock Exchange delisting and US Securities and Exchange Commission deregistration

During the year ended 31 March 2020,

BT Group plc delisted from the New York Stock Exchange (NYSE) and terminated its American depositary receipts (ADR) programme. As we have not yet deregistered from the US Securities and Exchange Commission (SEC), we are required to produce a Form 20-F, which can be accessed from the SEC’s EDGAR database.

Board leadership	70 to 75
Purpose, values and strategy	17
Stakeholder engagement	24 to 29, 34
Our colleagues	30 to 33
Composition, succession and evaluation	74 to 77
Audit, risk and internal control	78 to 81
Risk	52 to 63
Viability statement	64
Remuneration
Directors’ remuneration policy	90 to 97	For more information visit our website at btplc.com
Annual remuneration report	98 to 107

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66

Chairman’s governance letter

The Board continues to believe that strong corporate governance is critical to delivering our strategy. It is responsible for the leadership of the group, ensuring our actions are in keeping with the values that shape our culture and in delivering long-term, sustainable value for all our stakeholders. This Corporate Governance report for the year ended 31 March 2020 includes an insight into how governance supports our business and the decisions we make whilst considering the interests of all our stakeholders.

Purpose, strategy and values

Central to the long-term delivery of our strategy is the group’s culture, underpinned by the values and behaviours expected of our colleagues. Therefore, we continually consider how our culture is aligned with our purpose, values and strategic objectives.

Changes to the Board

Board succession planning was a key priority in 2019/20. Through the Nominations Committee, we focus on Board succession and composition and ensuring we have the right balance of skills, independence, experience and diversity in line with the needs of the group.

During the year, we welcomed Leena Nair and Ian Cheshire as independent non-executive directors. Leena has brought a valuable understanding of the strategic and practical challenges of driving large-scale transformation. Ian brings a wealth of listed company experience, with a notable background in strategy, international retail and e-commerce. We also announced that Sara Weller will join as a non-executive director before the 2020 annual general meeting (AGM). Sara brings a broad perspective to the Board having a background in retail, fast-moving consumer goods and financial services. As announced on 1 May 2020, Adel Al-Saleh will join the Board with effect from 15 May 2020, as a non-independent, non-executive director and Deutsche

Telekom’s nominated representative, replacing Tim Höttges.

Jasmine Whitbread stepped down from the Board on 6 December 2019 after almost nine years as a non-executive director. Leena succeeded Jasmine as chair of the Digital Impact & Sustainability Committee. Further to Nick Rose deciding to step down from the Board at the conclusion of the 2020 AGM, we have announced that Iain Conn will be appointed as the Senior Independent Director, Ian Cheshire as chair of the Remuneration Committee and Matthew Key as chair of the Audit & Risk Committee. I would like to thank Jasmine, Tim and Nick for their invaluable support to BT and the Board.

Diversity

Diversity and inclusion continue to be a key focus on the UK governance agenda. BT fully recognises the benefits of a diverse Board and the importance of diversity, in all forms, across the organisation. The Nominations Committee considered diversity as part of its non-executive director appointment discussions. BT has a good track record of female representation on the Board. Leena Nair and Isabel Hudson are chairs of two of our committees and Isabel is also our designated non-executive director for workforce engagement. After the 2020 AGM, 33% of our Board will comprise women.

Stakeholders

Strengthening the voice of our colleagues at Board-level has been a focus this year. We established the Colleague Board as our formal mechanism for the Board to ensure effective engagement with our colleagues (see pages 32 to 33). As our designated non-executive director for workforce engagement, Isabel Hudson is a member of the Colleague Board and she reports back to the Board on key discussions with its members.

We recognise the importance of our wider stakeholders in delivering our strategy and business sustainability. We are conscious about our responsibilities and duties to our stakeholders under section 172 of the Companies Act 2006 and have detailed our stakeholders, their importance to our business and our engagement with them in the Strategic report.

In 2019, alongside the launch of our new corporate brand purpose, Beyond Limits, we launched our Skills for Tomorrow programme which is designed to empower 10m people by giving them the skills they need to flourish in a digital world. The Digital Impact & Sustainability Committee monitored the progress of this programme in the lead up to its launch.

The Remuneration Committee spent considerable time reviewing the remuneration structure for our senior executives. Accordingly, Nick Rose, chair of the Remuneration Committee, engaged extensively with our shareholders in relation to the proposed changes to the Directors’ Remuneration Policy (provided in the report on directors’ remuneration) which will be put before shareholders for their approval at our 2020 AGM.

The Audit & Risk Committee continued to monitor internal control and risk management. Alongside the Board, it undertook detailed reviews of some of our principal risks throughout the year.

The BT Compliance Committee is responsible for monitoring whether the governance model for Openreach is working as expected and achieving the outcomes for consumers and industry. It continued to review the operation of the financial planning and strategy development processes and monitored the behaviours and engagement of both the group and Openreach in the context of the Commitments.

This year the Board undertook an internal effectiveness evaluation of the Board and its committees. There was positive feedback on the relationships between directors and between the Board and management, highlighting shared understanding, constructive challenge and high levels of trust. Recent Board changes have resulted in a better-balanced Board with reference to all forms of diversity including gender, skills and experience.

I would like to thank the Board and the executive team for their ongoing support, particularly during the Covid-19 crisis. Details of our upcoming AGM on 16 July 2020 will be included in the Notice of meeting.

Jan du Plessis

Chairman

6 May 2020

BT Group plc Annual Report 2020

Corporate governance report
67

Our governance framework

The Board

Responsible for the stewardship of the group, overseeing its conduct and affairs to create long-term sustainable success in order to generate value for shareholders and other stakeholders. The Board has established certain committees to assist it in discharging its responsibilities and delegates day-to-day responsibilities to the chief executive.

Board leadership on pages 70 to 73

Audit & Risk Committee

Oversees, assesses and reviews our financial and narrative reporting, internal controls and risk management, including internal and external audit and pan-BT finance, control and compliance-related transformation programmes.

Nominations Committee

Considers the structure, size and composition of the Board and its committees and advises on succession planning for the Board and the *Executive Committee*. It ensures the Board is diverse, with the appropriate balance of skills, experience, independence and knowledge.

Nominations Committee chair's report on pages 76 and 77

Remuneration Committee

Agrees the remuneration framework for the chairman, executive directors and certain senior executives and monitors remuneration practices and policies for the wider workforce.

Report on directors' remuneration on pages 84 to 109

BT Compliance Committee

As a sub-committee of the *Audit & Risk Committee*, it oversees our adherence to the Commitments we made as part of the 2017 Digital Communications Review with Ofcom.

BT Compliance Committee chair's report on page 82

Digital Impact & Sustainability Committee

Provides oversight and direction to bring our purpose to life through our digital impact and sustainability strategy.

Colleague Board

Discusses and inputs into significant proposals and initiatives impacting our colleagues, as well as other engagement mechanisms. Our designated non-executive director for workforce engagement reports back to the Board on its activities.

Colleague Board on pages 32 and 33

Investigatory Powers Governance Committee

Oversees our role in the use of official investigatory powers.

Chief executive

Responsible for running the business and setting and executing our strategy.

Executive Committee

BT Investment Board

Provides input and recommendations that support the chief executive's decision making on investment budgets and cases.

Disclosure Committee

Ensures the company meets its disclosure obligations and reviews and approves regulatory and other announcements before publication.

Each Board committee chair formally reports to the Board following their meetings and makes any recommendations to the Board in line with its terms of reference. Papers and minutes for all meetings are circulated to all Board and committee members (as relevant) other than those who may be deemed to have a potential conflict of interest. Deutsche Telekom's nominated representative owes a fiduciary duty to both BT and Deutsche Telekom. The *Conflicted Matters Committee* reviews all papers ahead of sharing these with him to identify potential or actual conflicts of interest.

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68

Board of directors

Jan du Plessis

Chairman

Appointed chairman in November 2017 and to the Board in June 2017. Age 66.

Experience

Jan was chairman of Rio Tinto from 2009 to 2018 and chairman of SABMiller from 2015 until 2016. He was also a director and later senior independent director of Marks & Spencer from 2008 until 2015. Before that he served as chairman or non-executive director of a number of public companies. Prior to that, until 2004, Jan was group finance director of Richemont.

Relevant skills and contribution to the Board

Significant experience serving as chairman and as a non-executive director on the boards of FTSE 100 companies across varying sectors. Jan has the knowledge and insight to lead an effective board and an in-depth understanding of UK corporate governance requirements.

External appointments

None.

Philip Jansen

Chief executive

Appointed chief executive in February 2019 and to the Board in January 2019. Age 53.

Experience

From April 2013 until joining BT, Philip was CEO of Worldpay. Before that he was CEO and then chairman at Brakes Group between 2010 and 2015. Philip spent the previous six years at Sodexo where he was group chief executive, Europe, South Africa and India. Prior to that he was chief operating officer at MyTravel Group from 2002 to 2004 and managing director of Telewest Communications (now Virgin Media) from 2000 to 2002 after initially starting his career at Procter & Gamble.

Relevant skills and contribution to the Board

Extensive experience of leading and growing large private and publicly-listed UK and international businesses, delivering transformational change and large technology programmes.

External appointments

Senior advisor at Bain Capital and trustee of Wellbeing of Women.

Simon Lowth

Chief financial officer

Appointed chief financial officer and to the Board in July 2016. Age 58.

Experience

Simon was CFO of BG Group before the takeover by Royal Dutch Shell in February 2016. Prior to that, he was CFO of AstraZeneca from 2007 to 2013. He was an executive director of ScottishPower from 2003 to 2007 having been appointed as the finance director in 2005. Before 2003, Simon was a director of McKinsey & Company.

Relevant skills and contribution to the Board

A strong background in finance, accounting, risk, corporate strategy and mergers and acquisitions. Simon’s experience and implementation of cost transformation and performance improvement programmes provide valuable expertise.

External appointments

None.

Membership key

Our directors share collective responsibility for the activities of the Board. There is a clear division of responsibilities between the chairman and the chief executive. The responsibilities of the chairman, chief executive, senior independent director, and other key roles are set out on our website at btplc.com

Mike Inglis

Independent non-executive director

Appointed to the Board in September 2015.

Age 60.

Experience

Mike served as non-executive chairman of Ilika until January 2019 and was on the board of ARM Holdings from 2002 to 2013. His roles at ARM included chief commercial officer, executive vice president and general manager of the processor division and executive vice president of sales and marketing. Prior to joining ARM, Mike worked in management consultancy with AT Kearney and held a number of senior operational and marketing positions at Motorola. Mike was previously a director of Pace and an independent director of Advanced Micro Devices.

Relevant skills and contribution to the Board

Significant experience in the technology industry and expertise in marketing, management and operations.

External appointments

None.

Matthew Key

Independent non-executive director

Appointed to the Board in October 2018.

Age 57.

Experience

Matthew held various positions at Telefónica from 2007 to 2014 including as chairman and CEO of Telefónica Europe and chairman and CEO of Telefónica Digital. From 2002 to 2004 he was the CFO, strategy and regulation director of O2 UK before becoming CEO in 2004. Matthew has also served as finance director at Vodafone UK and chairman of Tesco Mobile. He has previously held positions at companies including Kingfisher, Coca-Cola and Schweppes Beverages and Grand Metropolitan.

Relevant skills and contribution to the Board

Strong strategic skills and a wealth of experience in finance and the telecoms sector.

External appointments

Non-executive director and audit committee chair of Burberry and chairman of Dallaglio Rugbyworks.

Allison Kirkby

Independent non-executive director

Appointed to the Board in March 2019. Age 52.

Experience

Allison was appointed President & CEO of Telia Company in May 2020. Allison was previously President & Group CEO of TDC Group until October 2019, and President & Group CEO of Tele2 AB from 2015 to 2018, having been Tele2 AB’s Group CFO from 2014. She was chair of the audit committee and a non-executive director of Greggs until May 2019. She has also held financial and operational roles within 21st Century Fox, Virgin Media, Procter & Gamble and Guinness.

Relevant skills and contribution to the Board

Valuable and recent experience in the international telecoms sector combined with strong experience in driving performance, improving customer service and delivering shareholder value.

External appointments

President and CEO of Telia Company.

BT Group plc Annual Report 2020	Corporate governance report

69

Sir Ian Cheshire

Independent non-executive director

Appointed to the Board in March 2020. Age 60.

Experience

Ian was previously group chief executive of Kingfisher and senior independent director and remuneration committee chair of Whitbread. Ian held a variety of posts whilst at Kingfisher from 1998 to 2014, including chief executive of B&Q from 2005 to 2008 and group chief executive from 2008 to 2014. He was also previously the chairman of Debenhams and the lead non-executive director for HM Government.

Relevant skills and contribution to the Board

A wealth of listed company experience, with a notable background in strategy, international retail and e-commerce.

External appointments

Chair of Barclays Bank UK and a non-executive director of Barclays and chair of Menhaden, a UK investment trust.

Iain Conn

Independent non-executive director

Appointed to the Board in June 2014. Age 57.

Experience

Iain was group chief executive of Centrica for over five years from 2015 to 2020. Prior to that, Iain spent 29 years at BP and was a board director for ten years from 2004 to 2014 including as chief executive Downstream from 2007 to 2014, and a member of the executive committee from 2002-2014. Until May 2014, Iain was a non-executive director of Rolls-Royce for nine years and senior independent director. Iain also served as a member of Council of the Imperial College from 2010 to 2019.

Relevant skills and contribution to the Board

Deep experience in the global energy markets, industrial operations, regulated consumer markets, and in technology and engineering. Broad international experience.

External appointments

Member of the European Round Table for Industry, the CBI President’s Committee, and chairman of the advisory board of the Imperial College Business School.

Tim Höttges

Non-independent, non-executive director

Appointed to the Board in January 2016.

Age 57.

Experience

Tim has been CEO of Deutsche Telekom since January 2014, and with the company since 2000. From 2009 to 2014, he was a member of the board of management responsible for finance and controlling. From 2006 to 2009 he was a member of the board of management responsible for the T-Home unit and in charge of fixed network and broadband business and integrated sales and service in Germany.

Relevant skills and contribution to the Board

Significant experience in international telecoms providing valuable knowledge in product development, cost savings and financial control.

External appointments

Chairman of T-Mobile US and supervisory board member of FC Bayern München AG and Henkel AG & Co. KGaA. Tim will join the supervisory board of Daimler AG subject to shareholder approval at its annual general meeting.

Isabel Hudson

Independent non-executive director

Appointed to the Board in November 2014.

Age 60.

Experience

Isabel was previously senior independent director of RSA Insurance, non-executive director of The Pensions Regulator, MGM Advantage, QBE Insurance, Standard Life and an executive director of Prudential Assurance Company in the UK.

Relevant skills and contribution to the Board

A wealth of experience in financial services, in the life, non-life and pensions industries as well as risk, control, governance and international business. Insight and expertise in regulatory, pensions and financial matters.

External appointments

Non-executive chair of National House Building Council (until May 2020). Isabel is also an ambassador for the disability charity, SCOPE, and an advisory council member of University College Lady Margaret Hall, Oxford. Isabel will join Axa S.A. as a non-executive director subject to shareholder approval as its annual general meeting.

Leena Nair

Independent non-executive director

Appointed to the Board in July 2019. Age 50.

Experience

Since 2016, Leena has been the chief human resources officer at Unilever. She is responsible for Unilever’s global people agenda, working across 160 markets to help deliver Unilever’s business financial performance as well as its environmental and social impact objectives. Leena joined Unilever in 1992 and has held a wide variety of HR roles throughout her career, including senior vice president for leadership and organisational development and global head of diversity, executive director of Hindustan Unilever and vice president HR South Asia.

Relevant skills and contribution to the Board

A deep understanding of the strategic and practical challenges of driving large-scale cultural transformation.

External appointments

Non-executive director at the UK Department for Business, Energy and Industrial Strategy.

Nick Rose

Senior independent director and independent non-executive director

Appointed to the Board in January 2011. Age 62.

Experience

Nick was chief financial officer of Diageo prior to his retirement in December 2010, having joined the board in 1999. Nick was appointed as senior independent director of BT in March 2014.

Relevant skills and contribution to the Board

Brings to the board a strong background in finance, risk, control, governance and international business. He also has significant experience in procurement, strategy and IT on a global basis.

External appointments

Chairman of Williams Grand Prix Holdings and director of BAE Systems.

Sara Weller CBE

Independent non-executive director

Sara will join the Board on 16 July 2020, immediately before the 2020 AGM, as an independent non-executive director. She will be a member of the Audit & Risk, Nominations and Digital Impact & Sustainability Committees.

Rachel Canham Company secretary & general counsel, governance Rachel joined BT in 2011 and was appointed company secretary & general counsel, governance in November 2018.

Adel Al-Saleh

Non-independent, non-executive director

Adel Al-Saleh will join the Board on 15 May 2020 as a non-independent, non-executive director replacing Tim Höttges as Deutsche Telekom’s nominated representative. Adel will be a member of the Nominations Committee.

Other Board and committee changes

The following are announced Board and committee changes that will take effect from the conclusion of the 2020 AGM:

•  Nick Rose will step down from the Board as a non-executive director and senior independent director

•  Iain Conn will become the senior independent director and a member of the Remuneration Committee

•  Matthew Key will chair the Audit & Risk Committee

•  Ian Cheshire will chair the Remuneration Committee and become a member of the BT Compliance Committee

•  Mike Inglis will cease being a member of the Remuneration Committee.

BT Group plc Annual Report 2020

Board

leadership

The Board is ultimately responsible for overseeing the performance of the group. The Board’s focus is on strategy, growing shareholder value, oversight and control and corporate governance.

Attendance

We held ten scheduled Board meetings and two ad hoc Board meetings in 2019/20. Board and committee members are provided with papers in a timely manner in advance of each meeting on a secure electronic portal. In addition, the chairman holds private sessions with our independent non-executive directors before Board meetings. Dinners are held for all Board members to have informal discussions on business matters. If directors are unable to attend a meeting, they typically give their views and comments to the chairman in advance.

Member	Attended	Eligible to attend
Jan du Plessis (chairman)	10	10
Philip Jansen	10	10
Simon Lowth	10	10
Ian Cheshire[a]	1	1
Iain Conn	10	10
Tim Höttges	8	10
Isabel Hudson	10	10
Mike Inglis	10	10
Matthew Key	10	10
Allison Kirkby	10	10
Leena Nair[b]	6	7
Nick Rose	10	10
Jasmine Whitbread[c]	6	7

[a]  Ian was appointed to the Board on 16 March 2020

[b]  Leena was appointed to the Board on 10 July 2019

[c]  Jasmine stepped down from the Board on 6 December 2019.

Due to prior business commitments, Tim was unable to attend two Board meetings and Jasmine was unable to attend one. Leena was unable to attend a Board meeting due to a prior business commitment which she had notified us of prior to her appointment to the Board.

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Key responsibilities

The Board is responsible for establishing the group’s purpose and values and satisfying itself that these align to our culture and the group’s strategic direction, long-term objectives and development. The Board also maintains oversight of the group’s operations, performance and governance and ensures compliance with statutory and regulatory obligations. It also determines the group’s risk appetite and ensures that we have in place a robust system of internal control and risk management, and is responsible for ensuring that the group has the necessary leadership team in place to efficiently execute its strategy.

  The matters reserved to the Board can be found on our website btplc.com

Stakeholders and key strategic decisions

See pages 24 to 29 of the Strategic report for more details on our key stakeholders. Examples of some of the decisions the Board and its committees have taken throughout the year and how stakeholder interests and the directors’ section 172 duties have been considered in reaching those decisions are also set out in the Strategic report on page 34.

Activities in 2019/20

Below are some of the matters that the Board discussed during the year:

Strategy and operations

Chief executive’s report	The chief executive provides an update at every Board meeting to give directors a good understanding of operational issues and the competitive and regulatory environment that affects BT and the wider communications industry. He also discusses the progress against our strategic priorities and transformation programmes, as well as performance, investor relations matters, sustainability and stakeholder updates.

Strategy and strategic priorities	The Board discussed the group’s strategy with management in detail at two full-day strategy meetings. This included reviewing the ambitions in each of the customer-facing units and Technology, taking into account the long-term future for the business, investment priorities and impacts on different stakeholder groups. Throughout the year, the Board received updates from each customer-facing unit CEO on their strategic priorities, progress on key initiatives and the plans for addressing key issues and material risks to deliver them. As part of our ongoing transformation of the Global unit, the Board was provided with updates on potential divestments, which were discussed and approved as appropriate (see page 34).

Transformation	The Board discussed with management the group’s transformation and simplification plans, progress made to date and further ways in which we will continue to drive efficiencies and simplification.

Covid-19	The Board received updates in relation to Covid-19, including the work undertaken to protect our colleagues, support the NHS and other stakeholders and manage the potential impacts for our business.

Corporate rebrand	In advance of the BT brand relaunch, the Board and management discussed our corporate rebrand and the corporate purpose, Beyond Limits, alongside our digital impact and sustainability programme, Skills for Tomorrow. Regular updates on the various underlying initiatives and feedback from different stakeholders were provided.

FTTP	The Board discussed and evaluated the group’s investment business case for FTTP build throughout the year, reviewing various scenarios, and balancing the interests and impact for both Openreach, the group and different stakeholder groups. Consequently, the Board supported our increased ambition for our full fibre build to reach 20m premises by the mid-to-late 2020s subject to the required critical enablers.

Building Digital UK (BDUK) submissions	The Board considered and approved BDUK tender submission bids by Openreach, for example the bid strategy and investment in relation to the R100 programme to deliver superfast broadband in Scotland, which was subsequently successful.

Shared rural network	The Board considered and approved our participation in the joint mobile operator initiative that enables greater mobile connectivity in rural areas in the UK.

Wholesale Fixed Telecoms Market Review 2021-26 (WFTMR)	Ofcom’s WFTMR consultation was released in January 2020 which provided additional clarity on the regulatory enablers for any investment in fibre. The Board discussed our position in relation to each regulatory enabler and our engagement with Ofcom as part of our response to the consultation.

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Activities in 2019/20 continued

Spectrum	The Board considered the bid strategy and overall spend for the upcoming spectrum auction, balancing short- term investment spend for the business with the long-term benefits in relation to delivering on our strategy.

Sports rights	The Board evaluated several scenarios in relation to bidding for exclusive sports rights to UEFA Champions League, UEFA Europa League and UEFA Europa Conference League until 2024, taking into account the overall investment cost and the benefit to the business and consequently approved the bid strategy.

Suppliers	The Board received updates on any notable points in relation to key suppliers from the chief executive. During the year, it was also updated by relevant members of management on the Government’s review of high-risk vendors (including Huawei) and planning for potential decisions by the Department for Digital, Culture, Media & Sport (DCMS) including the impact to BT of the DCMS announcement in January 2020.

Customers	The Board discussed with each of the customer-facing units, the current performance, ambitions and areas for improvement, and the priorities for continuously improving our customer experience performance.

BT Halo	Having discussed the proposal, the Board approved the investment in the BT Halo product, a hybrid solution to enable a better service for our customers.

Finance and risk

Financial performance	The chief financial officer provides an update on BT’s financial performance and outlook at every meeting. The Board discussed and approved the financial statements and results announcements at year-end, half-year and at each quarter, as well as the group’s tax strategy.

Distribution policy	In May 2020, having considered the various stakeholder interests, in particular the long-term interests of our shareholders, the Board concluded the prudent decision was to suspend the final dividend for 2019/20 and all dividends for 2020/21, and to re-base future dividends to a more sustainable level. This decision will create capacity for BT to invest in long-term, value-enhancing opportunities, including our strategic intent for an accelerated FTTP build and our transformation and modernisation programme, coupled with the shorter-term impact Covid-19. The Board expects to continue with a progressive dividend policy from this re-based level for future years (see page 44).

Group funding	The Board considered and approved the annual funding plan in May 2019, BT Group plc acting as guarantor to the Euro Medium Term Note programme in July 2019, the US 144A programme in November 2019 and the hybrid bond issuance in February 2020 in line with the group’s funding strategy.

Risk management	The Board commented on and approved the group risk register, having discussed the principal risks and uncertainties facing the group. Both the Board and the Audit & Risk Committee held detailed reviews into several of our principal risks. Further details on our principal risks are set out on pages 52 to 63. On behalf of the Board, the Audit & Risk Committee also undertook detailed reviews of BT’s risk management and internal control systems and provided regular updates to the Board.

Pensions	In preparation for the next triennial funding valuation of the BT Pension Scheme, the Board was updated on the funding position and changes in the external environment.

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Investor perceptions and shareholder relations, consideration of analysts’ reports	The Board received regular reports outlining share register movement, relative share price performance, investor relations activities and engagement with shareholders. The Board considered feedback from this and also discussed with the brokers the telco market, performance and our share price relative to the market. As part of changes to our Directors’ Remuneration Policy (the Policy), the Remuneration Committee chair engaged with a number of our investors (see page 84), taking account of their feedback as part of the new Policy being put to shareholders for approval at the 2020 AGM (see pages 90 to 97).

Colleagues

Culture and talent	The Board discussed the group’s culture including reviewing our purpose, values, behaviours and workforce policies and how they align with our culture, aspirations and initiatives, including the consideration of any key indicators to monitor progress. The Board was updated on diversity, our initiatives in this area and current progress made to meet our targets.

Engagement	Having considered various options for the mechanism by which the Board could better engage with our colleagues, it established the Colleague Board with the aim of strengthening our understanding of colleagues’ views (see pages 32 and 33). Feedback from the Colleague Board is shared and discussed with the Board by Isabel Hudson, our designated non-executive director for workforce engagement. The Board also received updates on the various other mechanisms and initiatives that we use across the business to engage with our colleagues (see page 25). This included updates on progress in relation to BT’s strategic sites and hub locations in the UK as part of our Better Workplace Programme.

Health, safety and wellbeing	The Board received reports on the health, safety and wellbeing of our colleagues across the business including those in Openreach and discussed the measures being taken and any systems in place to mitigate the risk of incidents.

Governance

Secretary’s report	At every Board meeting, the company secretary reports on key corporate governance developments, such as institutional investor guidelines and updates, and any governance recommendations for consideration, approval or information.

NYSE delisting, ADR programme termination and SEC deregistration	The Board considered and approved the proposal and rationale for delisting from the NYSE, termination of the ADR programme and the deregistration from the SEC, including any related actions and communications (see page 34).

Annual Report 2020	The Board reviewed and approved the Annual Report on the recommendation of the Audit & Risk Committee, having considered that taken as a whole, it is fair, balanced and understandable and provides the information necessary for shareholders to assess the group’s position and performance, business model and strategy.

AGM	The Board approved the AGM resolutions for recommendation to shareholders including the Directors’ Remuneration Policy and updated share plan rules (on recommendation from the Remuneration Committee).

Committee reports	The committee chairs reported back to the Board on matters discussed at each of their committee meetings. Details of their key activities can be found in each committee’s respective report.

Board, committee and directors’ evaluations	During the year, we carried out an internal evaluation of the Board and its committees. The details of this for the Board can be found on page 75 and for each committee in their respective reports. The chairman held individual discussions with each director to make sure they continue to contribute effectively and were committed to their roles. The senior independent director led the evaluation of the chairman’s performance, taking into account the views of the other directors.

Matters reserved to the Board and committee terms of reference	The Board carried out a comprehensive review and approved the updated matters reserved to the Board. An annual review of the terms of reference for each Board committee was also undertaken to ensure they continued to be fit for purpose and reflected best practice.

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Composition, succession and evaluation

Board induction

When appointed, directors have a comprehensive induction programme to give them a thorough overview and understanding of the business. This is tailored to take into account a director’s previous experience, their responsibilities and, for non-executive directors, specific committee responsibilities relevant to their committee memberships. The programme includes meetings with the chairman, chief executive, senior independent director and the company secretary, as well as other Board and Executive Committee members and senior management. Directors are encouraged to visit our offices and sites, including contact centres and BT/EE shops, as well as spending a day with an Openreach engineer. Directors also receive key information on our governance framework, recent financial data and the policies supporting our business practices, including our ethics code.

Training and development

The chairman reviews training and development needs with all directors. Non-executive directors regularly meet with management, enhancing their understanding of the business through briefing sessions. We encourage all directors to keep their skills and knowledge up-to-date and ask for any support they need. As part of ongoing development, the company secretary briefs the Board and committees on any significant legal, regulatory and governance developments. During the year, these briefings included updates on the UK Stewardship Code 2020, updated institutional investor guidelines, the Brydon Review and the FRC’s Annual Review of the Code. Directors are updated as required on developments in the environment in which the business operates and internal and external advisers are invited to provide updates as necessary.

Each director may obtain independent professional advice at the company’s expense as required. Each committee is supported by the company secretary and her team.

We encourage all directors to visit our sites and offices to meet our colleagues and broaden their understanding of the business. In 2020, this included a visit to Adastral Park (see page 70).

Time commitment

By accepting their appointment, directors must confirm they are able to allocate sufficient time to discharge their responsibilities effectively. All directors are expected to attend all meetings of the Board and any committees of which they are members, as well as the AGM, and any Board offsites or away days. Directors are also expected to devote sufficient time to prepare for each meeting and to take part in at least one visit to one of our offices or other sites each year. Before accepting external appointments, directors are required to obtain the prior approval of the Board.

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Election and re-election of directors

The Nominations Committee considers, in respect of each director, their skills and experience, time commitment, tenure and independence as part of the Board’s recommendation to shareholders for the election or re-election of directors. The Board believes that each director who is being put forward for election or re-election at the 2020 AGM brings considerable knowledge, wide-ranging skills and experience to the Board, makes an effective and valuable contribution and continues to demonstrate commitment to their role.

Further to the changes to the Board announced on 1 May 2020, the Board recommends to shareholders at the 2020 AGM the election of Adel Al-Saleh, Ian Cheshire, Leena Nair and Sara Weller, and the re-election of all other directors, with the exception of Nick Rose and Tim Höttges.

Details of all directors’ contracts or letters of appointment are in the Report on directors’ remuneration on page 107.

Board evaluation
Internal evaluation 2019/20
During 2019/20 we carried out an internal evaluation of the Board and its committees led by the chairman and the company secretary. Members, attendees and external advisers completed questionnaires, covering topics such as composition, requirements of stakeholders, the monitoring of culture, the quality of support provided to the Board and succession planning. The output of the evaluation was discussed and debated by the Board and each committee. The agreed actions for each committee are set out in the respective committee reports.

There was positive feedback on the relationships between Board members and between the Board and management, highlighting shared understanding, good challenge and high levels of trust and discussion. The Board is considered to be well balanced with reference to all forms of diversity including gender, skills and experience.

Our key areas of focus for 2020/21 are:

Key areas of focus	Agreed actions

Talent management and succession planning for executives	Greater time should be spent on senior executive succession planning during 2020/21. Consider alternate ways in which Board members can meet and engage with key talent.

Review the effectiveness of material past decisions	The Board should consider the most effective way in which it can spend time reviewing the effectiveness of material past decisions and capturing lessons learned.

Board papers and information	Further improve papers through better signposting and ensuring they are clearer in identifying the key issues and the asks of the Board.

Board and committee discussion time	Review the agendas and duration of topics with presenters to allow for increased discussion time as appropriate.

In line with the Code, in 2020/21, the Board and committee evaluation will be externally facilitated.

Internal evaluation 2018/19
The progress against the agreed key actions in relation to our 2018/19 internal evaluation (disclosed in last year’s report) are set out below:

Agreed key areas of focus	Progress during 2019/20

Strategy setting and strategic priorities	Biannual Board strategy days held in which the Board and management considered and discussed the market and the future business for BT to set strategic priorities and focus.

Cultural transformation	Our cultural transformation was discussed by the Board and its committees several times during the year. Cultural alignment with brand, values and behaviours is continuously considered by management. The Board’s visit to Adastral Park during the year provided an opportunity for the Board to engage with colleagues at different levels within the organisation.

Talent management and succession planning for executives	The Board discussed succession planning during the year and this was also considered in detail by the Nominations Committee. The Board and its committees have had increased visibility of colleagues below Executive Committee level through presentations during the year.

BT Group plc Annual Report 2020

Nominations Committee

Chair’s report

The focus for this committee this year was appointing new executive directors with appropriate skills and experience, with Board diversity continuing to be a priority.

Membership and key responsibilities

We are responsible, on behalf of the Board, for keeping under review the succession planning of executive and non-executive directors, together with the composition of the Board and its committees. All non-executive directors are members of the committee. The chief executive attends meetings where appropriate. The company secretary is secretary to the committee and attends all meetings. No committee member or attendee attends when their own performance is discussed.

Attendance

Member	Attended	Eligible to attend

Jan du Plessis (chair)	7	7

Ian Cheshire[a]	1	1

Iain Conn	7	7

Tim Höttges	4	7

Isabel Hudson	7	7

Mike Inglis	7	7

Matthew Key	7	7

Allison Kirkby	7	7

Leena Nair[b]	6	6

Nick Rose	7	7

Jasmine Whitbread[c]	4	4

[a]	Ian joined the committee on 16 March 2020
[b]	Leena joined the committee on 10 July 2019
[c]	Jasmine stepped down from the committee on 6 December 2019.

Tim was unable to attend two committee meetings due to prior business commitments and one due to illness.

The committee’s key responsibilities

are set out in its terms of reference

available on our website btplc.com

Jan du Plessis

Chair of the Nominations Committee

6 May 2020

Activities in 2019/20

The committee held seven meetings during the year. The committee considered, with subsequent recommendation to the Board for approval as appropriate:

•	Board composition and a review of the skills, experience, independence, knowledge and diversity requirements in line with the current and future needs of the business

•	potential candidates for appointments to the Board and changes to the membership of committees

•	the independence of non-executive directors and the proposals for election or re-election of directors at the 2020 AGM

•

the letters of appointment of the independent non-executive directors, following which the Board decided to amend these to be on a rolling basis subject to three months’ notice being served by either party, in line with the Code

•	changes to the composition of the board of Openreach Limited

•	the performance and development areas and the succession plans for members of the Executive Committee.

New non-executive director appointments

As stated in our 2019 Annual Report, it was expected that Jasmine Whitbread and Nick Rose would step down from the Board by the end of the 2020 AGM. During 2019/20, we announced three non-executive appointments to the Board: Leena Nair, Ian Cheshire and Sara Weller. Below is a summary of the process we followed in appointing them:

Candidate requirements

The committee identified and discussed the capabilities and experience of potential new non-executive directors, considering the composition of the Board and the experience and skills needed to drive the future success of the business. Diversity of background and opinion was also recognised as important.

Search process

The process was led by the chairman. MWM Consulting, an independent external search agency, who had no other connection to BT, facilitated the process. The chairman considered a list of candidates with MWM Consulting. A shortlist of candidates were invited to interview.

Interviews

The chairman, chief executive and some committee members interviewed the shortlisted candidates.

New non-executive directors appointed

All interviewers provided feedback on the candidates to the chairman. As a committee we discussed the relative merits of each candidate based on the criteria for each appointment. We proposed Leena, Ian and Sara’s appointments to the Board which were subsequently approved.

On 1 May 2020, the committee recommended to the Board the approval of Adel Al-Saleh’s appointment as a non-independent, non-executive director and Deutsche Telekom’s nominated representative to replace Tim Höttges with effect from 15 May 2020. Adel will also be a member of the Nominations Committee.

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Non-executive directors’ tenure

As at 6 May 2020

	No.	%

0-1 years	4	40

2-3 years	1	10

4-6 years	4	40

7-9 years	-	-

9+ years	1	10

Post 2020 AGM

	No.	%

0-1 years	6	60

2-3 years	1	10

4-6 years	3	30

7-9 years	-	-

9+ years	-	-

Diversity and independence

As at 6 May 2020

* Independent on appointment to role

Independence of directors

The majority of the Board are independent non-executive directors. The chairman was judged to be independent at the time of his appointment and all other non-executive directors are considered to be independent under the terms of the Code, with the exception of Deutsche Telekom’s nominated representative. He owes fiduciary duties to both BT and Deutsche Telekom. Our Conflicted Matters Committee identifies potential or actual conflicts of interest and helps him comply with his fiduciary duties but the ultimate responsibility rests with the nominated representative.

Given Nick Rose began his nine year tenure as a non-executive director on 1 January 2011, the committee and the Board undertook a thorough review of his independence. The committee considered his personal qualities and circumstances, including any business or relationships that could materially interfere with his ability to exercise objective or independent judgement or his ability to act in the best interests of the group. The committee and the Board concluded that he continues to be independent of management and a valuable director, with experience in the areas of finance, risk, control and governance. Given appointments of new non-executive directors during the last year and a half, and the resignation of Jasmine Whitbread in December 2019, it was felt that Nick offered consistency and experience over this period of transition. Changes at chief executive level also mean that Nick does not have long-standing relationships with senior management, and Nick holds other directorships outside of BT further supporting his independence. As stated in my governance letter, Nick has decided to step down at the conclusion of the July 2020 AGM.

Diversity

Diversity was a key factor in reviewing the Board’s composition and recommending appointments. We are keen to have a Board with a diversity of skills, gender, social and ethnic backgrounds, cognitive and personal strengths, with appointments based on merit. We continue to challenge our external search consultants where necessary to ensure that diversity is always considered when drawing up candidate shortlists.

At the date of this report, we have three female Board members out of 12, equivalent to 25% female. At the end of the 2020 AGM, we will have reached our current Board diversity target of having 33% female representation on the Board (four out of 12).

We believe that diversity and inclusion are important throughout the group and at all role levels within the business. During the year, the Board reviewed BT’s diversity commitments and progress made in this area. Gender diversity across our senior leadership team has improved this year, with 29% of our Executive Committee and their direct reports being female.

Details of our approach to inclusion and diversity are on pages 30 and 31.

Succession planning

During the year, we reviewed Executive Committee members’ performance and focused on succession planning. The chief executive, with the support of the group HR director, is responsible for developing succession plans for executives and senior management, and these were considered by the committee. 2019/20 has been a year of significant change in the business as we continued to transform BT. The committee and the Board discussed the importance of identifying critical roles within the business to ensure we retain and motivate key talent and have the necessary skills for the future.

Committee evaluation 2019/20
During 2019/20, we carried out an internal evaluation of the committee led by the chairman and the company secretary. Members and regular attendees completed questionnaires and the responses and key findings were discussed by the committee. The committee has agreed these key areas of focus for 2020/21:

Key areas of focus	Agreed actions

Board diversity	Continue to focus on Board diversity, specifically in relation to gender.

Information to the committee	Ensure all committee members are kept updated on the progress of searches ahead of any final recommendation for new non-executive directors being proposed to the committee.

BT Group plc Annual Report 2020

Audit & Risk

Committee

Chair’s report

This year we continued to monitor the quality, reliability and resilience of our key controls and undertook detailed reviews of a selection of principal risks.

Attendance

Member	Attended	Eligible to attend

Nick Rose (chair)	9	9

Iain Conn	8	9

Mike Inglis[a]	3	3

Matthew Key	9	9

Allison Kirkby	9	9

Jasmine Whitbread[b]	6	7

[a]	Mike joined the committee on 1 November 2019
[b]	Jasmine stepped down from the committee on 6 December 2019.

Iain and Jasmine were each unable to attend one committee meeting due to prior business commitments.

Other attendees

	Regular attendee	Attends as required

Chief financial officer	•

Director, group finance	•

Director of risk, compliance & assurance	•

External auditors	•

Group general counsel	•

External reporting & financial controls director		•

Group risk director		•

Internal audit director		•

Ethics & compliance director		•

The committee’s key responsibilities are set out in its terms of reference available on our website btplc.com

Nick Rose

Chair of the Audit & Risk Committee

6 May 2020

This will be my last report as chair of the

Audit & Risk Committee as I will step down from the Board at the conclusion of the 2020 AGM. Over the last ten years, this committee has dealt with some significant challenges, most notably the accounting irregularities in Italy. Consequently, the number and length of meetings has been substantial. I am indebted to my long-standing members, Iain Conn and Jasmine Whitbread, for their time and counsel. Recently we have strengthened the committee with new additions of Matthew Key, Allison Kirkby and Mike Inglis. Matthew will succeed me as chair at the conclusion of the 2020 AGM. I am confident that I leave the committee well resourced in numbers and capability.

Membership and key responsibilities

The committee acts independently of the executive. Our members are all independent non-executive directors, with a range of skills and the committee as a whole has experience relevant to the sector. Matthew, Allison and I have recent and relevant financial experience, as required by the Code, and we are the designated financial experts for Sarbanes-Oxley Act purposes.

The company secretary is secretary to the committee and attends all meetings. The chairman and chief executive attended most committee meetings during the year.

The committee met nine times during the year, in line with the financial reporting timetable. As chair of the committee, I meet with the regular attendees ahead of meetings to discuss the key areas of focus. After each meeting, I report back to the Board on the committee’s activities, the main issues discussed and matters of particular relevance, with the Board receiving copies of the committee’s minutes. The external auditors were not present at meetings where their performance and/or remuneration was discussed. During the year, we held several private sessions with BT’s internal and external auditors, without management being present.

Activities in 2019/20

Sarbanes-Oxley and internal controls

Management is responsible for establishing and maintaining an adequate system of internal control, while the committee is responsible for overseeing the effectiveness of these controls. Last year, I reported on management’s implementation of the group-wide Sarbanes-Oxley control enhancement programme led by our second line of defence financial controls and assurance team with support from Deloitte and Ernst & Young.

This year, the committee has continued to monitor the ongoing implementation of this enhancement programme, including overseeing the key risk areas. During the year, management has made good progress in remediating the areas of material weakness identified in the prior year in relation to IT general controls and risk assessment but we still have more to do.

In 2019/20, for IT general controls, management enhanced the controls supporting the additional applications brought into scope in 2018/19, introduced a process to ensure changes to IT controls receive an appropriate level of approval testing, and made improvements to the strength of passwords in legacy systems and the timely removal of application access for leavers. Within EE, management ensured SAP privileged user access for development activity was no longer granted.

For risk assessment, management have completed the identification and mapping of transactional process risk points to their related controls for the majority of group processes, completed substantial documentation and testing over ‘Information Produced by the Entity’ and have appropriately addressed the risks of material misstatement associated with the key outsourced service organisations identified last year.

Despite these improvements, remediation and testing of all remediating plans was not complete at 31 March 2020. Following a thorough review with the external auditors and the committee, management has concluded that, although good progress has been made in narrowing the material weaknesses, our internal control over financial reporting remained ineffective as at 31 March 2020, under Sarbanes-Oxley, in relation to IT general controls and risk assessment. Management has detailed remediation

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plans which are intended to be completed in financial year 2020/21. The committee will continue to monitor management’s progress in their remediation activities.

The committee has also overseen the steps taken to conclude that these material weaknesses do not result in any identified material misstatements in the current period financial statements nor any prior year financial statements. These include the introduction of data analytic testing as part of the programme of detailed balance sheet reviews performed by the group financial controls and compliance team. These reviews included our operations outside the UK and our major contracts and did not identify significant issues or areas of concern.

For 2020/21, management has implemented the SAP Governance, Risk and Compliance module to support the end-to-end monitoring of our financial controls.

The committee continues to focus on monitoring and overseeing management on these improvements to governance, compliance and financial safeguards.

Risk management

Each quarter, all customer-facing units certify the adequacy and effectiveness of their risk management processes and the operation of their Sarbanes-Oxley controls. Our risk management processes, which have been in place throughout the period under review, identify and monitor the risks facing the group. The Executive Committee, the Board and this committee regularly review the risks we consider to be material.

During the year, in reviewing the management of our risks, the committee undertook detailed reviews of some of our principal risks (with others being discussed by the Board). These sessions focused on the committee holding open and honest discussions with the risk owners to understand current and anticipated risk developments and how management is managing them. The committee used these discussions to assess the effectiveness of our control and mitigation activities and any areas for improvement. I subsequently reported the outcome of each of these risk sessions to the Board.

Further information on risk management can be found in the How we manage risk section on pages 52 to 63.

During the year, the committee also reviewed and inputted into the proposed enhancements to the risk management framework, including the definition of a new pan-BT risk landscape. This will support the way risk management is structured and rolled out across the organisation.

Key matters considered by the Audit & Risk Committee

April 2019 (two meetings)
•	External audit and non-audit fees
•	Committee and external auditors’ effectiveness
•	Pensions and tax
•	Sarbanes-Oxley update
•	Full year results and Annual Report 2019
•	Goodwill
•	Viability and going concern statements
•	Internal control requirements under the Code
•	One BT Integrity & Compliance programme
•	Internal and external auditors’ year-end reports
•	Internal audit plan and internal audit charter
•	Ethics & compliance and Speak Up cases.

June 2019
•	NYSE delisting, ADR programme termination and SEC deregistration
•	Regulatory financial statements 2018/19
•	Ethics & compliance, including Speak Up cases
•	M&A financial commitments and potential liabilities register.

July 2019
•	Year-end review of external auditors
•	Openreach board audit, risk and compliance committee’s annual update
•	First quarter trading update
•	Internal audit report
•	Regulatory financial statements 2018/19
•	Sarbanes-Oxley update
•	Audit quality review
•	External auditors’ non-audit fees
•	Consumer commercial policies
•	M&A financial commitments and potential liabilities register
•	Major contentious matters report.

September 2019
•	Risk landscape and principal risks
•	Consideration of management of significant financial controls
•	Finance transformation
•	Procurement supply chain risk
•	2019/20 external audit plan and strategy
•	Supplier risk and assurance KPIs.

October 2019
•	External auditors’ non-audit fees
•	External auditors’ engagement letter
•	Sarbanes-Oxley update
•	2019/20 half year results
•	Internal and external auditors’ reports
•	Going concern
•	Ethernet backhaul direct service level guarantee payment
•	One BT Integrity & Compliance programme
•	Technology risk compliance and security programme
•	Corporate income tax accounting.

December 2019
•	Privacy and data protection risk
•	BT Compliance Committee chair report
•	Sarbanes-Oxley update
•	Ethics & compliance, regional governance committees update and Speak Up cases
•	International audit coverage and trend analysis.

January 2020
•	Third quarter trading update
•	Sarbanes-Oxley update
•	External and internal audit reports
•	Update on the Brydon Review
•	Non-audit fees policy
•	External auditor’s fees and non-audit fees
•	Major contentious matters report.

March 2020
•	Sarbanes-Oxley update
•	External auditor’s report
•	Draft Annual Report 2020 and the Form 20-F 2020
•	Year-end accounting policies
•	Reporting developments and pension matters
•	Group internal audit plan
•	Service interruption risk
•	Ethics & compliance report risk and Speak Up report
•	Terms of reference
•	Corporate income tax accounting.

April 2020
•	External auditors’ fees and non- audit fees, effectiveness and re- appointment
•	Sarbanes-Oxley update
•	Full year results and draft Annual Report 2020 and the Form 20-F 2020
•	Viability and going concern statements
•	Internal and external auditors’ year-end reports
•	Group internal control requirements under the Code
•	Group internal audit charter
•	Major contentious matters report
•	Duty to Report – payment practices.

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Audit & Risk Committee chair’s report continued

The Board is ultimately responsible for the group’s system of risk management and internal control. See US Regulation on page 112 for details on our internal controls assessment for the purposes of the Sarbanes-Oxley Act.

One BT Integrity & Compliance programme

As I reported last year, the risk, compliance and assurance (RCA) function launched a programme called One BT Integrity & Compliance. The aim of this programme is to design, build and operate a stronger, simpler and clearer risk, controls and assurance framework. This is supported by the right culture and capabilities to provide the confidence to take on risk smartly and safely and to deliver a more valuable and resilient BT for all of our stakeholders.

The One BT Integrity & Compliance programme delivered improvements throughout the year including:

•

Enhancements to the quarterly customer-facing and corporate units’ audit & risk committees (ARCs), making them more streamlined and action focused. The ARCs highlight significant risk, compliance and assurance issues, and the actions required to fix them, including those requiring escalation to the chief executive or this committee

•	An effective RCA operating model with a new group RCA leadership team supported by both specialists in a central team, and a deployed team across the customer-facing and corporate units

•	The appointment in the year of new senior leaders such as our risk director, ethics and compliance director, and internal audit director; along with enhanced management in each of these teams

•	Articulation of a new simple, clear and robust risk management framework.

•	Development and use of enhanced risk deep dive templates to provide consistency to our reviews of principal risks.

The focus next year will be to continue to implement the risk management framework, and a revised policy landscape, embedding the output from this work into the day-to-day management and organisational capabilities and culture of BT. The committee will continue to monitor progress against these deliverables.

Finance transformation programme

The committee discussed delivery and implementation of the end-to-end finance transformation programme which has the objective of modernising our key reporting and transactional processes, systems and controls. The committee received updates on progress and provided challenge in order to monitor and support the success of the programme. Management, through a combination of external recruitment and internal training of colleagues, has sufficient resource to implement the new finance process design. A new group-wide finance transformation director has been appointed to lead the implementation and each customer-facing and corporate unit has a senior transformation lead. Progress in the year includes the definition of our pan-BT standard information model, standard definitions of our key transactional processes, go live of our travel and expense, data and new controls systems, as well as front end sourcing.

Financial reporting

The committee considered and assessed:

•	the full year and half year results, and quarterly trading updates for recommendation to the Board

•	the quality and appropriateness of accounting policies and practices, as well as critical accounting estimates and key judgements

•

whether the Annual Report, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess the group’s position and performance, business model and strategy. This assessment formed the basis of the advice given to the Board.

Significant issues considered in relation to the financial statements

Covid-19

The committee considered the judgements made in evaluating the impact of Covid-19 on the financial statements, including the impact on expected credit losses on trade receivables and contracts assets, contract loss provisions and programme rights assets and commitments.

Group accounting policies, critical accounting estimates and judgements

The committee considered the accounting policies and disclosures in the consolidated financial statements that relate to critical accounting estimates and judgements, the key judgements and assumptions in relation to provisions, including restructuring, regulatory risks and litigation, the implementation of IFRS

16 Leases, and the impact of Covid-19 on the financial statements.

Going concern

The committee considered management’s forecasts of group cash flows and net debt, as well as our liquidity requirements and borrowing facilities, including downside scenarios reflecting the full financial impact of our highly severe Covid-19 scenario with our political risk from a disorderly Brexit, alongside supply chain risk from a complete ban on certain high-risk vendors. Following this review and a discussion of the sensitivities, we confirmed that the going concern basis of accounting continues to be an appropriate basis of preparation for the financial statements. Further detail on the basis of our going concern assessment is set out on page 110.

Viability statement

The committee assessed process and assessment of the group’s prospects, the time horizon and how this aligned with the group’s long-term forecasts, taking into account the company’s current position and principal risks. The committee also considered the group risks included in management’s stress testing model, including downside scenarios reflecting the full financial impact of our highly severe Covid-19 scenario with our political risk from a disorderly Brexit, alongside supply chain risk from a complete ban on certain high-risk vendors. The committee was satisfied that the viability statement could be provided and endorsed the continued selection of a three-year time horizon as a basis for the statement and the approach to its development. Further detail on the assessment of viability and the viability statement are set out on page 64.

Regulatory reporting

The committee supported the continued changes across people, processes and systems that were put in place to ensure that we met our 2019/20 regulatory financial reporting obligations.

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Pensions

The committee considered the assumptions underlying the valuation of the pension liabilities in the financial statements, as summarised in note 20 to the financial statements, the sensitivities around the assumptions and the impact of the assumptions on the balance sheet, income statement and related disclosures. This included updates to the valuation of certain pension assets to reflect the impact of Covid-19.

Goodwill impairment

The committee considered and was satisfied with the key assumptions, including operating cash flow forecasts, resulting headroom and the sensitivity analysis performed by management and agreed that no goodwill impairment charges were required this year. The committee was satisfied that Covid-19 did not have a material impact on the goodwill impairment judgements.

Major contracts

The performance of major contracts in Enterprise and Global were considered, including assessments of the recoverability of dedicated contract assets, assessments of the future performance of the contracts and any requirement for loss provisions.

Asset verification and asset lives

The committee looked at the results of management’s annual asset life review, asset verification exercise and review of fully depreciated assets and the committee was satisfied that the judgements taken and the methodology applied were appropriate.

Divestments

The committee reviewed the judgements made in relation to the group’s divestments, including on whether the held for sale criteria had been satisfied and how goodwill should be allocated to divested or held for sale entities.

Other matters

Specific items were reviewed quarterly, and we considered whether they were appropriately categorised. We also considered management’s view of the quality of earnings and of the effective tax rate. At the half year and full year, we considered a detailed assessment of provisions and at each quarter, the half year and the full year, and the committee was satisfied with the analysis provided in relation to the results.

External audit

Last year, I reported that KPMG had been appointed as our external auditors at the conclusion of the 2018 AGM. Tony Cates is the lead audit partner for KPMG and began his tenure when we appointed KPMG. The company confirms that it complied with the provisions of the Competition and Markets Authority’s Order for the financial year under review. The committee reviewed with the auditors the scope of work and the risk informing this, external audit findings and their letter of engagement. The committee approved KPMG’s audit plan and management’s letter of representation. The committee also considered the proposed external audit fees for the year ended 31 March 2020, as well as the recurring audit fee for the regulatory financial statements, the interim review fee and the one-off audit fee relating to the implementation of IFRS 16, and subsequently approved these fees. Further information can be found in the Independent auditors’ report on pages 118 to 123.

Auditors’ independence, objectivity and effectiveness

The committee discussed the auditors’ independence and areas that could give rise to a conflict of interest, and looked at safeguards that they have in place to prevent compromising their independence and objectivity. We have a policy in place detailing non-audit services that can be provided by the external auditors, which has been updated in line with the latest ethical standards. The external auditors are not permitted to perform any work which they may later be required to audit or which might affect their objectivity and independence, or create a conflict of interest. Internal procedures describe the approval process for work performed by the external auditors. This applied to KPMG throughout the year. The committee monitored compliance with the policies and procedures and considered business relationships with the external auditors, and the level and appropriateness of non-audit services and fees. Further details of the non-audit services that are prohibited and allowed under the policy can be found on our website. Details of non-audit services carried out by the external auditors are described in note 8 to the consolidated financial statements.

Audit-related assurance services, including the audit of the regulatory financial statements, are considered a low threat to auditor independence. The proportion of other non-audit services to total services is therefore considered the most suitable measure of the non-audit services provided. These represented 2% of the total fees (2018/19: 6%).

The committee also reviewed the quality of the audit and the performance of the external auditors throughout the year. The committee concluded that the external auditors continue to be independent and recommended to the Board that KPMG be put to our shareholders for re- appointment at the 2020 AGM.

Internal audit

The committee:

•  reviewed and approved the annual internal audit plan at the start of the year and received regular updates on audit activities, progress against the plan, details of unsatisfactory audits and action plans to address these

•  reviewed the performance of the function twice during the year. We commissioned an external effectiveness review of internal audit in 2018/19. This was conducted, in accordance with our five-year cycle of such reviews, by the Chartered Institute of Internal Auditors

•  reviewed overdue recommendations and ensured these are tracked through to completion and subject to close monitoring by management.

Governance and compliance

We received and considered reports from management on BT’s ethics and compliance priorities, including Speak Up, our confidential hotline. In particular, the committee discussed BT’s management of allegations of misconduct. The committee ensures that arrangements are in place for the proportionate and independent investigation of these and other matters, including privacy and data governance and anti-corruption and bribery.

Committee evaluation 2019/20
During 2019/20, we carried out an internal evaluation of the committee led by the chairman and the company secretary. Members, attendees and KPMG, completed questionnaires and the committee discussed the responses and key findings. The committee agreed the following key actions for 2020/2021:
Key areas of focus	Agreed actions
Internal control environment	Increase focus and scrutiny of internal controls, including IT general controls and information used in controls. Further time to be spent on the IT and technology landscape to understand what changes are required and to monitor and challenge progress.
Major transformation projects	Closely monitor major finance, control and compliance transformation projects including the One BT Integrity & Compliance programme and the progress of finance transformation.
Detailed risk reviews	Continue with and enhance detailed reviews into pan-BT key risks and other critical areas.

BT Group plc Annual Report 2020

BT Compliance Committee

Chair’s report

The year has seen significant

bedding down of the governance arrangements between BT and Openreach which can now be regarded as ‘business as usual’.

Membership and key responsibilities

This committee is a sub-committee of the Audit & Risk Committee. The committee comprises independent non-executive directors only. The company secretary is secretary to the committee and attends all meetings. The chairman, group director regulatory affairs, group general counsel and the directors of the Commitments Assurance Office (CAO) and Openreach’s commitments monitoring office also attend all meetings.

We are responsible for monitoring whether the governance model for Openreach is working as expected and achieving appropriate outcomes for consumers and industry. Central to this is ensuring that Openreach is able to act with appropriate independence while BT is properly able to fulfil its parent company duties.

Attendance

Member	Attended	Eligible to attend

Isabel Hudson (chair)	4	4

Mike Inglis	4	4

Allison Kirkby[a]	2	2

Jasmine Whitbread[b]	3	3

[a]	Allison joined the committee on 1 November 2019
[b]	Jasmine stepped down from the committee on 6 December 2019.

The committee’s key responsibilities are set out in its terms of reference available on our website btplc.com

Isabel Hudson

Chair of the BT Compliance Committee

6 May 2020

The committee reviews BT’s compliance with the letter and spirit of the Commitments (the Commitments) made as part of Ofcom’s 2017 Digital Communications Review (DCR). We also review the behaviours and culture of colleagues and the progress being made in the areas of greatest importance to industry and other stakeholders. We are supported in our work by a dedicated CAO.

The Board receives copies of the committee’s minutes and I report on the main issues discussed at each committee meeting. We are also accountable to Ofcom, who receive copies of our minutes and the annual review we publish each year (available on our website). Further details on how we engage with Ofcom can be found in the Strategic report on page 29.

Activities in 2019/20

The committee met four times this year. We have continued to focus on the spirit of the Commitments, and not just the letter, and on conducting detailed reviews into key decisions so we can see how the Commitments are working in practice. We have taken a risk-based approach to our monitoring, with our main focus being on the operation of the processes that may affect the balance of Openreach’s independence and BT’s parent company oversight. We discussed:

•	the CAO’s detailed reviews of the financial planning and strategy development processes and were pleased to observe considerable maturing of the operation of these

•	BT’s agreement of a new commercial processes guidance note defining which pricing and portfolio decisions Openreach can take itself and which it needs to refer to BT

•

the cultures and behaviours that support the delivery of the DCR objectives and seeing these become increasingly embedded as the standard way of working, by hearing from senior management in risk, compliance and assurance, strategy & transformation, group finance and the customer-facing units

•

broadband universal service and duct and pole access, two new areas which are important to consumers and industry, to ensure they are established and progressing in line with DCR expectations. We have also increased our engagement with external stakeholders to understand their perspectives of progress to date

•

how Openreach and BT share commercial information. We have supported management’s efforts to improve both the way this information is reported and the assurance of the quality of reporting. We now have significantly greater clarity here

•

CAO compliance “quick checks” and potential breaches and non-conformances with policy notified to the committee via the CAO and decided each case accordingly (and where appropriate discussed remedial actions). The number and nature of breaches and non-conformances remains at a low level.

Committee evaluation 2019/20

During 2019/20 we carried out an internal evaluation of the committee led by the chairman and the company secretary. Members and regular attendees completed questionnaires, and the committee discussed the responses and key findings. The responses were positive, with a consensus that the committee is effective in discharging its duties. The committee agreed these key areas of focus for 2020/21:

Key areas of focus	Agreed actions
Engagement with communication providers	Build on committee engagement with key communication providers (internal and external), alternative networks and industry stakeholders.

Reporting	Review whether further improvements can be made to reporting in order to make papers more focused and concise, focusing on the key issues and their impact.

BT Group plc Annual Report 2020

Digital Impact

& Sustainability Committee

Chair’s report

Being appointed chair is an exciting opportunity to continue to elevate the great progress BT has already made on its bold ambitions.

Membership and key responsibilities

The committee currently comprises three independent non-executive directors and the chairman. The group HR director, director of corporate affairs and director of digital impact & sustainability attend the meetings. The company secretary is secretary to the committee and attends all meetings. In April 2019, as part of a review of the entire board and committee structure, the committee was renamed the Digital Impact & Sustainability Committee (previously the Committee for Sustainable and Responsible Business) and its composition and remit were refreshed.

The committee is responsible, on behalf of the Board, for agreeing the digital impact and sustainability strategy for the group. We monitor progress on our long-term digital impact and sustainability goals, including those relating to digital skills, human and digital rights, climate change, the environment and social issues, such as fundraising and volunteering.

Attendance

Member	Attended	Eligible to attend

Leena Nair (chair)[a]	3	3

Jan du Plessis	4	4

Isabel Hudson[b]	4	4

Mike Inglis [c]	4	4

Jasmine Whitbread[d]	3	3

[a]	Leena joined the committee on 10 July 2019 and became committee chair on 6 December 2019
[b]	Isabel joined the committee on 3 April 2019
[c]	Mike joined the committee on 3 April 2019
[d]	Jasmine stepped down from the committee and as committee chair on 6 December 2019.

Leena Nair

Chair of the Digital Impact

& Sustainability Committee

6 May 2020

This is my first report since taking over as chair in December 2019. I see enormous potential to build on BT’s strong track record through integrating sustainability even further into core business processes, products and services and in deepening engagement with customers, colleagues and our communities to create a more sustainable future, not just for BT, but for society as a whole.

Activities in 2019/20

The committee met four times during the year and discussed:

Digital impact and sustainability

•

The progress in the lead up to the launch of Skills for Tomorrow, our digital skills programme. Since launch, the committee has monitored the programme’s reach and impact externally, as well as the focus on the internal reskilling of our people

•	Our young people strategy, including Barefoot, our partnership with Computing at School, and our Work Ready programme and their impacts

•	The broader digital impact and sustainability strategy, including Openreach’s contribution in areas such as climate and digital skills.

The committee’s key responsibilities are set out in its terms of reference available on our website btplc.com

Corporate governance report

83

Climate

•

The group’s climate strategy and our public decarbonisation commitment for 2030. To give the committee a better understanding of the external environment and assess BT’s areas of focus going forward, an external expert briefing on climate took place.

Human and digital rights

•

Our human and digital rights programme including our work to combat modern slavery and responsible use of artificial intelligence. As part of enhancing the committee’s knowledge, we also had an external expert briefing on human and digital rights, as it relates to our business.

Accessibility

•	Consumer’s accessibility, inclusion and vulnerability programme and the ongoing work in this area.

Further information on our digital impact and sustainability work can be found on pages 36 to 39.

Committee evaluation 2019/20

During 2019/20 we carried out an internal evaluation led by the chairman and the company secretary. Members and regular attendees completed questionnaires, and the committee discussed the responses and key findings. The respondents felt that the committee had improved significantly in the last couple of years through having a clearer focus in terms of responsibilities, with meetings involving open and effective discussions supplemented by good quality information. The committee agreed these key areas of focus for 2020/21:

Key areas of focus	Agreed actions
Skills for Tomorrow	Further monitor the progress and impact of the Skills for Tomorrow programme.
Further align committee work with BT’s broader corporate strategy	Increase focus on the link between the work of the committee and BT’s commercial growth and wider strategies.
Climate change	Further progress and enhance the monitoring of climate-related work at each committee meeting.

BT Group plc Annual Report 2020

Report on

directors’

remuneration

Committee chair’s letter

This year our focus

has been on engaging

with shareholders

on a broad range of

remuneration issues

including a new

remuneration policy.

Attendance

Member	Attended	Eligible to attend

Nick Rose (chair)	9	9

Ian Cheshire[a]	1	1

Isabel Hudson	9	9

Mike Inglis	9	9

Matthew Key[b]	4	4

Leena Nair[c]	5	5

[a]	Ian joined the committee on 16 March 2020
[b]	Matthew joined the committee on 3 October 2019
[c]	Leena joined the committee on 10 July 2019.

Contents

Committee chair’s letter

Review of the year; committee decisions; key outturns and plans for the year ahead – pages 84 to 87

Focus on remuneration

The key aspects of our remuneration structure, outcomes for 2019/20 and implementation of the Remuneration Policy in 2020/21 – pages 88 and 89

Remuneration Policy (Policy)

We are proposing a new Policy at the 2020 AGM – pages 90 to 97

Annual Remuneration Report

More detail on how we have applied our current Policy during 2019/20 including the single figure of remuneration for each director. How we intend to apply the new Policy in 2020/21 – pages 98 to 107

Remuneration in context

How we take account of remuneration conditions across the business – pages 108 and 109

Membership and key responsibilities

•	Determines the salary and benefits for the executive directors, members of the Executive Committee and the company secretary, and monitors remuneration practices and policies for the wider workforce

•	Operation of the annual bonus scheme for senior executives, including setting performance targets and objectives for the year ahead

•	Determines awards under the annual bonus scheme for senior executives

•	Governance of the company’s long-term incentive plans

•	Reviews and approves the Annual Remuneration Report for inclusion in the Annual Report

•	Reviews and approves the Policy including seeking shareholder approval, on a binding basis, at least every three years

•	Ensures that all remuneration decisions are made within the parameters of the approved Policy and align with our reward philosophy and our values.

In addition to the committee members, the chairman, chief executive, group HR director and director of reward are typically invited to attend meetings, except in instances where their own remuneration is discussed or other circumstances where their attendance would not be appropriate. Deloitte LLP, as the remuneration adviser to the committee, also attends all meetings.

The company secretary is secretary to the committee and attends all meetings.

I will step down from the Board at the conclusion of the July 2020 AGM following more than nine years’ service. During my tenure, BT has had its ups and downs like any other organisation, but one thing that has always been consistent is the vital role that BT plays in our society.

As the world deals with the human and economic impact of Covid-19, BT is doing all it can to keep its customers and businesses connected across the mobile, broadband and fixed line networks. It’s at times like this that BT steps up and delivers value for the country beyond what we report as profit or that is reflected in our share price. Despite the challenges we have faced this year, the team has worked incredibly hard to deliver progress in many financial and strategic areas. Looking forward, I am optimistic about BT’s future as it works collaboratively with the Government, the regulator, and the wider industry to deliver the full fibre broadband infrastructure that the UK needs, on the assumption we obtain the required critical enablers.

This is a longer letter than I would normally write but I think it is important to explain the changes we are proposing and the rationale for these changes in the current environment. Before getting into the body of the letter, I would like to register three other important points.

First, during the year we welcomed two new members to the committee, Matthew Key and Leena Nair, and we were further strengthened by the addition of Sir Ian Cheshire who joined us in March. It has been a busy year for the committee, and I am grateful to my colleagues for their time commitment, challenge and counsel.

Second, I am also very grateful to shareholders for their engagement on a broad range of remuneration issues including of course our new Policy.

Third, in the current environment, I feel that the use of discretion and judgement will be ever more important. To this end, the committee used its discretion this year to reduce the annual bonus and long-term incentive awards to executive directors. We also decided to freeze executive director salaries and to defer this year’s and next year’s full annual bonus into shares for a further three years. These are difficult judgements to make but the committee felt it appropriate given BT’s share price performance and the Board’s decision to suspend and re-base future dividends. That said, while the Board recognises that dividends are important to many shareholders, it believes the dividend decision will create capacity for BT to invest in long-term value-enhancing opportunities as well as give us confidence to manage the business through the

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85

Covid-19 crisis without compromising our credit rating. For example, our FTTP investment should realise pre-tax nominal returns of between 10% to 12%.

At this year’s AGM, we will be asking shareholders to vote on two remuneration resolutions:

•	Our new Policy, which outlines the remuneration framework that will apply to our executive directors, non-executive directors and the chairman of the Board over the next three years; and

•	Our Annual Report on Remuneration, which summarises the outcomes for 2019/20 and explains how we intend to apply the new Policy from 2020/21.

New Policy

During the year the committee conducted a comprehensive review of BT’s current Policy. The review is timely as Philip Jansen has completed his first year as chief executive, and this is a great opportunity to reinforce his vision for BT with a new Policy.

BT plays an important role in society – as an employer, a taxpayer, as well as connecting and protecting people and businesses in the UK and overseas. This was evidenced when all the main political parties in the last UK general election highlighted that broadband was a key area of focus for the country. Furthermore, the Government announced that they (and the UK telecoms industry) would need to make significant investments to ensure gigabit-capable broadband extends to the hardest to reach places in the UK. To ensure BT continues to play its part in realising this ambition, the committee believes our new Policy should help foster BT as a purposeful company that benefits all stakeholders, while also ensuring executive reward aligns with shareholders’ long-term interests. Therefore, the new Policy is designed to:

•	Be simpler and more transparent

•	Reward performance against a balanced scorecard of financial and non-financial stakeholder metrics

•	Encourage long-term share ownership

•	Reflect that we operate in a tightly regulated environment, ensuring a narrower but more predictable range of reward and performance outcomes that align with our business model

•	Recognise that BT is faced with several near-term substantial investment decisions and that it may take some time to realise the full benefits for BT and its shareholders

•	Comply with corporate governance best practice.

Shareholder consultation

During the year, we consulted extensively with our largest shareholders and their representative bodies. I would like to thank those that engaged with us for their helpful feedback. This helped shape the committee’s thinking and the development of the new Policy.

Policy proposals and implementation in 2020/21

We are proposing several changes under our new Policy. The most significant change is to replace our current long-term Incentive Share Plan (ISP) with a new long-term Restricted Share Plan (RSP). Under the new RSP, we will grant a smaller award of shares every year that vest over a longer period without any performance targets but with simple underpins.

a) Long-term incentives

Customers want fast, secure, seamless and reliable connectivity to enable their digital lives and businesses. Therefore, at the heart of our business strategy, is the need to deliver the best converged network in the UK through our rollout of Fibre-To-The-Premises (FTTP) and 5G. The technology and infrastructure build that this requires are complex and will take many years to deliver. We must also navigate multiple and sometimes conflicting requirements from different stakeholder groups (e.g. the Government, the regulator, customers, other communication providers, and shareholders). To ensure we support the right management behaviours to do the right things in a considerate way for all stakeholders we believe we need a new long-term incentive plan. We recognise that restricted share plans are still a relatively new type of long-term incentive that are emerging in the UK, but we believe restricted share plans are the right approach for BT at this particular time for the following reasons:

•

Conventional three-year financial or total shareholder return (TSR) targets may not support the right management behaviours to do the right thing for all stakeholders given the longer-term nature of our FTTP investment plans

•	Setting even longer-term performance targets (beyond three years) would be particularly difficult in today’s Covid-19 world

•	Restricted share awards are lower than our current Incentive Share Plan awards, which recognises growing sentiment in society to see a reduction in executive pay

•

The potential payouts from restricted shares are less extreme and less variable than conventional long-term incentives. This is more appropriate given that BT operates in a tightly regulated environment with a more limited potential range of performance outcomes than in many other companies

•

Our restricted share awards will have a longer phased vesting with additional holding periods. This aligns with our longer-term business model and investment cycle, particularly true now as we intend to enter a period of sustained strategic investment to support the Government’s plans for the UK

•	We intend to make restricted shares available for three layers of management below executive directors to ensure consistency and alignment

•	Restricted shares are simpler and more transparent.

In determining the appropriate level of award, we modelled the potential payouts under different performance and share price scenarios, with the aim of providing a similar level of on-target compensation as the current Policy but significantly reducing the maximum compensation. As a result, we are proposing restricted share awards for the chief executive that are 50% of the face value of his current ISP awards. We are also taking the opportunity to harmonise award levels for the chief financial officer, such that both executive directors will be eligible for a normal award of 200% of salary.

Subject to shareholder approval of the new Policy, we expect to make the first RSP awards in August 2020. When considering grant levels each year, the committee will take account of share price performance over the preceding year. Noting the share price performance during the year prior to the Covid-19 crisis and the dividend decision, the first RSP award for executive directors will not exceed 175% of salary though the committee will make a final decision on the award level closer to the grant date in August 2020, taking into consideration several factors including the share price performance between now and then. Details of the awards granted will be disclosed at the point of grant. In addition to this, the committee will specifically look at the outcomes of the first RSP award to assess whether any “windfall gains” have been realised as a result of any Covid-19 “bounce back”.

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86

Report on directors’ remuneration

Committee chair’s letter continued

Awards will vest over three to five years, subject to underpins and over-arching committee discretion. All vested shares cannot be sold (other than to meet tax obligations) until year five. The underpins will apply over the first three years of each award. For the awards scheduled to be granted in August 2020, the underpins will be:

•

The average adjusted Group Return on Capital Employed (ROCE) over the three-year period is equal to or exceeds the Weighted Average Cost of Capital (WACC) over the same period. This is a meaningful metric for the business as economic value is created when we earn a return above our cost of capital. Setting the threshold at WACC means that management are not discouraged from making important investments in the short-term (such as FTTP and 5G networks) with the aim to create sustainable value for shareholders and the country over the longer term

•

There should be no environmental, social or governance issues occurring which result in significant reputational damage to BT including but not limited to workplace fatalities, regulatory fines or sanctions, or significant environmental incidents.

Should either of the underpins not be met, the committee would consider whether a discretionary reduction in the number of shares vesting was required. In addition, the committee will always have overarching discretion to adjust the vesting outcome if considered appropriate.

b) Annual bonus

We are making some changes to how the annual bonus operates:

•

Harmonising the annual bonus opportunity for both executive directors by decreasing the chief executive’s maximum bonus from 240% of salary to 200% of salary and increasing the chief financial officer’s maximum bonus from 180% of salary to 200% of salary

•

Increasing the proportion of annual bonus deferred into shares from 33% to 50% of any bonus paid. This will strengthen the link between short-term performance and sustainable long-term value creation. In addition, in recognition of the current economic environment and the dividend decision, the executive directors have agreed to defer their full bonus for the 2019/20 financial year into shares for a further three years. The committee also welcomed and agreed the chief executive and chief financial officer’s proposal to defer their full annual bonus for 2020/21 into shares for a further three-years, to the extent that any annual bonus is payable. This means that the executive directors will not take any cash bonuses for two consecutive years

•	Changing the annual bonus measures for 2020/21 as follows:

-

Increasing the weighting on financial performance from 60% to 70% of the bonus, which will be split equally between adjusted EBITDA (35%) and normalised free cash flow (35%). We have increased the weighting on financial performance in the annual bonus to balance the move towards long-term restricted shares

-

Adjusted EBITDA is felt to be the best profitability measure for capturing our transformation to become a simpler and more agile company without penalising management for making the investment required to achieve this. Adjusted EBITDA also aligns with the profit measure used in the annual bonus plans for employees further down the organisation

-

Normalised free cash flow is an important measure that we have used for several years, representing the cash available to cover specific items, pension deficit repair payments and shareholder distributions in a company, after accounting for all operational expenses and investments in capital

-	Linking 30% of the bonus to three equally weighted non-financial measures consistent with our strategic priorities and broader stakeholder responsibilities:

Customer experience: differentiated customer experience remains at the heart of everything we do. We will be simplifying our current approach by moving to a single metric based on absolute improvements in our Group Net Promotor Score

Converged networks: as we roll out the latest technologies and work towards creating a single converged network, we will measure success in terms of the total number of customers connected to FTTP and the number of customers connected to 5G

Digital impact and sustainability: we recognise the importance of the contribution that BT can make to society. The metrics will be focused on progress towards our public ambition of reducing carbon emissions intensity by 87% by 2030, and progress towards our ambition to reach 10m people in the UK with help to improve their digital skills by 2025.

c) Pension

In line with corporate governance best practice, we will reduce the pension allowances for executive directors to align with the pensions provided to most of the UK workforce. The chief executive’s pension allowance will be reduced from 15% of salary to 10% of salary in 2020/21, while the chief financial officer’s pension allowance will reduce from 30% of salary to 20% of salary in 2020/21, 15% of salary in 2021/22 and 10% of salary in 2022/23 (effective from 1 April at the start of each financial year).

d) Shareholding requirement

To complement the move to restricted shares, and emphasise the focus on long-term share ownership, the shareholding requirement for both executive directors will be increased to 500% of salary. Executive directors must achieve this guideline within five years of the approval of the new Policy or, in the case of any new executive directors appointed, within five years of their date of appointment. We believe this to be at the upper end of FTSE market practice and that it further strengthens the alignment between executives and shareholders.

Reflecting the provisions of the Code, we are extending this requirement for a period of two years post-cessation of employment. Executive directors will be required to retain shares to the value of 500% of salary, or the shares held at the date of leaving if lower, for a period of two years following their departure.

Both the chief executive and the chief financial officer have invested significantly in BT shares during their year and have therefore been aligned with the shareholder experience.

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Remuneration outcomes for 2019/20

Overall, BT has delivered significant progress in many financial and strategic areas despite challenging market headwinds and continuing regulatory complexity.

•

Revenue was just outside our guidance, and reflected the impact of regulation, declines in legacy products and divestments, partly offset by growth in new products and services and higher rental bases of fibre-enabled products and Ethernet. It was also partly due to a strategic decision to withdraw from a relatively sizeable customer contract, which had a c. £55m impact on revenue. We did not adjust the targets to reflect this decision and therefore no bonus was earned on this measure

•

EBITDA was in line with guidance despite lower revenue, as operating costs came in lower year-on-year mainly driven by savings from our ongoing transformation programmes, partially offset by increased business rates, investment in customer experience and increased salary costs in Openreach to support FTTP rollout and better service. Regulatory pricing reductions had an impact of c. £347m and cost inflation (including the effect of cumulo rate increases) had an impact of c. £217m. A decline in fixed voice was partly offset by IP voice with an aggregate impact of c. £137m. Earnings per share (EPS) performance was close to around our stretch goal, principally due to lower than expected interest payments

•

Normalised free cash flow was within guidance despite year-on-year increased cash capex to support faster FTTP rollout, lower EBITDA, the deposit for UEFA club football rights, partially offset by one-off cash flows. We did not adjust the targets to reflect any of these impacts

•	We achieved c. £1.6bn of annualised benefits a year early from our transformation programme. We have also announced c. £2bn of planned gross cost savings over the next five years

•

We performed strongly on network build - FTTP footprint doubled in the year to 2.6m premises and we continue to aim for an average cost per premises passed of £300-£400; and EE was the first to launch 5G in the UK and at the end of 2019/20 was live in 78 cities and large towns.

•

Customer complaints to Ofcom were reduced by 41% for BT consumer broadband on a year-on-year basis. We also exited the 2019/20 financial year strongly on our customer Net Promoter Score, which was up 5.5 points in Q4. EE has retained the ‘best mobile network’ position for the sixth consecutive year in the 2019 RootMetrics survey

•

We responded quickly and effectively to the Covid-19 crisis, protecting our people and implementing operational contingency plans, and with a firm focus on supporting the national response to the crisis. The work we are doing for customers and the country has been recognised extensively by the Government and Ofcom, including the brilliant work of our teams to support the NHS and to keep the network running for millions of people that suddenly found themselves needing to work from home during the lockdown.

As a result of our performance, the formulaic outturn under the business performance measures was 103.8% of target. However, given the overall performance of BT including our share price performance during the year and the dividend decision, the committee applied its discretion to reduce the formulaic outcome under the business measures to 85% of target. This resulted in an annual bonus of £1.32m (or 50% of maximum) for the chief executive and £900,176 (or 68% of maximum) for the chief financial officer. The committee welcomed and agreed the chief executive and chief financial officer’s proposal to defer their full annual bonus into shares for a further three years.

The chief executive and chief financial officer will not receive a salary increase in 2020 in line with the management population (non-managers will receive a salary increase, which will be 1.5% in the UK).

The ISP award granted in 2017 will lapse in full in May 2020 as we did not meet the performance targets over the last three years.

Following the announcement that all awards had vested in full upon completion of the Worldpay acquisition by FIS, Philip Jansen’s buyout award vested on 20 March 2020. Philip voluntarily agreed to hold these shares for a further year.

Looking ahead to 2020

Given the significant changes that are being proposed this year, the focus of the committee during the 2020/21 financial year will be to ensure that the new Policy is successfully embedded into the business and operates as intended. The new Group scorecard for 2020/21 and the RSP will be used for all managers in BT (except in Openreach) that are eligible to participate in an annual bonus and long-term incentive plan. Due to commitments to the regulator and to maintain Openreach’s independence, Openreach managers will use a similar scorecard and RSP structure but linked to Openreach performance and payments will be made in cash rather than BT shares. As a committee we seek to make decisions which effectively align remuneration outcomes with performance, balancing all relevant factors. Looking forward, we are confident that the changes to our new Policy will allow us to strengthen this alignment by ensuring that our colleagues are focused on continuing to deliver the transformation needed to make BT a stronger and more purposeful company that benefits all our stakeholders.

As outlined above, our new Policy positions us well against the new provisions of the UK Corporate Governance Code (Code) 2018. We will of course continue to assess how shareholders’ views evolve in various areas and monitor any developments in the remuneration landscape more generally. During 2020/21, we will continue to broaden our view of wider workforce pay and conditions and the amount and quality of the information which we see.

Finally, I am delighted to say that Sir Ian Cheshire will succeed me as the chair of the committee, and I am confident that he will oversee a successful implementation of our new Policy.

I hope the committee has your support for our new Policy and our Report on directors’ remuneration at the forthcoming AGM.

Nick Rose

Chair of the Remuneration Committee

6 May 2020

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Focus on remuneration

Our remuneration principles are to maintain a competitive remuneration package that promotes the long-term success of the business, avoids excessive or inappropriate risk taking and aligns management’s interests with those of shareholders. Below is how remuneration is aligned with the principles of the Code.

Clarity

•  Our remuneration framework is structured to support the financial and strategic objectives of the company, aligning the interests of our executive directors with those of our shareholders

•  We are committed to transparent communication with all our stakeholders, including our shareholders

•  From 2020/21, performance for senior management and all other employees will be measured against a single consistent scorecard.

Predictability

•  The introduction of the RSP reflects that we operate in a tightly-regulated environment, ensuring a narrower but more predictable range of reward and performance outcomes to align with our business model.

Simplicity

•  We operate a simple, but effective remuneration framework, which is applied on a consistent basis for all employees

•  The annual bonus rewards performance against key performance indicators, while the RSP provides long-term sustainable alignment with our shareholders

•  There is clear line of sight for management and shareholders.

Proportionality

•  There is clear alignment between the performance of the company, the business strategy, and the reward paid to executive directors

•  Target total compensation levels are set competitively compared to other companies of similar size and complexity, to ensure we can attract and retain the executives needed to deliver the business strategy. However, the maximum total compensation levels are set lower than typical market practice to reflect the narrower and more predictable range of performance outcomes for BT

•  Formulaic incentive outcomes are reviewed by the committee and may be adjusted having consideration to overall group performance and wider workforce remuneration policies and practices.

Risk

•  Our incentives are structured to align with the company’s risk management framework

•  Three-year deferral under the annual bonus and no release of RSP awards until five years from the date of award create long-term alignment, as do our in-and post-employment shareholding requirements

•  The annual bonus, deferred bonus and RSP also incorporate malus and clawback provisions, and overarching committee discretion to adjust formulaic outcomes.

Alignment to culture

•  When considering performance, the committee takes account of BT’s values

•  The committee receives regular updates on pay conditions across the business, and colleagues may provide feedback to the Board directly via the Colleague Board

•  All-employee share plans help encourage our colleagues to become shareholders in the business.

Look out for these icons in the Report on directors’ remuneration to distinguish the different types of pay.	Fixed pay Base salary Pension allowance Benefits	Variable Annual bonus Restricted share awards

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Remuneration earned in 2019/20
Philip Jansen	Simon Lowth
Chief executive	Chief financial officer
£000	£000

[a] The figure is pro-rated to reflect Philip’s service in the year

[b] The buyout award granted to Philip on appointment to compensate him for his loss in shares forfeited from Worldpay. Philip’s first ISP award was made in February 2019

[c] The group returned below threshold performance against all of the performance measures for the 2017 ISP. No payment was made.

Performance outcomes in 2019/20

Annual bonus

•  Bonus was subject to five measures of business and personal performance

•  The EPS result was close to our stretch target, while cash flow and customer experience were between threshold and target

•  Revenue performance was below the threshold level

•  This resulted in a formulaic outcome of 103.8% of target for the business objectives

•  Both executive directors displayed strong leadership and delivered successfully on their strategic objectives for the year

•  However, in light of the overall financial performance of the business, including our share price, the committee made a discretionary adjustment and reduced the outcome under the business objectives to 85% of target

•  The executive directors have agreed to defer all their bonus for 2019/20 into shares for a further three years.

Incentive Share Plan

•  Awards subject to three performance measures

•  Performance was below threshold, so awards will lapse in full and no payment will be made.

Implementation of the Policy in 2020/21

	Fixed pay	Annual bonus	Restricted Share Plan
Philip Jansen (Chief executive)	Salary – £1,100,000 Benefits Pension – 10% of salary	Max. opportunity – 200% of salary Target opportunity – 120% of salary	2020 award – will not exceed 175% of salary
Simon Lowth (Chief financial officer)	Salary – £735,438 Benefits Pension – 20% of salary	Max. opportunity – 200% of salary Target opportunity – 120% of salary	2020 award – will not exceed 175% of salary
Performance measures	n/a	Adjusted EBITDA (35%) Normalised free cash flow (35%) Customer experience (10%) Converged networks (10%) Digital impact & sustainability (10%)	Awards subject to two underpins over the initial three-year vesting period: • ROCE in excess of WACC; and • No environmental, social or governance issues resulting in material reputational damage.
Framework	n/a	• 100% of any bonus payment in 2020/21 will be deferred into shares for three years • Malus and clawback provisions apply • Full committee discretion available	• Awards vest in three tranches over three to five years; no shares released before year five • Malus and clawback provisions apply • Full committee discretion available

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Remuneration Policy

This section of the report sets out our directors’ remuneration policy (Policy), which will be put forward for shareholder approval at the 2020 AGM on 16 July 2020. Subject to approval, this Policy will become effective on that date.

The key changes to executive director remuneration between this Policy and the previous Policy approved by shareholders at the 2017 AGM are as follows:

•  Replacement of the performance-linked Incentive Share Plan (ISP) with the Restricted Share Plan (RSP), under which awards of restricted shares will be granted

•  Reduction in the maximum bonus opportunity from 240% to 200% of salary

•  Increase in the minimum bonus deferral amount from one third to 50%

•  Reduction in pension allowances for new appointments to align with the majority workforce level of contribution (currently 10% of salary in the UK). We have also reduced pension rates for existing executive directors

•  Increase in the executive director shareholding requirement to 500% of salary, to further strengthen the alignment between the executive directors and shareholders

•  Extension of the shareholding requirement for a period of two years post-cessation of employment, to align with the requirements of the Code.

  Further details on the proposed changes are described in the committee chair’s letter on pages 84 to 87. Details on how the Policy will be implemented in the coming financial year are provided on page 104.

Executive directors

Base salary Purpose – a core element of remuneration, used to attract and retain executive directors of the calibre required to develop and deliver our business strategy

Operation

Salaries are reviewed annually, although an out-of-cycle review may be conducted if the committee determines it appropriate.

A review may not necessarily lead to an increase in salary.

Salaries are paid monthly in cash.

The committee takes into account a number of factors when setting salaries, including (but not limited to):

•  size and scope of the individual’s responsibilities

•  the individual’s skills, experience and performance

•  typical salary levels for comparable roles within appropriate pay comparators; and

•  pay and conditions for our wider employee population.

Maximum opportunity
Whilst there is no maximum salary level, any increase will typically be broadly in line with our wider employee population.

Higher increases may be made under certain circumstances, such as:

• increase in the scope and/or responsibility of the individual’s role

• development of the individual within their role; and

•  where an executive director has been appointed to the Board at a lower than typical level of salary, for example to reflect a lower level of experience, larger increases may be awarded to move them closer to the market rate as their experience develops.

Performance measures

None

Operation
Benefits Purpose – to support health and wellbeing and provide employees with a market-competitive level of benefits

Executive directors receive benefits which typically include (but are not limited to) car benefits (which may include any of a company car, cash allowance in lieu, fuel allowance, and driver), personal telecommunication facilities and home security, medical and dental cover for the directors and their immediate family, life cover, professional subscriptions, personal tax advice and financial counselling up to a maximum of £5,000 (excluding VAT) a year.

Where executive directors are required to relocate, the committee may offer reasonable and limited relocation benefits, and additional expatriate benefits, if considered appropriate.

Expenses incurred in the performance of an executive director’s duties for the company may be reimbursed (including any relevant taxes due thereon) or paid directly by the company, as appropriate.

The company purchases directors’ and officers’ liability insurance to cover the directors, and has in place a directors’ and officers’ indemnity. The insurance operates to protect the directors in circumstances where, by law, BT cannot provide the indemnity. Further details of the directors’ and officers’ liability insurance and indemnity are set out on page 111.

Maximum opportunity
While no maximum level of benefits is prescribed, they are generally set at an appropriate market-competitive level determined by the committee, taking into account a number of factors including:

• the jurisdiction in which the employee is based

• the level of benefits provided for other employees within the group; and

• market practice for comparable roles within appropriate pay comparators in that jurisdiction.

The committee keeps the benefit policy and benefit levels under regular review.

Performance measures

None

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Operation
Pension Purpose – to attract and retain executive directors of the right calibre by providing market competitive post- retirement income.

Executive directors currently receive a cash allowance in lieu of pension. The committee may determine that alternative pension provisions will operate for new appointments to the Board. When determining pension arrangements for new appointments, the committee will give regard to:

•  the cost of the arrangements

•  pension arrangements received elsewhere in the group; and

•  relevant market practice.

Maximum opportunity
For newly-appointed executive directors, the maximum cash allowance (or equivalent contribution to an executive director’s pension) may not exceed the equivalent level of pension contribution offered to the majority of the workforce in their local jurisdiction (currently 10% of salary in the UK).

Existing executive directors were eligible for higher level of pension allowance under the terms of the previous Policy. The chief executive’s allowance has been reduced to 10% of salary from 2020/21, while the chief financial officer’s allowance has been reduced from 30% to 20% of salary for 2020/21, and will be further reduced to 15% of salary for 2021/22 and to 10% of salary for 2022/23.

Performance measures

None

Operation
Annual bonus Purpose – to incentivise and reward delivery of our business plan on an annual basis

Executive directors are eligible for an annual bonus.

Awards are based on performance in the relevant financial year, and are not pensionable.

Up to half of any bonus earned will be paid in cash, with the remainder granted in the form of deferred shares to further strengthen the alignment of management’s interests with the long-term interests of shareholders. Deferred share awards will vest, subject to continued employment, after three years.

The committee has full discretion to adjust outcomes under the annual bonus plan up or down where:

• the formulaic outcome does not reflect the underlying financial or non-financial performance of the company

• the payout level is not appropriate in the context of circumstances that were unexpected or unforeseen at the start of the year; and/or

• there exists any other reason why an adjustment to the level of bonus payout is appropriate.

Both cash and deferred elements are subject to the company’s malus and clawback provisions, which are described in more detail on page 97.

Maximum opportunity
The maximum annual bonus opportunity for the executive directors is 200% of base salary.

25% of the maximum under each element is payable for threshold performance.

Performance measures
The committee sets annual bonus performance measures and targets each year, taking into account key strategic priorities and the approved budget for the year.

Measures used typically include, but are not limited to:

•  financial performance measures – these are chosen carefully to ensure alignment between reward and underlying financial performance. As an example, such measures may include free cash flow and EBITDA; and

• non-financial performance measures – these reflect key company and strategic goals. For example, such measures may include customer, network and sustainability goals.

Financial measures will typically account for at least 50% of the total annual bonus.

The committee ensures that targets set are appropriately stretching in the context of the corporate plan, as well as other internal and external factors, and that there is an appropriate balance between incentivising executive directors to meet targets, while ensuring that they do not drive unacceptable levels of risk or inappropriate behaviours.

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Remuneration Policy continued

Executive directors continued

Operation

Restricted Share Plan (RSP) Purpose – to provide a simple, long-term element of reward which creates alignment with our shareholders.

Executive directors are eligible to participate in the RSP, which forms the long-term variable element of executive remuneration.

Awards are discretionary and normally vest, subject to continued employment, in three equal tranches after three, four and five years. The net number of shares vesting (i.e. after tax and other statutory deductions) under the first two tranches are subject to a further holding period until year five.

The committee has full discretion to adjust the number of shares vesting up or down where:

•  the vesting outcome does not reflect the underlying financial or non-financial performance of the company

•  the vesting level is not appropriate in the context of circumstances that were unexpected or unforeseen at the start of the year; and/or

• there exists any other reason why an adjustment to the level of vesting of the award is appropriate.

Vested and unvested RSP awards are subject to the company’s malus and clawback provisions, which are described in more detail on page 97.

Maximum opportunity
Under normal circumstances, awards granted to executive directors in respect of any financial year may be no higher than 200% of salary.

Under exceptional circumstances, for example on recruitment, a higher limit of 250% of salary applies.

Performance measures
RSP awards are subject to one or more underpins over a period of three financial years commencing with the year in which the awards were granted.

These underpins are designed with the protection of the company in mind, to ensure an acceptable threshold level of performance is achieved and that vesting is warranted. The underpins applying to each award will be determined by the committee each year, but may include for example a return on capital threshold, or assurance that there has been no environmental, social or governance issue resulting in material reputational damage.

If the underpins are not met, the committee may consider a reduction to the final vesting level of the RSP awards (including to nil). Even if met, the committee retains discretion to reduce the vesting level in exceptional circumstances, should it not be an accurate reflection of the underlying performance of the business over the relevant period.

All-employee	Operation
share plans Purpose – to encourage wider employee share ownership.	Executive directors may participate in any all-employee share plans operated by the company on the same basis as other eligible employees. Maximum opportunity
All participants may participate up to the limits operated by the company at the time set in line with statutory limits.

Performance measures

None.

Shareholding	Operation
requirement Purpose – to ensure that executive directors build and hold a stake in the company, providing alignment with shareholders’ interests.

Executive directors are required to build up and maintain a shareholding equivalent to 500% of their annual salary. This should be achieved within five years of adoption of this Policy, or appointment to the Board (whichever is later).

Shares counted towards satisfaction of the requirement include all beneficially-owned shares, vested share awards subject to a holding period, and all incentive awards that are subject to continued service only (including Deferred Bonus Plan (DBP), and RSP awards subject to underpins), counted on a net-of-tax basis.

Until such time that the requirement has been satisfied, executive directors will not be permitted to sell any vesting incentive awards (other than to satisfy tax or other statutory liabilities on vesting, or at the discretion of the committee in exceptional circumstances).

The shareholding requirement will continue to apply for a period of two years post-cessation of employment, to the same value as in employment (or the total number of shares held immediately prior to cessation of employment, if lower).

Maximum opportunity
N/A

Performance measures
None

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Chairman and non-executive directors

Chairman fees	Operation
Chairman Core element of remuneration, paid for fulfilling the relevant role.

The chairman of the Board receives a single all-encompassing fee for his role, inclusive of any additional responsibility fees, paid monthly in cash.

The chairman is also eligible for certain benefits in line with those which may be offered to executive directors, other than any pension benefits, and may receive a lump sum death in service benefit of £1m.

Expenses incurred in the performance of non-executive duties for the company may be reimbursed (including any relevant taxes due thereon) or paid directly by the company, as appropriate.

The chairman is eligible to participate in any all-employee share plans operated by the company on the same basis as other eligible employees.

Opportunity
The fees are set at a level which is considered appropriate to attract and retain a chairman of the necessary calibre.

Fee levels are normally set by reference to the level of fees paid to Board chairs of similarly-sized, UK-listed companies, taking into account the size, responsibility and time commitment required of the role.

Fee may be reviewed (but not necessarily increased) on an annual basis.

Current fee levels can be found in the Annual Report on Remuneration on page 105.

The company’s Articles of Association provide the maximum aggregate fee payable. The maximum is based on non-executive director fees benchmarked as at 1 April 1999 with increases linked to the Retail Price Index.

Other non-executive director fees

Other	Operation
non-executive directors Core element of remuneration, paid for fulfilling the relevant role.

Non-executive directors receive a basic fee, paid monthly in cash in respect of their Board duties.

Further fees may be paid for additional responsibilities, including chairmanship or membership of Board committees, or for the role of senior independent director or for holding the role of designated non-executive director for workforce engagement.

Additional fees of up to £6,000 may also be payable to non-executive directors undertaking regular intercontinental travel to attend Board and committee meetings.

Non-executive directors are not eligible for annual bonus, share incentives, pensions or other benefits.

Reasonable expenses incurred in the performance of non-executive duties for the company may be reimbursed (including any relevant taxes due thereon) or paid directly by the company, as appropriate.

Opportunity
Fees are set at a level which is considered appropriate to attract and retain non-executive directors of the necessary calibre.

Fee levels are normally set by reference to the level of fees paid to non-executive directors serving on boards of similarly-sized, UK-listed companies, taking into account the size, responsibility and time commitment required of the role.

Fees may be reviewed (but not necessarily increased) on an annual basis.

Current fee levels can be found in the Annual Report on Remuneration on page 105.

The company’s Articles of Association provide the maximum aggregate fee payable. The maximum is based on non-executive director fees benchmarked as at 1 April 1999 with increases linked to the Retail Price Index.

Notes to the Policy table

1. For further information on the performance measures and underpins applicable to the annual bonus and RSP see page 104.

2. In the event of death, the chief financial officer receives a dependent pension provision of 30% of salary (capped), as a legacy provision payable under the previous Policy.

3. Common award terms

Awards under any of the company’s share plans referred to in this report may:

•

incorporate the right to receive the value of dividends that would have been paid on the shares subject to an award that vests, which may be calculated assuming the shares were reinvested in shares on a cumulative basis. This value will normally be delivered in the form of additional shares

•	be granted as conditional share awards, nil cost options or in such other form that the committee determines has the same economic effect
•

have any performance conditions applicable to them varied or substituted by the committee if an event occurs which causes the committee to determine that the performance conditions no longer achieve their original purpose, provided that the varied or substituted performance condition would be not be materially less difficult to satisfy; and

•	be adjusted in the event of any variation of the company’s share capital or any demerger, special dividend or other event that may affect the current or future value of awards.

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Remuneration Policy continued

Recruitment

Our recruitment policy is based on a number of key principles:

•  we aim to provide a remuneration package which is sufficient to attract, retain and motivate key talent, while at all times ensuring that we pay no more than is necessary, with due regard to the best interests of the company and our shareholders

•  the committee will take a number of factors into account in determining the appropriate remuneration package. For example, these may typically include the candidate’s experience and calibre, their circumstances, external market influences and arrangements for existing executive directors

•  the ongoing remuneration package offered to new executive directors will only include those elements listed within the Policy table

•  the committee may also consider providing reasonable and limited relocation benefits, as well as additional benefits to expatriate appointments, where appropriate; and

•  the committee will provide full details of the recruitment package for new executive directors in the Annual Report on Remuneration and will provide shareholders with the rationale for the decisions that were taken.

The maximum level of variable pay (excluding buyouts, for which see below) which may be awarded in respect of a recruitment event (internal or external), will not exceed 450% of base salary, representing the current maximum award under the annual bonus and RSP.

In addition, to facilitate recruitment, the committee may make awards to buy out variable incentives which the individual would forfeit at their current employer. The committee will give consideration to any relevant factors, typically including the form of the award (e.g. cash or shares), the proportion of the performance/vesting period outstanding and the potential value of the forfeited remuneration, including performance conditions attached to the awards, the likelihood of those conditions being met, and the timing of any potential payments.

In making buyout awards, the committee may use the relevant provision in the Listing Rules. This allows for the granting of awards specifically to facilitate, in unusual circumstances, the recruitment of an executive director, without seeking prior shareholder approval. In doing so, the committee will comply with the relevant provisions in force at the time.

Where an executive director is appointed from within the organisation, the company will honour legacy arrangements in line with the original terms and conditions.

In the event of the appointment of a new non-executive director, remuneration arrangements will be in line with those detailed on page 93.

Payment for loss of office

In a departure event, the committee will typically consider:

•  whether any element of annual bonus should be paid for the financial year. Any bonus paid will normally be limited to the period served during the financial year in which the departure occurs

•  whether any of the share element of deferred bonus awarded in prior years should be preserved either in full or in part; and

•  whether any awards under the RSP or other legacy share plans (such as the ISP) should be preserved either in full or in part and, if relevant, whether the post-vesting holding period should apply.

The committee has historically maintained a discretionary approach to the treatment of leavers, on the basis that the facts and circumstances of each case are unique.

This provides the committee with the maximum flexibility to review the facts and circumstances of each case, allowing differentiation between good and bad leavers and avoiding ‘payment for failure’.

When considering a departure event, there are a number of factors which the committee takes into account in determining appropriate treatment for outstanding incentive awards.

These include:

•  the position under the relevant plan documentation or any contractual entitlements

•  the individual circumstances of the departure

•  the performance of the company/individual during the year to date; and

•  the nature of the handover process.

Plan	Good leaver	Bad leaver

DBP	Retained in full, vesting on normal timeframe. In the case of death, awards are accelerated such that they vest on the date of death.	Forfeit on cessation, subject to discretion

RSP	Retained, subject to pro-ration for portion of the three-year initial vesting period served, vesting on the normal timeframe, subject to the satisfaction of any performance conditions or underpins. The post-vesting holding period continues to apply as normal.	Forfeit on cessation, subject to discretion

On death, awards are accelerated such that they vest on the date of death. All retained awards are subject to pro-ration for the portion of the three-year initial vesting period served, and subject to the committee’s assessment of satisfaction of any performance conditions or underpins applying, measured at or close to the date of death.

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In some cases, the treatment is formally prescribed under the rules of the relevant plan so that where there are ‘good leaver’ circumstances, including death, injury, ill-health, disability, redundancy or sale of the company or business.

The committee considers the leaver circumstances along a continuum, ranging from ‘bad leaver’ scenarios such as termination of employment for gross misconduct or resignation, through to the ‘good leaver’ scenarios outlined above.

Accordingly, the committee may apply (or disapply) such performance conditions or underpins or time pro-rating to awards vesting in these circumstances as it considers appropriate.

All-employee plans

The treatment of awards under the company’s all-employee plans on leaving is as determined under the respective HMRC-approved rules. For saveshare, someone who ceases to be an employee in special circumstances (for example injury, disability, death, or following sale of the company or business where they work) may exercise the option within six months after leaving (or 12 months in the case of death) or the relevant corporate event. If someone leaves for a reason not falling within special circumstances, the option lapses on the date the individual leaves.

Change of control

In the event of a takeover or scheme of arrangement involving the company, long-term incentive and DBP awards will vest, at a minimum, to the extent that any applicable performance measures have been satisfied at the time (subject to the committee’s discretion to determine the appropriate level of vesting, having regard to such relevant factors as it decides to take into account). If the acquiring company offers to exchange awards over BT shares for awards over its shares (or shares in another company), awards may be exchanged and continue under the rules of the relevant plan. If within 12 months of a change of control, a participant’s employment is terminated by their employer other than for misconduct or performance or they resigned as a result of a reduction of their duties or responsibilities constituting a material breach of the individual’s contract, the participant is entitled to receive an amount equal to the difference between the value they received on the change of control and the amount they would have received if the relevant performance condition had been met in full.

In the event of a voluntary winding up of the company, awards may vest on the members’ resolution to voluntarily wind-up the company being passed.

Executive director and chairman service contracts

The other key terms of the service contracts for the current executive directors and the chairman are set out below. The termination provisions described above are without prejudice to BT’s ability in appropriate circumstances to terminate in breach of the notice period referred to above, and thereby be liable for damages to the executive director or chairman.

In the event of termination by BT, each executive director and the chairman may have entitlement to compensation in respect of his or her statutory rights under employment protection legislation in the UK.

Where appropriate, BT may also meet a director’s reasonable legal expenses in connection with either his or her appointment or termination of his or her appointment. The company may, where appropriate and reasonable, cover the cost of outplacement services.

There are no other service agreements, letters of appointment or material contracts, existing or proposed, between the company and the executive directors.

Notice period	• 12 months’ notice by the company, six months’ notice by the executive director or chairman (there is no fixed expiry date).

Termination payment

•  In lieu of giving an executive director or the chairman 12 months’ notice, BT may terminate the director’s contract and make a payment in lieu of notice to which the director was entitled if he or she had received salary and the value of contractual benefits for the period

•  In respect of the executive directors, the payments in lieu will be payable in equal monthly instalments until the date on which the notice period would have expired or (if earlier) the date on which the director secures alternative employment with the same or higher basic salary or fee. In the event that the director secures alternative employment at a basic salary of £30,000 or higher, but lower than their salary, payment in lieu will be reduced by the amount of the new lower salary received. The Board retains the right to lower the payment in lieu of the directors new employment if it considers the new employment terms of the director are not appropriately balanced between basic salary and other elements, and may cease making payments entirely where the Board is not satisfied the director is making reasonable efforts to secure alternative employment

•  In respect of the chairman, the payment in lieu will be payable in equal monthly instalments until the earlier of 12 months from the date of termination or the date the chairman secures alternative equivalent employment.

Remuneration and benefits	• Participation in the annual bonus, long-term incentive and other share plans, is non-contractual. The chairman does not participate in the long-term incentive plans, DBP or any annual bonus

•  Other benefits which typically include (but are not limited to) car benefits (which may include any of a company car, cash allowance in lieu, fuel allowance, and driver), personal telecommunication facilities and home security, medical and dental cover for the directors and their immediate family, life cover, professional subscriptions, personal tax advice and financial counselling up to a maximum of £5,000 (excluding VAT) a year. The chairman does not receive pension benefits but is entitled to all other benefits

• The chairman receives an all-inclusive fee for the role.

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Remuneration Policy continued

Illustration of executive director pay scenarios

Our Policy aims to ensure that a significant proportion of pay is dependent on the achievement of stretching performance targets. The committee has considered the level of total remuneration that would be payable under different performance scenarios and is satisfied that, as the graphs opposite illustrate, executive pay is appropriate in the context of the performance required and is aligned with shareholders’ interests.

The illustrative scenarios below set out the total remuneration that might be received by each executive director for different levels of performance, based on our Policy.

The minimum reflects base salary, benefits and pension only which are not performance-related.

Fixed pay	All scenarios	Consists of total fixed pay – base salary, benefits and pension: • Base salary – salary effective as at 1 June 2020

• Benefits – value of benefits provided to each director in 2019/20

• Pension – cash allowances effective 1 April 2020 (10% of salary for the chief executive and 20% of salary for the chief financial officer).

	Minimum	• No payout under the annual bonus

Variable		• No vesting under the RSP.

pay	On-target	• On-target payout under the annual bonus of 120% of salary

• Full vesting of the RSP at 200% of salary.

	Maximum	• Maximum payout under the annual bonus of 200% of salary

• Full vesting of the RSP at 200% of salary.

	Maximum +50% share price	• Maximum payout under the annual bonus of 200% of salary

	increase	• Full vesting of the RSP at 200% of salary, with a 50% share price increase applied.

Fixed pay is calculated as follows:

£000	Salary	Benefits	Pension	Total fixed pay

Chief executive	1,100	114	110	1,324

Chief financial officer	735	24	147	906

RSP awards have been shown at face value, with no share price growth or discount rate assumptions, other than the fourth scenario which includes an uplift of 50% on the restricted share awards. All-employee share plans have been excluded, as have any legacy awards held by executive directors.

Chief executive

Chief financial officer

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Malus and clawback

Both annual bonus and long-term incentive arrangements are subject to malus and clawback.

Under the malus provision, the committee may apply its discretion to reduce (including to nil) any DBP, ISP or RSP award prior to the award vesting, if facts become known to the committee which justify a reduction.

Under the clawback provision, the committee has discretion to require an employee to pay back to the company part or all of the cash part of the annual bonus within one year of payment. The committee also has discretion to require an employee to pay back part or all of a vested long-term incentive plan award within two years of the award or respective tranche vesting.

The circumstances in which the committee may consider it appropriate to apply clawback and/or malus include, but are not limited to:

•	behaviour by a participant which fails to reflect the company’s governance and business values

•

the extent to which any condition was satisfied was based on an error, or on inaccurate or misleading information or assumptions which resulted either directly or indirectly in an award being granted or vesting to a greater extent than would have been the case had that error not been made

•	material adverse change in the financial performance of the company or any division in which the participant works and/or worked

•	a material financial misstatement of the company’s audited financial accounts (other than as a result of a change in accounting practice)

•	any action which results in or is reasonably likely to result in reputational damage to the company

•	a material failure in risk management

•	corporate failure

•	negligence or gross misconduct of a participant; and/or

•	fraud effected by or with the knowledge of a participant.

Other elements of remuneration are not subject to malus and clawback provisions.

Consideration of remuneration arrangements throughout the group

The committee considers the pay and conditions of employees throughout the company when determining the remuneration arrangements for executive directors, and is provided with relevant information and updates by the group HR director.

Further detail on pay conditions within the company are provided in Remuneration in context on page 108.

Consideration of shareholder views

The committee is strongly committed to an open and transparent dialogue with shareholders on remuneration matters. We believe that it is important to meet regularly with our key shareholders to understand their views on our remuneration arrangements and discuss our approach going forward.

The committee will continue to engage with shareholders and will aim to consult on any material changes to the Policy or other relevant matters.

Legacy matters

The committee can make remuneration payments and payments for loss of office outside of the Policy set out above where the terms of the payment were agreed (i) before the Policy set out in this report came into effect, provided that the terms of the payment were consistent with any applicable policy in force at the time they were agreed; or (ii) at a time when the relevant individual was not a director of the company (or another person to whom the Policy set out above applies) and that, in the opinion of the committee, the payment was not in consideration for the individual becoming a director of the company (or such other person). This includes the exercise of any discretion available to the committee in connection with such payments. For these purposes, payments include the committee satisfying awards of variable remuneration and, in relation to an award over shares, the terms of the payment are agreed at the time the award is granted.

Minor amendments

The committee may make minor amendments to the arrangements for the directors as described in the Policy, for regulatory, exchange control, tax or administrative purposes, or to take account of a change in legislation.

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Annual remuneration report

This section summarises all elements of the directors’ remuneration in 2019/20.

References to ‘audited’ refer to an audit performed in accordance with UK statutory reporting requirements. For US purposes, disclosures have not been audited from a Public Company Accounting Oversight Board perspective.

Single total figure of remuneration (audited)

The following sets out all emoluments received by directors for the financial years 2019/20 and 2018/19, including bonus and deferred bonus, long-term incentive plans and pension arrangements.

	Fixed pay						Variable pay
	Basic salary and fees £000		Benefits[a] £000		Pension £000		Annual bonus[c] £000		Long-term incentives £000		Total £000
	2019/20	2018/19	2019/20	2018/19	2019/20[b]	2018/19	2019/20	2018/19	2019/20[d,e]	2018/19[f]	2019/20	2018/19

Chairman

Jan du Plessis	700	700	18	24							718	724

Executive directors

Philip Jansen	1,100	275	114	39	165	41	1,320	370	549		3,248	725

Simon Lowth	732	715	24	23	220	214	900	982	–		1,876	1,934

Non-executive directors

Ian Cheshire[g]	4										4	0

Iain Conn	112	124									112	124

Tim Höttges[h]	–	–									0	0

Isabel Hudson[i]	139	157	3	3							142	160

Mike Inglis[i]	132	126	3	2							135	128

Matthew Key[i]	119	39	1	1							120	40

Allison Kirkby	117	3									117	3

Leena Nair[j]	82										82	0

Nick Rose[i]	178	171	2	1							180	172

Sub-total	3,415	2,310	165	93	385	255	2,220	1,352	549	0	6,734	4,010

Former directors

Jasmine Whitbread[k]	94	134									94	134

Total	3,509	2,444	165	93	385	255	2,220	1,352	549	0	6,828	4,144

[a]

Benefits provided to the executive directors and the chairman typically include (but are not limited to) car benefits (which may include any of a company car, cash allowance in lieu, fuel allowance, and driver), personal telecommunication facilities and home security, medical and dental cover for the directors and their immediate family, life cover, professional subscriptions, personal tax advice and financial counselling up to a maximum of £5,000 (excluding VAT) a year. For the chief executive, the value for 2019/20 includes a company provided car and personal driver to the value of c. £82,000

[b]	Pension allowance paid in cash for the financial year - see ‘Total pension entitlement’ on pages 98 and 99
[c]	Annual bonus shown includes both the cash and deferred share element. As agreed by the committee, 100% of the 2019/20 bonus will be deferred into shares to be granted in June 2020
[d]	The RSP 2019 granted on Philip’s appointment vested on 20 March 2020. Further details are provided on page 103
[e]	The ISP 2017 granted in June 2017 will lapse in full. Further details are provided on page 103
[f]	The ISP 2016 granted in June 2016 lapsed in full in May 2019
[g]	Ian was appointed as a director on 16 March 2020 and the figure represents his pro-rated remuneration during the year
[h]	Under the terms of the Relationship Agreement between BT and Deutsche Telekom and Tim’s letter of appointment, no remuneration is payable for this position
[i]	Value shown relates to reimbursement of reasonable travelling and other expenses (including any relevant tax) incurred in carrying out their duties
[j]	Leena was appointed as a director on 10 July 2019 and the figure represents her pro-rated remuneration during the year
[k]	Jasmine stepped down as a director on 6 December 2019.

Additional disclosures relating to the single figure table (audited)

Salaries and fees

Executive directors’ salaries are reviewed annually, with any increases typically effective from 1 June. A 2.5% increase to Simon Lowth’s salary was agreed for 1 June 2019, in line with increases for the UK management population and lower than the increase given to team members. Simon’s new base salary was £735,438. Philip Jansen’s salary of £1,100,000 was fixed for five years at the time of his appointment in January 2019.

The fees for non-executive directors reflect committee-related or other additional responsibilities, including on a pro-rated basis for any appointments during the year. Full remuneration details are set out on page 105.

Total pension entitlements

We closed the BT Pension Scheme (BTPS) for most members on 30 June 2018. None of the executive directors participate in future service accrual in the BTPS.

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New UK employees are eligible to join a defined contribution scheme, typically a personal pension plan. For executive directors, the company agrees to pay a fixed percentage of their salary each year which can be put towards the provision of retirement benefits.

During the year, Philip Jansen received an annual allowance equal to 15% of salary in lieu of pension provision as set out in the table on page 98. BT also provides death in service cover consisting of a lump sum equal to four times his salary.

During the year Simon Lowth received an annual allowance equal to 30% of salary in lieu of pension provision as set out in the table on page 98. BT also provides death in service cover consisting of a lump sum equal to four times his salary plus a dependent’s pension equal to 30% of his capped salary.

Annual bonus

Both executive directors were eligible for an on-target bonus in respect of 2019/20 of 120% of salary. The maximum bonus payable to the chief executive and chief financial officer respectively was 240% and 180% of salary. The annual bonus is based on performance against key financial and non-financial metrics, and strategic objectives. The tables below show the outturn against each measure applying to the executive directors in 2019/20. For the 20% of the bonus based on strategic objectives, the personal performance of both executive directors was measured versus a set of defined objectives.

For Philip Jansen, the assessment of personal performance was carried out by the chairman in discussion with the independent non-executive directors. The Nominations Committee with recommendations from Philip Jansen reviewed the performance of the Executive Committee members, including Simon Lowth.

Strategic objectives Philip Jansen

Category & objectives	Assessment of performance

Network • Deliver our ambition of an integrated corporate, network and product strategy, including rollout of key investment programmes such as FTTP and 5G.

•  Met ‘first to 5G’ target ; live in 78 cities and large towns

•  Doubled FTTP premises passed in the year to 2.6m

•  Launched BT Halo converged propositions to Consumer & Enterprise customers

•  EE retained ‘best mobile network’ for the sixth consecutive year in 2019 RootMetrics survey.

Reputation • Continue to build trust, confidence and reputation with the regulator, Government and other stakeholders.

•  Customer complaints to Ofcom reduced by 41% year-on-year for BT consumer broadband

•  Improvements in reputation with key stakeholders: Overall Favourability up from 47% in 2017 to 51% in 2019; Trust up from 55% to 67% and BT Heading in the Right Direction up from 47% to 63% (2019 independent Populus research).

ESG • Launch a new national digital skills programme (Skills for Tomorrow) to help customers, colleagues and communities to improve their digital skills • Tackle climate change

•  Skills for Tomorrow successfully launched during 2019 with the ambition to reach 10m people in the UK with help to improve their digital skills by 2025. It builds on our longstanding programmes such as Barefoot Computing which has reached more than 2.8m children since 2014

•  Delivered a 42% reduction in carbon intensity since 2016/17, as part of our target to cut carbon emissions intensity by 87% by 2030[a].

Colleague • Transform BT’s operating model, culture and capabilities to the benefit of all colleagues.

•  Engagement rose 2% over 2019/20 with a 4% improvement in colleagues recommending BT

•  Set up operating model to deliver multi year Simplify programme

•  Launched Colleague Board with members drawn from across our customer-facing and corporate units.

Leadership • Support, challenge and develop the Executive Committee • Develop succession pipeline for key senior roles.	• Strengthened key commercial and corporate functions pipelines

Final outcome:	160% of target (80% of maximum)

Strategic objectives Simon Lowth

Category & objectives	Assessment of performance

Financial • Delivery of financial year 2019/20 budget and development of value-creating medium term plan and financing strategy for financial years 2020/21 - 2024/25.

•  Financial performance in line with market guidance with the exception of revenue due to a strategic decision to withdraw from a large customer contract

•  Strong leadership and planning for ongoing challenges such as the Government’s announcement on high-risk vendors and Covid-19

•  Successfully delivered FY20 financing strategy to maintain strong balance sheet, including issuance of BT’s inaugural hybrid bond

•  Delivered commitment of £1.6bn of annualised benefits from transformation one year early.

Customer • Meet function’s customer experience targets and support the business with timely and accurate reporting.

•  Strong advocacy of customer experience as a priority across the business; targeted investment decisions to support delivery

•  Delivered service objectives in Shared Service operations and enhanced facilities management (ie cleaning) through Covid-19.

Strategic • Define and support delivery of Better Workplace Programme • Deliver procurement savings in excess of medium term plan.

•  Successfully undertook non-core divestments in challenging markets (BT Fleet Solutions, Tikit, BT España, France and certain domestic operations in Latin America)

•  Completed sale of BT Centre and finalised arrangements for new HQ at One Braham. Secured and announced Better Workplace strategic hubs in the UK

•  Outperformed on delivery of targeted procurement savings in 2019/20.

Colleague • Progress ongoing transformation of finance and business services functions • Further improve functional engagement levels.

•  Significant and proactive improvements to finance and risk management function, including successful implementation of first phase of finance function transformation, enhanced risk management processes, and improved financial and risk modelling capabilities

•  Finance function engagement scores improved by seven percentage points.

Final outcome:	140% of target (93% of maximum)
[a] Scope 1 & 2 greenhouse gases per unit of gross value added.

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Annual remuneration report continued

Measure	Weighting	Threshold	Target	Stretch	Actual	Payout (% of max)

Adjusted EPS (p)	25%	20.9	22.0	23.6	23.5		97%

Normalised free cash flow (£m)	25%	1,956	2,059	2,265	2,011	38%

Revenue (incl. transit) (£m)	10%	22,833	23,064	23,410	22,824	0%

Customer experience	20%	50	100	200	78	39%

EPS performance was close to the stretch target, while cash flow and customer experience were between threshold and target. Revenue performance was below the threshold. The total formulaic outcome for the business objectives (collectively accounting for 80% of the bonus) was therefore 103.8% of target. However, when considering the final bonus outcome, the committee took account of the overall financial and operational performance of the business during the year, including the fall in share price, and used its discretion to adjust the outcome under the business objectives to 85% of target.

In addition, in recognition of the current economic environment and the dividend decision, the executive directors have agreed to defer all their bonus for 2019/20 into shares for a further three years. Deferred share awards will be granted in June 2020 and will vest after three years subject to continued employment only. By default, the exceptional element of the deferred award (i.e. anything in excess of the normal deferral level of one third) will be retained on cessation of employment.

The final bonus outturns for the executive directors are set out below:

	Business performance (80%)		Strategic objectives (20%)	Overall bonus
	Formulaic outcome	Following discretion	Outcome	% of target	% of max	Value
Philip Jansen	103.8% of target	85% of target	160% of target	100%	50%	£1,320,000
Simon Lowth	103.8% of target	85% of target	140% of target	102%	68%	£900,176

2017 ISP

The ISP is a conditional share award. The committee assesses the performance conditions to 31 March 2020 and the awards would ordinarily vest in May 2020. The performance conditions are based 40% on relative total shareholder return (TSR), 40% on normalised free cash flow, and 20% on growth in underlying revenue (excluding transit) over a three-year performance period from 1 April 2017 to 31 March 2020.

As set out in the table below, the threshold performance target in respect of each measure was not met and therefore the awards lapsed in full and no payment was made.

Measure	Weighting	Threshold	Maximum	Actual	Payout (% of max)
Total shareholder return (rank)	40%	11th	6th	21st	0%
Normalised free cash flow (£)	40%	£7.92bn	£8.92bn	£7.86bn	0%
Underlying revenue growth (excluding transit) (%)	20%	1.8%	4.0%	(3.2)%	0%

Awards granted during the year (audited)

2019 ISP

The 2019 ISP awards were made in June 2019 as set out below and on page 103. An award of 400% of salary was made to Philip Jansen and 350% of salary to Simon Lowth. The face value is based on the share price at the date of grant of 207.45p. The grant price is calculated using the average middle-market price of a BT share for the three days prior to grant.

Director	Date of award	ISP award (shares)	Face value of award

Philip Jansen	19 June 2019	2,120,993	£4,400,000

Simon Lowth	19 June 2019	1,240,796	£2,574,031

These awards are conditional share awards. Performance conditions attached to the awards are based on 40% relative TSR, 40% normalised free cash flow, and 20% growth in underlying revenue including transit, each measured over a three-year performance period from 1 April 2019 to 31 March 2022. The tables below set out targets and vesting levels for the three performance measures.

Relative TSR (40%)

TSR position	Proportion vesting (of TSR portion of award)	Proportion vesting (of overall award)

1-4	100%	40%

5	95%	38%

6	75%	30%

7	55%	22%

8	35%	14%

9-16	0%	0%

Following the acquisition of Sky, which had previously been included, by Comcast Inc., it was removed from the TSR comparator group. The group applying to the 2019 award is therefore as follows:

Centrica	Orange	Telecom Italia

Deutsche Telekom	Proximus	Telefónica

KPN	SSE	Telenor

Liberty Global	Swisscom	Telia Company

National Grid	TalkTalk	Vodafone

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Financial targets

Measure 2019/20–2021/22	Threshold	Level of vesting	Maximum	Level of vesting[a]

Normalised free cash flow (40%)	£5.9bn	25%	£7.2bn	100%
Underlying revenue growth (including transit) (20%)	(1.0)%	25%	2%	100%

a Vesting levels between threshold and maximum will be on a straight line basis.

When setting the targets, the committee takes into account the budget, medium term plan and market consensus at the time. The committee believes the performance ranges for free cash flow and revenue measures are challenging, and the financial performance necessary to achieve the upper end of the range for each measure is stretching.

When ISP awards vest, additional shares representing the value of reinvested dividends on the underlying shares that vest are added.

The awards are subject to a further holding period of two years, commencing from the end of the performance period and applied to the net number of shares received after tax and other statutory deductions. During the holding period, no further performance measures will apply.

2019 deferred shares

We awarded one third of the 2018/19 annual bonus in deferred shares. The table below provides further details.

Director	Date of award	Number of deferred shares	Face value of award[a]

Philip Jansen	19 June 2019	59,387	£123,198

Simon Lowth	19 June 2019	157,715	£327,180

[a]	Face value based on share price at grant of 207.45p. The grant price is calculated using the average middle-market price of a BT share for the three days prior to grant.

Deferred shares are not subject to performance conditions and have a three-year vesting period. Details of all interests in deferred shares are set out on page 103.

When deferred share awards vest, additional shares representing the value of reinvested dividends on the underlying shares are added.

Payments for loss of office (audited)

No payments were made during the year for loss of office.

Former directors (audited)

No payments were made to former directors during the year.

Directors’ share ownership (audited)

The committee believes that the interests of the executive directors should be closely aligned with those of shareholders. The aim is to encourage the build-up of a meaningful shareholding in the company over time by retaining shares received under an executive share plan (other than shares sold to meet tax and other statutory deductions) or from purchases in the market.

Under the existing shareholding requirement, the chief executive is required to build up a shareholding equal to 300% of salary, and the chief financial officer 250% of salary.

Subject to the approval of the new Policy, the shareholding requirement for both executive directors will be increased to 500% of salary as set out in the table below.

	Shareholding requirement % of salary
Director	Current Policy	New Policy

Philip Jansen	300%	500%

Simon Lowth	250%	500%

Executive directors must achieve the increased shareholding guideline within five years of the approval of the new Policy or, in the case of any new executive directors appointed, within five years of their date of appointment.

Under the new Policy, executive directors will be required to retain shares to the value of 500% of salary or, the shares held at the date of leaving if lower, for a period of two years post-cessation of employment.

The company encourages the chairman and independent non-executive directors to purchase, on a voluntary basis, BT shares with an aggregate value of £5,000 on average each year (based on acquisition price) to further align the interests of non-executive directors with those of our shareholders. The directors are asked to hold these shares until they retire from the Board. This policy is not mandatory.

This policy does not apply to the Deutsche Telekom representative director who has appointed to the Board as a non-independent, non-executive director under the terms of the EE acquisition in January 2016. This helps avoid any conflict of interest.

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Annual remuneration report continued

Directors’ interests at 31 March 2020 or on cessation (audited)

The following table shows the beneficial interests in the company’s shares of directors and their families as at 31 March 2020 (or at the point of leaving for directors who left during the year).

The table includes interests held by the executive directors under the company’s share plans. The numbers represent the maximum possible vesting levels. The ISP awards will only vest to the extent the performance conditions are met over the three-year period. Full details of all ISP and DBP awards, including performance periods and vesting conditions, are set out on page 103.

For executive directors we use the average BT share price over the preceding 12 months (or the share price at acquisition date if higher) to determine whether the minimum shareholding requirement has been reached.

During the period 1 April 2020 to 6 May 2020, there were no movements in directors’ beneficial holdings or other interests in shares. The directors, as a group, beneficially own less than 1% of the company’s shares.

	Beneficial holding	Beneficial holding	Unvested interests in share plans
	owned outright at	owned outright at				Total shareholding	Percentage of
Director	1 April 2019	31 March 2020	DBP[a]	ISP[b]	Other[c]	at 31 March 2020[d]	salary held

Philip Jansen	771,313	3,059,481	64,959	3,896,440	-	3,093,909	520%

Simon Lowth	157,379	582,436	391,881	3,804,576	10,975	790,133	199%

Jan du Plessis	501,599	502,475	-	-	-	502,475	N/A

Ian Cheshire[e]	n/a	0	-	-	-	0	N/A

Iain Conn	19,442	19,442	-	-	-	19,442	N/A

Tim Höttges	0	0	-	-	-	0	N/A

Isabel Hudson	24,090	24,090	-	-	-	24,090	N/A

Allison Kirkby	0	25,000	-	-	-	25,000	N/A

Mike Inglis	29,091	29,091	-	-	-	29,091	N/A

Matthew Key	31,000	115,933	-	-	-	115,933	N/A

Leena Nair[f]	n/a	0	-	-	-	0	N/A

Nick Rose	400,000	400,000	-	-	-	400,000	N/A

Jasmine Whitbread[g]	11,832	11,832	-	-	-	11,832	N/A

Total	1,945,746	4,769,780	456,840	7,701,016	10,975	5,011,905	N/A

[a]	Subject to continued employment
[b]	Subject to performance
[c]	Interests in saveshare, an HMRC-approved all-employee plan
[d]

The value of shares held for the purpose of satisfaction of the shareholding guideline. This includes all beneficial holdings, plus outstanding share awards that are subject to continued employment only included on a net-of-tax basis, using a 12-month average share price of £1.8507

[e]	Ian was appointed as a director on 16 March 2020
[f]	Leena was appointed as a director on 10 July 2019
[g]	Jasmine stepped down as a director on 6 December 2019 and the number reflects her holding at that date.

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Outstanding share awards at 31 March 2020 (audited)

The table below sets out share awards granted to the executive directors

	1 April 2019	Awarded/ granted	Dividends re-invested	Vested	Lapsed	Total number of award shares at 31 March 2020	Vesting date	Price at grant	Market price at date of vesting	Market price at date of exercise	Monetary value of vested award £000

Philip Jansen

DBP 2019[a]	-	59,387	5,572	-	-	64,959	01/08/2022	207.45p	-		-

ISP 2018[b]	1,441,160	-	135,244	-	-	1,576,404	31/03/2021	233.56p	-		-

ISP 2019[c]	-	2,120,993	199,043	-	-	2,320,036	31/03/2022	207.45p	-		-

RSP 2018[d]	378,221	-	35,493	413,714		-	20/03/2020	214.6p	132.63p		549

Simon Lowth

DBP 2017	47,435	-	4,451	-	-	51,886	01/08/2020	286.40p	-		-

DBP 2018	153,113		14,367	-	-	167,480	01/08/2021	211.01p

DBP 2019[a]	-	157,715	14,800			172,515	01/08/2022	207.45p

ISP 2016[e]	710,100	-	-	-	710,100	-	31/03/2019	405.38p	-

ISP 2017[f]	965,855	-	90,639	-	-	1,056,494	31/03/2020	286.4p	-

ISP 2018[g]	1,271,520	-	119,325	-	-	1,390,845	31/03/2021	211.01p	-

ISP 2019[c]	-	1,240,796	116,441	-	-	1,357,237	31/03/2022	207.45p	-		-

saveshare 2019[h]	-	10,975	-	-	-	10,975	01/08/2024	164p

[a]	Awards granted on 19 June 2019. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant
[b]

Award granted on 1 February 2019. The number of shares subject to award was calculated using the average middle-market price of a BT share for the three days prior to grant of 233.56p. 40% of each award is linked to TSR compared with a group of 17 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years

[c]

Awards granted on 19 June 2019. The number of shares subject to award was calculated using the average middle-market price of a BT share for the three days prior to grant of 207.45p. 40% of each award is linked to TSR compared with a group of 16 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (including transit) over three years

[d]

Award granted on 1 February 2019. The number of shares subject to award was calculated using the average middle-market price of a BT share for the three days prior to grant of 241.6p. This was a buyout award to compensate Philip for the loss in shares that he forfeited on leaving Worldpay to join BT

[e]

Award granted on 29 July 2016. The number of shares subject to award was calculated using the average middle-market price of a BT share for the three days prior to grant of 233.56p. 40% of each award is linked to TSR compared with a group of 21 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years. Performance against the TSR, normalised free cash flow and revenue targets was below the threshold level and none of the shares vesting under the 2016 ISP. The award lapsed in full in May 2019

[f]

Award granted on 22 June 2017. The number of shares subject to award was calculated using the average middle-market price of a BT share for the three days prior to grant of 286.40p. 40% of each award is linked to TSR compared with a group of 21 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years

[g]

Award granted on 19 June 2018. The number of shares subject to award was calculated using the average middle-market price of a BT share for the three days prior to grant of 211.01p. 40% of each award is linked to TSR compared with a group of 17 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years

[h]	Option granted on 14 June 2019 under the HMRC-approved employee saveshare scheme, under which all employees of the company are entitled to participate.

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Annual remuneration report continued

Implementation of new Policy in 2020/21

Base salary

Philip Jansen’s base salary of £1,100,000 was agreed on appointment and is fixed for five years. Therefore, there is no increase for 2020/21.

In line with the agreed approach for our UK management population, Simon Lowth will not receive a salary increase effective

1 June 2020.

	2020/21
Director	Base salary	% change

Philip Jansen	£1,100,000	0%

Simon Lowth	£735,438	0%

Benefits

For executive directors, the committee has set benefits in line with the new Policy. No changes are proposed to the benefit framework for 2020/21.

Pension

In line with the new Policy, the executive directors will have a reduced pension provision for 2020/21.

Director	% of salary

Philip Jansen	10% in lieu of pension provision

Simon Lowth[a]	20% in lieu of pension provision

[a]	This will further reduce to 15% of salary in 2021/22 and 10% of salary in 2022/23 (effective from 1 April at the start of each financial year).

Annual bonus

The executive directors are eligible for an on-target and maximum bonus payment of 120% and 200% of salary respectively.

The committee welcomed and agreed the chief executive and chief financial officer’s proposal to defer their full annual bonus for 2020/21 into shares, to the extent that any annual bonus is payable. This means that the executive directors will not take any cash bonuses for two consecutive years.

The 2020/21 annual bonus structure measures and weightings are set out below.

Category	Measure	Weighting

Financial	Adjusted EBITDA	35%

	Normalised free cash flow	35%

Customer	Group Net Promoter Score	10%

Converged networks	5G customers – the number of customers on our 5G network	5%

	FTTP connections – the number of connections in the Openreach FTTP network	5%

Digital impact & sustainability	Carbon emissions – progress towards an 87% reduction in carbon emissions intensity by 2030	5%

	Skills for Tomorrow – progress towards our ambition to reach 10m people in the UK with help to improve their digital skills by 2025	5%

We do not publish details of the financial targets in advance as these are commercially confidential. We will publish achievement against these targets at the same time as we disclose bonus payments in the 2021 Report on directors’ remuneration so shareholders can evaluate performance against those targets.

Restricted share plan (RSP)

Subject to the approval of the Policy and the relevant plan rules at our 2020 AGM, awards will be granted to executive directors under the RSP in August 2020.

When considering grant levels each year, the committee will take account of share price performance over the preceding year. Noting the share price performance during the year prior to the Covid-19 crisis and the dividend decision, the first RSP award for executive directors will not exceed 175% of salary, though the committee will make a final decision on the award level closer to the grant date in August 2020 taking into consideration several factors including the share price performance between now and then. Details of the awards granted will be disclosed at the point of grant.

This award will vest in three equal tranches after three, four and five years. A holding period will apply such that no shares may be sold until year five.

Two underpins will apply over the initial three-year vesting period, as follows:

•	the average return on capital employed must exceed the weighted average cost of capital over the same period; and

•	there must have been no environmental, social or governance issues which have resulted in material reputational damage for the company.

Should one or both of the underpins not be met, the committee may at its discretion reduce the number of shares vesting, including to nil. RSP awards are subject to malus and clawback provisions as set out in the Policy, and the committee retains the ultimate discretion to adjust vesting levels in exceptional circumstances, should they not reflect the overall performance of the business over the vesting period, or for any other reason.

Chairman and non-executive director remuneration

The fees for non-executive directors were reviewed during the year by the chairman and executive directors, taking into consideration the role and requirements of BT, together with the fees paid to non-executive directors at companies of a similar size and complexity, previous years’ increases and no salary increases for the UK management population. It was agreed that there would be no increase in fees.

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The basic fee for non-executive directors is £77,000 per year. There are additional fees for membership and chairing a Board committee, details of which are set out in the table below:

Committee	Chair’s fee	Member’s fee

Audit & Risk	£35,000	£25,000

BT Compliance[a]	£25,000	£12,000

Digital Impact & Sustainability	£14,000	£8,000

Investigatory Powers Governance	n/ab	£8,000

Nominations	n/ab	£10,000

Remuneration	£30,000	£15,000

[a]	A sub-committee of the Audit & Risk Committee
[b]	Where the chairman or chief executive acts as chair of a board committee, no additional committee chair fee is payable.

The senior independent director receives an additional fee of £27,000 per annum.

The designated non-executive director for workforce engagement on the Colleague Board receives an additional fee of £10,000 per annum.

No element of non-executive director remuneration is performance-related. Non-executive directors do not participate in BT’s bonus or employee share plans and are not members of any of the company pension schemes.

The committee agreed a fee of £700,000 per year, fixed for five years on the chairman’s appointment in November 2017 and therefore no review of his fee was undertaken.

Other remuneration matters

Advisers

During the year, the committee received independent advice on executive remuneration matters from Deloitte LLP. Deloitte received £206,745 in fees for these services. The fees are charged on a time-spent basis in delivering advice. That advice materially assisted the committee in their consideration of matters relating to executive remuneration and the new Policy.

Deloitte is a founder member of the Remuneration Consultants Group and as such, voluntarily operates under the code of conduct in relation to executive remuneration consulting in the UK. The committee appointed Deloitte to the role of independent advisers to the committee in 2012 following a competitive tender exercise conducted by the committee. The committee is comfortable that the Deloitte engagement partner and team, who provide remuneration advice to the committee, have no connections with BT that may impair their independence or objectivity.

In addition, during 2019/20, Deloitte provided the company with advice on corporate and indirect taxes, assistance with regulatory, risk and compliance issues and additional consultancy services.

Dilution

We use both treasury shares and shares purchased by the BT Group Employee Share Ownership Trust (the Trust) to satisfy our all employee share plans and executive share plans. Shares held in the Trust do not have any voting rights.

At the end of 2019/20, shares equivalent to 2.32% (2018/19: 2.83%) of the issued share capital (excluding treasury shares) would be required for all share options and awards outstanding.

Of these, we estimate that for 2020/21, shares equivalent to approximately 0.26% (2019/20: 0.39%) of the issued share capital (excluding treasury shares) will be required for the all-employee share plans.

External appointments held by executives

The Nominations Committee determines the policy, and if thought fit recommends to the Board for approval the taking up of external appointments including directorships by members of the Executive Committee, including the executive directors, and other senior direct reports to the chief executive.

Previous Annual General Meeting (AGM) voting outcomes

The table below sets out the previous votes cast at the AGM in respect of the Annual Remuneration Report and the Directors’ Remuneration Policy.

	For % of votes cast Number	Against % of votes cast Number	Withheld votes Number
Annual Remuneration	91.90	8.10
Report at the 2019 AGM	6,011,286,559	530,098,249	30,829,140
Directors’ remuneration	96.12	3.88
policy at the 2017 AGM	6,654,431,173	268,487,768	14,886,907

Withheld votes are not counted when calculating voting outcomes.

Committee evaluation 2019/20

During 2019/20 we carried out an internal evaluation of the committee led by the chairman and the company secretary. Members, attendees and Deloitte completed questionnaires and the committee discussed the responses and key findings. The committee agreed the following key actions for 2020/21:

Key areas of focus	Agreed actions

Remuneration advisers	Given Deloitte have been the committee’s remuneration advisers for a number of years, consider an external market review of advisers during 2020/21.

Increasing knowledge of committee members	Consider whether any specific updates on external benchmarking and general market trends should be presented to the committee at an appropriate meeting or as part of specific agenda items.

Papers	Review whether further improvements to papers can be made.

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Annual remuneration report continued

Comparison of chief executive remuneration to total shareholder return (unaudited)

Total shareholder return (TSR) is the measure of the returns that a company has provided for its shareholders, reflecting share price movements and assuming reinvestment of dividends. The graph below illustrates the performance of BT Group plc measured by TSR relative to a broad equity market index over the past ten years. We consider the FTSE 100 to be the most appropriate index against which to measure performance, as BT has been a member of the FTSE 100 throughout the ten-year period.

BT’s TSR performance vs the FTSE 100

Source: Datastream

The graph shows the relative TSR performance of BT and the FTSE 100 over the past ten years.

History of chief executive remuneration

Year end	Chief Executive	Total remuneration £000	Annual bonus (% of max)	ISP vesting (% of max)

2020	Philip Jansen[a]	3,248	50%	N/A

2019	Philip Jansen[a]	725	56%	N/A

	Gavin Patterson[b]	1,719	28%	0%

2018	Gavin Patterson	2,307	54%	0%

2017	Gavin Patterson	1,345	0%	0%

2016	Gavin Patterson	5,396	45%	82.01%

2015	Gavin Patterson[b]	4,562	58%	67.4%

2014	Gavin Patterson[c]	2,901	62%	78.7%

	Ian Livingston[d]	4,236	35%	63.4%

2013	Ian Livingston	9,402	65%	100%

2012	Ian Livingston	8,520	73%	100%

2011	Ian Livingston	4,009	79%	0%

2010	Ian Livingston	3,556	71%	0%

[a]	Philip was appointed as a director on 1 January 2019 and became chief executive from 1 February 2019. His first ISP award was made in February 2019
[b]	Gavin stood down as chief executive at midnight on 31 January 2019 and Philip took over from 1 February 2019
[c]	The total remuneration figure includes the ISP award as CEO BT Retail and the first award as chief executive, granted in 2013
[d]	Ian stepped down on 10 September 2013 and Gavin took over from that date.

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Directors’ service agreements and letters of appointment

The following table sets out the dates on which directors’ service agreements/initial letters of appointment commenced and termination provisions:

Chairman and executive directors

	Commencement date	Termination provisions

Jan du Plessis	1 June 2017	Terminable by the company on 12 months’ notice and by the director on six months’ notice.
Philip Jansen	1 January 2019
Simon Lowth	6 July 2016

Independent non-executive directors

	Commencement date	Termination provisions

Ian Cheshire	16 March 2020	Letter of appointment on a rolling basis terminable by either party by three months’ written notice.
Iain Conn	1 June 2014
Isabel Hudson	1 November 2014
Mike Inglis	1 September 2015
Matthew Key	25 October 2018
Allison Kirkby	15 March 2019
Leena Nair	10 July 2019
Nick Rose	1 January 2011

Non-independent, non-executive director

	Commencement date	Termination provisions

Tim Höttges	29 January 2016	Appointed as a non-independent, non-executive director under the terms of the Relationship Agreement between BT and Deutsche Telekom. The appointment is terminable immediately by either party.

As announced on 16 March 2020, Sara Weller will join the Board as an independent non-executive director. Sara’s appointment becomes effective on 16 July 2020, immediately before the 2020 AGM. Also, as announced on 1 May 2020, Adel Al-Saleh will join the Board with effect from 15 May 2020, as a non-independent, non-executive director and Deutsche Telekom’s nominated representative, replacing Tim Höttges.

There are no other service agreements, letters of appointment or material contracts, existing or proposed, between the company and any of the directors. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any director or executive officer was selected to serve. There are no family relationships between the directors.

Non-executive directors’ letters of appointment

Each independent non-executive director has an appointment letter setting out the terms of his or her appointment. We ask each non-executive director to allow a minimum commitment of 22 days each year, subject to committee responsibilities, and to allow slightly more in the first year in order to take part in the induction programme. The actual time commitment required in any year may vary depending on business and additional time may be required during periods of increased activity.

During the year, following the recommendation of the Nominations Committee, the Board agreed an amendment to the term and notice period for the current and new independent non-executive directors such that they are now on a rolling basis subject to a mutual three-month notice period and annual election/re-election by shareholders at the AGM.

Tim Höttges was appointed as a non-independent, non-executive director in January 2016 following Deutsche Telekom’s nomination, and his appointment letter reflects the terms of the Relationship Agreement between BT and Deutsche Telekom. Adel Al-Saleh has also been appointed on the same basis.

Inspection by the public

The service agreements and letters of appointment are available for inspection by the public at BT’s registered office.

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Remuneration in context

Consideration of colleague and stakeholder views

Our employees are vital to our business. At BT, we believe in fairness throughout the company. The group operates a number of general principles applied to all levels:

•  We will provide a competitive package with reference to the relevant market for each colleague

•  We will ensure colleagues can share in the success of the business, and operate a variety of all-employee share plans, encouraging colleagues to become shareholders

•  Where appropriate, variable remuneration is provided to incentivise employees towards driving the strategic aims of the business. Performance is based on both individual performance and the performance of the company as a whole, measured on a consistent basis for senior executives and all other employees

•  We offer a range of employee benefits, many of which are available to all colleagues

•  We aim for transparency and a fair cascade of remuneration throughout the group

•  Employment conditions for all employees reflect our values and are commensurate with a large publicly-listed company, including high standards of health and safety and equal opportunities.

The committee supports fairness and transparency of remuneration arrangements and the Policy has been designed to align with the remuneration philosophy and principles that underpin remuneration across the wider group. To support this, the committee receives regular updates on remuneration practices across the group.

Whilst the committee does not directly consult with our employees as part of the process of determining executive pay, the Board does receive feedback from employee surveys that takes into account remuneration throughout the organisation, as well as feedback from the Colleague Board, which is fed back to the committee by the designated non-executive director for workforce engagement.

When setting executive directors’ remuneration, the committee considers the remuneration of other senior managers and colleagues in the group more generally to ensure that arrangements for executive directors are appropriate in this context. When determining salary increases for executive directors, the committee considers the outcome of the wider pay review for the group.

Chief executive pay ratio

The table below sets out the chief executive pay ratios as at 31 March 2020, as well as those reported in respect of the prior year. The report will build up over time to show a rolling ten-year period.

The ratios compare the single total figure of remuneration of the chief executive with the equivalent figures for the lower quartile (P25), median (P50) and upper quartile (P75) employees.

A significant proportion of the chief executive’s remuneration is delivered through long-term incentives, where awards are linked to share price movements over the longer term. This means that the ratios will depend significantly on long-term incentive outcomes and may fluctuate from year to year.

Total remuneration

		Employee remuneration			Pay ratio
	Chief Executive	P25	P50	P75	P25	P50	P75
2019	£2,444,000	£34,281	£41,477	£51,594	71:1	59:1	47:1
2020	£3,248,012	£34,881	£42,173	£51,351	93:1	77:1	63:1
Base salary
		Employee remuneration			Pay ratio
	Chief Executive	P25	P50	P75	P25	P50	P75
2019	£1,222,000	£30,090	£35,918	£41,740	37:1	31:1	27:1
2020	£1,100,000	£31,144	£37,321	£42,800	35:1	29:1	26:1

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We have used the ‘Option B’ methodology (based on gender pay reporting), as the most robust way to identify the individual reference points within an organisation with multiple operating segments.

The P25, P50 and P75 employees were identified from the company’s gender pay reporting data, based on the April snapshot period at the start of each respective year. We then identified the 80 employees above and below each of the ‘P’ points to form enlarged groups. This approach is thought to be an appropriate representation – while the underlying data is fairly consistent given the size of the UK population, this methodology reduces volatility in the underlying data, and helps account for differences in the gender pay and pay ratio calculation methodologies. Other than the exclusion of a small number of data points for leavers and divestments, no other adjustments were made to the underlying data.

The total FTE remuneration paid during the year in question for each employee in each of the groups was then calculated, on the same basis as the information set out in the ‘single figure’ table for the chief executive. Bonus payments in respect of each year have been determined based on the latest available information at the time of analysis. The median total remuneration figure for each group was then used to determine the three ratios.

Percentage change in remuneration of the chief executive and all employees

The table below illustrates the increase in salary, benefits and annual bonus for Philip Jansen in the role as chief executive and that of a representative group of the company’s employees. For these purposes, we’ve used the UK management and technical employee population representing around 25,495 people. We believe this broad group provides the most meaningful comparison as they have similar performance-related pay arrangements as our executive directors.

	Salary	Benefits[a]	Bonus[a]
% Change in chief executive remuneration	0%	(26.7)%	(10.7)%
% Change in comparator group	2.5%	0%	(26.1)%

[a]	As he was appointed on 1 February 2019, the increase in benefits and annual bonus for the chief executive has been determined on a full-year equivalent basis to ensure a like-for-like comparison.

Relative importance of the spend on pay

The table below shows the percentage change in total remuneration paid to all employees compared to expenditure on dividends and share buybacks.

Area	2019/20 (£m)	2018/19 (£m)	% change
Remuneration paid to all employees	5,327	5,382	(1)%
Dividends/share buybacks	1,607	1,513	6%

Gender pay gap reporting

This is the third year in which we have published our Gender Pay Gap results. Our 2019 report, including contextual information and detail on the initiatives we have underway to close our gender pay gap, can be viewed on our website.

At a group level, our median hourly pay difference between male and female colleagues is 4.8% (reduced from 5.0% in 2018). This compares favourably with the telecommunications industry median of 12% (ONS provisional), and the UK national median of 17.3%. While we have made progress in addressing our gender pay gap, the gap remains as we have fewer women than men at senior and leadership levels, and fewer women generally throughout our organisation. We will continue to monitor and address this issue, drawing on research from around the world.

Our Gender Pay Gap report is available on our website bt.com/genderpaygap

Nick Rose

Chair of the Remuneration Committee

6 May 2020

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Directors’ information

Statement of directors’ responsibilities in respect of the Annual Report and the financial statements

The directors are responsible for preparing the Annual Report and the group and parent company financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare group and parent company financial statements for each financial year. Under that law they are required to prepare the group financial statements in accordance with International Financial Reporting Standards as adopted by the European Union (IFRSs as adopted by the EU) and applicable law and the directors have elected to prepare the company financial statement in accordance with UK accounting standards, including FRS 101 Reduced Disclosure Framework.

Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and parent company and of their profit or loss for that period. In preparing each of the group and parent company financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently

•	make judgements and estimates that are reasonable, relevant and reliable

•	for the group financial statements, state whether they have been prepared in accordance with IFRSs as adopted by the EU

•	for the parent company financial statements, state whether applicable UK accounting standards have been followed, subject to any material departures disclosed and explained in the parent company financial statements.

•	assess the group and parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern

•	use the going concern basis of accounting unless they either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the parent company’s transactions and disclose with reasonable accuracy at any time the financial position of the parent company and enable them to ensure that its financial statements comply with the Companies Act 2006 (the 2006 Act). They are responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error, and have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the group and to prevent and detect fraud and other irregularities.

Under applicable law and regulations, the directors are also responsible for preparing a Strategic report, Directors’ report, Directors’ Remuneration Report and Corporate Governance Statement that comply with such law and regulation.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website. Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Responsibility statement of the directors in respect of the annual financial report

We confirm that to the best of our knowledge:

•	the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the company and the undertakings included in the consolidation taken as a whole

•	the Strategic report includes a fair review of the development and performance of the business and the position of the issuer and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face.

We consider the annual report and accounts, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess the group’s position and performance, business model and strategy.

Critical accounting estimates, key judgements and significant accounting policies

Our critical accounting estimates, key judgements and significant accounting policies conform with IFRSs, as adopted by the EU and IFRSs issued by the International Accounting Standards Board (IASB), and are set out on pages 132 and 133 of the consolidated financial statements. The directors have reviewed these policies and applicable estimation techniques, and have confirmed they are appropriate for the preparation of the 2019/20 consolidated financial statements.

Disclosure of information to auditors

As far as each of the directors is aware, there is no relevant audit information (as defined by section 418(3) of the 2006 Act) that hasn’t been disclosed to the auditors. Each of the directors believes that all steps have been taken that ought to have been taken to make them aware of any relevant audit information and to establish that the auditors have been made aware of that information.

Going concern

In line with IAS 1 ‘Presentation of financial statements’, and revised FRC guidance on ‘risk management, internal control and related financial and business reporting’, management has taken into account all available information about the future for a period of at least, but not limited to, 12 months from the date of approval of the financial statements when assessing the group’s ability to continue as a going concern.

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The Strategic report on pages 1 to 64 includes information on the group structure, strategy and business model, the performance of each customer-facing unit and the impact of regulation and competition. The Group performance section on pages 43 to 50 includes information on our group financial results, financial outlook, cash flow and net debt, and balance sheet position. Notes 24, 25, 26 and 28 of the consolidated financial statements include information on the group’s investments, cash and cash equivalents, borrowings, derivatives, financial risk management objectives, hedging policies and exposure to interest, foreign exchange, credit, liquidity and market risks.

Our principal risks and uncertainties are set out on pages 52 to 63 including details of each risk and how we manage and mitigate them. The directors carried out a robust assessment of the principal risks affecting the group, including any that could threaten our business model, future performance, insolvency or liquidity.

This assessment is consistent with the assessment of our viability, as set out on page 64, in estimating the financial impact for a severe but plausible outcome for each risk, including a highly severe Covid-19 scenario based on very prolonged lockdowns, both individually, in combination and through probabilistic risk modelling. This stress testing confirmed that existing projected cash flows and cash management activities provide us with adequate headroom over the going concern assessment period.

Having assessed the principal risks, the directors considered it appropriate to adopt the going concern basis of accounting when preparing the financial statements. This assessment covers the period to May 2021, which is consistent with the FRC guidance.

Independent advice

The Board has a procedure that allows directors to seek independent professional advice at BT’s expense.

All directors also have access to the advice and services of the company secretary.

Directors’ and officers’ liability insurance and indemnity

For some years, BT has bought insurance cover for directors, officers and employees in positions of managerial supervision of BT Group plc and its subsidiaries. This is intended to protect against defence costs, civil damages and, in some circumstances, civil fines and penalties following an action brought against them in their personal capacity. The policy also covers individuals serving as directors of other companies or of joint ventures, or on boards of trade associations or charitable organisations at BT’s request. The insurance protects the directors and officers directly in circumstances where, by law, BT cannot provide an indemnity. It also provides BT, subject to a retention, with cover against the cost of indemnifying a director or officer. One layer of insurance is ringfenced for the main Board directors of the company.

As at 6 May 2020, and throughout 2019/20, the company’s wholly-owned subsidiary, British Telecommunications plc, has provided an indemnity for a group of people similar to the group covered by the above insurance. Neither the insurance nor the indemnity provides cover where the individual is proven to have acted fraudulently or dishonestly.

Interest of management in certain transactions

During and at the end of 2019/20, none of BT’s directors were materially interested in any material transaction in relation to the group’s business. None are materially interested in any currently proposed material transactions.

Power to authorise conflicts

All directors have a duty under the 2006 Act to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the company. The company’s Articles of Association include provisions for dealing with directors’ conflicts of interest in accordance with the 2006 Act. The company has procedures in place, which it follows, to deal with such situations. These require the Board to:

•	consider each conflict situation separately on its particular facts

•	consider the conflict situation in conjunction with its other duties under the 2006 Act

•	keep records and Board minutes on any authorisations granted by directors and the scope of any approvals given

•	regularly review conflict authorisation.

The company secretary maintains a conflicts register.

The Conflicted Matters Committee identifies to what extent Board and committee materials are likely to refer to a potential or actual conflict of interest between BT and Deutsche Telekom and as a result what materials should be shared with our non-independent, non-executive director. He owes duties to both BT and Deutsche Telekom, and the Conflicted Matters Committee helps him comply with his fiduciary duties, although ultimate responsibility rests with him.

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General information

US regulation

US Sarbanes-Oxley Act of 2002

BT has securities registered with the SEC. As a result, we must comply with those provisions of the Sarbanes-Oxley Act which apply to foreign issuers. We comply with the legal and regulatory requirements introduced under the Sarbanes-Oxley Act, in so far as they apply.

The Audit & Risk Committee includes Nick Rose, Allison Kirkby and Matthew Key who, in the opinion of the Board, are the designated financial experts and are independent (as defined for this purpose). The Board considers that the committee’s members have broad commercial knowledge and extensive business leadership experience, having held between them various prior roles in major business, financial management, and financial function supervision and that this constitutes a broad and suitable mix of business and financial experience on the committee.

The code of ethics we have adopted for the purposes of the Sarbanes-Oxley Act applies to the chief executive, chief financial officer and senior finance managers.

Controls and procedures

Management’s report on internal control over financial reporting as of 31 March 2020

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the group. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU.

Because of its inherent limitations, there is a risk that material misstatements will not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk. Therefore, even those systems determined to be effective can provide only reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS as issued by the IASB and as adopted by the EU, and that receipts and expenditures of the company are being made only in accordance with authorisations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an assessment of the effectiveness of our internal control over financial reporting as of 31 March 2020 based on the criteria established in “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In 2018/19 management undertook a continuous improvement and enhancement programme in relation to its framework of internal control over financial reporting. This programme identified two areas requiring remediation, specifically, IT general controls and risk assessment, which were reported as material weaknesses in 2018/19. While management have made good progress in remediating these material weaknesses during 2019/20, the remediation activity had not fully been completed in the year. Therefore management has concluded that our internal control over financial reporting was not effective as of 31 March 2020 due to the material weaknesses in relation to IT general controls and risk assessment, described below.

These material weaknesses did not result in any identified material misstatements in the current period consolidated financial statements, nor in any restatements of consolidated financial statements previously reported by the company, and there are no changes to previously released financial results as a result of these matters; however it created a reasonable possibility that a material misstatement would not have been prevented or detected on a timely basis as at or during the year ended 31 March 2020.

Material weaknesses in IT general controls and risk assessment IT general controls

We did not design and maintain effective controls over certain information systems that are relevant to the preparation of our consolidated financial statements, principally including the following deficiencies:

•	During the year 2019/20, including as part of our activities to remediate previously disclosed control deficiencies, management identified additional IT applications which were brought into the scope of management’s framework of internal control over financial reporting. These additional IT applications were not identified for inclusion in the scope of management’s framework of internal control over financial reporting by our risk assessment procedures with sufficient time to allow the IT general controls related to these additional applications to operate effectively by 31 March 2020

•	Management also identified instances of privileged access revalidation for applications, operating systems and databases for which relevant controls were not operated effectively during 2019/20.

Risk assessment

In the prior and current year management identified aspects of our risk assessment processes requiring remediation. Specifically:

•	During the year 2019/20, management have addressed the key control gaps identified in the year 2018/19 that contributed to the material weakness reported in 2018/19 relating to certain outsourced service organisations, including pension asset valuation services and a significant IT outsourced provider. However management have identified additional outsourced service organisations related to new IT applications brought in to scope and one which changed provider in 2019/20 where there is a risk related to our ability to rely on the controls performed at the outsourced service organisations due to the timing of attestation reports from these service organisations and lack of sufficient compensating controls

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•	Whilst substantial documentation and testing has been completed over ‘Information Produced by the Entity’ (being information presented in reports used in the operation of a control), exceptions were noted during both the remediation programme and through management testing that indicated that certain instances were not yet subject to sufficient testing or controls to ensure that such information was complete and accurate

•	In a number of areas, most significantly specific revenue streams, and our overseas Global operations, management have not yet completed our identification and mapping of all transactional process risk points to their related controls including management review controls.

Although good progress has been made in narrowing the material weaknesses and these control deficiencies did not result in any material misstatements in the current period consolidated financial statements, nor in any restatements of consolidated financial statements previously reported by the company, and there are no changes to previously released financial results as a consequence of these matters, they created a reasonable possibility that a material misstatement would not have been prevented or detected on a timely basis during the year ended 31 March 2020. While remediation activities related to the above issues continued during the year ended 31 March 2020, management concluded that these material weaknesses were not remediated as of 31 March 2020.

Audit of the effectiveness of internal control over financial reporting

Our independent registered public accounting firm, KPMG LLP, who audited the consolidated financial statements included in this Annual Report, has expressed an adverse opinion on our internal control over financial reporting, as stated in their report as of 31 March 2020, which is included elsewhere in the Form 20-F.

Changes in internal control over financial reporting

Changes in our internal control over financial reporting that occurred during the year ended 31 March 2020, which have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting are described in “Progress in remediating material weaknesses reported in 2018/2019” and “Ongoing remediation of the material weaknesses in IT general controls and risk assessment” below.

Disclosure controls and procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934 (Exchange Act), and the rules and regulations thereunder, is recorded, processed, summarised and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our chief executive and chief financial officer to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognises that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgement and makes assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

We have evaluated the effectiveness of our disclosure controls and procedures. Based upon that evaluation, our chief executive and chief financial officer concluded that, as a result of the material weaknesses in relation to IT general controls and risk assessment described above, as of 31 March 2020, our disclosure controls and procedures were not effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or furnish under the Exchange Act is recorded, processed, summarised and reported, within the time periods specified in the applicable rules and forms.

Progress in remediating material weaknesses reported in 2018/19

Management has made good progress in remediating the areas of material weakness identified in 2018/19. Specifically, action was taken to address control deficiencies that contributed to material weaknesses in the areas of:

IT general controls:

•	During 2018/19, IT applications were brought into the scope of management’s framework of internal control over financial reporting; however these additional IT applications were not identified for inclusion with sufficient time to allow the IT general controls supporting these additional applications to operate in accordance with COSO 2013. During 2019/20 management enhanced the IT general controls supporting these additional applications brought into the scope in 2018/19. However, remediation is an ongoing process that we have not yet completed and our work in this area continues

•	Within EE, management ensured SAP privileged user access related to development activity was no longer granted thereby removing the risk that logs of activity free from potential manipulation by these users were not retained and changes implemented by privileged users were not directly monitored

•	Management introduced a process to ensure changes to IT dependent business process controls now receive an appropriate level of approval testing

•	Management also made improvements to the strength of passwords in legacy systems and the timely removal of application access for leavers.

Risk assessment:

•	Management has appropriately addressed the risks of material misstatement associated with key outsourced service organisations identified in 2018/19, including pension asset valuation services and a significant IT outsourced provider. However, remediation is an ongoing process that we have not yet completed and our work in this area continues including related to new IT applications brought into scope and one which changed provider in 2019/20

•	Management has implemented a remediation programme to support the design and operation of effective controls over the completeness and accuracy of information produced by the entity; however this has not fully completed

•	Management has not yet completed the identification and mapping of transactional process risk points to their related controls including management review controls, most significantly specific revenue streams, and our overseas Global operations.

Ongoing remediation of the material weaknesses in IT general controls and risk assessment

Management has been implementing, and continues to implement, measures designed to ensure that control deficiencies contributing to the remaining material weaknesses in the areas of IT general controls and risk assessment are remediated, and that these controls are designed, implemented, and operating effectively. Remaining procedures to remediate these deficiencies are:

IT general controls:

•	Implementing processes to identify all, and monitor for required changes to, relevant IT general controls and enhancing the IT general controls supporting additional applications brought into the scope in 2019/20 with sufficient time to allow the IT general controls supporting these additional applications to operate effectively

•	Enhancing the design and operational effectiveness in relation to privileged access revalidation controls.

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General information continued

Risk assessment:

•	Implementing processes to identify all, and monitor for required changes to, service organisations and designing and implementing alternative business process compensating controls for IT applications dependant on third-party service organisation assurance reports where reports are not received on a timely basis for our financial year-end

•	Continuation of our remediation programme to support the design and operation of effective controls over the completeness and accuracy of information produced by the entity and identification and mapping the remaining transactional process risk points to relevant controls.

UK internal control and risk management

The Board is responsible for the group’s systems of internal control, risk management and assurance and for reviewing the effectiveness of those systems each year. These systems are designed to manage, rather than eliminate, risks we face that may prevent us achieving our business objectives; any system can provide only reasonable, and not absolute, assurance against material misstatement or loss.

For details of our assessment of our internal controls for the purposes of the Sarbanes-Oxley Act, see US Regulation on page 112. The Board also takes account of significant social, environmental and ethical matters that relate to BT’s businesses. We describe our workplace practices, specific environmental, social and ethical risks and opportunities, and details of underlying governance processes on pages 1 to 64 in the Strategic report.

We have enterprise-wide risk management processes for identifying, evaluating and managing the principal risks faced by the group. These processes have been in place throughout the year and have continued up to the date on which this document was approved. The processes are in accordance with the FRC guidance on risk management, internal control and related financial and business reporting.

Risk assessment and evaluation are an integral part of BT’s annual strategic review cycle. We have a detailed risk management process which identifies the key risks facing the group, our customer-facing units and Technology.

The key features of our enterprise-wide risk management and internal control process (covering strategic, financial, operational and compliance controls) are as follows:

•	senior executives collectively review the group’s key risks, and have created a group risk register describing the risks, their owners and associated mitigation strategies. The Group Risk Panel and the Executive Committee reviews this before it’s reviewed and approved by the Board

•	our customer-facing units and Technology carry out risk assessments of their operations, create risk registers relating to those operations and ensure that the key risks are addressed

•	senior executives with responsibility for major group operations report quarterly on their opinion on the effectiveness of the operation of internal controls in their areas of responsibility

•	the group’s internal auditors carry out ongoing assessments of the quality of risk management and control, report to management and the Audit & Risk Committee on the status of specific areas identified for improvement, and promote effective risk management in customer-facing units and Technology

•	the Audit & Risk Committee, on behalf of the Board, considers the effectiveness of the group’s internal control procedures during the financial year. It reviews reports from the internal and external auditors, and reports its conclusions to the Board. The Audit & Risk Committee has carried out these actions for 2019/20

•	the Audit & Risk Committee, on behalf of the Board, reviews the effectiveness of risk management arrangements across the group.

We have not included joint ventures and associates, which BT does not control, as part of the group risk management process. Third parties we enter into joint ventures with are responsible for their own internal control assessment.

We have set out our significant accounting policies on pages 132 and 133. The consistent application of these policies is subject to ongoing verification through management review and independent review by the internal and external auditors.

The processes supporting the preparation and consolidation of the financial statements have been documented and are subject to annual verification through the programme of testing completed by our internal auditors. This serves to confirm the operation of internal controls over financial reporting, as well as compliance with the Sarbanes-Oxley Act. The Audit & Risk Committee reviews BT’s published financial results, related disclosures and accounting judgements. The committee’s activities for 2019/20 are set out on pages 78 to 81.

Capital management and funding policy

The objective of our capital management policy is to target an overall level of debt consistent with our credit rating objectives, while investing in the business, supporting the pension fund and meeting our distribution policy.

The Board reviews the group’s capital structure regularly. Management proposes actions which reflect the group’s investment plans and risk characteristics, as well as the macroeconomic conditions in which we operate.

Our funding policy is to raise and invest funds centrally to meet the group’s anticipated requirements. We use a combination of capital market bond issuance, commercial paper borrowing and committed borrowing facilities to fund the group. When issuing debt, in order to avoid refinancing risk, group treasury will take into consideration the maturity profile of the group’s debt portfolio as well as forecast cash flows.

See note 28 to the consolidated financial statements for details of our treasury policy.

Financial instruments

Details of the group’s financial risk management objectives, policies of the group and exposure to interest risk, credit risk, liquidity risk and foreign exchange are given in note 28 to the consolidated financial statements.

Credit risk management policy

We take proactive steps to minimise the impact of adverse market conditions on our financial instruments. In managing investments and derivative financial instruments, the group’s central treasury function monitors the credit quality across treasury counterparties and actively manages any exposures that arise. Management within the business units also actively monitors any exposures arising from trading balances.

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Off-balance sheet arrangements

Other than the financial commitments and contingent liabilities disclosed in note 31 to the consolidated financial statements, there are no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on:

•	our financial condition

•	changes in financial condition

•	revenues or expenses

•	results of operations

•	liquidity

•	capital expenditure

•	capital resources.

Legal proceedings

The group is involved in various legal proceedings, including actual or threatened litigation and government or regulatory investigations. For further details of legal and regulatory proceedings to which the group is party please see note 31 to the consolidated financial statements on pages 191 and 192.

Apart from the information disclosed in note 31 to the consolidated financial statements, the group does not currently believe that there are any legal proceedings, government or regulatory investigations that may have a material adverse impact on the operations or financial condition of the group. In respect of each of the claims described in note 31, the nature and progression of such proceedings and investigations can make it difficult to predict the impact they will have on the group. Many factors prevent us from making these assessments with certainty, including that the proceedings or investigations are in early stages, no damages or remedies have been specified, and/or the frequently slow pace of litigation.

Other information - Listing Rules (LR)

For the purposes of LR 9.8.4R, no information is required to be disclosed other than in respect of shareholder waiver of dividends and future dividends (LR 9.8.4R(12) and (13)) as follows. The Trustee of the BT Group Employee Share Ownership Trust agrees to waive dividends payable on the BT shares it holds for satisfying awards under various BT executive share plans. Under the rules of these share plans, the dividends are reinvested in BT shares that are added to the relevant share awards.

Other statutory information – the 2006 Act

Certain provisions of the 2006 Act require us to make additional disclosures. These are described on the pages listed below:

Section information	Page
Structure of BT’s share capital (including the	127,
rights and obligations attaching to the shares)	115 and 116
Restrictions on the transfer of BT shares and voting rights	115 and 116
Significant direct or indirect shareholdings	116
Appointment and replacement of directors	75, 107 and
115
Significant agreements to which BT Group plc is a party that take effect, alter or terminate upon a change of control following a takeover	n/a
Branches	197 to 203

The following disclosures are not covered elsewhere in this Annual Report:

•	BT has two employee share ownership trusts that hold BT shares for satisfying awards under our various employee share plans. The Trustee of the BT Group Employee Share Investment Plan may invite participants, on whose behalf it holds shares, to direct it how to vote in respect of those shares. If there is an offer for the shares or other transaction that would lead to a change of control of BT, participants may direct the Trustee to accept the offer or agree to the transaction. In respect of shares held in the BT Group Employee Share Ownership Trust, the Trustee abstains from voting those shares

•	if there is an offer for the shares, the Trustee does not have to accept or reject the offer but will have regard to the interests of the participants, may consult them to obtain their views on the offer, and may otherwise take any action with respect to the offer it thinks fair

•	no person holds securities carrying special rights with regard to control of the company

•	the registrars must receive proxy appointment and voting instructions not less than 48 hours before a general meeting (see also page 116)

•	any amendment of BT’s Articles of Association requires shareholder approval in accordance with applicable legislation

•	the powers of BT’s directors are determined by UK legislation and BT’s Articles of Association. The directors are authorised to issue and allot shares, and to undertake purchases of BT shares subject to shareholder approval at the AGM

•	we have no agreements with directors providing for compensation for loss of office or employment as a result of a takeover. Similarly, there is no provision for this in our standard employee contracts

•	we are not aware of any agreements between shareholders that may result in restrictions on the transfer of shares or on voting rights.

Articles of Association

The company’s current Articles of Association were adopted pursuant to a resolution passed at the AGM of the company held on 15 July 2015 and contain, amongst others, provisions on the rights and obligations attaching to the company’s shares. The Articles of Association may only be amended by special resolution at a general meeting of the shareholders.

Directors’ appointment and retirement

The company’s Articles of Association regulate the appointment and removal of directors, as does the 2006 Act and related legislation. The Board and shareholders (by ordinary resolution) may appoint a person who is willing to be elected as a director, either to fill a vacancy or as an additional director. At every annual general meeting, all directors must automatically retire. A retiring director is eligible for election or re-election. In addition to any power of removal under the 2006 Act, the shareholders can pass an ordinary resolution to remove a director.

Share rights

(a) Voting rights

On a show of hands, every shareholder present in person or by proxy at any general meeting has one vote and, on a poll, every shareholder present in person or by proxy has one vote for each share which they hold.

There are no restrictions on exercising voting rights except in situations where the company is legally entitled to impose such a restriction (for example where a notice under section 793 of the 2006 Act has been served).

(b) Variation of rights

Whenever the share capital of the company is split into different classes of shares, the special rights attached to any of those classes can be varied or withdrawn either: (i) with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class; or (ii) with the consent in writing of the holders of at least 75% in nominal value of the issued shares of that class. The company can issue new shares and attach any rights and restrictions to them, as long as this is not restricted by special rights previously given to holders of any existing shares. Subject to this, the rights of new shares can take priority over the rights of existing shares, or existing shares can take priority over them, or the new shares and the existing shares can rank equally.

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General information continued

Transfer of shares

There are no specific restrictions on the transfer of shares in the company, which is governed by the Articles of Association and prevailing legislation.

Political donations

Our policy is that no company in the group will make contributions in cash or in kind to any political party, whether by gift or loan. However, the definition of political donations used in the 2006 Act is very much broader than the sense in which these words are ordinarily used. For example, it could cover making members of Parliament and others in the political world aware of key industry issues and matters affecting the company, enhancing their understanding of BT.

The authority for political donations requested at the AGM is not intended to change this policy. It will, however, ensure that the group continues to act within the provisions of the 2006 Act requiring companies to obtain shareholder authority before they make donations to EU political parties and/or political organisations as defined in the 2006 Act. During 2019/20, the company’s wholly owned subsidiary, British Telecommunications plc, paid the costs of attending corporate days at (i) the Liberal Democrats party conference; (ii) the Labour party conference; (iii) the Scottish National party conference; and (iv) the Conservative party conference. These costs totalled £9,967 (2018/19: £4,616). No company in the BT Group made any loans to any political party.

Substantial shareholdings

At 6 May 2020, BT had received notice, under the Financial Conduct Authority’s Disclosure Guidance & Transparency Rules, in respect of the following holdings of shares:

	Date of notification	Shares	% of total voting rights
BlackRock, Inc.	27 January 2020	512,002,221	5.18%

In addition, T-Mobile Holdings holds 1,196,175,322 shares representing 12% of total voting rights.

AGM

Resolutions

At our AGM, we give our shareholders the opportunity to vote on every important issue by proposing a separate resolution for each.

Before the AGM, we count the proxy votes for and against each resolution, as well as votes withheld, and make the results available at the meeting. As at previous AGMs, we will take votes on all matters at the 2020 AGM on a poll, except procedural issues.

The separate Notice of meeting 2020, which we send to all shareholders who have requested shareholder documents by post, contains the resolutions (with explanatory notes) which we will propose at the 2020 AGM on 16 July in London. We notify all shareholders of the publication of these documents which are available on our website at bt.com/annualreport

At the AGM we will propose resolutions to re-appoint KPMG LLP as BT’s auditors and to authorise the Audit & Risk Committee to agree their remuneration. We will also ask shareholders to vote on the Annual Report, the Report on directors’ remuneration, the directors’ remuneration policy, allotment of shares in the company, the disapplication of pre-emption rights, our all-employee and executive share plan rules and new Articles of Association.

Authority to purchase shares

The authority given at last year’s AGM for BT to purchase in the market 992 million of its shares, representing 10% of the issued share capital (excluding treasury shares), expires on 16 July 2020. We will ask shareholders to give a similar authority at the 2020 AGM.

During 2019/20, we purchased 40m shares of 5p under this authority (0.40% of the share capital) for a consideration of £80m, at an average price of £1.96 per share. During 2019/20, we transferred 131,073 treasury shares to meet BT’s obligations under our employee share plans. At 4 May 2020, we held a total of 85.9m shares as treasury shares.

In addition, the BT Group Employee Share Ownership Trust (the Trust) purchased 237,000 BT shares for a total consideration of £314,307. The Trust continued to hold 6.9m shares at 4 May 2020. In connection with the termination of our ADR programme during the year, JPMorgan Chase Bank, N.A., the ADR Depositary, transferred 3.7m ordinary shares that were designated for use in our share plans in the United States into the Trust.

Cross-reference to the Strategic report

In line with the 2006 Act, we have chosen to include the following information in the Strategic report (required by law to be included in the Report of the Directors):

•	Dividend decisions made by the Board (page 44)

•	An indication of likely future developments in the business of the company (pages 1 to 64)

•	An indication of our R&D activities (pages 15 and 21)

•	Information about our people (pages 25 and 30 to 33)

•	Information about greenhouse gas emissions (pages 39).

By order of the Board

Rachel Canham

Company Secretary & General Counsel, Governance

6 May 2020

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Detailed analysis of our statutory accounts, independently audited and providing in-depth disclosure on the financial performance and position of the group.	Contents
	Financial statements
	Independent auditors’ report	118
	Group income statement	124
	Group statement of comprehensive income	125
	Group balance sheet	126
	Group statement of changes in equity	127
	Group cash flow statement	128
	Notes to the consolidated financial statements
	Basis of preparation	129
	Critical accounting estimates and key judgements	132
	Significant accounting policies that apply to the overall financial statements	132
	Segment information	133
	Revenue	137
	Operating costs	141
	Employees	142
	Audit, audit related and other non-audit services	142
	Specific items	143
Financial statements	Taxation	145
	Earnings per share	148
	Dividends	148
	Intangible assets	149
	Property, plant and equipment	152
	Leases	154
	Programme rights	157
	Trade and other receivables	157
	Trade and other payables	159
	Provisions	160
	Retirement benefit plans	161
	Own shares	172
	Share-based payments	173
	Assets and liabilities held for sale	175
	Investments	175
	Cash and cash equivalents	177
	Loans and other borrowings	177
	Finance expense	181
	Financial instruments and risk management	181
	Other reserves	190
	Related party transactions	190
	Financial commitments and contingent liabilities	191

	Financial statements of BT Group plc	193

	Related undertakings	197

	Additional information	204

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Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

BT Group plc:

Opinion on the Consolidated Financial Statements

We have audited the accompanying group balance sheets of BT Group plc and subsidiaries (the Company) as of 31 March 2020 and 2019, the related group income statements, group statements of comprehensive income, group statements of changes in equity, and group cash flow statements for each of the years in the two year period ended 31 March 2020 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of 31 March 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two year period ended 31 March 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and IFRS as adopted by the European Union.

We also have audited the adjustments that were applied to restate the 2018 consolidated financial statements to:

•	retrospectively apply the transfer of the Northern Ireland Networks business between reportable segments, as described in Notes 1, 4 and 7,

•	retrospectively apply the reclassification of internal revenue generated by the Ventures business within the Enterprise segment, as described in Notes 1 and 4,

•	retrospectively apply the change in allocation of group overhead costs and transfer of the Emergency Services Network contract between reportable segments, as described in Notes 1 and 4,

•	retrospectively apply the re-presentation of product costs and commissions; provision and installation; and marketing and sales; and other operating costs as described in Note 6, and

•

retrospectively apply the re-presentation of disclosures required resulting from the adoption of IFRS 9, Financial Instruments, with respect to items designated as hedging instruments, as described in Note 28.

In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements of the Company other than with respect to those adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2018 consolidated financial statements taken as a whole.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of 31 March 2020, based on criteria established in Internal Contro l – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated 6 May 2020 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

Changes in Accounting Principles

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of 1 April 2019 due to the adoption of IFRS 16, Leases, its method of accounting for revenue from contracts with customers as of 1 April 2018 due to the adoption of IFRS 15, Revenue from Contracts with Customers, and its method of accounting for financial instruments as of 1 April 2018 due to the adoption of IFRS 9, Financial Instruments.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

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Evaluation of the measurement of fair value of certain unquoted investments included in the plan assets of the BT Pension Scheme (BTPS) that are valued based on inputs that are not directly observable

As discussed in Note 20 to the consolidated financial statements, the BTPS has unquoted plan assets in private equity, UK and overseas property, mature infrastructure, longevity insurance contract, and non core credit assets with an aggregate fair value of £9.8 billion. A portion of these unquoted investments are valued based on inputs that are not directly observable.

We identified the evaluation of the measurement of fair value of certain unquoted investments included in the plan assets of the BTPS that are valued based on inputs that are not directly observable as a critical audit matter. Complex auditor judgement and specialized skills were needed to evaluate certain key unobservable inputs used to determine the fair value of these plan assets, specifically estimated rental yields for UK and overseas property, discount rates for mature infrastructure, discount rate and mortality for the longevity insurance contract, and estimated net asset values for private equity and non core credit assets. In addition, for certain of these investments, the latest external asset valuations preceded the negative impact of the Covid-19 pandemic on financial markets, and as such complex auditor judgment was required to evaluate the market indices used by the Company to estimate adjustments to those asset valuations.

The primary procedures we performed to address this critical audit matter included the following:

•	Tested certain internal controls over the Company’s process to measure the fair value of certain unquoted investments, including controls related to reviewing the key unobservable inputs listed above.

•	Evaluated the scope, competency and objectivity of the Company’s experts who assisted in determining the key unobservable inputs and selecting the relevant market indices listed above.

•

Involved our actuarial professionals with specialized skills and knowledge, who assisted in evaluating the fair value of the longevity insurance contract by comparing it to an independently developed range of fair values using assumptions, such as the discount rate and mortality, based on external data.

•

Involved our valuation professionals with specialized skills and knowledge, who assisted in challenging the key unobservable inputs, such as estimated rental yields, used in determining the fair value for a sample of UK and overseas property, and discount rates used in determining the fair value of the mature infrastructure assets by comparing them against discount rates for comparable assets.

•

Developed an independent estimate for a sample of the fair value of UK and overseas property based on changes in valuation for the relevant geography and asset type obtained from external market data and the historical valuation for each property, and compared to the Company’s estimate of fair value.

•	Compared the estimated net asset values for private equity and non core credit assets to confirmations obtained directly from third parties.

•

Compared the Company’s fund managers’ historical estimated net asset values for the private equity and non core credit assets to the latest audited financial statements to assess the Company’s ability to accurately estimate the fair value of the private equity and non core credit assets.

•

Involved our valuation professionals with specialized skills and knowledge, who assisted in evaluating the market indices used in determining the fair value of certain investments that were initially valued by the Company’s experts before year end based on the industry and geographic location of the underlying investments.

Evaluation of the measurement of the defined benefit obligation of the BTPS

As discussed in Note 20 to the consolidated financial statements, the defined benefit obligation related to the BTPS is £53 billion, which represented 97% of the Company’s total retirement benefit obligation.

We identified the evaluation of the measurement of the defined benefit obligation of the BTPS as a critical audit matter. Complex auditor judgement and specialized skills were needed to evaluate certain key actuarial assumptions used to determine the defined benefit obligation, specifically life expectancy of the members, price inflation and discount rates. In addition, minor changes to those assumptions had a significant effect on the measurement of the obligation.

The primary procedures we performed to address this critical audit matter included the following:

•

Tested certain internal controls over the Company’s process to measure the defined benefit obligation of the BTPS, including the control related to reviewing certain key actuarial assumptions listed above.

•

Involved our actuarial professionals with specialized skills and knowledge, who assisted in challenging the life expectancy of the members, price inflation and discount rates used to determine the defined benefit obligation by comparing the certain key assumptions against independently developed assumptions using external market data.

•	Evaluated the scope, competency and objectivity of the Company’s experts who assisted in developing the actuarial assumptions used to measure the defined benefit obligation.

Evaluation of regulatory provisions

As discussed in Notes 19 to the consolidated financial statements, the Company recognised a provision of £79 million as of 31 March 2020 related to regulatory matters across a range of issues, including price and service issues. We identified the evaluation of regulatory provisions as a critical audit matter because higher subjective auditor judgment and specialized skills and knowledge were required to evaluate the Company’s assessment due to the nature of the estimates and key assumptions and judgments. The key assumptions and judgments relate to the interpretation of the applicable Ofcom regulations, historical and pending claims, and the estimation of the likelihood and cost of settlement.

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Report of Independent Registered Public Accounting Firm continued

The primary procedures we performed to address this critical audit matter included the following:

•

Involved our regulatory professionals with specialized skills and knowledge, who assisted in inspecting the Company’s correspondence with, and external information from, Ofcom relating to regulatory matters and inspecting a sample of underlying claims to challenge the Company’s estimate of the future economic outflow.

•	Compared the Company’s historical regulatory provisions to actual settlements to assess the Company’s ability to accurately estimate cost of settlement.

•	Performed sensitivity analyses on the estimation of the likelihood and cost of resolution used by the Company to estimate regulatory provisions.

/s/ KPMG LLP

We have served as the Company’s auditor since 2018.

London, United Kingdom

6 May 2020

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Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

BT Group plc:

Opinion on Internal Control Over Financial Reporting

We have audited BT Group plc and subsidiaries’ (the Company) internal control over financial reporting as of 31 March 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, because of the effect of the material weaknesses, described below, on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of 31 March 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the group balance sheets of the Company as of 31 March 2020 and 2019, the related group income statements, group statements of comprehensive income, group statement of changes in equity, and group cash flow statements for each of the years in the two-year period ended 31 March 2020, and the related notes (collectively, the consolidated financial statements), and our report dated 6 May 2020 expressed an unqualified opinion on those consolidated financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses related to General IT Controls and Risk Assessments have been identified and included in management’s assessment.

The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2020 consolidated financial statements, and this report does not affect our report on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s report on internal control over financial reporting as of 31 March 2020. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

London, United Kingdom

6 May 2020

BT Group plc Annual Report 2020
122

BT Group plc Annual Report 2020	Financial statements
123

BT Group plc Annual Report 2020
124

Group income statement

Year ended 31 March 2020

	Notes	Before specific items (‘Adjusted’) £m	Specific items £m	[a]	Total (Reported) £m

Revenue	4, 5	22,824	81		22,905
Operating costs	6	(19,213)	(409)		(19,622)
Operating profit (loss)	4	3,611	(328)		3,283
Finance expense	27	(796)	(145)		(941)
Finance income		39	5		44
Net finance expense		(757)	(140)		(897)
Share of post tax profit (loss) of associates and joint ventures		6	(39)		(33)
Profit (loss) before taxation		2,860	(507)		2,353
Taxation	10	(536)	(83)		(619)
Profit (loss) for the year		2,324	(590)		1,734
Earnings per share	11
Basic		23.5p	(6.0	)p	17.5p
Diluted		23.3p	(5.9	)p	17.4p

Year ended 31 March 2019

	Notes	Before specific items (‘Adjusted’) £m	Specific items £m	[a]	Total (Reported) £m

Revenue	4, 5	23,459	(31)		23,428
Operating costs	6	(19,613)	(394)		(20,007)
Operating profit (loss)	4	3,846	(425)		3,421
Finance expense	27	(651)	(139)		(790)
Finance income		34	–		34
Net finance expense		(617)	(139)		(756)
Share of post tax profit (loss) of associates and joint ventures		1	–		1
Profit (loss) before taxation		3,230	(564)		2,666
Taxation	10	(619)	112		(507)
Profit (loss) for the year		2,611	(452)		2,159
Earnings per share	11
Basic		26.3p	(4.5	)p	21.8p
Diluted		26.1p	(4.5	)p	21.6p

[a]	For a definition of specific items, see page 204. An analysis of specific items is provided in note 9.

BT Group plc Annual Report 2020	Financial statements
125

Group income statement

Year ended 31 March 2018

	Notes	Before specific items (‘Adjusted’) £m	Specific items £m	[a]	Total (Reported) £m

Revenue	4, 5	23,746	(23)		23,723
Operating costs	6	(19,755)	(587)		(20,342)
Operating profit (loss)	4	3,991	(610)		3,381
Finance expense	27	(558)	(218)		(776)
Finance income		12	–		12
Net finance expense		(546)	(218)		(764)
Share of post tax profit (loss) of associates and joint ventures		(1)	–		(1)
Profit (loss) before taxation		3,444	(828)		2,616
Taxation	10	(671)	87		(584)
Profit (loss) for the year		2,773	(741)		2,032
Earnings per share	11
Basic		27.9p	(7.4	)p	20.5p
Diluted		27.8p	(7.4	)p	20.4p

[a]	For a definition of specific items, see page 204. An analysis of specific items is provided in note 9.

Group statement of comprehensive income

Year ended 31 March

	Notes	2020 £m	2019 £m	2018 £m
Profit for the year		1,734	2,159	2,032

Other comprehensive income (loss)
Items that will not be reclassified to the income statement
Remeasurements of the net pension obligation	20	4,853	(2,102)	1,684
Tax on pension remeasurements	10	(808)	384	(263)

Items that have been or may be reclassified to the income statement
Exchange differences on translation of foreign operations	29	40	64	(188)
Fair value movements on available-for-sale assets	29	–	–	11
Fair value movements on assets at fair value through other comprehensive income	29	(5)	3	–
Movements in relation to cash flow hedges:
– net fair value gains (losses)	29	854	176	(368)
– recognised in income and expense	29	(382)	(18)	277
Tax on components of other comprehensive income that have been or may be reclassified	10, 29	(84)	(41)	1
Other comprehensive income (loss) for the year, net of tax		4,468	(1,534)	1,154
Total comprehensive income (loss) for the year		6,202	625	3,186

BT Group plc Annual Report 2020
126

Group balance sheet

At 31 March

	Notes	2020 £m	2019 £m	2018 £m

Non-current assets
Intangible assets	13	13,889	14,385	14,447
Property, plant and equipment	14	18,474	17,835	17,000
Right-of-use assets[a]	15	5,391	–	–
Derivative financial instruments	28	2,229	1,481	1,312
Investments	24	20	54	53
Associates and joint ventures		12	47	38
Trade and other receivables	17	481	445	317
Contract assets	5	279	249	–
Deferred tax assets	10	300	1,347	1,326
		41,075	35,843	34,493

Current assets
Programme rights	16	310	310	272
Inventories		300	369	239
Trade and other receivables	17	2,704	3,222	4,014
Contract assets	5	1,442	1,353	–
Assets classified as held for sale	23	268	89	–
Current tax receivable		67	110	77
Derivative financial instruments	28	260	111	197
Investments	24	5,092	3,214	3,022
Cash and cash equivalents	25	1,549	1,666	528
		11,992	10,444	8,349
Current liabilities
Loans and other borrowings	26	2,842	2,100	2,281
Derivative financial instruments	28	46	48	50
Trade and other payables	18	5,794	5,790	7,168
Contract liabilities	5	972	1,225	–
Lease liabilities[a]	15	812	–	–
Liabilities classified as held for sale	23	211	–	–
Current tax liabilities		21	15	83
Provisions	19	288	424	603
		10,986	9,602	10,185
Total assets less current liabilities		42,081	36,685	32,657

Non-current liabilities
Loans and other borrowings	26	16,492	14,776	11,994
Derivative financial instruments	28	966	892	787
Contract liabilities	5	179	200	–
Lease liabilities[a]	15	5,748	–	–
Retirement benefit obligations	20	1,140	7,182	6,847
Other payables	18	754	1,479	1,326
Deferred tax liabilities	10	1,608	1,407	1,340
Provisions	19	431	582	452
		27,318	26,518	22,746

Equity
Share capital		499	499	499
Share premium		1,051	1,051	1,051
Own shares	21	(237)	(167)	(186)
Merger reserve		2,572	4,147	6,647
Other reserves	29	1,119	718	534
Retained earnings		9,759	3,919	1,366
Total equity		14,763	10,167	9,911
		42,081	36,685	32,657

[a]	Right-of-use assets and lease liabilities arise following adoption of IFRS 16 on 1 April 2019. See note 1 to the consolidated financial statements.

The consolidated financial statements on pages 124 to 203 were approved by the Board of Directors on 6 May 2020 and were signed on its behalf by:

Jan du Plessis	Philip Jansen	Simon Lowth
Chairman	Chief Executive	Chief Financial Officer

BT Group plc Annual Report 2020	Financial statements
127

Group statement of changes in equity

	Notes	Share capital[a] £m	Share premium[b] £m	Own shares[c] £m	Merger reserve[d] £m	Other reserves[e] £m	Retained (loss) earnings £m	Total equity (deficit) £m
At 1 April 2017		499	1,051	(96)	6,647	884	(650)	8,335
Profit for the year		–	–	–	–	–	2,032	2,032
Other comprehensive income (loss) – before tax		–	–	–	–	(545)	1,684	1,139
Tax on other comprehensive income (loss)	10	–	–	–	–	1	(263)	(262)
Transferred to the income statement		–	–	–	–	277	–	277
Total comprehensive income (loss) for the year		–	–	–	–	(267)	3,453	3,186
Dividends to shareholders	12	–	–	–	–	–	(1,524)	(1,524)
Share-based payments	22	–	–	–	–	–	84	84
Tax on share-based payments	10	–	–	–	–	–	(2)	(2)
Net buyback of own shares	21	–	–	(90)	–	–	(78)	(168)
Transfers to realised profit		–	–	–	–	(83)	83	–
At 31 March 2018		499	1,051	(186)	6,647	534	1,366	9,911
IFRS 15 & 9 opening balance adjustment[f]		–	–	–	–	–	1,308	1,308
Tax on IFRS 15 & 9 opening balance adjustment[f]		–	–	–	–	–	(248)	(248)
At 1 April 2018		499	1,051	(186)	6,647	534	2,426	10,971
Profit for the year		–	–	–	–	–	2,159	2,159
Other comprehensive income (loss) – before tax		–	–	–	–	243	(2,102)	(1,859)
Tax on other comprehensive income (loss)	10	–	–	–	–	(41)	384	343
Transferred to the income statement		–	–	–	–	(18)	–	(18)
Total comprehensive income (loss) for the year		–	–	–	–	184	441	625
Dividends to shareholders	12	–	–	–	–	–	(1,503)	(1,503)
Unclaimed Dividend over 10 years		–	–	–	–	–	14	14
Share-based payments	22	–	–	–	–	–	67	67
Tax on share-based payments	10	–	–	–	–	–	–	–
Net buyback of own shares	21	–	–	19	–	–	(23)	(4)
Transfer to realised profit		–	–	–	(2,500)	–	2,500	–
Other movements		–	–	–	–	–	(3)	(3)
At 31 March 2019		499	1,051	(167)	4,147	718	3,919	10,167
IFRS 16 opening balance adjustment[f]		–	–	–	–	–	(87)	(87)
Tax on IFRS 16 opening balance adjustment[f]		–	–	–	–	–	16	16
At 1 April 2019		499	1,051	(167)	4,147	718	3,848	10,096
Profit for the year		–	–	–	–	–	1,734	1,734
Other comprehensive income (loss) – before tax		–	–	–	–	889	4,853	5,742
Tax on other comprehensive income (loss)	10	–	–	–	–	(84)	(808)	(892)
Transferred to the income statement		–	–	–	–	(382)	–	(382)
Total comprehensive income (loss) for the year		–	–	–	–	423	5,779	6,202
Dividends to shareholders	12	–	–	–	–	–	(1,521)	(1,521)
Unclaimed Dividend over 10 years		–	–	–	–	–	2	2
Share-based payments	22	–	–	–	–	–	72	72
Tax on share-based payments	10	–	–	–	–	–	–	–
Net buyback of own shares	21	–	–	(70)	–	–	(14)	(84)
Transfer to realised profit		–	–	–	(1,575)	(22)	1,597	–
Other movements		–	–	–	–	–	(4)	(4)
At 31 March 2020		499	1,051	(237)	2,572	1,119	9,759	14,763

[a]

The allotted, called up, and fully paid ordinary share capital of BT Group plc at 31 March 2020 was £499m comprising 9,968,127,681 ordinary shares of 5p each (2019: £499m comprising 9,968,127,681 ordinary shares of 5p each).

[b]	The share premium account, comprising the premium on allotment of shares, is not available for distribution.
[c]	For further analysis of own shares, see note 21.
[d]

The merger reserve balance at 1 April 2017 includes £998m related to the group reorganisation that occurred in November 2001 and represented the difference between the nominal value of shares in the new parent company, BT Group plc, and the aggregate of the share capital, share premium account and capital redemption reserve of the prior parent company, British Telecommunications plc. In addition, on 29 January 2016, the company issued 1,594,900,429 ordinary shares of 5p at 470.7p per share. These shares were used as part consideration for the acquisition of EE. As a result of this transaction the merger reserve was credited with £7,424m net of £3m issue costs. Following settlement of intercompany loans by qualifying consideration of £1,575m and (2018/19: £2,500m), equivalent balances were transferred from merger reserve to realised profit.

[e]	For further analysis of other reserves, see note 29.
[f]

Opening retained earnings adjusted following adoption of IFRS 15 & 9 on 1 April 2018 and IFRS 16 on 1 April 2019. See note 1 to the consolidated financial statements for further detail on the impact of adopting IFRS 16.

BT Group plc Annual Report 2020
128

Group cash flow statement

Year ended 31 March

	Notes	2020 £m	2019 £m	2018 £m

Cash flow from operating activities
Profit before taxation		2,353	2,666	2,616
Share of post tax (profit) loss of associates and joint ventures		33	(1)	1
Net finance expense		897	756	764
Operating profit		3,283	3,421	3,381
Other non-cash charges[a]		209	(112)	33
Loss (profit) on disposal of businesses		36	5	(1)
Profit on disposal of property, plant and equipment		(115)	–	–
Depreciation and amortisation		4,274	3,546	3,514
Decrease (increase) in inventories		69	(138)	(14)
Decrease (increase) in programme rights		33	49	(34)
Decrease (increase) in trade and other receivables[b]		163	(58)	(156)
Decrease (increase) in contract assets		(119)	15	–
Increase (decrease) in trade and other payables		144	57	(345)
Decrease in contract liabilities		(236)	(72)	–
Decrease in other liabilities[c]		(1,182)	(1,934)	(775)
Decrease in provisions		(78)	(92)	(203)
Cash generated from operations		6,481	4,687	5,400
Income taxes paid		(210)	(431)	(473)
Net cash inflow from operating activities		6,271	4,256	4,927

Cash flow from investing activities
Interest received		30	23	7
Dividends received from associates and joint ventures		1	–	–
Acquisition of subsidiaries[d]		–	–	(16)
Proceeds on disposal of subsidiaries[d], associates and joint ventures		60	23	2
Acquisition of associates and joint ventures		(8)	(9)	(9)
Proceeds on disposal of current financial assets[e]		12,000	12,887	11,134
Purchases of current financial assets[e]		(13,877)	(13,088)	(12,629)
Proceeds on disposal of non-current asset investments[f]		33	1	19
Proceeds on disposal of property, plant and equipment		216	41	21
Purchases of property, plant and equipment and software		(4,105)	(3,678)	(3,362)
Net cash outflow from investing activities		(5,650)	(3,800)	(4,833)

Cash flow from financing activities
Equity dividends paid		(1,520)	(1,504)	(1,523)
Interest paid[g]		(736)	(531)	(555)
Repayment of borrowings[h]		(1,111)	(1,423)	(1,401)
Proceeds from bank loans and bonds		2,843	3,972	3,760
Payment of lease liabilities[g]		(651)	–	–
Cash flows from derivatives related to net debt		452	124	(188)
Proceeds from issue of own shares		2	5	53
Repurchase of ordinary share capital		(86)	(9)	(221)
Net cash inflow (outflow) from financing activities		(807)	634	(75)
Net increase (decrease) in cash and cash equivalents		(186)	1,090	19
Opening cash and cash equivalents[i]		1,594	499	511
Net increase (decrease) in cash and cash equivalents		(186)	1,090	19
Effect of exchange rate changes		1	5	(31)
Closing cash and cash equivalents[i]	25	1,409	1,594	499

[a]

Other non-cash charges include £58m goodwill impairment charge on assets associated with our domestic operations in France and selected domestic operations and infrastructure in 16 countries in Latin America that were classified as held for sale during the period. See note 23.

[b]	Includes a prepayment of £nil (2018/19: £nil, 2017/18: £325m) in respect of the acquisition of Spectrum.
[c]	Includes pension deficit payments of £1,274m (2018/19: £2,024m, 2017/18: £872m).
[d]	Acquisitions and disposals of subsidiaries are shown net of cash acquired or disposed of.
[e]	Primarily consists of investment in and redemption of amounts held in liquidity funds.
[f]	Relates to sale of a fair value through equity investment in 2019/20 and 2018/19, and assets held for sale classified within trade and other receivables in 2017/18.
[g]

Payment of lease liabilities relates to the principal element of lease liabilities recognised following adoption of IFRS 16 on 1 April 2019. Interest on lease liabilities is included within ‘Interest paid’. See note 1 to the consolidated financial statements.

[h]	Repayment of borrowings includes the impact of hedging and repayment of finance lease liabilities in 2018/19 and 2017/18.
[i]	Net of bank overdrafts of £183m (2018/19: £72m, 2017/18: £29m).

BT Group plc Annual Report 2020	Financial statements
129

Notes to the consolidated financial statements

1. Basis of preparation

Preparation of the financial statements

These consolidated financial statements have been prepared in accordance with the Companies Act 2006 as applicable to companies using International Financial Reporting Standards (IFRS), Article 4 of the IAS Regulation and International Accounting Standards (IAS) and IFRS and related interpretations, as adopted by the European Union. The consolidated financial statements are also in compliance with IFRS as issued by the International Accounting Standards Board (the IASB) and interpretations as issued by the IFRS Interpretations Committee. The consolidated financial statements are prepared on a going concern basis.

These financial statements consolidate BT Group plc, the parent company, and its subsidiaries (together the ‘group’, ‘us’, ‘we’ or ‘our’).

The consolidated financial statements are prepared on the historical cost basis, except for certain financial and equity instruments that have been measured at fair value. The consolidated financial statements are presented in sterling, the functional currency of BT Group plc.

New and amended accounting standards effective during the year

We adopted IFRS 16 ‘Leases’ for the first time on 1 April 2019. The standard has had a significant impact on the financial statements.

Background

IFRS 16 replaces IAS 17 ‘Leases’ and related interpretations. The standard requires lessees to recognise right-of-use assets and lease liabilities for all leases meeting the lease definition set out by the standard unless certain exemptions are available. Accounting for lessors is largely unchanged.

We have recognised arrangements previously disclosed as operating lease commitments at 31 March 2019 on the balance sheet. The key driver is our portfolio of leased land and buildings, the majority of which were previously recognised off balance sheet following a sale and operating leaseback transaction in 2001. Cell and switch site leases represent another material element, due to the long lease terms associated with these arrangements. We have also recognised lease liabilities in respect of certain arrangements that were previously accounted for as service contracts because they did not meet the IAS 17 lease definition. These relate predominantly to dark fibre and data centre capacity.

Transition

We chose to adopt IFRS 16 on a modified retrospective basis. On transition, we recognised lease liabilities by discounting remaining payments payable under lease arrangements using an appropriate incremental borrowing rate. We recognised right-of-use assets equivalent to the corresponding lease liabilities, adjusted for pre-existing prepaid lease payments, accrued lease expenses, and related onerous lease and decommissioning provisions.

We have recognised the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings at 1 April 2019, i.e. the date of initial application. Prior year comparatives have not been restated for the effect of IFRS 16 and continue to be reported under IAS 17.

Practical expedients and exemptions

We have elected to make use of the following practical expedients and exemptions available under IFRS 16:

•	Where appropriate, onerous lease provisions in existence at the date of initial adoption have been derecognised and applied against the corresponding right-of-use assets as a proxy for impairment.

•	Initial direct costs have been excluded when measuring right-of-use assets recognised on initial adoption.

•	Hindsight has been used in assessing the lease term on initial adoption.

•	Low-value leases and short-term leases are excluded from the IFRS 16 accounting model, i.e. they are accounted for as operating expenditure.

•	Leases of intangible assets such as software continue to be accounted for under IAS 38 ‘Intangible Assets’.

•	Where practicable, and by class of underlying asset, arrangements containing both lease components and non-lease components are accounted for as though they comprise a single lease component.

Financial Impact

BT as lessee

In the prior year Annual Report we estimated that lease liabilities totalling £5.6bn – £6.6bn would be recognised on adoption of IFRS 16. Actual liabilities recognised on transition were £6.1bn (£6.3bn including pre-existing finance leases), which were measured by discounting remaining lease payments using the group’s incremental borrowing rate. The weighted-average rate applied was 2.2%.

The corresponding right-of-use assets recognised were £5.2bn. The difference to lease liabilities predominantly relates to accruals for rent inflation associated with operating leases which were previously classified as trade and other payables, but which have been reclassified to the corresponding right-of-use assets on transition to IFRS 16.

The reconciliation of operating lease commitments disclosed at 31 March 2019 to lease liabilities recognised at 1 April 2019 is as follows:

£m
Operating lease commitments disclosed as at 31 March 2019[a]	6,619
Arrangements not considered to be a lease under IAS 17 & IFRIC 4	74
Adjustments as a result of different treatment of extension & termination options	437
Short-term & low value leases recognised as an expense on a straight-line basis	(8)
Effect of discounting under the group’s incremental borrowing rate	(901)
Other[b]	(158)
Additional lease liabilities recognised as a result of IFRS 16	6,063
Existing finance leases	206
Total lease liabilities recognised as at 1 April 2019	6,269

[a]	BT Group plc Annual Report 2019, note 30 (page 171).
[b]

Other primarily represents leases between BT Group plc and MBNL, of which BT’s share is eliminated for consolidation purposes, but which had been shown gross in operating lease commitments disclosed as at 31 March 2019.

BT Group plc Annual Report 2020
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Notes to the consolidated financial statements continued

1. Basis of preparation continued

Application of IFRS 16 to lessee accounting resulted in an immaterial adjustment to retained earnings at 1 April 2019. This adjustment related to the impairment of right-of-use assets that were impaired on transition, and the release of onerous lease provisions previously recognised in respect of these arrangements.

We have presented right-of-use assets and the current and non-current elements of lease liabilities on the face of the consolidated balance sheet. Additionally, to support the additional lessee accounting disclosure requirements introduced by IFRS 16 we have added a dedicated note (note 15) which explains movements in the right-of-use assets during the year, along with other relevant disclosures, accounting policies and judgements.

The cash flow statement has been revised to present the element of cash lease payments attributable to lease interest expense and the element attributable to repayment of lease liabilities within cash flows from financing activities.

BT as lessor

Lessor accounting is substantially unchanged under IFRS 16 and adoption of the standard has not had a material impact on the accounting for arrangements previously identified as leases.

The revised lease definition introduced by IFRS 16 has however required us to evaluate whether there are any arrangements that are now in scope of the standard and should therefore be accounted for as leases. The areas requiring the greatest judgement concern arrangements to provide external communications providers (CPs) with use of the group’s fixed-line telecommunications infrastructure. We have concluded that arrangements that provide CPs with the exclusive use of the underlying infrastructure generally contain leases. This primarily includes “last mile” connections used by Openreach to provide CPs with connectivity to their customers’ premises, along with other fibre products such as Ethernet. It also includes wholesale fixed network access arrangements sold by Enterprise.

The accounting for ongoing rentals is unchanged under IFRS 16, however upfront connections fees are now deferred over the lease term rather than the contractual period.

For Openreach’s last mile arrangements, the lease term is longer than the current contractual deferral period as it also covers the duration that we are ‘reasonably certain’ that CPs will retain the use of the line beyond the initial contractual period. Based on evaluation of historic connection churn rates we have assessed this period as being 6 months for all last mile arrangements except for FTTP, which is 12 months. Additional deferred income has been recognised in respect of active arrangements at the transition date, and a corresponding adjustment has been made to retained earnings. This has not had a material impact on the balance sheet or income statement.

The introduction of IFRS 16 has not had a material impact on the deferral of connection fees in regard to Openreach’s other fibre products and Enterprise’s wholesale fixed network access arrangements.

We continue to present income from these arrangements within revenue in the income statement as they relate to the group’s core business activities. We have included additional disclosures in the revenue note (note 5) clarifying our accounting policy for operating lease income and the proportion of our revenue generated from arrangements that meet the definition of operating leases.

Products sold to end users by our consumer and enterprise units which make use of fixed-line telecommunications infrastructure are not considered to contain leases because the customer does not control the use of the underlying infrastructure.

Opening balance adjustments

The transition method we have chosen in adopting IFRS 16 means we do not restate comparative information for the impact of the standard. We have instead adjusted the 1 April 2019  balance sheet to reflect the impact on opening retained earnings.

Set out below is the impact on the balance sheet of the transition to IFRS 16.

	At 31 March 2019 £m	IFRS 16 opening balance adjustment £m	At 1 April 2019 £m

Non-current assets
Right-of-use assets	–	5,155	5,155
Intangible assets[a]	14,385	(70)	14,315
Property, plant and equipment[a]	17,835	(34)	17,801
Deferred tax assets[b]	1,347	2	1,349
Other non-current assets	2,276	–	2,276
	35,843	5,053	40,896

Current assets
Trade and other receivables[c]	3,222	(50)	3,172
Other current assets	7,222	–	7,222
	10,444	(50)	10,394

Current liabilities
Lease liabilities	–	725	725
Loans and other borrowings[a]	2,100	(16)	2,084
Trade and other payables[d]	5,790	91	5,881
Contract liabilities[d]	1,225	(34)	1,191
Provisions[f]	424	(17)	407
Other current liabilities	63	–	63
	9,602	749	10,351
Total assets less current liabilities	36,685	4,254	40,939

Non-current liabilities
Lease liabilities	–	5,544	5,544
Loans and other borrowings[a]	14,776	(190)	14,586
Contract liabilities[d]	200	(12)	188
Other payables[d,e]	1,479	(825)	654
Provisions[f]	582	(192)	390
Other non-current liabilities	9,481	–	9,481
	26,518	4,325	30,843

Equity
Retained earnings[g]	3,919	(71)	3,848
All other reserves and equity	6,248	–	6,248
Total equity	10,167	(71)	10,096
	36,685	4,254	40,939

[a]	Finance lease assets and liabilities reclassified to right-of-use asset and lease liabilities respectively.
[b]	Deferred tax recognised on retained earnings adjustment for deferral of connection fees associated with ‘last mile’ arrangements.
[c]	Trade and other receivables adjusted to reclassify lease prepayments to the corresponding right-of-use assets.
[d]	Contract liabilities recognised in respect of ‘last mile’ arrangements reclassified to trade and other payables.
[e]	Other payables adjusted to reclassify accruals for rent inflation associated with operating leases to the corresponding right-of-use assets.
[f]	Onerous lease provisions reclassified to the corresponding right-of-use assets or released to retained earnings.
[g]

Retained earnings adjusted to recognise deferred income in respect of connection fees received for ‘last mile’ arrangements, and to reflect impairment of right-of-use assets and release of corresponding onerous lease provisions.

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1. Basis of preparation continued

Other standards

The following amended standards and interpretations were also effective during the year, however, they have not had a significant impact on our consolidated financial statements.

•	IFRIC 23 Uncertainty over Income Tax Treatments.

•	Prepayment Features with Negative Compensation (Amendments to IFRS 9).

•	Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28).

•	Plan Amendment, Curtailment or Settlement (Amendments to IAS 19).

•	Annual Improvements to IFRS Standards 2015-2017 Cycle – various standards.

New and amended accounting standards that have been issued but are not yet effective

The following new or amended standards and interpretations are applicable in future periods but are not expected to have a significant impact on the consolidated financial statements.

•	Amendments to References to Conceptual Framework in IFRS Standards.

•	Definition of a Business (Amendments to IFRS 3).

•	Definition of Material (Amendments to IAS 1 and IAS 8).

•	IFRS 17 Insurance Contracts.

Presentation of specific items

Our income statement and segmental analysis separately identify trading results before specific items (‘adjusted’). The directors believe that presentation of our results in this way is relevant to an understanding of our financial performance, as specific items are identified by virtue of their size, nature or incidence.

This presentation is consistent with the way that financial performance is measured by management and reported to the Board and the Executive Committee and assists in providing a meaningful analysis of our trading results. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence.

Specific items may not be comparable to similarly titled measures used by other companies. Examples of charges or credits meeting the above definition and which have been presented as specific items in the current and/or prior years include acquisitions/disposals of businesses and investments, regulatory settlements, historical insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years. In the event that other items meet the criteria, which are applied consistently from year to year, they are also treated as specific items. We have also included the impacts of Covid-19 on various balance sheet items as at 31 March 2020 as specific. The impact of Covid-19 on underlying trading is recognised in our underlying (adjusted) results and not as a specific item.

Specific items for the current and prior years are disclosed in note 9.

Adjustments to prior year disclosures due to internal reorganisations

We have restated prior year comparatives presented in the segment information and revenue notes (notes 4 and 5) for the following organisational changes.

From 1 April 2019 we changed the allocation of group overhead costs and transferred the Emergency Services Network contract from Consumer to Enterprise. This has had the following impact on 2019 and 2018 comparatives:

•	Segment revenue increased by £104m and £64m in Enterprise in the years ended 31 March 2019 and 2018 respectively, with corresponding decreases in Consumer. All revenue related to the equipment and other services classification.

•	Adjusted EBITDA increased by £321m in Openreach and £23m in Other and decreased by £203m in Consumer, £80m in Enterprise and £61m in Global in the year ended 31 March 2019; and increased by £318m in Openreach and decreased by £171m in Consumer, £82m in Enterprise, £60m in Global and £5m in Other in the year ended 31 March 2018.

•	Depreciation and amortisation decreased by £70m in Openreach and increased by £6m in Consumer, £56m in Enterprise and £8m in Global in the year ended 31 March 2019; and decreased by £71m in Openreach and increased by £21m in Consumer, £41m in Enterprise, £8m in Global and £1m in Other in the year ended 31 March 2018.

•	Operating profit increased by £391m in Openreach and £23m in Other and decreased by £209m in Consumer, £136m in Enterprise and £69m in Global in the year ended 31 March 2019; and increased by £389m in Openreach and decreased by £192m in Consumer, £123m in Enterprise, £68m in Global and £6m in Other in the year ended 31 March 2018.

•	Intangible assets decreased by £4m and £12m in Consumer in the years ended 31 March 2019 and 31 March 2018 respectively; with corresponding increases in Enterprise.

•	Property, plant and equipment decreased by £46m and £93m in Consumer in the years ended 31 March 2019 and 31 March 2018 respectively; with corresponding increases in Enterprise.

On 1 October 2018 we transferred our Northern Ireland Networks business from Enterprise to Openreach, and at the same time we reclassified certain internal revenues generated by our Ventures businesses as segmental revenue rather than an internal recovery of cost. This had the following impact on 2018 comparatives:

•	Segment revenue, Adjusted EBITDA and Operating profit in Openreach increased by £155m, £95m, and £54m and segment revenue, Adjusted EBITDA and Operating profit in Enterprise decreased by £117m, £95m and £54m respectively.

•	Segment revenue and internal revenue increased by £224m in Enterprise as a result of reclassification of internal revenues generated by our Ventures businesses as segmental revenue rather than as internal recovery of cost.

•	Internal revenue increased by £38m in Openreach.

•	Property, plant and equipment in Enterprise decreased by £41m; with a corresponding increase in Openreach.

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Notes to the consolidated financial statements continued

2. Critical accounting estimates and key judgements

The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions. It also requires management to exercise its judgement in the process of applying our accounting policies. We continually evaluate our estimates, assumptions and judgements based on available information and experience. As the use of estimates is inherent in financial reporting, actual results could differ from these estimates. Management has discussed its critical accounting estimates and associated disclosures with the Audit and Risk Committee. The areas involving a higher degree of judgement or complexity are described in the applicable notes to the financial statements. Critical accounting estimates and key judgements can be identified throughout the notes by the following symbol ..

We have the following critical accounting estimates (E) and key judgements (J):

•	Current and deferred income tax, see note 10 (E, J).

•	Goodwill impairment, see note 13 (E, J).

•	Government grants relating to Building Digital UK (BDUK) contracts, see note 14 (J).

•	Reasonable certainty and determination of lease terms, see note 15 (J).

•	Provisions and contingent liabilities, see note 19 (E, J).

•	Pension obligations, see note 20 (E, J).

Judgements made in assessing the impact of Covid-19 on the financial statements

We have exercised judgement in evaluating the impact of Covid-19 on the financial statements. A number of areas have been recognised as being potentially affected. These are identified throughout the notes by the following symbol ..

•	The impact on our contract loss provisions, see notes 5, 19 & 31.

•	Impairment of contract assets, see note 5.

•	One-off charges arising from Covid-19 meeting the criteria for classification as specific items, see note 9.

•	Impact on future cash flows included within our value in use calculations used in impairment assessments, see note 13.

•	Impact on reasonable certainty used in determining the lease term, see note 15.

•	Retirement benefit plans, see note 20.

•	Programme rights assets and commitments affected by postponement or cancellation of events, see notes 16 & 31.

•	Assumptions within our expected credit losses on trade receivables, see note 17.

•	Impact on hedge effectiveness for any cash flow hedges if cash flows are no longer ‘highly probable’, see note 28.

•	Contingent liabilities, see note 31.

3. Significant accounting policies that apply to the overall financial statements

The significant accounting policies applied in the preparation of our consolidated financial statements are set out below. Other significant accounting policies applicable to a particular area are disclosed in the most relevant note. We have applied all policies consistently to all the years presented, unless otherwise stated.

Basis of consolidation

The group financial statements consolidate the financial statements of BT Group plc and its subsidiaries, and include its share of the results of associates and joint ventures using the equity method of accounting. The group recognises its direct rights to (and its share of) jointly held assets, liabilities, revenues and expenses of joint operations under the appropriate headings in the consolidated financial statements.

All business combinations are accounted for using the acquisition method regardless of whether equity instruments or other assets are acquired. No material acquisitions were made in the year.

A subsidiary is an entity that is controlled by another entity, known as the parent or investor. An investor controls an investee when the investor is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Non-controlling interests in the net assets of consolidated subsidiaries, which consist of the amounts of those interests at the date of the original business combination and non-controlling share of changes in equity since the date of the combination, are not material to the group’s financial statements.

The results of subsidiaries acquired or disposed of during the year are consolidated from and up to the date of change of control. Where necessary, accounting policies of subsidiaries have been aligned with the policies adopted by the group. All intra-group transactions including any gains or losses, balances, income or expenses are eliminated in full on consolidation.

When the group loses control of a subsidiary, the profit or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. The profit or loss on disposal is recognised as a specific item.

Inventories

Network maintenance equipment and equipment to be sold to customers are stated at the lower of cost or net realisable value, taking into account expected revenue from the sale of packages comprising a mobile handset and a subscription. Cost corresponds to purchase or production cost determined by either the first in first out (FIFO) or average cost method.

Government grants

Government grants are recognised when there is reasonable assurance that the conditions associated with the grants have been complied with and the grants will be received.

Grants for the purchase or production of property, plant and equipment are deducted from the cost of the related assets and reduce future depreciation expense accordingly. Grants for the reimbursement of operating expenditure are deducted from the related category of costs in the income statement. Estimates and judgements applied in accounting for government grants received in respect of the BDUK programme and other rural superfast broadband contracts are described in note 14.

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3. Significant accounting policies that apply to the overall financial statements continued

Once a government grant is recognised, any related deferred income is treated in accordance with IAS 20 ‘Accounting for Government Grants and Disclosure of Government Assistance’.

Foreign currencies

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of transactions and the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are recognised in the income statement line which most appropriately reflects the nature of the item or transaction.

On consolidation, assets and liabilities of foreign undertakings are translated into sterling at year end exchange rates. The results of foreign undertakings are translated into sterling at average rates of exchange for the year (unless this average is not a reasonable approximation of the cumulative effects of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions). Foreign exchange differences arising on the retranslation of foreign undertakings are recognised directly in a separate component of equity, the translation reserve.

In the event of the disposal of an undertaking with assets and liabilities denominated in a foreign currency, the cumulative translation difference associated with the undertaking in the translation reserve is charged or credited to the gain or loss on disposal recognised in the income statement.

Research and development

Research expenditure is recognised in the income statement in the period in which it is incurred. Development expenditure, including the cost of internally developed software, is recognised in the income statement in the period in which it is incurred unless it is probable that economic benefits will flow to the group from the asset being developed, the cost of the asset can be reliably measured and technical feasibility can be demonstrated, in which case it is capitalised as an intangible asset on the balance sheet.

Capitalisation ceases when the asset being developed is ready for use. Research and development costs include direct and indirect labour, materials and directly attributable overheads.

Termination benefits

Termination benefits (leaver costs) are payable when employment is terminated before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. We recognise termination benefits when they are demonstrably committed to the affected employees leaving the group.

4. Segment information

Significant accounting policies that apply to segment information

Operating and reportable segments

Our operating segments are reported based on financial information provided to the Executive Committee, which is the key management committee and represents the ‘chief operating decision maker’.

Our organisational structure reflects the different customer groups to which we provide communications products and services via our customer-facing units: Consumer, Enterprise, Global and Openreach. The customer-facing units are supported by an internal service unit, Technology, and corporate units including procurement and property management.

The customer-facing units are our reportable segments and generate substantially all of our revenue. Technology and the group’s corporate units are not reportable segments as they did not meet the quantitative thresholds as set out in IFRS 8 ‘Operating Segments’ for any of the years presented.

We aggregate the remaining operations and include within the ‘Other’ category to reconcile to the consolidated results of the group. The ‘Other’ category includes unallocated Technology costs and our corporate units.

Allocation of certain items to segments

Provisions for the settlement of significant legal, commercial and regulatory disputes, which are negotiated at a group level, are initially recorded in the ‘Other’ segment. On resolution of the dispute, the full impact is recognised in the results of the relevant customer-facing unit and offset in the group results through the utilisation of the provision previously charged to the ‘Other’ segment. Settlements which are particularly significant or cover more than one financial year may fall within the definition of specific items as detailed in note 9.

The costs incurred by Technology and corporate units are recharged to the customer-facing units to reflect the services it provides to them. Depreciation and amortisation incurred by Technology in relation to the networks and systems it manages and operates on behalf of the customer-facing units is allocated to the customer-facing units based on their respective utilisation. Capital expenditure incurred by Technology for specific projects undertaken on behalf of the customer-facing units is allocated based on the value of the directly attributable expenditure incurred. Where projects are not directly attributable to a particular customer-facing unit, capital expenditure is allocated between them based on the proportion of estimated future economic benefits.

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Notes to the consolidated financial statements continued

4. Segment information continued

Specific items are detailed in note 9 and are not allocated to the reportable segments as this reflects how they are reported to the Executive Committee. Finance expense and income are not allocated to the reportable segments, as the central treasury function manages this activity, together with the overall net debt position of the group.

Measuring segment performance

Performance of each reportable segment is measured based on adjusted EBITDA. EBITDA is defined as the group profit or loss before interest, taxation, depreciation and amortisation. Adjusted EBITDA is defined as EBITDA before specific items, net non-interest related finance expense, and share of profits or losses of associates and joint ventures. Adjusted EBITDA is considered to be a useful measure of the operating performance of the customer-facing units because it approximates the underlying operating cash flow by eliminating depreciation and amortisation and also provides a meaningful analysis of trading performance by excluding specific items, which are disclosed separately by virtue of their size, nature or incidence.

Revenue recognition

Our revenue recognition policy is set out in the following note.

Internal revenue and costs

Most of our internal trading relates to Openreach and arises on rentals, and any associated connection or migration charges, of the UK access lines and other network products to the customer-facing units, including the use of BT Ireland’s network. This occurs both directly, and also indirectly, through Technology which is included within the ‘Other’ segment. Enterprise internal revenue arises from Consumer for mobile Ethernet access and Technology for transmission planning services. Internal revenue arising in Consumer relates primarily to employee broadband and wi-fi services. Intra-group revenue generated from the sale of regulated products and services is based on market price. Intra-group revenue from the sale of other products and services is agreed between the relevant customer-facing units and therefore the profitability of customer-facing units may be impacted by transfer pricing levels.

Geographic segmentation

The UK is our country of domicile and we generate the majority of our revenue from external customers in the UK. The geographic analysis of revenue is based on the country of origin in which the customer is invoiced. The geographic analysis of non-current assets, which exclude derivative financial instruments, investments and deferred tax assets, is based on the location of the assets.

Segment revenue and profit

As explained in note 1, from 1 April 2019 we changed the allocation of group overhead costs and transferred the Emergency Services Network contract from Consumer to Enterprise. The prior year comparatives presented in this note have been restated to reflect these changes.

Year ended 31 March 2020 (IFRS 15 & 16)	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
Segment revenue	10,388	6,093	4,361	5,112	1	25,955
Internal revenue	(102)	(276)	–	(2,753)	–	(3,131)
Revenue from external customers[a]	10,286	5,817	4,361	2,359	1	22,824
Adjusted EBITDA[b]	2,426	1,965	634	2,858	24	7,907
Depreciation and amortisation[a]	(1,278)	(719)	(479)	(1,712)	(108)	(4,296)
Operating profit (loss)[a]	1,148	1,246	155	1,146	(84)	3,611
Specific items (note 9)						(328)
Operating profit						3,283
Net finance expense[c]						(897)
Share of post tax profit (loss) of associates and joint ventures						(33)
Profit before tax						2,353

[a]	Before specific items.
[b]	Adjusted EBITDA, defined as EBITDA before specific items, net non-interest related finance expense, and share of profits or losses of associates and joint ventures.
[c]	Net finance expense includes specific item expense of £140m (2018/19: £139m, 2017/18: £218m). See note 9.
[d]

2018 and 2019 comparatives have been restated to reflect the change in allocation of group overhead costs and transfer of the Emergency Services Network contract from Consumer to Enterprise on 1 April 2019; and 2018 comparatives have also been restated for the transfer of our Northern Ireland Networks business from Enterprise to Openreach and reclassification of internal revenue generated by our Ventures business from 1 October 2018. See note 1.

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4. Segment information continued

Year ended 31 March 2019 (restatedd) (IFRS 15 & IAS 17)	Consumer[d] £m	Enterprise[d] £m	Global[d] £m	Openreach[d] £m	Other[d] £m	Total £m
Segment revenue	10,591	6,396	4,735	5,075	3	26,800
Internal revenue	(107)	(359)	–	(2,875)	–	(3,341)
Revenue from external customers[a]	10,484	6,037	4,735	2,200	3	23,459
Adjusted EBITDA[b]	2,331	1,910	444	2,744	(37)	7,392
Depreciation and amortisation[a]	(1,030)	(690)	(378)	(1,398)	(50)	(3,546)
Operating profit (loss)[a]	1,301	1,220	66	1,346	(87)	3,846
Specific items (note 9)						(425)
Operating profit						3,421
Net finance expense[c]						(756)
Share of post tax profit (loss) of associates and joint ventures						1
Profit before tax						2,666

Year ended 31 March 2018 (restatedd) (IAS 18 & IAS 17)	Consumer[d] £m	Enterprise[d] £m	Global[d] £m	Openreach[d] £m	Other[d] £m	Total £m
Segment revenue	10,296	6,711	5,013	5,278	8	27,306
Internal revenue	(103)	(441)	–	(3,016)	–	(3,560)
Revenue from external customers[a]	10,193	6,270	5,013	2,262	8	23,746
Adjusted EBITDA[b]	2,205	1,995	374	2,933	(2)	7,505
Depreciation and amortisation[a]	(1,013)	(676)	(432)	(1,330)	(63)	(3,514)
Operating profit (loss)[a]	1,192	1,319	(58)	1,603	(65)	3,991
Specific items (note 9)						(610)
Operating profit						3,381
Net finance expense[c]						(764)
Share of post tax profit (loss) of associates and joint ventures						(1)
Profit before tax						2,616

[a]	Before specific items.
[b]	Adjusted EBITDA, defined as EBITDA before specific items, net non-interest related finance expense, and share of profits or losses of associates and joint ventures.
[c]	Net finance expense includes specific item expense of £140m (2018/19: £139m, 2017/18: £218m). See note 9.
[d]

2018 and 2019 comparatives have been restated to reflect the change in allocation of group overhead costs and transfer of the Emergency Services Network contract from Consumer to Enterprise on 1 April 2019; and 2018 comparatives have also been restated for the transfer of our Northern Ireland Networks business from Enterprise to Openreach and reclassification of internal revenue generated by our Ventures business from 1 October 2018. See note 1.

Internal revenue and costs

	Internal cost recorded by
Year ended 31 March 2020	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
Internal revenue recorded by
Consumer	–	63	21	–	18	102
Enterprise	64	–	54	86	72	276
Global	–	–	–	–	–	–
Openreach	846	379	97	–	1,431	2,753
Total	910	442	172	86	1,521	3,131

	Internal cost recorded by
Year ended 31 March 2019	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
Internal revenue recorded by
Consumer	–	69	20	–	18	107
Enterprise	63	–	51	177	68	359
Global	–	–	–	–	–	–
Openreach	920	401	112	–	1,442	2,875
Total	983	470	183	177	1,528	3,341

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Notes to the consolidated financial statements continued

4. Segment information continued

	Internal cost recorded by
Year ended 31 March 2018 (restateda)	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
Internal revenue recorded by
Consumer	–	65	20	–	18	103
Enterprise[a]	130	–	51	173	87	441
Global	–	–	–	–	–	–
Openreach[a]	896	480	125	–	1,515	3,016
Total	1,026	545	196	173	1,620	3,560

[a]

2018 comparatives have been restated to reflect the transfer of our Northern Ireland Networks business from Enterprise to Openreach and reclassification of internal revenue generated by our Ventures business from 1 October 2018. See note 1.

Capital expenditure

Year ended 31 March 2020	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
Intangible assets[a]	291	218	123	103	55	790
Property, plant and equipment[b]	657	283	100	2,005	125	3,170
Capital expenditure	948	501	223	2,108	180	3,960

Year ended 31 March 2019 (restatedc)	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
Intangible assets[a,c]	272	184	93	82	49	680
Property, plant and equipment[b,c]	672	367	152	1,999	93	3,283
Capital expenditure	944	551	245	2,081	142	3,963
Acquisition of spectrum[a]	–	–	–	–	304	304
Capital expenditure including spectrum	944	551	245	2,081	446	4,267

Year ended 31 March 2018 (restatedc)	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
Intangible assets[a,c]	224	192	92	70	64	642
Property, plant and equipment[b,c]	590	405	186	1,629	70	2,880
Capital expenditure	814	597	278	1,699	134	3,522

[a]	Additions to intangible assets as presented in note 13.
[b]	Additions to property, plant and equipment as presented in note 14, inclusive of movement on engineering stores.
[c]

2018 and 2019 comparatives have been restated to reflect the transfer of the Emergency Services Network contract from Consumer to Enterprise on 1 April 2019; and 2018 comparatives have also been restated for the transfer of our Northern Ireland Networks business from Enterprise to Openreach from 1 October 2018. See note 1.

Geographic segmentation

Revenue from external customers

Year ended 31 March	2020 £m	2019 £m	2018 £m
UK	19,401	19,683	19,687
Europe, Middle East and Africa, excluding the UK	1,904	2,280	2,489
Americas	924	936	996
Asia Pacific	595	560	574
Revenue[a]	22,824	23,459	23,746

[a]	Before specific items.

Non-current assets

At 31 March	2020 £m	2019 (restatedb) £m	2018 £m
UK	35,597	30,295	28,835
Europe, Middle East and Africa, excluding the UK	2,347	2,218	2,527
Americas	384	338	331
Asia Pacific	198	110	109
Non-current assets[a]	38,526	32,961	31,802

[a]

Comprising the following balances presented in the group balance sheet: intangible assets; property, plant and equipment; right-of-use assets; investments in associates and joint ventures; trade and other receivables and contract assets.

[b]	2019 comparatives restated to include contract assets totalling £249m.

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5. Revenue

Significant accounting policies that apply to revenue

Revenue from contracts with customers in scope with IFRS 15

Most revenue recognised by the group is in scope of IFRS 15 and is subject to the following revenue recognition policy.

On inception of the contract we identify a “performance obligation” for each of the distinct goods or services we have promised to provide to the customer. The consideration specified in the contract with the customer is allocated to each performance obligation identified based on their relative standalone selling prices, and is recognised as revenue as they are satisfied.

The table below summarises the performance obligations we have identified for our major service lines and provides information on the timing of when they are satisfied and the related revenue recognition policy. Also detailed in this note is revenue expected to be recognised in future periods for contracts in place at 31 March 2020 that contain unsatisfied performance obligations.

Service line	Performance obligations	Revenue recognition policy

ICT and managed networks

Provision of networked IT services, managed network services, and arrangements to design and build software solutions. Performance obligations are identified for each distinct service or deliverable for which the customer has contracted, and are considered to be satisfied over the time period that we deliver these services or deliverables. Commitments to provide hardware to customers that are distinct from the other promises are considered to be satisfied at the point in time that control passes to the customer.

Revenue for services is recognised over time using a measure of progress that appropriately reflects the pattern by which the performance obligation is satisfied. For time and material contracts, revenue is recognised as the service is received by the customer. Where performance obligations exist for the provision of hardware, revenue is recognised at the point in time that the customer obtains control of the promised asset. For long-term fixed price contracts revenue recognition will typically be based on the achievement of contract milestones and customer acceptance.

Fixed access subscriptions

Provision of broadband, TV and fixed telephony services including local, national and international calls, connections, line rental, and calling features. Performance obligations exist for each ongoing service provided to the customer and are satisfied over the period that the services are provided. Installation services are recognised as distinct performance obligations if their relationship with the other services in the contract is purely functional. These are satisfied when the customer benefits from the service. Connection services are not distinct performance obligations and are therefore combined with the associated service performance obligation.

Fixed subscription charges are recognised as revenue on a straight line basis over the period that the services are provided. Upfront charges for non-distinct connection and installation services are deferred as contract liabilities and are recognised as revenue over the same period. Variable charges such as call charges are recognised when the related services are delivered. Where installation activities are distinct performance obligations, revenue is recognised at the point in time that the installation is completed.

Mobile subscriptions

Provision of mobile postpaid and prepaid services, including voice minutes, SMS, and data services. Performance obligations exist for each ongoing service provided to the customer and are satisfied over the period that the services are provided.

Subscription fees, consisting primarily of monthly charges for access to broadband and other internet access or voice and data services, are recognised as the service is provided. One-off services such as calls outside of plan and excess data usage are recognised when the service is used.

Equipment and other services

Provision of equipment and other services, including mobile phone handsets and hardware such as set top boxes and broadband routers provided as part of customer contracts. Performance obligations are satisfied at the point in time that control passes to the customer. For other services, performance obligations are identified based on the distinct goods and services we have committed to provide.

Revenue from equipment sales is recognised at the point in time that control passes to the customer. Where payment is not received in full at the time of the sale, such as with equipment provided as part of mobile and fixed access subscriptions, contract assets are recognised for the amount due from the customer that will be recovered over the contract period. Revenue to be recognised is calculated by reference to the relative standalone selling price of the equipment. For other services, revenue is recognised when the related performance obligations are satisfied, which could be over time or at a point in time depending on the nature of the service.

We recognise revenue based on the relative standalone selling price of each performance obligation. Determining the standalone selling price often requires judgement and may be derived from regulated prices, list prices, a cost-plus derived price, or the price of similar products when sold on a standalone basis by BT or a competitor. In some cases it may be appropriate to use the contract price when this represents a bespoke price that would be the same for a similar customer in a similar circumstance.

The fixed element of fixed access and mobile subscription arrangements sold by our Consumer business is typically payable in advance, with any variable or one-off charges billed in arrears. Payment is received immediately for direct sales of equipment to customers. Where equipment is provided to customers under mobile and fixed access subscription arrangements, payment for the equipment is received over the course of the contract term. For sales by our enterprise businesses, invoices are issued in line with contractual terms. Payments received in advance are recognised as contract liabilities, amounts billed in arrears are recognised as contract assets.

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Notes to the consolidated financial statements continued

5. Revenue continued

We do not have any material obligations in respect of returns, refunds or warranties. Where we act as an agent in a transaction, we recognise commission net of directly attributable costs. Where the actual and estimated costs to completion of the contract exceed the estimated revenue, a loss is recognised immediately.

We exercise judgement in assessing whether the initial set-up, transition and transformation phases of long-term contracts are distinct from the other services to be delivered under the contract and therefore represent distinct performance obligations. This determines whether revenue is recognised in the early stages of the contract, or deferred until delivery of the other services promised in the contract begins.

We recognise immediately the entire estimated loss for a contract when we have evidence that the contract is unprofitable. If these estimates indicate that any contract will be less profitable than previously forecast, contract assets may have to be written down to the extent they are no longer considered to be fully recoverable. We perform ongoing profitability reviews of our contracts in order to determine whether the latest estimates are appropriate. Key factors reviewed include:

• Transaction volumes or other inputs affecting future revenues which can vary depending on customer requirements, plans, market position and other factors such as general economic conditions.

• Our ability to achieve key contract milestones connected with the transition, development, transformation and deployment phases for customer contracts.

• The status of commercial relations with customers and the implications for future revenue and cost projections.

• Our estimates of future staff and third-party costs and the degree to which cost savings and efficiencies are deliverable.

•  Whether Covid-19 will have an impact on the assumptions listed above, including our future revenue projections, our ability to complete our contractual work on time, and our assessment of whether our force majeure contract clauses will prevent any contract penalties.

Revenue from lease arrangements in scope of IFRS 16

As set out in note 1, some arrangements to provide external communications providers with exclusive use of fixed-network telecommunications infrastructure previously accounted for as service contracts under IFRS 15 now meet the definition of operating leases under IFRS 16. During the year we changed the terms and conditions of some consumer broadband and TV products which resulted in devices such as routers provided to customers now meeting the definition of operating leases. Associated income continues to be classified as revenue as these arrangements are core business activities.

At inception of a contract, we determine whether the contact is, or contains a lease following the accounting policy set out in note 15. Arrangements meeting the definition of a lease in which we act as lessor are classified as operating or finance leases at lease inception based on an overall assessment of whether the lease transfers substantially all the risks and rewards incidental to ownership of the underlying asset. If this is the case then the lease is a finance lease; if not, it is an operating lease.

Income from arrangements classified as operating leases is presented as revenue where it relates to our core operating activities, for example leases of fixed-line telecommunications infrastructure to external communications providers and leases of devices to consumer customers as part of fixed access subscription products. Operating lease income from other arrangements is presented within other operating income (note 6).

We recognise lease payments as income on a straight-line basis over the lease term. Any upfront payments received, such as connection fees, are deferred over the lease term. Determining the lease term is subject to the significant judgements set out in note 15.

Where the contract contains both lease and non-lease components, the transaction price is allocated between the components on the basis of relative stand-alone selling price.

Income from arrangements classified as finance leases is not material to the group.

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5. Revenue continued

Disaggregation of revenue

The following table disaggregates revenue by our major service lines and by reportable segment. The 2018 comparatives have not been restated for the adoption of IFRS15 in 2019 and are presented under IAS 18.

Year ended 31 March 2020 (IFRS 15)	Consumer £m	Enterprise £m	Global £m	Openreach £m	Other £m	Total £m
ICT and managed networks	–	2,207	2,199	–	–	4,406
Fixed access subscriptions	4,443	2,007	352	2,293	–	9,095
Mobile subscriptions	3,807	1,199	84	–	–	5,090
Equipment and other services	2,036	404	1,726	66	1	4,233
Revenue before specific items	10,286	5,817	4,361	2,359	1	22,824
Specific items (note 9)						81
Revenue						22,905

Year ended 31 March 2019 (restated) (IFRS 15)	Consumer £m	[a]	Enterprise £m	[a]	Global £m	Openreach £m	Other £m	Total £m
ICT and managed networks	–		2,236		2,613	–	–	4,849
Fixed access subscriptions	4,564		2,181		362	2,135	–	9,242
Mobile subscriptions	3,866		1,277		130	–	–	5,273
Equipment and other services	2,054		343		1,630	65	3	4,095
Revenue before specific items	10,484		6,037		4,735	2,200	3	23,459
Specific items (note 9)								(31)
Revenue								23,428

[a]

On 1 April 2019 we transferred the Emergency Services Network contract from Consumer to Enterprise which resulted in a decrease in revenue in Consumer; and a corresponding increase in Enterprise. 2019 comparatives have been restated to reflect this transfer, see note 1.

Year ended 31 March 2018 (IAS 18)	£m
ICT and managed networks	5,530
Broadband and TV	4,655
Mobile	6,451
Calls, lines and connections	5,126
Transit	265
Other products and services	1,719
Revenue before specific items	23,746
Specific items (note 9)	(23)
Revenue	23,723

Revenue expected to be recognised in future periods for performance obligations that are not complete (or are partially complete) as at 31 March 2020 is £13,750m (31 March 2019: £14,296m). Of this, £8,191m (31 March 2019: £9,425m) relates to ICT and managed services contracts and equipment and other services which will substantially be recognised as revenue within 3 years. Fixed access and mobile subscription services typically have shorter contract periods and so £5,559m (31 March 2019: £4,871m) will substantially be recognised as revenue within two years.

Revenue recognised this year relating to performance obligations that were satisfied, or partially satisfied, in previous years was not material. Revenue related to customers’ unexercised rights (for example, unused amounts on prepaid SIM cards) was not material.

Operating lease income

Presented within revenue is £2,297m income from arrangements classified as operating leases under IFRS 16 and which represent core business activities for the group. Income relates predominantly to Openreach’s leases of fixed-line telecommunications infrastructure to external communications providers which is classified as fixed access subscription revenue in the table above.

During the year we also recognised £41m operating lease income from non-core business activities which is presented in other operating income (note 6). This income relates primarily to sub-leases of unutilised properties.

Note 15 presents an analysis of payments to be received across the remaining term of operating lease arrangements.

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Notes to the consolidated financial statements continued

5. Revenue continued

Contract assets and liabilities

Significant accounting policies that apply to contract assets and liabilities

We recognise contract assets for goods and services for which control has transferred to the customer before consideration is due. These assets mainly relate to mobile handsets provided upfront but paid for over the course of a contract. Contract assets are reclassified as receivables when the right to payment becomes unconditional and we have billed the customer.

Contract liabilities are recognised when we have received advance payment for goods and services that we have not transferred to the customer. These primarily relate to fees received for connection and installation services that are not distinct performance obligations.

Where the initial set-up, transition or transformation phase of a long-term contract is considered to be a distinct performance obligation we recognise a contract asset for any work performed but not billed. Conversely a contract liability is recognised where these activities are not distinct performance obligations and we receive upfront consideration. In this case eligible costs associated with delivering these services are capitalised as fulfilment costs, see note 17.

We provide for expected lifetime losses on contract assets following the policy set out in note 17.

Contract assets and liabilities recognised are as follows:

Year ended 31 March	2020 £m	2019 £m

Contract assets
Current	1,442	1,353
Non-current	279	249
	1,721	1,602

Contract liabilities
Current[a]	972	1,225
Non-current[a]	179	200
	1,151	1,425

[a]

Contract liabilities recognised at 31 March 2019 include balances relating to Openreach, the majority of which are now presented as trade and other payables following adoption of IFRS 16 on 1 April 2019, see note 1.

£1,094m of the contract liability recognised at 31 March 2019 was recognised as revenue during the year (2018/19: £1,216m). Impairment losses of £59m were recognised on contract assets during the year (2018/19: £36m).

These impairment losses included £21m of impairments to contract assets recognised at 31 March 2020 reflecting increased expected credit losses above our standard provisioning policies as a result of Covid-19. This increase above our standard contract loss provisioning policies was recorded as a specific item (note 9).

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141

6. Operating costs

Year ended 31 March	Notes	2020 £m	2019 £m	2018 £m

Operating costs by nature
Staff costs:
Wages and salaries		4,203	4,264	4,229
Social security costs		426	440	461
Other pension costs	20	626	611	624
Share-based payment expense	22	72	67	84
Total staff costs		5,327	5,382	5,398
Own work capitalised		(903)	(834)	(798)
Net staff costs		4,424	4,548	4,600
Net indirect labour costs[a]		354	267	315
Net labour costs		4,778	4,815	4,915
Product costs and sales commissions[f]		4,440	4,464	4,429
Payments to telecommunications operators		1,749	2,059	2,306
Property and energy costs		1,004	1,325	1,285
Network operating and IT costs		898	1,026	963
TV programme rights charges		870	841	763
Provision and installation[f]		604	624	657
Marketing and sales[f]		303	322	317
Other operating costs[f]		494	831	830
Other operating income		(223)	(240)	(224)
Depreciation of property, plant and equipment:
Owned assets	14	2,452	2,390	2,381
Right-of-use assets[d,e]	15	671
Held under finance leases[d]		–	2	10
Amortisation of intangible assets	13	1,173	1,154	1,123
Total operating costs before specific items		19,213	19,613	19,755
Specific items	9	409	394	587
Total operating costs		19,622	20,007	20,342
Operating costs before specific items include the following:
Leaver costs[b]		15	17	50
Research and development expenditure[c]		662	643	632
Operating lease charges[d]		–	801	732
Foreign currency gains		(12)	(11)	–
Inventories recognised as an expense		2,447	2,388	2,588
Government grants		–	(3)	(3)

[a]	Net of capitalised indirect labour costs of £675m (2018/19: £672m, 2017/18: £612m).
[b]	Leaver costs are included within wages and salaries, except for leaver costs of £197m (2018/19: £257m, 2017/18: £168m) associated with restructuring costs, which have been recorded as specific items.
[c]

Research and development expenditure reported in the income statement includes amortisation of £599m (2018/19: £581m, 2017/18: £573m) in respect of capitalised development costs and operating expenses of £63m (2018/19: £62m, 2017/18: £59m). In addition, the group capitalised software development costs of £476m (2018/19: £472m, 2017/18: £450m).

[d]

Depreciation on right-of-use assets recognised following adoption of IFRS 16 on 1 April 2019, see note 1. Depreciation recognised in the current year includes depreciation on assets held under finance lease in previous years, which have been reclassified as right-of-use assets on transition to IFRS 16.

[e]	Excludes £22m reversal of impairment on right-of-use assets presented as a specific item which relate to assets impaired on adoption of IFRS16.
[f]

Included within ‘other operating costs’ in 2017/18 were costs relating to product costs and commissions; provision and installation; and marketing and sales. These are presented separately in 2018/19 and 2019/20. The ‘other operating costs’ comparative for 2017/18 has been re-presented for consistency, consistent with the 2019 Annual Report.

Who are our key management personnel and how are they compensated?

Key management personnel comprise executive and non-executive directors and members of the Executive Committee.

Compensation of key management personnel is shown in the table below:

Year ended 31 March	2020 £m	2019 £m	2018 £m
Short-term employee benefits	9.6	13.5	11.8
Post employment benefits[a]	1.0	1.2	1.3
Share-based payments	7.1	5.0	6.2
Termination benefits	–	0.6	2.2
	17.7	20.3	21.5

[a]

Post employment benefits comprise cash pension allowances paid to the chief executive and chief financial officer. The group does not contribute to defined contribution or defined benefit pension schemes on behalf of key management personnel.

Key management personnel are compensated solely in the form of cash and share-based payments. During the current and prior years, key management personnel made no gains from exercise of share options. No cash bonuses were awarded in 2019/20 (2018/19 £3.8m, 2017/18: £3.2m) as these have been deferred and will be issued in shares in 2021.

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Notes to the consolidated financial statements continued

7. Employees

	2020		2019		2018
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000	Year end 000	Average 000
UK	82.6	82.8	84.3	83.4	82.2	82.5
Non-UK	22.7	22.6	22.4	23.1	23.6	23.7
Total employees	105.3	105.4	106.7	106.5	105.8	106.2

	2020		2019		2018
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000	Year end 000	Average 000
Consumer	19.6	19.7	19.7	19.0	18.2	18.0
Enterprise[b]	12.2	12.8	13.4	13.8	13.2	13.5
Global	16.3	16.5	16.6	16.8	16.9	17.3
Openreach[b]	35.0	34.1	33.2	31.9	31.2	31.1
Other	22.2	22.3	23.8	25.0	26.3	26.3
Total employees	105.3	105.4	106.7	106.5	105.8	106.2

[a]	These reflect the full-time equivalent of full and part-time employees.
[b]	The 2018 comparative was restated in the prior year to reflect the change in segments and the transfer of Northern Ireland Networks, as described in note 1.

8. Audit, audit related and other non-audit services

The following fees were paid or are payable to the company’s auditors, KPMG LLP and other firms in the KPMG network, for the years ended 31 March 2020 and 2019. Figures in the table below for the year ended 31 March 2018 are in respect of fees paid to the company’s previous auditors, PricewaterhouseCoopers LLP.

Year ended 31 March	2020 £000	2019 £000	2018 £000
Fees payable to the company’s auditors and its associates for:
Audit services[a]
The audit of the parent company and the consolidated financial statements	10,546	8,165	5,418
The audit of the company’s subsidiaries	6,315	6,061	5,877
	16,861	14,226	11,295

Audit related assurance services[b]	2,416	2,236	1,771

Other non-audit services
All other assurance services[c]	228	748	211
All other services[d]	247	210	592
	475	958	803
Total services	19,752	17,420	13,869

[a]

Services in relation to the audit of the parent company and the consolidated financial statements, including fees for reports under section 404 of the Sarbanes-Oxley Act. This also includes fees payable for the statutory audits of the financial statements of subsidiary companies. This excludes amounts for the audit of BT Group Employee Share Ownership Trust and Ilford Trustees (Jersey) Limited amounting to £20,000 (2018/19: £32,000).

[b]

Services in relation to other statutory filings or engagements that are required by law or regulation to be carried out by an appointed auditor. This includes fees for the review of interim results, the accrued fee for the audit of the group’s regulatory financial statements and fees for reporting associated with the group’s US debt shelf registration before de-registration from the New York Stock Exchange in November 2019.

[c]

All other assurance services in 2018/19 include fees payable to KPMG LLP for agreed upon procedures performed on the estimated impact of the new IFRS 15 revenue accounting standard, which took effect from 1 April 2018, for the 2017/18 PricewaterhouseCoopers LLP audit.

[d]

Fees payable for all non-audit services not included above, principally comprising other advisory services. This does not include fees for BT’s I4 forum membership, which is facilitated by KPMG but not considered to be a service.

The BT Pension Scheme is an associated pension fund as defined in the Companies (Disclosure of Auditor Remuneration and Liability Limitation Agreements) (Amendment) Regulations 2011. In the year ended 31 March 2020 KPMG LLP received total fees from the BT Pension Scheme of £0.8m (2018/19: £1.1m, PricewaterhouseCoopers LLP: 2017/18: £2.1m) in respect of the following services:

Year ended 31 March	2020 £000	2019 £000	2018 £000
Audit of financial statements of associates	819	1,005	345
Audit-related assurance services	9	53	–
Taxation compliance services	–	–	153
Taxation advisory services	–	–	1,074
Other non-audit services	2	62	565
Total services	830	1,120	2,137

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9. Specific items

Significant accounting policies that apply to specific items

We separately identify and disclose those items that in management’s judgement need to be disclosed by virtue of their size, nature or incidence (termed ‘specific items’). Specific items are used to derive the adjusted results as presented in the consolidated income statement presented on page 124. Adjusted results are consistent with the way that financial performance is measured by management and assist in providing an additional analysis of the reporting of the trading results of the group. Specific items may not be comparable to similarly titled measures used by other companies.

In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors. Examples of charges or credits meeting the above definition and which have been presented as specific items in the current and/or prior years include acquisitions/disposals of businesses and investments, retrospective regulatory matters, historical insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years.

In the event that items meet the criteria, which are applied consistently from year to year, they are treated as specific items. We have also included the impacts of Covid-19 on various balance sheet items as at 31 March 2020 as specific. The impact of Covid-19 on underlying trading is recognised in our underlying (adjusted) results and not as a specific item.

Year ended 31 March	2020 £m	2019 £m	2018 £m

Revenue
Retrospective regulatory matters	(81)	31	23
	(81)	31	23

Operating costs
Restructuring charges	322	386	287
Divestment-related items	199	5	(1)
Covid-19	95	–	–
Property rationalisation	(131)	36	28
Spectrum annual licence fee refund	(82)	–	–
Retrospective regulatory matters	9	(4)	26
Italian business investigation	2	(55)	22
Provision for claims	(5)	–	–
Pension equalisation costs	–	26	–
EE acquisition warranty claims	–	–	225
	409	394	587
Operating loss	328	425	610

Net finance expense
Interest expense on retirement benefit obligation	145	139	218
Interest on spectrum annual license fee refund	(5)	–	–
	140	139	218
Associates and joint ventures	39	–	–
Net specific items charge before tax	507	564	828

Taxation
Tax credit on specific items above	(73)	(112)	(87)
Tax charge on re-measurement of deferred tax	156	–	–
	83	(112)	(87)
Net specific items charge after tax	590	452	741

BT Group plc Annual Report 2020
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Notes to the consolidated financial statements continued

9. Specific items continued

Restructuring charges

During the year we incurred charges of £322m (2018/19: £386m, 2017/18: £287m), primarily relating to leaver costs. These costs reflect projects within our group-wide cost transformation programme. Of this £8m (2018/19: £29m; 2017/18: £46m) relates to the completion of our EE integration activities and £22m (2018/9: £23m; 2017/2018: nil) costs to close the BT Pension Scheme and provide transition payments to affected employees.

Divestment-related items

During the year we entered into agreements to sell our domestic operations in France, our domestic operations in Spain and selected domestic operations and infrastructure in 16 countries in Latin America. These divestments are expected to complete in financial year 2020/21. We have classified the assets and liabilities of these operations as held for sale at the lower of their carrying amount and fair value less costs to sell, which has resulted in an impairment charge of £127m relating to the France and Latin America divestments. See note 23.

In addition we have recognised losses on disposal of £36m (2018/19: £5m) relating to the completed divestments of BT Fleet Solutions and Tikit, and £36m of costs relating to ongoing divestment projects.

Covid-19

During the year we recognised one-off charges of £95m relating to the impact of Covid-19 on various balance sheet items as at 31 March 2020. This comprises an £88m increase in our expected credit loss provisions for receivables due from customers and contract assets, and £7m contract loss provisions in respect of revenue contracts that are expected to become loss-making as a result of Covid-19 impacts.

Should we recover the amounts owed, for which we have provided, this recovery would be reversed back through the income statement as a specific item.

Property rationalisation costs

We have recognised a net credit of £(131)m (2018/19: charge £36m, 2017/18: charge £28m) relating to the rationalisation of the group’s property portfolio under our Better Workplace Programme including the gain on sale of BT Centre of £115m.

Spectrum annual licence fee refund

In May 2019 we received a payment of £87m from Ofcom, relating to overpaid fees that were charged during the period 2015-2017 under the previous 2015 fees regulation that was quashed by the Court of Appeal in 2017. Ofcom obtained permission to appeal the judgment to the Court of Appeal and in February 2020 the Court of Appeal ruled in our favour. Ofcom have informed us that they are not planning to pursue an appeal to the Supreme Court and we have therefore released our £87m provision and recognised this in the income statement as a specific item including interest on the refund of £5m.

Retrospective regulatory matters

We have recognised a net credit of £(72)m (2018/19: charge £27m, 2017/18: charge £49m) in relation to regulatory matters. This reflects the settlement of various matters. Of this, £(81)m credit is recognised in revenue and £9m charge in operating costs.

Italian business investigation

During the year we recognised £2m costs relating to the historical investigation in our Italian business (2018/19: a credit of £(55)m, 2017/18: a charge of £22m).

Provision for claims

We have recognised a credit of £5m (2018/19: £nil) in relation to release of provisions for claims created through specific items in 2012/13 which have now been fully settled.

Pension equalisation costs

During 2018/19 we recognised a charge of £26m in relation to the high court requirement to equalise pension benefits between men and women due to guaranteed minimum pension (GMP).

EE acquisition warranty claims

In 2017/18 we reached settlements with Deutsche Telekom and Orange in respect of any warranty claims under the 2015 EE acquisition agreement, arising from the issues previously announced regarding our operations in Italy. This represents a full and final settlement of these issues and resulted in a specific item charge of £225m.

Interest expense on retirement benefit obligation

During the year we incurred £145m (2018/19: £139m, 2017/18: £218m) of interest costs in relation to our defined benefit pension obligations. See note 20 for more details.

Associates and joint ventures

Following renegotiation of a contract, an amount of £39m (2018/19: £nil, 2017/18: £nil) owed by an associate has been determined irrecoverable. The resulting impairment has been recognised as a specific item.

Tax on specific items

A net tax charge of £83m (2018/19: credit of £112m, 2017/18: credit of £87m) was recognised in relation to specific items. During the period, legislation was enacted to maintain the UK corporation tax rate at 19% (see note 10). Accordingly the group has re-measured its deferred tax balances which has resulted in a charge of £156m.

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145

10. Taxation

Significant accounting policies that apply to taxation

Current income tax is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the group’s subsidiaries, associates and joint ventures operate and generate taxable income. We periodically evaluate positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation, and establish provisions where appropriate on the basis of the amounts expected to be paid to tax authorities.

Deferred tax is recognised, using the liability method, in respect of temporary differences between the carrying amount of our assets and liabilities and their tax base. Deferred tax is determined using tax rates that are expected to apply in the periods in which the asset is realised or liability settled, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. Any remaining deferred tax asset is recognised only when, on the basis of all available evidence, it can be regarded as probable that there will be suitable taxable profits, within the same jurisdiction, in the foreseeable future against which the deductible temporary difference can be utilised. Deferred tax balances for which there is a right of offset within the same jurisdiction are presented net on the face of the group balance sheet as permitted by IAS 12, with the exception of deferred tax related to our pension schemes which is disclosed within deferred tax assets.

Critical accounting judgements and key estimates made in accounting for taxation

We seek to pay tax in accordance with the laws of the countries where we do business. However, in some areas these laws are unclear, and it can take many years to agree an outcome with a tax authority or through litigation. We estimate our tax on country-by-country and issue-by-issue bases. Our key uncertainties are whether EE’s tax losses will be available to us, whether our intra-group trading model will be accepted by a particular tax authority and whether intra-group payments are subject to withholding taxes. We provide for the predicted outcome where an outflow is probable, but the agreed amount can differ materially from our estimates. Approximately 82% by value of the provisions are under active tax authority examination and are therefore likely to be re-estimated or resolved in the coming 12 months. £191m (2018/19: £252m) is included in current tax liabilities in relation to these uncertainties.

Under a downside case an additional amount of £556m could be required to be paid, of which £474m would relate to EE losses. This amount is not provided as we don’t consider this outcome to be probable.

Deciding whether to recognise deferred tax assets is judgemental. We only recognise them when we consider it is probable that they can be recovered. In making this judgement we consider evidence such as historical financial performance, future financial plans and trends, the duration of existing customer contracts and whether our intra-group pricing model has been agreed by the relevant tax authority.

The value of the group’s income tax assets and liabilities is disclosed on the group balance sheet on page 126. The value of the group’s deferred tax assets and liabilities is disclosed below.

Analysis of our taxation expense for the year

Year ended 31 March	2020 £m	2019 £m	2018 £m

United Kingdom
Corporation tax at 19% (2018/19: 19%, 2017/18: 19%)	(495)	(434)	(578)
Adjustments in respect of earlier years	41	(9)	37

Non-UK taxation
Current	(58)	(74)	(66)
Adjustments in respect of earlier years	(1)	15	23
Total current tax expense	(513)	(502)	(584)

Deferred taxation
Origination and reversal of temporary differences	55	(20)	46
Adjustments in respect of earlier years	–	2	(57)
Impact of change in UK corporation tax rate to 19% (2018/19: 17%, 2017/18: 17%)	(156)	–	–
Remeasurement of temporary differences	(5)	13	11
Total deferred taxation (expense) credit	(106)	(5)	–
Total taxation expense	(619)	(507)	(584)

BT Group plc Annual Report 2020
146

Notes to the consolidated financial statements continued

10. Taxation continued

Factors affecting our taxation expense for the year

The taxation expense on the profit for the year differs from the amount computed by applying the UK corporation tax rate to the profit before taxation as a result of the following factors:

Year ended 31 March	2020 £m	2019 £m	2018 £m
Profit before taxation	2,353	2,666	2,616
Expected taxation expense at UK rate of 19% (2018/19: 19%, 2017/18: 19%)	(447)	(506)	(497)
Effects of:
(Higher) lower taxes on non-UK profits	(5)	(7)	(8)
Net permanent differences between tax and accounting[a]	(40)	(36)	(100)
Adjustments in respect of earlier years[b]	40	8	3
Prior year non-UK losses used against current year profits	11	21	16
Non-UK losses not recognised[c]	(17)	–	(9)
Other deferred tax assets not recognised	–	–	–
Lower taxes on profit on disposal of business	–	–	–
Re-measurement of deferred tax balances	(161)	13	11
Other non-recurring items	–	–	–
Total taxation expense	(619)	(507)	(584)
Exclude specific items (note 9)	83	(112)	(87)
Total taxation expense before specific items	(536)	(619)	(671)

[a]

Includes income that is not taxable or UK income taxable at a different rate, and expenses for which no tax relief is received. Examples include some types of depreciation and amortisation and the benefit of R&D tax incentives.

[b]	Reflects the differences between initial accounting estimates and tax returns submitted to tax authorities, including the release and establishment of provisions for uncertain tax positions.
[c]	Reflects losses made in countries where it has not been considered appropriate to recognise a deferred tax asset, as future taxable profits are not probable.

Tax components of other comprehensive income

Year ended 31 March	2020 Tax credit (expense) £m	2019 Tax credit (expense) £m	2018 Tax credit (expense) £m

Tax on items that will not be reclassified to the income statement
Pension remeasurements	(808)	384	(263)

Tax on items that have been or may be reclassified subsequently to the income statement
Exchange differences on translation of foreign operations	(4)	(4)	(9)
Fair value movements on cash flow hedges	–	–	–
– net fair value gains or losses	(80)	(37)	57
– recognised in income and expense	–	–	(47)
	(892)	343	(262)
Current tax credit[a]	267	395	203
Deferred tax (expense) credit	(1,159)	(52)	(465)
	(892)	343	(262)

[a]	Includes £271m (2018/19: £391m, 2017/18: £212m) relating to cash contributions made to reduce retirement benefit obligations.

Tax (expense) credit recognised directly in equity

Year ended 31 March	2020 £m	2019 £m	2018 £m
Tax (expense) credit relating to share-based payments	–	–	(2)

BT Group plc Annual Report 2020	Financial statements
147

10. Taxation continued

Deferred taxation

	Fixed asset temporary differences £m	Retirement benefit obligations[a] £m	Share-based payments £m	Tax losses £m	Other £m	Jurisdictional offset £m	Total £m
At 1 April 2018	1,460	(1,166)	(7)	(183)	(90)	–	14
Expense (credit) recognised in the income statement	(60)	(59)	1	114	(1)	–	(5)
Expense (credit) recognised in other comprehensive income	–	15	–	–	37	–	52
Expense (credit) recognised in equity	–	–	(1)	–	–	–	(1)
Exchange differences	–	–	1	(1)	–	–	–
At 1 April 2019	1,400	(1,210)	(6)	(70)	(54)	–	60

Non-current
Deferred tax asset	(27)	(1,210)	(6)	(70)	(54)	20	(1,347)
Deferred tax liability	1,427	–	–	–	–	(20)	1,407
Tax on IFRS 16 opening balance adjustment	(2)	–	–	–	–	–	(2)
Deferred tax asset	(29)	(1,210)	(6)	(70)	(54)	20	(1,349)
Deferred tax liability	1,427	–	–	–	–	(20)	1,407
At 1 April 2019	1,398	(1,210)	(6)	(70)	(54)	–	58
Expense (credit) recognised in the income statement	191	(46)	(1)	2	(40)	–	106
Expense (credit) recognised in other comprehensive income	–	1,079	–	–	80	–	1,159
Exchange difference	1	1	–	2	(1)	–	3
Transfer to held for sale (note 23)	–	–	–	–	(4)	–	(4)
Transfer from current tax	–	–	–	–	(14)	–	(14)
At 31 March 2020	1,590	(176)	(7)	(66)	(33)	–	1,308

Non-current
Deferred tax asset	(17)	(176)	(7)	(66)	(33)	(1)	(300)
Deferred tax liability	1,607	–	–	–		1	1,608
At 31 March 2020	1,590	(176)	(7)	(66)	(33)	–	1,308

[a]	Includes a deferred tax asset of £1m (2018/19: £2m, 2017/18: £2m) arising on contributions payable to defined contribution pension plans.

The majority of the deferred tax assets and liabilities noted above are anticipated to be realised after more than 12 months.

What factors affect our future tax charges?

A UK corporation tax rate of 19% (effective 1 April 2020) was substantively enacted on 17 March 2020, reversing the previously enacted reduction in the rate from 19% to 17%. As deferred tax assets and liabilities are measured at the rates that are expected to apply in the periods of the reversal, deferred tax balances at 31 March 2020 have been calculated at the rate at which the relevant balance is expected to be recovered or settled. The impact to the income statement is £156m charge, and £110m credit to other comprehensive income.

What are our unrecognised tax losses and other temporary differences?

At 31 March 2020 we had operating losses and other temporary differences carried forward in respect of which no deferred tax assets were recognised amounting to £4.2bn (2018/19: £4.2bn). Our other temporary differences have no expiry date restrictions. The expiry date of operating losses carried forward is dependent upon the tax law of the various territories in which the losses arose. A summary of expiry dates for losses in respect of which restrictions apply is set out below:

At 31 March 2020	£m	Expiry

Restricted losses
Europe	1	2019-2038
Americas	256	2019-2038
Other	3	2019-2038
Total restricted losses	260
Unrestricted operating losses	3,827	No expiry
Other temporary differences	98	No expiry
Total	4,185

BT Group plc Annual Report 2020
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Notes to the consolidated financial statements continued

10. Taxation continued

At 31 March 2020 we had UK capital losses carried forward in respect of which no deferred tax assets were recognised amounting to £16.9bn (2018/19: £16.9bn). These losses have no expiry date, but we consider the future utilisation of significant amounts of these losses to be remote.

At 31 March 2020 the undistributed earnings of non-UK subsidiaries were £2.5bn (2018/19: £2.5bn). No deferred tax liabilities have been recognised in respect of these unremitted earnings because the group is in a position to control the timing of any dividends from subsidiaries and hence any tax consequences that may arise. Under current tax rules, tax of £19.9m (2018/19: £18.2m) would arise if these earnings were to be repatriated to the UK. On 31 January 2020, the United Kingdom withdrew from the European Union and entered into a transition period, during which the United Kingdom will apply all EU laws and rules which formed part of the withdrawal agreement. Depending upon the outcome of negotiations, at the end of the transition period, the UK could cease to benefit from the EU’s Parent Subsidiary directive on dividends paid by our EU subsidiaries. In this event, additional tax of up to £23.1m could arise if the undistributed earnings of EU subsidiaries of £878m were to be repatriated to the UK.

11. Earnings per share

How is earnings per share calculated?

Basic earnings per share is calculated by dividing the profit after tax attributable to equity shareholders by the weighted average number of shares in issue after deducting the own shares held by employee share ownership trusts and treasury shares.

In calculating the diluted earnings per share, share options outstanding and other potential shares have been taken into account where the impact of these is dilutive. Options over 36m shares (2018/19: 36m shares, 2017/18: 23m shares) were excluded from the calculation of the total diluted number of shares as the impact of these is antidilutive.

Year ended 31 March	2020		2019		2018
Basic weighted average number of shares (millions)	9,885		9,912		9,911
Dilutive shares from share options (millions)	–		6		2
Dilutive shares from executive share awards (millions)	80		57		48
Diluted weighted average number of shares (millions)	9,965		9,975		9,961
Basic earnings per share	17.5	p	21.8	p	20.5	p
Diluted earnings per share	17.4	p	21.6	p	20.4	p

The earnings per share calculations are based on profit after tax attributable to equity shareholders of the parent company which excludes non-controlling interests. Profit after tax was £1,734m (2018/19: £2,159m, 2017/18: £2,032m) and profit after tax attributable to non-controlling interests was £2m (2018/19: £3m, 2017/18: £4m). Profit attributable to non-controlling interests is not presented separately in the financial statements as it is not material.

12. Dividends

What dividends have been paid?

No final dividend is proposed in respect of the year ended 31 March 2020 (2018/19: 10.78p). An interim dividend of 4.62p per share amounting to £457m was paid on 3 February 2020 (2018/19: full year dividend 15.4p amounting to approximately £1,527m, 2017/18: full year dividend 15.4p amounting to approximately £1,524m).

The amount of £1,521m (2018/19: £1,503m, 2017/18: £1,524m) for total dividends paid in the year is disclosed in our statement of changes in equity and analysed below. This value may differ from the amount shown for equity dividends paid in the group cash flow statement, which represents the actual cash paid in relation to dividend cheques that have been presented over the course of the financial year.

	2020		2019		2018
Year ended 31 March	pence per share	£m	pence per share	£m	pence per share	£m
Final dividend in respect of the prior year	10.78	1,064	10.55	1,045	10.55	1,044
Interim dividend in respect of the current year	4.62	457	4.62	458	4.85	480
	15.40	1,521	15.17	1,503	15.40	1,524

BT Group plc Annual Report 2020	Financial statements
149

13. Intangible assets

Significant accounting policies that apply to intangible assets

We recognise identifiable intangible assets where we control the asset, it is probable that future economic benefits attributable to the asset will flow to the group, and we can reliably measure the cost of the asset. We amortise all intangible assets, other than goodwill, over their useful economic life. The method of amortisation reflects the pattern in which the assets are expected to be consumed. If the pattern cannot be determined reliably, the straight line method is used.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the group’s share of the identifiable net assets (including intangible assets) of the acquired business. Our goodwill impairment policy is set out later in this note.

Acquired intangible assets – customer relationships and brands

Intangible assets such as customer relationships or brands acquired through business combinations are recorded at fair value at the date of acquisition and subsequently carried at amortised cost. Assumptions are used in estimating the fair values of these relationships or brands and include management’s estimates of revenue and profits to be generated by them.

Telecommunications licences

Licence fees paid to governments, which permit telecommunications activities to be operated for defined periods, are initially recorded at cost and amortised from the time the network is available for use to the end of the licence period or where our usage can extend beyond the initial licence period, over the period we expect to benefit from the use of the licences, which is typically 20 years. Licences acquired through business combinations are recorded at fair value at the date of acquisition and subsequently carried at amortised cost. The fair value is based on management’s assumption of future cash flows using market expectations at acquisition date.

Computer software

Computer software comprises computer software licences purchased from third parties, and also the cost of internally developed software. Computer software licences purchased from third parties are initially recorded at cost. We only capitalise costs directly associated with the production of internally developed software, including direct and indirect labour costs of development, where it is probable that the software will generate future economic benefits, the cost of the asset can be reliably measured and technical feasibility can be demonstrated, in which case it is capitalised as an intangible asset on the balance sheet. Costs which do not meet these criteria and research costs are expensed as incurred.

Our development costs which give rise to internally developed software include upgrading the network architecture or functionality and developing service platforms aimed at offering new services to our customers.

Other

Other intangible assets include website development costs and other licences. Items are capitalised at cost and amortised on a straight line basis over their useful economic life or the term of the contract.

Estimated useful economic lives

The estimated useful economic lives assigned to the principal categories of intangible assets are as follows:

– Computer software	2 to 10 years
– Telecommunications licences	2 to 20 years
– Customer relationships and brands	1 to 15 years

Impairment of intangible assets

Intangible assets with finite useful lives are tested for impairment if events or changes in circumstances (assessed at each reporting date) indicate that the carrying amount may not be recoverable. When an impairment test is performed, the recoverable amount is assessed by reference to the higher of the net present value of the expected future cash flows (value in use) of the relevant cash generating unit and the fair value less costs to dispose.

Goodwill is reviewed for impairment at least annually as described below. Impairment losses are recognised in the income statement, as a specific item. If a cash generating unit is impaired, impairment losses are allocated firstly against goodwill, and secondly on a pro-rata basis against intangible and other assets.

BT Group plc Annual Report 2020
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Notes to the consolidated financial statements continued

13. Intangible assets continued

	Goodwill £m	Customer relationships and brands £m	Telecoms licences and other £m	Internally developed software[a] £m	Purchased software £m	Total £m

Cost
At 1 April 2018	7,945	3,410	2,951	4,822	1,574	20,702
Additions	–	–	304	520	160	984
Disposals and adjustments[b]	(2)	–	(3)	(945)	(141)	(1,091)
Transfers	–	–	4	120	(80)	44
Exchange differences	63	7	(4)	1	(8)	59
At 31 March 2019	8,006	3,417	3,252	4,518	1,505	20,698
Reclassification of assets held under finance leases[c]	–	–	(185)	–	–	(185)
At 1 April 2019	8,006	3,417	3,067	4,518	1,505	20,513
Additions	–	–	–	598	192	790
Disposals and adjustments[b]	(30)	(28)	(34)	(765)	(541)	(1,398)
Transfers	–	–	(2)	14	(3)	9
Exchange differences	52	8	1	2	10	73
Transfer to assets held for sale[d]	(83)	–	–	(13)	(45)	(141)
At 31 March 2020	7,945	3,397	3,032	4,354	1,118	19,846

Accumulated amortisation
At 1 April 2018	–	1,191	421	3,680	963	6,255
Charge for the year	–	377	142	525	110	1,154
Disposals and adjustments[b]	–	–	(3)	(941)	(147)	(1,091)
Transfers	–	–	3	(43)	43	3
Exchange differences	–	3	(3)	–	(8)	(8)
At 31 March 2019	–	1,571	560	3,221	961	6,313
Reclassification of assets held under finance leases[c]	–	–	(115)	–	–	(115)
At 1 April 2019	–	1,571	445	3,221	961	6,198
Charge for the year	–	373	177	538	85	1,173
Disposals and adjustments[b]	–	(22)	(49)	(786)	(529)	(1,386)
Transfers	–	–	–	(15)	15	–
Exchange differences	–	8	1	1	9	19
Transfer to assets held for sale[d]	–	–	–	(8)	(39)	(47)
At 31 March 2020	–	1,930	574	2,951	502	5,957

Carrying amount
At 31 March 2020	7,945	1,467	2,458	1,403	616	13,889
At 31 March 2019	8,006	1,846	2,692	1,297	544	14,385

[a]	Includes a carrying amount of £538m (2018/19: £668m) in respect of assets in course of construction, which are not yet amortised.
[b]

Fully depreciated assets in the group’s fixed asset registers were reviewed during the year, as part of the group’s annual asset verification exercise, and certain assets that were no longer in use have been written off, reducing cost and accumulated depreciation by £1.1bn (2018/19: £1.0bn).

[c]	On adoption of IFRS 16 on 1 April 2019, assets held under finance leases were reclassified as right-of-use assets. See note 1.
[d]

Assets transferred to held for sale during 2019/20 relate to our domestic operations in France, our domestic operations in Spain and selected domestic operations and infrastructure in 16 countries in Latin America. On reclassification to held for sale, goodwill associated with the France and Latin America disposals was impaired by £58m, and other intangible assets associated with these disposals were impaired by £1m. See note 23.

Impairment of goodwill

Significant accounting policies that apply to impairment of goodwill

We perform an annual goodwill impairment review.

Goodwill recognised in a business combination does not generate cash flows independently of other assets or groups of assets. As a result, the recoverable amount, being the value in use, is determined at a cash generating unit (CGU) level. These CGUs represent the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other groups of assets. Our CGUs are deemed to be legacy BT Consumer, legacy EE, Enterprise, and Global.

We allocate goodwill to each of the Cash Generating Units (CGUs) that we expect to benefit from the business combination. Each CGU to which goodwill is allocated represents the lowest level within the group at which the goodwill is monitored for internal management purposes.

The value in use of each CGU is determined using cash flow projections derived from financial plans approved by the Board covering a five-year period. They reflect management’s expectations of revenue, EBITDA growth, capital expenditure, working capital and operating cash flows, based on past experience and future expectations of business performance. Cash flows beyond the fifth year have been extrapolated using perpetuity growth rates.

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151

13. Intangible assets continued

Critical accounting estimates and key judgements made in reviewing goodwill for impairment

Determining our CGUs

The determination of our CGUs is judgemental. The identification of CGUs involves an assessment of whether the asset or group of assets generate largely independent cash inflows. This involves consideration of how our core assets are operated and whether these generate independent revenue streams. The legacy BT Consumer and EE CGUs remain as two separate CGUs due to their having independent cash flows.

Estimating value in use

Our value in use calculations require estimates in relation to uncertain items, including management’s expectations of future revenue growth, operating costs, profit margins, operating cash flows, and the discount rate for each CGU. Future cash flows used in the value in use calculations are based on our latest Board-approved five-year financial plans which reflect the anticipated impact of Covid-19. Expectations about future growth reflect the expectations of growth in the markets to which the CGU relates. The future cash flows are discounted using a pre-tax discount rate that reflects current market assessments of the time value of money. The discount rate used in each CGU is adjusted for the risk specific to the asset, including the countries in which cash flow will be generated, for which the future cash flow estimates have not been adjusted.

We tested our goodwill for impairment as at 31 March 2020. The carrying value of goodwill and the key assumptions used in performing the annual impairment assessment are disclosed below.

Cost	Legacy BT Consumer £m	Legacy EE £m	Enterprise £m	Business and Public Sector £m	Wholesale and Ventures £m	Global £m	Total £m
At 1 April 2018	1,183	2,768	–	2,562	942	490	7,945
Transfer	–	–	3,504	(2,562)	(942)	–	–
Exchange differences	–	–	5	–	–	58	63
Acquisitions and disposals	–	–	–	–	–	(2)	(2)
At 31 March 2019	1,183	2,768	3,509	–	–	546	8,006
Exchange differences	–	–	4	–	–	48	52
Acquisitions and disposals	–	–	(30)	–	–	–	(30)
Transfer to assets held for sale	–	–	–	–	–	(83)	(83)
At 31 March 2020	1,183	2,768	3,483	–	–	511	7,945

In connection with disposals of BT Fleet Ltd and Tikit Ltd, £30m of goodwill in the Enterprise CGU has been eliminated. As discussed in note 23, we have recorded the net assets of certain Global businesses as held for sale. As a result, goodwill impairment charges of £58m in respect of France and Latin America have been recorded, and £25m of goodwill related to Spain has been reclassified. There are no reasonably possible changes to our assumptions that would result in the carrying value exceeding the value in use.

What discount rate have we used?

The pre-tax discount rates applied to the cash flow forecasts are derived from our post-tax weighted average cost of capital. The assumptions used in the calculation of the group’s weighted average cost of capital are benchmarked to externally available data. The pre-tax discount rate used in performing the value in use calculation in 2019/20 was 8.0% (2018/19: 8.2%). We’ve used the same discount rate for all CGUs except Global where we have used 8.6% (2018/19: 8.7%) reflecting higher risk in some of the countries in which Global operates.

What growth rates have we used?

The perpetuity growth rates are determined based on the forecast market growth rates of the regions in which the CGU operates, and they reflect an assessment of the long-term growth prospects of that market. The growth rates have been benchmarked against external data for the relevant markets. None of the growth rates applied exceed the expected long-term average growth rates for those markets or sectors. We used a perpetuity growth rate of 2.4% (2018/19: 2.4%) for Global and 2.0% (2018/19: 2.0%) for Enterprise and our legacy BT Consumer and EE CGUs.

Has Covid-19 had a material impact on the impairment assessment?

Covid-19 is not considered to have a significant impact on the assessment of impairment. Its impact on the group is considered to be short-term, and it is not anticipated to have a significant impact on the terminal year which is a key driver of our value in use calculations.

BT Group plc Annual Report 2020
152

Notes to the consolidated financial statements continued

14. Property, plant and equipment

Significant accounting policies that apply to property, plant and equipment

Our property, plant and equipment is included at historical cost, net of accumulated depreciation, government grants and any impairment charges. Property, plant and equipment acquired through business combinations are initially recorded at fair value and subsequently accounted for on the same basis as our existing assets. We derecognise items of property, plant and equipment on disposal or when no future economic benefits are expected to arise from the continued use of the asset. The difference between the sale proceeds and the net book value at the date of disposal is recognised in operating costs in the income statement.

Included within the cost of network infrastructure and equipment are direct and indirect labour costs, materials and directly attributable overheads.

We depreciate property, plant and equipment on a straight line basis from the time the asset is available for use, to write off the asset’s cost over the estimated useful life taking into account any expected residual value. Freehold land is not depreciated.

Estimated useful economic lives The estimated useful lives assigned to principal categories of assets are as follows:

Land and buildings
– Freehold buildings	14 to 50 years
– Short-term leasehold improvements	Shorter of 10 years or lease term
– Leasehold land and buildings	Unexpired portion of lease or 40 years, whichever is the shorter

Network infrastructure
Transmission equipment
– Duct	40 years
– Cable	3 to 25 years
– Fibre	5 to 20 years
Exchange equipment	2 to 13 years
Other network equipment	2 to 20 years

Other assets
– Motor vehicles	2 to 9 years
– Computers and office equipment	3 to 7 years

Residual values and useful lives are reassessed annually and, if necessary, changes are recognised prospectively.

Network share assets

Certain assets have been contributed to a network share arrangement by both EE and Hutchison 3G UK Limited, with legal title remaining with the contributor. This is considered to be a reciprocal arrangement. Our share of the assets on acquisition of EE were recognised at fair value within tangible assets, and depreciated in line with policy. Subsequent additions are recorded at cost.

Impairment of property, plant and equipment

We test property, plant and equipment for impairment if events or changes in circumstances (assessed at each reporting date) indicate that the carrying amount may not be recoverable. When an impairment test is performed, we assess the recoverable amount by reference to the higher of the net present value of the expected future cash flows (value in use) of the relevant asset and the fair value less costs to dispose. If it is not possible to determine the recoverable amount for the individual asset then we assess impairment by reference to the relevant cash generating unit as described in note 13.

Key judgements made in accounting for our BDUK contracts

We receive government grants in relation to the Building Digital UK (BDUK) programme and other rural superfast broadband contracts. Where we have achieved certain service levels, or delivered the network more efficiently than anticipated, we have an obligation to either re-invest or repay grant funding. Where this is the case, we assess and defer the income with a corresponding increase in capital expenditure.

Assessing the timing of whether and when we change the estimated take-up assumption is judgemental as it involves considering information which is not always observable. Our consideration on whether and when to change the base case assumption is dependent on our expectation of the long-term take-up trend.

Our assessment of how much grant income to defer includes consideration of the difference between the take-up percentage agreed with the local authority and the likelihood of actual take-up. The value of the government grants deferred is disclosed in note 18.

BT Group plc Annual Report 2020	Financial statements
153

14. Property, plant and equipment continued

	Land and buildings[a] £m	Network infrastructure £m	Other[b] £m	Assets in course of construction £m	Total £m

Cost
At 31 March 2018	1,262	50,783	1,914	1,118	55,077
Additions[c]	12	97	119	3,034	3,262
Transfers	13	2,988	18	(3,063)	(44)
Disposals and adjustments (restated)[d]	4	(1,943)	(333)	102	(2,170)
Transfer to assets held for sale[d]	(182)	–	–	–	(182)
Exchange differences	(2)	(32)	4	–	(30)
At 31 March 2019	1,107	51,893	1,722	1,191	55,913
Reclassification of assets held under finance leases[a]	(81)	–	–	–	(81)
At 1 April 2019	1,026	51,893	1,722	1,191	55,832
Additions[c]	7	83	69	2,978	3,137
Transfers	25	3,244	17	(3,295)	(9)
Disposals and adjustments[d]	(55)	(1,132)	(130)	42	(1,275)
Transfer to assets held for sale[e]	(69)	(255)	(24)	–	(348)
Exchange differences	11	60	8	–	79
At 31 March 2020	945	53,893	1,662	916	57,416

Accumulated depreciation
At 31 March 2018	773	35,790	1,558	–	38,121
Charge for the year	51	2,236	105	–	2,392
Transfers	1	(4)	–	–	(3)
Disposals and adjustments (restated)[d]	(11)	(1,940)	(296)	–	(2,247)
Transfer to assets held for sale[d]	(93)	–	–	–	(93)
Exchange differences	(1)	(30)	4	–	(27)
At 31 March 2019	720	36,052	1,371	–	38,143
Reclassification of assets held under finance leases[a]	(47)	–	–	–	(47)
At 1 April 2019	673	36,052	1,371	–	38,096
Charge for the year	49	2,318	85	–	2,452
Transfers	1	–	(1)	–	–
Disposals and adjustments[d]	(68)	(1,128)	(91)	–	(1,287)
Transfer to assets held for sale[e]	(55)	(216)	(22)	–	(293)
Exchange differences	10	54	8	–	72
At 31 March 2020	610	37,080	1,350	–	39,040

Carrying amount
At 31 March 2020	335	16,813	312	916	18,376
Engineering stores	–	–	–	98	98
Total at 31 March 2020	335	16,813	312	1,014	18,474
At 31 March 2019	387	15,841	351	1,191	17,770
Engineering stores	–	–	–	65	65
Total at 31 March 2019	387	15,841	351	1,256	17,835

[a]

The carrying amount of the land and buildings class of asset recognised at 31 March 2019 included £34m in respect of assets held under finance leases. The depreciation expense on those assets in 2018/19 was £2m. On adoption of IFRS 16 on 1 April 2019 these assets were reclassified to right-of-use assets. See note 1

[b]	Other mainly comprises motor vehicles, computers and fixtures and fittings.
[c]	Net of grant deferral of £98m (2018/19: £63m).
[d]

Fully depreciated assets in the group’s fixed asset registers were reviewed during the year, as part of the group’s annual asset verification exercise, and certain assets that were no longer in use have been written off, reducing cost and accumulated depreciation by £0.7bn (2018/19: £1.9bn). Disposals and adjustments include adjustments resulting from changes in assumptions used in calculating lease-end obligations where the corresponding asset is capitalised. The 2018/19 comparative has been re-presented to split out the reclassification of the carrying amount of BT Centre property to ‘transfer to assets held for sale’ (£89m) presented within ‘disposals and adjustments’ in the prior period.

[e]

Transfers to assets held for sale during 2019/20 relate to our domestic operations in France, our domestic operations in Spain and selected domestic operations and infrastructure in 16 countries in Latin America. On reclassification to held for sale, assets associated with the France and Latin America disposals were impaired by £18m. See note 23.

BT Group plc Annual Report 2020
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Notes to the consolidated financial statements continued

14. Property, plant and equipment continued

Included within the above disclosure are assets used in arrangements which represent core business activities for the group and which meet the definition of operating leases:

•

£12,284m of the carrying amount of the network infrastructure asset class represents Openreach’s network infrastructure. The majority of the associated assets are used to deliver fixed-line telecommunications services that have been assessed as containing operating leases, to both internal and external Communications Providers.

•	Other assets includes devices with a carrying amount of £33m that are made available to retail customers under arrangements that contain operating leases.

At 31 March	2020 £m	2019 £m
The carrying amount of land and buildings, including leasehold improvements, comprised:
Freehold	105	158
Leasehold	230	229
Total land and buildings	335	387

Network infrastructure

Some of our network assets are jointly controlled by EE Limited with Hutchison 3G UK Limited. These relate to shared 3G network and certain elements of network for 4G rural sites. The net book value of the group’s share of assets controlled by its joint operation MBNL is £600m (2018/19: £584m) and is recorded within network infrastructure. Included within this is £112m (2018/19: £125m), being the group’s share of assets owned by its joint operation MBNL.

Within network infrastructure are assets with a net book value of £10bn (2018/19: £9bn) which have useful economic lives of more than 18 years.

15. Leases

Significant accounting policies that apply to leases

We adopted IFRS 16 for the first time on 1 April 2019 using the modified retrospective transition option. Comparative information is not restated under this transition option, therefore the disclosures presented in this note concern the 2019/20 period only.

IFRS 16 lease accounting policy applicable to the current year

Identifying whether a lease exists

At inception of a contract, we determine whether the contract is, or contains a lease. A lease exists if the contract conveys the right to control the use of an identified asset, for a period of time, in exchange for consideration. In making this assessment, we consider whether:

• The contract involves the use of an identified asset, either explicitly or implicitly. The asset must be physically distinct or represent substantially all the capacity of a physically distinct asset. Assets that a supplier has a substantive right to substitute are not considered distinct.

• The lessee (either the group, or the group’s customers) has the right to obtain substantially all the economic benefits from the use of the asset throughout the period of use; and

• The lessee has the right to direct the use of the asset, in other words, has the decision-making rights that are most relevant to changing how and for what purpose the asset is used.

Where practicable, and by class of underlying asset, we have elected to account for leases containing a lease component and one or more non-lease components as a single lease component. Where this election has been taken, it has been applied to the entire asset.

Lessee accounting

We recognise a lease liability and right-of-use asset at the commencement of a lease.

Lease liabilities are initially measured at the present value of lease payments that are due over the lease term, discounted using the group’s incremental borrowing rate. This is the rate that we would have to pay for a loan of a similar term, and with similar security, to obtain an asset of similar value. Lease payments include:

• fixed payments

• variable lease payments that depend on an index or rate

• amounts expected to be paid under residual value guarantees

• the exercise price of any purchase options that we are reasonably certain to exercise

• payments due over optional renewal periods where we are reasonably certain to renew

• penalties for early termination of the lease where we are reasonably certain to terminate early

Lease liabilities are subsequently measured at amortised cost using the effective interest method. It is remeasured if there is a change in future lease payments or the amount we expect to be payable under a residual value guarantee, or if we change our assessment of whether we will exercise a purchase, renewal or termination option.

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15. Leases continued

Right-of-use assets are initially measured at the initial amount of the corresponding lease liabilities, adjusted for any prepaid lease payments, plus any initial direct costs incurred and an estimate of any decommissioning costs that have been recognised as provisions, less any lease incentives received. They are subsequently depreciated using the straight-line method to the earlier of the end of the useful life of the asset or the end of the lease term. Right-of-use assets are tested for impairment following the policy set out in note 14 and are adjusted for any remeasurement of lease liabilities.

We have elected not to recognise lease liabilities and right-of-use assets for short-term leases that have a lease term of 12 months or less, and leases of low-value assets with a purchase price under £5,000. We recognise lease payments associated with these items as an expense on a straight-line basis over the lease term.

Any variable lease payments that do not depend on an index or rate, such as usage-based payments, are recognised as an expense in the period to which the variability relates.

IAS 17 lease accounting policy applicable to the 2017/18 and 2018/19 financial reporting periods

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and whether the arrangement conveys the right to use the asset.

Leases of property, plant and equipment where we hold substantially all the risks and rewards of ownership are classified as finance leases and are presented within property, plant and equipment (note 14). Finance lease assets are capitalised at the commencement of the lease term at the lower of the present value of the minimum lease payments or the fair value of the leased asset. The obligations relating to finance leases, net of finance charges in respect of future periods, are recognised as liabilities. Leases are subsequently measured at amortised cost using the effective interest method.

Leases where a significant portion of the risk and rewards are held by the lessor are classified as operating leases. Rentals are charged to the income statement on a straight-line basis over the period of the lease and are presented within operating costs (note 6).

Key judgements made in accounting for leases

The following represent key judgements made in accounting for leases under IFRS 16 during the 2019/20 financial year.

Determining the lease term including reasonable certainty

Lease accounting requires determination of the lease term, which is defined as the noncancellable period of the lease adjusted for the impact of any extension, termination and purchase options that we consider the lessee to be reasonably certain to take. The lease term is a key determinant of the size of the lease liability and right-of-use asset recognised where the group acts as lessee; and the deferral period for any upfront connection charges where the group acts as lessor.

Determining the lease term requires judgement to evaluate whether the lessee is reasonably certain to exercise any options. Where the group acts as lessee, in particular in regard to our portfolio of property and network infrastructure arrangements that potentially have terms beyond the medium-term planning horizon, we consider key facts and circumstances that would give us an incentive to exercise any extension and termination options when setting the lease term. These include:

• Our anticipated operational, retail and office property requirements in the mid and long-term.

• The need to maintain flexibility in our ability to develop and manage our network infrastructure to react quickly to technological developments and evolving capacity requirements.

• The availability of suitable alternative sites.

• Costs or penalties associated with exiting lease arrangements relative to the benefits to be gained, including costs of removing leasehold improvements or relocating, and indirect costs such as disruption to business.

• Costs associated with extending lease arrangements including rent increases during secondary lease periods.

Our definition of ‘reasonable certainty’, and therefore the lease term, will often align with the judgements made in our medium-term plan, in particular for rolling (or ‘evergreen’) leases that continue until terminated. It will generally be the case that we cannot be reasonably certain to require the use of the underlying asset beyond the medium-term planning horizon, unless specific evidence exists to the contrary.

Assumptions made in our medium term plan reflect the anticipated impact of Covid-19. Including the cost of exiting leases in the short-term, Covid-19 is not considered to have any material impact on our assessment of reasonable certainty. In particular we do not consider the lease term of our retail stores to be materially affected because the closure is only expected to be for a temporary duration. Additionally, although the stores are closed to usual operations, a significant number continue to be used to operate customer service operations.

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Notes to the consolidated financial statements continued

15. Leases continued

Right-of-use assets

Most of our right-of-use assets are associated with our leased property portfolio, specifically our office, retail and exchange estate. We also lease a significant proportion of our network infrastructure, including mobile cell and switch sites.

	Land and buildings £m	Network infrastructure £m	Other[a] £m	Total £m
At 1 April 2019	4,628	189	338	5,155
Additions[b]	942	59	475	1,476
Depreciation charge for the year	(513)	(37)	(99)	(649)
Other movements[c]	(203)	(32)	(356)	(591)
At 31 March 2020	4,854	179	358	5,391

[a]	Other mainly comprises motor vehicles.
[b]

Additions comprise increases to right-of-use assets as a result of entering into new leases and upwards remeasurement of existing leases arising from lease extensions or reassessments and increases to lease payments.

[c]

Other movements relate to terminated leases and downwards remeasurements of right-of-use assets arising from reductions or reassessments of lease terms and decreases in lease payments. Other movements in 2019/20 include reclassification of right-of-use assets with a carrying amount of £65m to held-for-sale, see note 23. On reclassification to held for sale, assets associated with the France and Latin America disposals were impaired by £31m.

Lease liabilities

Lease liabilities recognised at 31 March 2020 total £6,560m. £812m of this balance is classified as current, with the remaining £5,748m classified as non-current. Note 28 presents a maturity analysis of the payments due over the remaining lease term for these liabilities.

During the year we reclassified lease liabilities with a carrying amount of £62m to held-for-sale, see note 23.

The following amounts relating to the group’s obligations under lease arrangements were recognised in the income statement in the year to 31 March 2020:

•	Interest expense of £140m accrued on lease liabilities.

•	Variable lease payments of £29m which are not dependent on an index or rate and which have not been included in the measurement of lease liabilities.

Expenses relating to leases of low-value assets and short-term leases for which no right-of-use asset or lease liability has been recognised were immaterial.

The total cash outflow for leases in the year was £791m.

Other information relating to leases

During the year we recognised net gains of £115m from sale and leaseback transactions, substantially all of which relates to the disposal of our BT Centre headquarters. We shall continue to occupy the property under a lease arrangement until our new headquarters is ready for occupation.

At 31 March 2020 the group was committed to future minimum lease payments of £274m in respect of leases which have not yet commenced and for which no lease liability has been recognised.

The following table analyses payments to be received across the remaining term of operating lease arrangements where BT is lessor:

At 31 March 2020	To be recognised as revenue (note 5) £m	To be recognised as other operating income (note 6) £m	Total £m
Less than one year	310	52	362
One to two years	130	16	146
Two to three years	34	10	44
Three to four years	1	9	10
Four to five years	–	7	7
More than five years	–	11	11
Total undiscounted lease payments	475	105	580

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16. Programme rights

Significant accounting policies that apply to programme rights

Programme rights are recognised on the balance sheet from the point at which the legally enforceable licence period begins. They are initially recognised at cost and are amortised from the point at which they are available for use, on a straight line basis over the programming period, or the remaining licence term, as appropriate, which is generally 12 months. Programme rights are tested for impairment in accordance with our impairment policy as set out in note 13.

Additions reflect TV programme rights for which the legally enforceable licence period has started during the year. Rights for which the licence period has not started are disclosed as contractual commitments in note 31. Payments made to receive commissioned or acquired programming in advance of the legal right to broadcast the programmes are classified as prepayments (see note 17).

Total £m
At 1 April 2018	272
Additions	879
Amortisation	(841)
At 1 April 2019	310
Additions	870
Amortisation	(870)
At 31 March 2020	310

£310m of programme rights recognised on the balance sheet at 31 March 2020 relate to sporting events postponed as a result of Covid-19. These are not considered to be impaired at the balance sheet date as sporting governing bodies, for example the Premier League and UEFA, are still determining how, or if, to complete the current season. Whether and how the seasons are completed could have an impact on whether there is any impairment. The majority of programme rights assets affected by Covid-19 relate to domestic and European football leagues which are amortised over 12 months from August and which will be fully amortised by July 2020. If any impairment is recognised in future periods we would also seek compensation in respect of rights which have not been fulfilled. Until this is established any potential recoveries would represent contingent assets and would not meet the criteria for recognition until this is virtually certain.

Covid-19 is not anticipated to have an impact on commissioned or acquired programming for which we have made an advance payment. At 31 March 2020 these total £110m and are classified as prepayments within trade and other receivables (note 17).

17. Trade and other receivables

Significant accounting policies that apply to trade and other receivables

We initially recognise trade and other receivables at fair value, which is usually the original invoiced amount. They are subsequently carried at amortised cost using the effective interest method. The carrying amount of these balances approximates to fair value due to the short maturity of amounts receivable.

We provide services to consumer and business customers, mainly on credit terms. We know that certain debts due to us will not be paid through the default of a small number of our customers. Because of this, we recognise an allowance for doubtful debts on initial recognition of receivables, which is deducted from the gross carrying amount of the receivable. The allowance is calculated by reference to credit losses expected to be incurred over the lifetime of the receivable. In estimating a loss allowance we consider historical experience and informed credit assessment alongside other factors such as the current state of the economy and particular industry issues. We consider reasonable and supportable information that is relevant and available without undue cost or effort.

Once recognised, trade receivables are continuously monitored and updated. Allowances are based on our historical loss experiences for the relevant aged category as well as forward-looking information and general economic conditions, this includes the impact of Covid-19. Allowances are calculated by individual customer-facing units in order to reflect the specific nature of the customers relevant to that customer-facing unit.

Following the outbreak of Covid-19 we have reassessed our expected loss provisions including assessing the risk factors associated with various industry sectors and applying a risk weighting to each sector.

Contingent assets such as any insurance recoveries, or prepaid programme rights which we expect to recoup, have not been recognised in the financial statements as these are only recognised within trade and other receivables when their receipt is virtually certain.

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Notes to the consolidated financial statements continued

17. Trade and other receivables continued

At 31 March	2020 £m	2019 £m	2018 £m
Current
Trade receivables	1,375	1,732	1,741
Prepayments[a]	607	698	1,103
Accrued income	57	34	777
Deferred contract costs	422	417	–
Other receivables	243	341	393
	2,704	3,222	4,014

At 31 March	2020 £m	2019 £m	2018 £m
Non-current
Other assets[b]	222	173	317
Deferred contract costs	259	272	–
	481	445	317

[a]	2017/18 includes £325m in respect of the acquisition of Spectrum.
[b]

Other assets comprise prepayments and leasing debtors. Included in prior year comparatives are costs relating to the initial set-up, transition or transformation phase of long-term networked IT services contracts (2018/19: £nil, 2017/18: £145m), which are presented within deferred contract costs following adoption of IFRS 15.

Trade receivables are stated after deducting allowances for doubtful debts, as follows:

	2020 £m	2019 £m	2018 £m
At 1 April	299	375	303
Expense	213	95	129
Utilised	(189)	(165)	(61)
Exchange differences	6	(6)	4
At 31 March	329	299	375

Included within the 2019/20 expense is a £67m increase reflecting increased expected credit losses above our standard provisioning policies as a result of Covid-19. This increase above our standard provisioning policies was recorded as a specific item (note 9).

Note 28 provides further disclosure regarding the credit quality of our gross trade receivables. Trade receivables are due as follows:

			Past due and not specifically impaired
At 31 March	Not past due £m	Trade receivables specifically impaired net of provision £m	Between 0 and 3 months £m	Between 3 and 6 months £m	Between 6 and 12 months £m	Over 12 months £m	Total £m
2020	903	25	308	45	49	45	1,375
2019	1,229	34	371	42	40	16	1,732
2018	1,251	61	293	44	25	67	1,741

Gross trade receivables which have been specifically impaired amounted to £34m (2018/19: £57m, 2017/18: £124m).

Trade receivables not past due and accrued income are analysed below by customer-facing unit.

	Trade receivables not past due			Accrued income
At 31 March	2020 £m	2019 £m	2018 £m	2020 £m	2019 £m	2018 £m
Consumer	353	457	–	1	32	–
Enterprise	139	274	–	3	2	–
Global	409	498	477	–	–	222
Openreach	–	–	61	51	–	67
BT Consumer	–	–	157	–	–	86
EE	–	–	206	–	–	122
Business and Public Sector	–	–	253	–	–	134
Wholesale and Ventures	–	–	92	–	–	145
Other	2	–	5	2	–	1
Total	903	1,229	1,251	57	34	777

Given the broad and varied nature of our customer base, the analysis of trade receivables not past due and accrued income by customer-facing unit is considered the most appropriate disclosure of credit concentrations. Cash collateral held against trade and other receivables amounted to £nil (2018/19: £9m, 2017/18: £6m).

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17. Trade and other receivables continued

Deferred contract costs

Significant accounting policies that apply to deferred contract costs

We capitalise certain costs associated with the acquisition and fulfilment of contracts with customers and amortise them over the period that we transfer the associated services.

Connection costs are deferred as contract fulfilment costs because they allow satisfaction of the associated connection performance obligation and are considered recoverable. Sales commissions and other third party contract acquisition costs are capitalised as costs to acquire a contract unless the associated contract term is less than 12 months, in which case they are expensed as incurred. Capitalised costs are amortised over the minimum contract term. A portfolio approach is used to determine contract term.

Where the initial set-up, transition and transformation phases of long-term contractual arrangements represent distinct performance obligations, costs in delivering these services are expensed as incurred. Where these services are not distinct performance obligations, we capitalise eligible costs as a cost of fulfilling the related service. Capitalised costs are amortised on a straight line basis over the remaining contract term, unless the pattern of service delivery indicates a more appropriate profile. To be eligible for capitalisation, costs must be directly attributable to specific contracts, relate to future activity, and generate future economic benefits. Capitalised costs are regularly assessed for recoverability.

The following table shows the movement on deferred costs:

	Deferred connection costs £m	Deferred contract acquisition costs- commissions £m	Deferred contract acquisition costs- dealer incentives £m	Transition and transformation £m	Total £m
At 1 April 2019	31	86	432	140	689
Additions	10	86	451	21	568
Amortisation	(9)	(75)	(426)	(27)	(537)
Impairment	(1)	(4)	(7)	(21)	(33)
Other	1	1	(1)	(7)	(6)
At 31 March 2020	32	94	449	106	681

18. Trade and other payables

Significant accounting policies that apply to trade and other payables

We initially recognise trade and other payables at fair value, which is usually the original invoiced amount. We subsequently carry them at amortised cost using the effective interest method.

At 31 March	2020 £m	2019 £m	2018 £m

Current
Trade payables	3,889	4,141	3,991
Other taxation and social security	562	564	704
Other payables	498	387	456
Accrued expenses	545	630	492
Deferred income[a]	300	68	1,525
	5,794	5,790	7,168

At 31 March	2020 £m	2019 £m	2018 £m

Non-current
Other payables[b]	18	873	871
Deferred income[a]	736	606	455
	754	1,479	1,326

[a]

Deferred income recognised at 31 March 2020 includes connection fee income recognised on transition to IFRS 16 on 1 April 2019, see note 1. The amount recognised at 31 March 2018 was substantially reclassified to contract liabilities on adoption of IFRS 15 on 1 April 2018. Deferred income includes £94m (2018/19: £51m, 2017/18: £132m) current and £525m (2018/19: £586m, 2017/18: £404m) non-current liabilities relating to the Building Digital UK programme, for which grants received by the group may be subject to re-investment or repayment depending on the level of take-up.

[b]

Other payables recognised in prior years included accruals for rent inflation associated with operating leases. These were reclassified to right-of-use assets on transition to IFRS 16 on 1 April 2019, see note 1.

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Notes to the consolidated financial statements continued

19. Provisions

Our provisions principally relate to obligations arising from property rationalisation programmes, restructuring programmes, asset retirement obligations, network assets, insurance claims, litigation and regulatory risks.

Significant accounting policies that apply to provisions

We recognise provisions when the group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Where these criteria are not met we disclose a contingent liability if the group has a possible obligation, or has a present obligation with an outflow that is not probable or which cannot be reliably estimated. Contingent liabilities are disclosed in note 31.

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Critical accounting estimates and key judgements made in accounting for provisions

We exercise judgement in determining the quantum of all provisions to be recognised. Our assessment includes consideration of whether we have a present obligation, whether payment is probable and if so whether the amount can be estimated reliably.

As part of this assessment, we also assess the likelihood of contingent liabilities occurring in the future. Contingent liabilities are not recognised as liabilities on our balance sheet; they are disclosed in note 31. By their nature, contingencies will be resolved only when one or more uncertain future events occur or fail to occur. We assess the likelihood that a potential claim or liability will arise and also quantify the possible range of financial outcomes where this can be reasonably determined. In estimating contingent liabilities we make key judgements in relation to applicable law and any historical and pending court rulings, and the likelihood, timing and cost of resolution.

Restructuring programmes involve estimation of the direct cost necessary for the restructuring and exclude items that are associated with ongoing activities. The amounts below exclude restructuring costs for which the timing and amount are certain. These are recognised as part of trade and other payables.

In measuring property provisions, we have made estimates of the costs to restore properties upon vacation where this is required under the lease agreements.

Asset retirement obligations (AROs) involve an estimate of the cost to dismantle equipment and restore network sites upon vacation and the timing of the event. The provision represents the group’s best estimate of the amount that may be required to settle the obligation.

Network asset provisions represent our future operational costs and vacant site rentals arising from obligations relating to network share agreements. Costs are expected to be incurred over a period of up to 20 years.

Our regulatory provision represents our best estimate of the cost to settle our present obligation in relation to historical regulatory matters. The charge/credit for the year represents the outcome of management’s re-assessment of the estimates and regulatory risks across a range of issues, including price and service issues. The prices at which certain services are charged are regulated and may be subject to retrospective adjustment by regulators. When estimating the likely value of regulatory risk we make key judgements, including in regard to interpreting Ofcom regulations and past and current claims.

For all risks, the ultimate liability may vary materially from the amounts provided and will be dependent upon the eventual outcome of any settlement.

	Restructuring £m	Property £m	Network ARO £m	Network share £m	Regulatory £m	Litigation £m	Other £m	Total £m
At 31 March 2018	12	294	71	33	320	64	261	1,055
Additions	–	84	102	2	58	3	66	315
Unwind of discount	–	11	2	1	–	–	–	14
Utilised or released	–	(71)	(13)	(9)	(196)	(9)	(109)	(407)
Transfers	(12)	21	–	–	–	27	(7)	29
Exchange differences	–	–	–	–	–	(1)	1	–
At 31 March 2019	–	339	162	27	182	84	212	1,006
IFRS 16 adjustment[a]	–	(183)	(14)	(12)	–	–	–	(209)
At 1 April 2019		156	148	15	182	84	212	797
Additions	–	18	52	88	26	7	70	261
Unwind of discount	–	1	1	–	–	–	–	2
Utilised or released	–	(31)	(22)	(91)	(129)	(14)	(77)	(364)
Transfers[b]	–	–	–	–	–	11	11	22
Exchange differences	–	–	–	–	–	–	1	1
31 March 2020	–	144	179	12	79	88	217	719

[a]

On transition to IFRS 16 on 1 April 2019, all onerous lease provisions were either reclassified to the corresponding right-of-use assets as a proxy for impairment, or were otherwise released to equity as a transition adjustment. See note 1.

[b]	Transfers include £5m on provisions associated with held-for-sale assets during the period. See note 23.

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19. Provisions continued

At 31 March	2020 £m	2019 £m	2018 £m
Analysed as:
Current	288	424	603
Non-current	431	582	452
	719	1,006	1,055

Included within ‘Other’ provisions are contract loss provisions of £10m (2018/19: £25m) relating to the anticipated total losses in respect of certain contracts.

Covid-19 has been considered when identifying and measuring contract loss provisions in line with the accounting policy set out in note 5. We identified £7m of contract loss provisions in respect of revenue contracts that are expected to become loss-making as a result of Covid-19 impacts. This increase above our standard contract loss provisioning policies is recorded as a specific item (note 9).

It is expected that the majority of contract loss provisions will be utilised in the next few years. Although there is a short period remaining to the finalisation of these contracts, there remains uncertainty as to whether potential future changes to key assumptions made when estimating their future losses could have a significant impact. There is no single change in key variables that could materially affect future expected losses on these contracts, but it is reasonably possible there will be a combination of changes in key variables that could have a material impact. Also included in ‘Other’ are amounts provided for constructive obligations arising from insurance claims which will be utilised as the obligations are settled.

20. Retirement benefit plans

Background to BT’s pension plans

The group has both defined benefit and defined contribution retirement benefit plans. The group’s main plans are in the UK and the largest by membership is the BT Pension Scheme (BTPS) which is a defined benefit plan that was closed to new entrants on 31 March 2001. After that date new entrants to BT in the UK have been able to join a defined contribution plan, currently the BT Retirement Saving Scheme (BTRSS), a contract-based arrangement operated by Standard Life.

Sections B and C of the BTPS were closed to future benefit accrual on 30 June 2018 (which represented over 99% of the BTPS active membership at the time) and affected employees were able to join the BTRSS or the BT Hybrid Scheme (BTHS) for future pension accrual. The BTHS, which combines elements of both defined benefit and defined contribution pension schemes, was set up in April 2019 for non-management employees impacted by the closure of the BTPS and was closed to new entrants on 30 September 2019.

EE Limited operates the EE Pension Scheme (EEPS), which has a defined benefit section that was closed to future benefit accrual in 2014 and a defined contribution section which is open to new joiners.

We also have retirement arrangements around the world in line with local markets and culture.

	What are they?	How do they impact BT’s financial statements?

Defined contribution plans

Benefits in a defined contribution plan are linked to:

• contributions paid

• the performance of each individual’s chosen investments

• the form in which individuals choose to take their benefits.

Contributions are paid into an independently administered fund.

The operating charge in respect of defined contribution plans represents the contribution payable by the group (usually a fixed percentage of each employee’s pay).

The group has no exposure to investment and other experience risks.

Defined benefit plans

Benefits in a defined benefit plan are:

• determined by the plan rules, dependent on factors such as age, years of service and pensionable pay

• not dependent upon actual contributions made by the company or members.

The operating charge reflects the increase in the liability resulting from the pension benefit earned by active employees in the current period, the costs of administering the plans and any past service costs/credits such as those arising from curtailments or settlements.

The group is exposed to investment and other experience risks and may need to make additional contributions where it is estimated that the benefits will not be met from regular contributions, expected investment income and assets held.

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Notes to the consolidated financial statements continued

20. Retirement benefit plans continued

Significant accounting policies that apply to retirement benefit plans

Defined benefit plans

The Retirement Benefit Obligations in respect of defined benefit plans is the liability (the present value of all expected future obligations) less the fair value of the plan assets.

The income statement expense is allocated between an operating charge and net finance income or expense.

• The operating charge reflects the increase in the liability resulting from the pension benefit earned by active employees in the current period, the costs of administering the plans and any past service costs/credits such as those arising from curtailments or settlements.

• The net finance income or expense reflects the interest on the Retirement Benefit Obligations recognised in the group balance sheet, based on the discount rate at the start of the year.

Remeasurements of the Retirement Benefit Obligations are recognised in full in the group statement of comprehensive income in the year in which they arise. These comprise the impact on the liabilities of changes in demographic and financial assumptions compared with the start of the year, actual experience being different to those assumptions and the return on plan assets being above or below the amount included in the net pension interest expense.

Defined contribution plans

The income statement expense for the defined contribution pension plans we operate represents the contributions payable for the year.

Amounts in the financial statements

Group income statement

The expense or income arising from all group retirement benefit arrangements recognised in the group income statement is shown below.

Year ended 31 March	2020 £m	2019 £m	2018 £m

Recognised in the income statement before specific items
– Service cost (including administration expenses and PPF levy):
– defined benefit plans	86	135	376
– defined contribution plans	540	476	265
– Past service credit[a]	–	–	(17)
Subtotal	626	611	624

Recognised in the income statement as specific items (note 9)
– Costs to close BT Pension Scheme and provide transition payments[b] for affected employees	22	23	–
– Cost to equalise benefits between men and women[c]	–	26	–
– Net interest expense on pensions deficit included in specific items	145	139	218
Subtotal	167	188	218
Total recognised in the income statement	793	799	842

[a]	Relates to the removal of future indexation obligations following changes to the benefits provided under certain pension plans operating outside the UK in 2017/18.
[b]

All employees impacted by the closure of the BTPS receive transition payments into their BTRSS pot for a period linked to the employee’s age. There was no past service cost or credit on closure due to the assumed past service benefit link as an active member being the same as that assumed for a deferred member.

[c]

In October 2018, a High Court judgement involving the Lloyds Banking Group’s defined benefit pension schemes was handed down, resulting in the group needing to recognise additional liability to equalise benefits between men and women due to GMPs, in common with most UK defined benefit schemes.

Group balance sheet

The Retirement Benefit Obligations in respect of defined benefit plans reported in the group balance sheet are set out below.

	2020			2019
At 31 March	Assets £m	Liabilities £m	Deficit[a] £m	Assets £m	Liabilities £m	Deficit[a] £m
BTPS	52,240	(53,010)	(770)	52,186	(58,855)	(6,669)
EEPS	820	(879)	(59)	816	(997)	(181)
Other plans[b]	411	(722)	(311)	362	(694)	(332)
Retirement Benefit Obligations (gross of tax)	53,471	(54,611)	(1,140)	53,364	(60,546)	(7,182)
Deferred tax asset			175			1,208
Retirement Benefit Obligations (net of tax)			(965)			(5,974)

[a]

BT is not required to limit any pension surplus or recognise additional pensions liabilities in individual plans as economic benefits are available in the form of either future refunds or reductions to future contributions. This is on the basis that IFRIC 14 applies enabling a refund of surplus following the gradual settlement of the liabilities over time until there are no members remaining in the scheme.

[b]

Included in the liabilities of other plans is £150m (2018/19: £101m) related to unfunded pension arrangements. As at 31 March 2020, £8m of pension liabilities in France have been classified as held for sale. Refer to note 23.

Included within trade and other payables in the group balance sheet is £43m (2018/19: £42m) in respect of contributions payable to defined contribution plans.

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20. Retirement benefit plans continued

Movements in defined benefit plan assets and liabilities

The table below shows the movements on the pension assets and liabilities and shows where they are reflected in the financial statements.

	Assets £m	Liabilities £m	Deficit £m
At 31 March 2018	50,956	(57,803)	(6,847)
Service cost (including administration expenses and PPF levy)	(49)	(86)	(135)
Costs to close BT Pension Scheme	(6)	–	(6)
Cost to equalise benefits between men and women due to guaranteed minimum pension (GMP)	–	(26)	(26)
Interest on pension deficit	1,356	(1,495)	(139)
Included in the group income statement			(306)
Return on plan assets above the amount included in the group income statement	1,607	–	1,607
Actuarial loss arising from changes in financial assumptions[a]	–	(3,920)	(3,920)
Actuarial gain arising from changes in demographic assumptions[a]	–	247	247
Actuarial loss arising from experience adjustments[b]	–	(36)	(36)
Included in the group statement of comprehensive income			(2,102)
Regular contributions by employer	43	–	43
Deficit contributions by employer	2,024	–	2,024
Included in the group cash flow statement			2,067
Contributions by employees	1	(1)	–
Benefits paid	(2,564)	2,564	–
Other (e.g. foreign exchange)	(4)	10	6
Other movements			6
At 31 March 2019	53,364	(60,546)	(7,182)
Service cost (including administration expenses and PPF levy)	(66)	(20)	(86)
Interest on pension deficit	1,246	(1,391)	(145)
Included in the group income statement			(231)
Return on plan assets above the amount included in the group income statement	249	–	249
Actuarial gain arising from changes in financial assumptions[a]	–	3,746	3,746
Actuarial gain arising from changes in demographic assumptions[a]	–	498	498
Actuarial gain arising from experience adjustments[b]	–	360	360
Included in the group statement of comprehensive income			4,853
Regular contributions by employer	160	–	160
Deficit contributions by employer	1,274	–	1,274
Included in the group cash flow statement			1,434
Contributions by employees	–	–	–
Benefits paid	(2,764)	2,764	–
Other (e.g. foreign exchange)	8	(22)	(14)
Other movements			(14)
At 31 March 2020	53,471	(54,611)	(1,140)

[a]

The actuarial gain or loss arises from changes in the assumptions used to value the defined benefit liabilities at the end of the year compared with the assumptions used at the start of the year. This includes both financial assumptions, which are based on market conditions at the year end, and demographic assumptions such as life expectancy.

[b]

The actuarial loss or gain arising from experience adjustments on defined benefit liabilities represents the impact on the liabilities of differences between actual experience during the year compared with the assumptions made at the start of the year. Such differences might arise, for example, from members choosing different benefit options at retirement, actual salary increases being different from those assumed or actual benefit increases being different to the pension increase assumption.

How do we value our retirement benefit plans?

Valuation methodology

The Retirement Benefit Obligations are measured as the present value of the estimated future benefit cash flows to be paid by each plan, calculated using the projected unit credit method. These calculations are performed by professionally qualified actuaries.

The expected future benefit payments are based on a number of assumptions including future inflation, retirement ages, benefit options chosen and life expectancy and are therefore inherently uncertain. Actual benefit payments in a given year may be higher or lower, for example if members retire sooner or later than assumed, or take a greater or lesser cash lump sum at retirement than assumed.

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Notes to the consolidated financial statements continued

20. Retirement benefit plans continued

Overview and governance of the BTPS

What is the profile of the BTPS?

At 30 June 2019, the date of the membership data used to value the liabilities, there were 286,000 members in the BTPS. Members belong to one of three sections depending upon the date they first joined the BTPS. The membership is analysed below.

Analysis of BTPS

	Active members		Deferred members	Pensioners	Total
Sections A and B liabilities (£bn)[a]	–		7.2	28.7	35.9
Section C liabilities (£bn)	–		12.8	4.3	17.1
Total IAS 19 liabilities (£bn)	–		20.0	33.0	53.0
Total number of members	–	[b]	81,000	205,000	286,000

[a]	Sections A and B have been aggregated in this table as Section A members have typically elected to take Section B benefits at retirement.
[b]	At 30 June 2019 there are around 50 active members in the BTPS.

The estimated duration of the BTPS liabilities, which is an indicator of the weighted average term of the liabilities, is around 15 years although the benefits payable by the BTPS are expected to be paid over more than 70 years. Whilst benefit payments are expected to increase over the earlier years, the value of the liabilities is expected to reduce.

The chart below illustrates the estimated benefits payable from the BTPS forecast using the IAS 19 assumptions.

What are the benefits under the BTPS?

Benefits earned for pensionable service prior to 1 April 2009 are based upon a member’s final salary and a normal pensionable age of 60.

Between 1 April 2009 and 30 June 2018, Section B and C active members accrued benefits based upon a career average re-valued earnings (CARE) basis and a normal pensionable age of 65. On a CARE basis benefits are built up based upon earnings in each year and the benefit accrued for each year is increased by the lower of inflation or the individual’s actual pay increase in each year to retirement.

Under the Scheme rules the determination of the rate of inflation for statutory minimum rates of revaluation and indexation for the majority of benefits is based upon either the Retail Price Index (RPI) or the Consumer Price Index (CPI) which apply to each category of member as shown below.

	Active members	Deferred members	Pensioners
Section Ba	Benefits accrue on a CARE basis increasing at the lower of RPI or the individual’s actual pensionable pay increase	Preserved benefits are revalued before retirement based upon CPI	Increases in benefits in payment are currently based upon CPI
Section C			Increases in benefits in payment are currently based upon RPI up to a maximum of 5%

[a]	Section A members have typically elected to take Section B benefits at retirement.

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20. Retirement benefit plans continued

How is the BTPS governed and managed?

BT Pension Scheme Trustees Limited (the Trustee) has been appointed by BT as an independent trustee to administer and manage the BTPS on behalf of the members in accordance with the terms of the BTPS Trust Deed and Rules and relevant legislation (principally the Pension Schemes Act 1993, the Pensions Act 1995 and the Pensions Act 2004).

Under the terms of the Trust Deed there are nine Trustee directors, all of whom are appointed by BT, as illustrated below. Trustee directors are usually appointed for a three-year term but are then eligible for re-appointment.

BTPS assets

Critical accounting judgements and key estimates made when valuing our pension assets

Under IAS19, plan assets must be valued at the bid market value at the balance sheet date. Our pension assets include quoted and unquoted investments. A portion of unquoted investments are valued based on inputs that are not directly observable, which require more judgement. The assumptions used in valuing unquoted investments are affected by current market conditions and trends which could result in changes in fair value after the measurement date.

Valuation of main quoted investments

• Equities listed on recognised stock exchanges are valued at closing bid prices.

• Bonds that are regularly traded are valued using broker quotes.

• Exchange traded derivative contracts are valued based on closing bid prices.

Valuation of main unquoted investments (prior to estimated adjustments)

• Equities are valued using the IPEVC guidelines where the most significant assumptions are the discount rate and earnings assumptions.

•  Property investments are valued on the basis of open market value by an independent valuer. The significant assumptions used in the valuation are rental yields and occupancy rates. In light of the negative impact of the Covid-19 pandemic on financial markets, the independent valuers included material uncertainty clauses in respect of £2bn of the UK Property asset valuations. The directors still consider these valuations to be the best estimate of the valuation of the Property investments, but there is a higher degree of uncertainty compared to previous years.

• Bonds that are not regularly traded are valued by an independent valuer using pricing models making assumptions for credit risk, market risk and market yield curves.

• Over the counter derivatives are valued by an independent valuer using cashflows discounted at market rates. The significant assumptions used in the valuation are the yield curves and cost of carry.

• Holdings in investment funds are valued at fair value which is typically the Net Asset Value provided by the fund administrator or investment manager. The significant assumption used in the valuation is the Net Asset Value.

• Infrastructure investments are valued by an independent valuer using a model-based valuation such as a discounted cash flow approach. The significant assumptions used in the valuation are the discount rate and the expected cash flows.

• The value of the longevity insurance contract held by the BTPS is measured by discounting the projected cash flows payable under the contract (projected by an actuary, consistent with the terms of the contract). The significant assumptions used to value the asset are the discount rate and the mortality assumptions.

Estimated adjustments to the valuation of main unquoted investments

Under IAS 19, around £6bn of these unquoted assets have been initially measured using the most recent valuations, adjusted for cash movements between the last valuation date and 31 March 2020. As the latest valuations for these assets precede the negative impact of the Covid-19 pandemic on financial markets, we have applied an estimated adjustment by reference to either market indices or estimated 31 March 2020 valuations provided by the portfolio investment manager.

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Notes to the consolidated financial statements continued

20. Retirement benefit plans continued

The overall effect of this adjustment has reduced the valuation of illiquid assets by £0.5bn, and is reflected in the final IAS 19 position at 31 March 2020. Whilst intended to capture material market driven asset valuation movements in the period to 31 March 2020, the calculation of this estimated adjustment contains additional uncertainty over that of the formal valuation process for these assets.

Asset allocation

The allocation of assets between different classes of investment is reviewed regularly and is a key factor in the Trustee’s investment policy. The allocations reflect the Trustee’s views on the appropriate balance to be struck between seeking returns and incurring risk, and on the extent to which the assets should be allocated to match liabilities. Current market conditions and trends are regularly assessed which may lead to adjustments in the asset allocation.

The fair value of the assets of the BTPS analysed by asset category are shown below. These are subdivided by assets that have a quoted market price in an active market and those that do not (such as investment funds).

		2020[a]				2019[a]
		Assets prior to estimated adjustments £bn	Total assets[b] £bn	of which quoted[c] £bn	Total %	Total assets £bn	of which quoted[c] £bn	Total %

Growth
Equities	UK	0.3	0.3	0.3	1	0.5	0.4	1
	Overseas developed	6.7	6.7	5.6	13	7.7	7.3	15
	Emerging markets	1.0	1.0	1.0	2	1.1	1.1	2
Private Equity		1.6	1.3	–	2	1.5	–	3
Property	UK	3.5	3.5	–	7	3.5	–	7
	Overseas	1.1	1.1	–	2	1.1	–	2
Other growth assets	Absolute Return[d]	1.2	1.2	–	2	1.2	–	2
	Non Core Credit[e]	4.4	4.2	1.0	8	3.8	1.1	7
	Mature Infrastructure	1.5	1.5	–	3	1.4	–	3

Liability matching
Government bonds	UK	13.9	13.9	13.9	27	13.2	13.2	25
Investment grade credit	Global	14.4	14.4	10.1	28	14.3	10.1	27

Cash, derivatives and other
Cash balances		2.3	2.3	–	4	2.7	–	5
Longevity insurance contract[f]		(0.8)	(0.8)	–	(2)	(0.7)	–	(1)
Other[g]		1.6	1.6	–	3	0.9	–	2
Total		52.7	52.2	31.9	100	52.2	33.2	100

[a]	At 31 March 2020, the Scheme did not hold any equity issued by the group (2018/19: nil). The Scheme also held £1,867m (2018/19: £2,154m) of bonds issued by the group.
[b]

Includes an estimated adjustment to assets where the latest valuation precedes the negative impact of the Covid-19 pandemic on financial markets. The calculation of this estimated adjustment contains additional uncertainty over that of the formal valuation process for these assets.

[c]	Assets with a quoted price in an active market.
[d]

This allocation seeks to generate returns irrespective of the direction of markets. Managers within this allocation will typically manage their portfolios without close regard to a specific market benchmark.

[e]

This allocation includes a range of credit investments, including emerging market, sub-investment grade and unrated credit. The allocation seeks to exploit investment opportunities within credit markets using the expertise of a range of specialist investment managers.

[f]

The Trustee has hedged some of the Scheme’s longevity risk through a longevity insurance contract which was entered into in 2014. The value reflects experience to date on the contract from higher than expected deaths. This amount partly offsets a reduction which has been recognised in the Scheme’s liabilities.

[g]	Includes collateral posted in relation to derivatives held by the Scheme.

BTPS Liabilities

Critical accounting judgements and key estimates made when valuing our pension liabilities

The measurement of the service cost and the liabilities involves judgements about uncertain events including the life expectancy of the members, price inflation and discount rates used to calculate the net present value of the future pension payments. We use estimates for all of these uncertain events. Our assumptions reflect historical experience, external advice and our judgement regarding future expectations at the balance sheet date.

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20. Retirement benefit plans continued

The table below summarises the approach used to set the key IAS 19 assumptions for the BTPS.

Approach to set the assumption

Discount rate

IAS 19 requires that the discount rate is determined by reference to market yields at the reporting date on high quality corporate bonds. The currency and term of these should be consistent with the currency and estimated term of the pension obligations.

The assumption is calculated by applying the projected BTPS benefit cash flows to a corporate bond yield curve constructed by our external actuary based on the yield on AA-rated corporate bonds.

In setting the yield curve, judgement is required on the selection of appropriate bonds to be included in the universe and the approach used to then derive the yield curve.

RPI and CPI inflation

The RPI inflation assumption is set using an inflation curve derived from market yields on government bonds, weighted by projected BTPS benefit cash flows, and making an adjustment for an inflation risk premium (to reflect the extra premium paid by investors for inflation protection), which we currently assume to be 20bps.

CPI is assessed at a margin below RPI taking into account market forecasts and independent estimates of the expected difference.

A consultation on the future of Retail Prices Index (RPI) launched in March 2020 has created uncertainty around future expectations of RPI and CPI and therefore the measurement of the pension liabilities at 31 March 2020. The consultation considers aligning RPI with CPIH at a point between 2025 and 2030. We estimate that 60% of the impact of aligning RPI with CPIH from 2030 is reflected in the value of RPI-linked assets at 31 March 2020 and we have amended our long-term RPI and CPI assumptions accordingly. Additional developments could lead to further changes to our inflation assumptions and/or asset valuations at future reporting dates.

Pension increases	Benefits are assumed to increase in line with the RPI or CPI inflation assumptions, based on the relevant index for increasing benefits, as prescribed by the rules of the BTPS and summarised above.

Longevity

The longevity assumption takes into account:

• the actual mortality experience of the BTPS pensioners, based on a formal review conducted at the 2014 triennial funding valuation

• future improvements in longevity based on a model published by UK actuarial profession’s Continuous Mortality Investigation (using the CMI 2018 Mortality Projections model with a 1.25% per year long-term improvement parameter).

The key financial assumptions used to measure the liabilities of the BTPS are shown below.

	Nominal rates (per year)			Real rates (per year)[a]
At 31 March	2020	2019	2018	2020	2019	2018
Rate used to discount liabilities	2.45%	2.35%	2.65%	(0.15)%	(0.87)%	(0.44)%
Inflation – increase in RPI	2.60%	3.25%	3.10%	–%	–%	–%
Inflation – increase in CPI	2.10%[b]	2.25%[c]	2.00%[d]	(0.5)%[b]	(1.0)%[c]	(1.1)%[d]

[a]	The real rate is calculated relative to RPI inflation.
[b]	Assumed to be 0.4% lower until 31 March 2030.
[c]	Assumed to be 0.1% lower until 31 March 2023.
[d]	Assumed to be 0.1% higher until 31 March 2023.

The BTPS represents over 97% of the group’s pension liabilities. While the financial assumptions may vary for each scheme, the nominal financial assumptions weighted by liabilities across all schemes are equal to the figures shown in the table above (to the nearest 0.05%).

Based on the IAS 19 longevity assumptions, the forecast life expectancies for BTPS members aged 60 are as follows:

	2020	2019
At 31 March	Number of years	Number of years
Male in lower pay bracket	25.4	25.7
Male in medium pay bracket	26.7	27.0
Male in higher pay bracket	28.1	28.5
Female in lower pay bracket	28.1	28.5
Female in higher pay bracket	28.4	28.7
Average improvement for a member retiring at age 60 in 10 years’ time	0.7	0.7

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Notes to the consolidated financial statements continued

20. Retirement benefit plans continued

Risks underlying the assumptions

Background

The BTPS faces similar risks to other UK DB schemes: things like future low investment returns, high inflation, longer life expectancy and regulatory changes may all mean the BTPS becomes more of a financial burden. Further details are set out on page 59.

Changes in external factors, such as interest rates, can have an impact on the IAS 19 assumptions, impacting the measurement of BTPS liabilities. These factors can also impact the Scheme assets. The BTPS hedges some of these risks, including longevity and currency using financial instruments and insurance contracts.

Some of the key financial risks, and mitigations, for the BTPS are set out in the table below.

Changes in corporate and government bond yields	A fall in yields on AA-rated corporate bonds, used to set the IAS 19 discount rate, will lead to an increase in the IAS 19 liabilities.
The BTPS’s assets include corporate bonds, government bonds and interest rate derivatives which are expected to partly offset the impact of movements in the discount rate. However, yields on these assets may diverge compared with the discount rate in some scenarios.

Changes in inflation expectations	A significant proportion of the benefits paid to members are currently increased in line with RPI or CPI inflation. An increase in long-term inflation expectations will lead to an increase in the IAS 19 liabilities.
The BTPS’s assets include index-linked government bonds and inflation derivatives which are expected to largely offset the impact of movements in inflation expectations.

Changes in growth assets	A significant proportion of the BTPS assets are invested in growth assets, such as equities and property. Although the BTPS has temporary hedges in place to partly offset the impact of a fall in equity markets, a fall in these growth assets will lead to a worsening of the IAS 19 deficit.

Changes in life expectancy	An increase in the life expectancy of members will result in benefits being paid out for longer, leading to an increase in the BTPS liabilities.
The BTPS holds a longevity insurance contract which covers around 25% of the BTPS’s total exposure to improvements in longevity, providing long-term protection and income to the BTPS in the event that members live longer than currently expected.

The future of RPI

If RPI is aligned with CPIH in the future it could lead to a fall in long-term RPI of around 1%. At 31 March 2020, we estimate that 60% of the impact of aligning RPI with CPIH from 2030 is reflected in the value of RPI-linked assets. Full alignment from 2030 would therefore reduce RPI inflation expectations from 2030 by 0.4%.

This change would reduce the value of the RPI-linked pension liabilities by around £0.4bn. However, the value of the scheme’s RPI-linked assets would also be negatively impacted (assuming no compensation is provided to asset holders) by around £1.4bn. The result would be a net increase in the IAS 19 deficit of around £1bn.

If the alignment of RPI with CPIH is carried out earlier, the impact on the deficit will be greater.

Other risks include: volatile asset returns (ie where asset returns differ from the discount rate); changes in legislation or regulation which impact the value of the liabilities or assets; and member take-up of options before and at retirement to reshape their benefits.

Scenario analysis

The potential negative impact of the key risks is illustrated as the following five scenarios. These have been assessed by BT’s independent actuary as scenarios that might occur no more than once in every 20 years.

Scenario

	1-in-20 events
	2020		2019
1. Fall in bond yields[a]	1.1%		1.1%
2. Increase in credit spreads only	0.7%		N/A
3. Increase to inflation rate[b]	0.7%		0.7%
4. Fall in growth assets [c]	20.0%		N/A
5. Increase to life expectancy	1.25	years	1.25	years

[a]	Scenario assumes a fall in the yields on both government and corporate bonds.
[b]	Assuming RPI, CPI, pension increases and salary increases all increase by the same amount.
[c]	Impact includes the potential impact of temporary equity hedges held by the Scheme.

The impact shown under each scenario looks at each event in isolation – in practice a combination of events could arise.

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20. Retirement benefit plans continued

Impact of illustrative scenarios which might occur no more than once in every 20 years

The sensitivities have been prepared using the same approach as 2018/19 which involves calculating the liabilities and assets assuming the change in market conditions assumed under the scenario occurs.

BTPS funding

Triennial funding valuation

The triennial valuation is carried out for the Trustee by a professionally qualified independent actuary. The purpose of the valuation is to design a funding plan to ensure that the BTPS has sufficient funds available to meet future benefit payments. The latest funding valuation was performed as at 30 June 2017. The next funding valuation will have an effective date of no later than 30 June 2020.

The valuation methodology for funding purposes, which is based on prudent assumptions, is broadly as follows:

•	Assets are valued at market value at the valuation date.

•	Liabilities are measured on an actuarial funding basis using the projected unit credit method and discounted to their present value.

The results of the two most recent triennial valuations are shown below.

	June 2017 valuation £bn	June 2014 valuation £bn
BTPS liabilities	(60.4)	(47.2)
Market value of BTPS assets	49.1	40.2
Funding deficit	(11.3)	(7.0)
Percentage of accrued benefits covered by BTPS assets at valuation date	81.3%	85.2%
Percentage of accrued benefits on a solvency basis covered by the BTPS assets at the valuation date	62.2%	63.0%

Key assumptions – funding valuation

These valuations were determined using the following prudent long-term assumptions.

	Nominal rates (per year)		Real rates (per year)[a]
	June 2017 valuation %	June 2014 valuation %	June 2017 valuation %	June 2014 valuation %
Average single equivalent discount rate	2.6	4.5	(0.8)	1.0
Average long-term increase in RPI	3.4	3.5	–	–
Average long-term increase in CPI	2.4	2.5	(1.0)	(1.0)

[a]	The real rate is calculated relative to RPI inflation and is shown as a comparator.

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Notes to the consolidated financial statements continued

20. Retirement benefit plans continued

The discount rate at 30 June 2017 was derived from prudent return expectations above a risk-free yield curve based on gilt and swap rates. The discount rate reflects views of future returns at the valuation date, allowing for the Scheme to hold 45% of its investments in growth assets initially, before de-risking to a low risk investment approach by 2034. This gives a prudent discount rate of 1.4% per year above the yield curve initially, trending down to 0.7% per year above the curve in the long-term. The assumption is equivalent to using a flat discount rate of 1.0% per year above the risk-free yield curve at the valuation date.

The average life expectancy assumptions at the valuation dates, for members 60 years of age, are as follows.

Number of years from valuation date	June 2017 assumptions	June 2014 assumptions
Male in lower pay bracket	25.9	26.1
Male in medium pay bracket	27.2	27.5
Male in high pay bracket	28.6	29.0
Female in lower pay bracket	28.6	28.9
Female in high pay bracket	28.9	29.2
Average improvement for a member retiring at age 60 in 10 years’ time	0.9	1.3

Changes in the funding position

The impact of changes in market conditions on the funding liabilities may differ from the impact on the IAS 19 liabilities. The estimated impact of the scenarios illustrated on page 169 on the funding liabilities is shown in the chart below.

Payments made to the BTPS

Year ended 31 March	2020 £m	2019 £m
Ordinary contributions	118	33
Deficit contributions	1,250	2,000
Total contributions in the year	1,368	2,033

Future funding obligations and recovery plan

Under the terms of the Trust Deed, the group is required to have a funding plan, determined at the conclusion of the triennial funding valuation, which is a legal agreement between BT and the Trustee and should address the deficit over a maximum period of 20 years.

In May 2018, the 2017 triennial funding valuation was finalised, agreed with the Trustee and certified by the Scheme Actuary. The funding deficit at 30 June 2017 was £11.3bn. The deficit was agreed to be met over a 13 year period, with the remaining payments shown in the table below.

BT is scheduled to make future deficit payments to the BTPS in line with the table below.

Year to 31 March	2021		2022		2023	2024	2025	2026	2027	2028	2029	2030
Deficit contribution (£m)	900	[a]	900	[b]	907	907	907	907	907	907	907	907

[a]	£400m payable by 30 June 2020.
[b]	£200m payable by 30 June 2021.

Based on the 2017 funding valuation agreement, the group expects to make contributions of approximately £960m to the BTPS in 2020/21, comprising of contributions of approximately £60m for expenses and future accrual and deficit contributions of £900m.

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20. Retirement benefit plans continued

Other protections

The 2017 funding agreement with the Trustee included additional features for BT to provide support to the BTPS. These include:

Feature	Detail

Shareholder distributions

BT will provide additional payments to the BTPS by the amount that shareholder distributions exceed a threshold. The threshold allows for 10% per year dividend per share growth plus £200m per year of share buybacks on a cumulative basis.

This will apply until 30 June 2021, or until the finalisation of the next valuation if earlier.

BT will also consult with the Trustee if it considers share buybacks in excess of £200m per year or making a special dividend. This obligation is on-going until otherwise terminated.

Material corporate events

In the event that BT generates net cash proceeds greater than £1.0bn from disposals (net of acquisitions) in any 12-month period ending 30 June, BT will make additional contributions to the BTPS equal to one third of those net cash proceeds. This obligation applies until the next valuation is signed.

BT will consult with the Trustee if:

• it considers making acquisitions with a total cost of more than £1.0bn in any 12-month period; or

• it considers making disposals of more than £1.0bn; or

• it considers making a Class 1 transaction (acquisition or disposal); or

• it is subject to a takeover offer.

This obligation is on-going until otherwise terminated.

BT will advise the Trustee should there be other material corporate events which would materially impact BT’s covenant to the BTPS. This obligation is on-going until otherwise terminated.

Negative pledge

A negative pledge that future creditors will not be granted superior security to the BTPS in excess of a £1.5bn threshold, to cover both British Telecommunications plc and BT Group plc.

This provision applies until the deficit reduces to below £2.0bn at any subsequent funding valuation.

In the highly unlikely event that the group were to become insolvent there are additional protections of BTPS members’ benefits:

Feature	Detail

Crown Guarantee

The Crown Guarantee was granted by the Government when the group was privatised in 1984 and would only come into effect upon the insolvency of BT.

The Trustee brought court proceedings to clarify the scope and extent of the Crown Guarantee. The Court of Appeal judgement on 16 July 2014 established that:

• the Crown Guarantee covers BT’s funding obligation in relation to the benefits of members of the BTPS who joined post-privatisation as well as those who joined pre-privatisation (subject to certain exceptions)

• the funding obligation to which the Crown Guarantee relates is measured with reference to BT’s obligation to pay deficit contributions under the rules of the BTPS.

The Crown Guarantee is not taken into account for the purposes of the actuarial valuation of the BTPS and is an entirely separate matter, only being relevant in the highly unlikely event that BT became insolvent.

Pension Protection Fund (PPF)	Further protection is also provided by the Pension Protection Fund which is the fund responsible for paying compensation in schemes where the employer becomes insolvent.

BT Group plc Annual Report 2020
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Notes to the consolidated financial statements continued

20. Retirement benefit plans continued

Other benefit plans

In addition to the BTPS, the group maintains benefit plans around the world with a focus on these being appropriate for the local market and culture.

EEPS

The EEPS is the second largest defined benefit plan sponsored by the group. It has a defined benefit section that is closed to future accrual, with liabilities of around £0.9bn, and a defined contribution section with around 9,000 members.

At 31 March 2020, the defined benefit section’s assets are invested across a number of asset classes including global equities (20%), property & illiquid alternatives (25%), an absolute return portfolio (23%) and a liability driven investment portfolio (32%).

The most recent triennial valuation of the defined benefit section was performed as at 31 December 2018 and agreed in March 2020. This showed a funding deficit of £161m. The group is scheduled to contribute £3.3m each month until 31 July 2022.

BTRSS

The BTRSS is the largest defined contribution plan maintained by the group with around 67,000 active members. In the year to 31 March 2020, £460m of contributions were payable by the group to the BTRSS.

BTHS

The BTHS combines elements of both defined benefit and defined contribution pension schemes. It was set up in April 2019 for non-management employees impacted by the closure of the BTPS and was closed to new entrants on 30 September 2019. At 31 March 2020 it had liabilities of around £12m.

21. Own shares

Significant accounting policies that apply to own shares

Own shares are recorded at cost and deducted from equity. When shares held for the beneficial ownership of employees vest unconditionally or are cancelled they are transferred from the own shares reserve to retained earnings at their weighted average cost.

	Treasury shares[a]		Employee share ownership trust[a]		Total
	millions	£m	millions	£m	millions	£m
At 31 March 2018	46	(145)	12	(41)	58	(186)
Own shares purchased[b]	–	–	5	(9)	5	(9)
Share options exercised[b]	(1)	2	–	–	(1)	2
Executive share awards vested	–	–	(8)	26	(8)	26
At 1 April 2019	45	(143)	9	(24)	54	(167)
Own shares purchased[b]	41	(80)	3	(6)	44	(86)
Share options exercised[b]	–	–	–	–	–	–
Executive share awards vested	–	–	(8)	22	(8)	22
Conversion of ADR shares[c]	–	–	3	(6)	3	(6)
At 31 March 2020	86	(223)	7	(14)	93	(237)

[a]

At 31 March 2020, 85,921,056 shares (2018/19: 45,308,559) with an aggregate nominal value of £4m (2018/19: £2m) were held at cost as treasury shares and 7,255,789 shares (2018/19: 9,021,714) with an aggregate nominal value of £nil (2018/19: £nil) were held in the Trust.

[b]

See group cash flow statement on page 128. The cash paid for the repurchase of ordinary shares was £86m (2018/19: £9m). The cash received for proceeds on the issue of treasury shares was £2m (2018/19: £5m).

[c]	Conversion of American depositary receipts to ordinary shares following delisting from the NYSE and termination of BT’s ADR programme from the US Securities Exchange Commission registration.

The treasury shares reserve represents BT Group plc shares purchased directly by the group. The BT Group Employee Share Ownership Trust (the Trust) also purchases BT Group plc shares.

The treasury shares and the shares in the Trust are being used to satisfy our obligations under employee share plans. Further details on these plans are provided in note 22.

BT Group plc Annual Report 2020	Financial statements
173

22. Share-based payments

Significant accounting policies that apply to share-based payments

We operate a number of equity-settled share-based payment arrangements, under which we receive services from employees in consideration for equity instruments (share options and shares) of the group. Equity-settled share-based payments are measured at fair value at the date of grant. Market-based performance criteria and non-vesting conditions (for example, the requirement for employees to make contributions to the share purchase programme) are reflected in this measurement of fair value. The fair value determined at the grant date is recognised as an expense on a straight line basis over the vesting period, based on the group’s estimate of the options or shares that will eventually vest and adjusted for the effect of non market-based vesting conditions. Fair value is measured using either the Binomial options pricing model or Monte Carlo simulations, whichever is more appropriate to the share-based payment arrangement.

Service and performance conditions are vesting conditions. Any other conditions are non-vesting conditions which have to be taken into account to determine the fair value of equity instruments granted. In the case that an award or option does not vest as a result of a failure to meet a non-vesting condition that is within the control of either counterparty, this is accounted for as a cancellation. Cancellations are treated as accelerated vesting and all remaining future charges are immediately recognised in the income statement. As the requirement to save under an employee save share arrangement is a non-vesting condition, employee cancellations, other than through a termination of service, are treated as an accelerated vesting.

No adjustment is made to total equity for awards that lapse or are forfeited after the vesting date.

Year ended 31 March	2020 £m	2019 £m	2018 £m
Employee Saveshare Plans	36	38	42
Executive Share Plans:
Incentive Share Plan (ISP)	16	6	16
Deferred Bonus Plan (DBP)	7	6	4
Retention Share Plan (RSP)	9	17	21
Other plans	4	–	1
	72	67	84

What share incentive arrangements do we have?

Our plans include savings-related share option plans for employees and those of participating subsidiaries, further share option plans for selected employees and a stock purchase plan for employees in the US. We also have several share plans for executives. All share-based payment plans are equity-settled. Details of these plans is set out below.

Employee Saveshare Plans

Under an HMRC-approved savings-related share option plan, employees save on a monthly basis, over a three or five-year period, towards the purchase of shares at a fixed price determined when the option is granted. This price is set at a 20% discount to the market price for five-year plans and 10% for three-year plans. The options must be exercised within six months of maturity of the savings contract, otherwise they lapse. Similar plans operate for our overseas employees.

Yourshare

We have announced a new share incentive plan under which people who were employees of the group at 31 December 2019 will be awarded £500 of BT shares in June 2020. The shares will be held in trust for a 3 year vesting period after which they will be transferred to employees, providing they have been continuously employed during that time.

Incentive Share Plan (ISP)

Under the ISP, participants are entitled to the shares in full at the end of a three-year period only if the company has met the relevant pre-determined corporate performance measures and if the participants are still employed by the group. For ISP awards granted in 2019/20, 2018/19 and 2017/18: 40% of each award is linked to a total shareholder return (TSR) target for a comparator group of companies from the beginning of the relevant performance period; 40% is linked to a three-year cumulative normalised free cash flow measure; and 20% to growth in underlying revenue.

Deferred Bonus Plan (DBP)

Under the DBP, awards are granted annually to selected employees. Shares in the company are transferred to participants at the end of three years if they continue to be employed by the group throughout that period.

Retention Share Plan (RSP)

Under the RSP, awards are granted to selected employees. Shares in the company are transferred to participants at the end of a specified retention period if they continue to be employed by the group throughout that period.

Under the terms of the ISP, DBP and RSP, dividends or dividend equivalents earned on shares during the conditional periods are reinvested in company shares for the potential benefit of the participants.

BT Group plc Annual Report 2020
174

Notes to the consolidated financial statements continued

22. Share-based payments continued

Employee Saveshare Plans

Movements in Employee Saveshare options are shown below.

	Number of share options			Weighted average exercise price
Year ended 31 March	2020	2019	2018	2020	2019	2018
	millions	millions	millions	pence	pence	pence
Outstanding at 1 April	190	175	189	254	306	313
Granted	107	80	69	168	175	250
Forfeited	(50)	(44)	(41)	251	298	328
Exercised	–	(1)	(30)	174	247	169
Expired	(33)	(20)	(12)	318	294	353
Outstanding at 31 March	214	190	175	202	254	306
Exercisable at 31 March	–	–	–	319	249	320

The weighted average share price for all options exercised during 2019/20 was 203p (2018/19: 249p, 2017/18: 311p).

The following table summarises information relating to options outstanding and exercisable under Employee Saveshare plans at 31 March 2020.

Normal dates of vesting and exercise (based on calendar years)	Exercise price per share	Weighted average exercise price	Number of outstanding options millions	Weighted average remaining contractual life
2020	243p – 397p	302p	26	10 months
2021	170p – 376p	228p	34	22 months
2022	164p – 353p	200p	58	34 months
2023	170p	170p	35	46 months
2024	164p	164p	61	58 months
Total		202p	214	34 months

Executive share plans

Movements in executive share plan awards during 2019/20 are shown below:

	Number of shares (millions)
	ISP	DBP	RSP	Total
At 31 March 2019	74	8	11	93
Awards granted	34	5	8	47
Awards vested	–	(2)	(6)	(8)
Awards lapsed	(25)	–	(1)	(26)
Dividend shares reinvested	8	1	1	10
At 31 March 2020	91	12	13	116

Fair values

The following table summarises the fair values and key assumptions used for valuing grants made under the Employee Saveshare plans and ISP in 2019/20, 2018/19 and 2017/18.

	2020		2019		2018
Year ended 31 March	Employee Saveshare	ISP	Employee Saveshare	ISP	Employee Saveshare	ISP
Weighted average fair value	39p	152p	41p	156p	56p	202p
Weighted average share price	206p	202p	208p	211p	296p	281p
Weighted average exercise price of options granted	168p	n/a	175p	n/a	250p	n/a
Expected dividend yield	4.16% – 5.01%	n/a	3.47% – 3.83%	n/a	3.12% – 3.21%	n/a
Risk free rates	0.55% – 0.63%	0.7%	0.74% – 1.07%	0.7%	0.1% – 0.2%	0.2%
Expected volatility	25.0% – 28.1%	24.3%	23.3% – 25.8%	23.5%	23.1% – 24.3%	23.6%

Employee Saveshare grants are valued using a Binomial options pricing model. Awards under the ISP are valued using Monte Carlo simulations. TSRs are generated for BT and the comparator group at the end of the three-year performance period, using each company’s volatility and the cross correlation between pairs of stocks.

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175

22. Share-based payments continued

Volatility has been determined by reference to BT’s historical volatility which is expected to reflect the BT share price in the future. An expected life of six months after vesting date is assumed for Employee Saveshare options. For all other awards the expected life is equal to the vesting period. The risk-free interest rate is based on the UK gilt curve in effect at the time of the grant, for the expected life of the option or award.

The fair values for the DBP and RSP were determined using the market price of the shares at the grant date. The weighted average share price for DBP awards granted in 2019/20 was 195p (2018/19: 209p, 2017/18: 282p) and for RSP awards granted in 2019/20 177p (2018/19: 217p, 2017/18: 282p).

23. Assets and liabilities classified as held for sale

Assets and liabilities held for sale at 31 March 2020 relate to our domestic operations in France, our domestic operations in Spain and selected domestic operations and infrastructure in 16 countries in Latin America. All of these divestments are part of the Global segment and are expected to complete in financial year 2020/21. The disposal of these operations is in line with our strategy.

The disposals do not meet the definition of a discontinued operation per IFRS 5.

For operations that are classified as held for sale, impairment testing requires management to determine whether the carrying value of the disposal groups can be supported by the fair value less costs to sell. For each of the transactions which have been classified as ‘held for sale’ at 31 March 2020 we have agreed a selling price with a prospective purchaser which we have used as the fair value for the impairment test, which is classified as Level 3 on the fair value hierarchy. An impairment charge of £37m was recognised in relation to the France divestment and a charge of £90m was recognised in relation to the Latin America divestment. These impairment charges have been recognised as a specific item, see note 9. Our domestic operations in Spain are expected to be sold at a profit and therefore no impairment has been recognised on classification as held for sale.

The disposal groups were stated at fair value less costs to sell and comprised the following assets and liabilities:

At 31 March 2020	£m

Assets
Intangible assets	35
Property, plant and equipment	37
Right-of-use assets	34
Trade and other receivables	87
Contract assets	8
Deferred tax assets	4
Inventories	1
Current tax receivable	19
Cash and cash equivalents	43
Assets held for sale	268

Liabilities
Trade and other payables	104
Contract liabilities	28
Lease liabilities	62
Current tax liabilities	4
Retirement benefit obligations	8
Provisions	5
Liabilities held for sale	211

24. Investments

Significant accounting policies that apply to investments

Investments classified as amortised cost

These investments are measured at amortised cost. Any gain or loss on derecognition is recognised in the income statement.

Investments classified as fair value through profit and loss

These investments are initially recognised at fair value plus direct transaction costs. They are re-measured at subsequent reporting dates to fair value and changes are recognised directly in the income statement.

Equity instruments classified as fair value through other comprehensive income

We have made an irrevocable election to present changes in the fair value of equity investments that are not held for trading in other comprehensive income. All gains or losses are recognised in other comprehensive income and are not reclassified to the income statement when the investments are disposed of, aside from dividends which are recognised in the income statement when our right to receive payment is established. Equity investments are recorded in non-current assets unless they are expected to be sold within one year.

BT Group plc Annual Report 2020
176

Notes to the consolidated financial statements continued

24. Investments continued

IFRS 9 was applied for the first time on 1 April 2018 and introduced new classifications for financial instruments, including investments. Under IAS 39, we classified investments as available-for-sale, loans and receivables, and fair value through profit or loss. On transition to IFRS 9 we reclassified them as fair value through other comprehensive income, fair value through profit or loss, and amortised cost. The current year and 2019 figures in the following tables reflect the classifications under IFRS 9, and the 2018 figures reflect the previous classifications under IAS 39.

At 31 March	2020 £m	2019 £m	2018 £m

Non-current assets
Fair value through other comprehensive income	9	48	–
Available-for-sale	–	–	46
Fair value through profit or loss	11	6	7
	20	54	53

Current assets
Available-for-sale	–	–	2,575
Investments held at amortised cost	5,092	3,214	–
Loans and receivables	–	–	447
	5,092	3,214	3,022

Investments held at amortised cost consist of investments previously classified as loans and receivables and relate to money market investments denominated in sterling of £4,181m (2018/19: £2,687m, 2017/18: £416m), in US dollars of £29m (2018/19: £26m, 2017/18: £27m) in euros of £882m (2018/19: £499m, 2017/18: £nil) and in other currencies £nil (2018/19: £2m, 2017/18: £4m). Within these amounts are investments in liquidity funds of £4,209m (2018/19: £2,522m). In 2017/18, investments in liquidity funds of £2,575m were classified as available-for-sale.

Fair value estimation

Fair value hierarchy At 31 March 2020	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m

Non-current and current investments
Fair value through other comprehensive income	–	–	9	9
Fair value through profit or loss	11	–	–	11
Total	11	–	9	20

Fair value hierarchy At 31 March 2019	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m

Non-current and current investments
Fair value through other comprehensive income	38	–	10	48
Fair value through profit or loss	6	–	–	6
Total	44	–	10	54

Fair value hierarchy At 31 March 2018	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m

Non-current and current investments
Available-for-sale	32	2,575	14	2,621
Fair value through profit or loss	7	–	–	7
Total	39	2,575	14	2,628

The three levels of valuation methodology used are:

Level 1 – uses quoted prices in active markets for identical assets or liabilities.

Level 2 – uses inputs for the asset or liability other than quoted prices that are observable either directly or indirectly.

Level 3 – uses inputs for the asset or liability that are not based on observable market data, such as internal models or other valuation methods.

Level 1 investments, classified as fair value through other comprehensive income, were sold in 2019/20. The fair value gain was reclassified from fair value reserve to profit and loss reserve after disposal, see note 29.

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177

24. Investments continued

Level 2 balances disclosed in 2018 consist of investments classified as available-for-sale and relating to liquidity funds denominated in sterling of £2,180m, and in euros of £395m. Their fair value was calculated by using notional currency amounts adjusted by year end spot exchange rates. These have been reclassified on adoption of IFRS 9 and are now held at amortised cost.

Level 3 balances consist of investments classified as fair value through other comprehensive income (classified as available-for-sale in 2018) of £9m (2018/19: £10m, 2017/18: £14m) which represent investments in a number of private companies. In the absence of specific market data, these investments are held at cost, adjusted as necessary for impairments, which approximates to fair value.

25. Cash and cash equivalents

Significant accounting policies that apply to cash and cash equivalents

Cash and cash equivalents comprise cash in hand and current balances with banks and similar institutions, which are readily convertible to cash, are subject to insignificant risk of changes in value and have an original maturity of three months or less. All are held at amortised cost on the balance sheet, equating to fair value.

For the purpose of the consolidated cash flow statement, cash and cash equivalents are as defined above net of outstanding bank overdrafts. Bank overdrafts are included within the current element of loans and other borrowings (note 26).

IFRS 9 was applied for the first time on 1 April 2018 and introduces new classifications for financial instruments. Cash and cash equivalents were classified as loans and receivables under IAS 39, and are now classified as financial assets held at amortised cost under IFRS 9. The current year and 2019 figures in the following tables reflect the classifications under IFRS 9, and the 2018 figures reflect the previous classifications under IAS 39. This has not had an impact on the accounting for these instruments, or on their carrying amounts.

	2020	2019	2018
At 31 March	£m	£m	£m
Cash at bank and in hand	463	495	446

Cash equivalents
UK deposits	1,043	1,132	31
US deposits	8	3	26
Other deposits	35	36	25
Total cash equivalents	1,086	1,171	82
Total cash and cash equivalents	1,549	1,666	528
Bank overdrafts (note 26)	(183)	(72)	(29)
Cash and cash equivalents classified as held for sale (note 23)	43	–	–
Cash and cash equivalents per the cash flow statement	1,409	1,594	499

Cash and cash equivalents include restricted cash of £42m (2018/19: £44m, 2017/18: £32m), of which £29m (2018/19: £40m, 2017/18: £29m) was held in countries where local capital or exchange controls currently prevent us from accessing cash balances. The remaining balance of £13m (2018/19: £4m, 2017/18: £3m) was held in escrow accounts, or in commercial arrangements akin to escrow.

26. Loans and other borrowings

Significant accounting policies that apply to loans and other borrowings

We initially recognise loans and other borrowings at the fair value of amounts received net of transaction costs. They are subsequently measured at amortised cost using the effective interest method and, if included in a fair value hedge relationship, are re-valued to reflect the fair value movements on the associated hedged risk. The resulting amortisation of fair value movements, on de-designation of the hedge, is recognised in the income statement.

What’s our capital management policy?

The objective of our capital management policy is to target an overall level of debt consistent with our credit rating target while investing in the business, supporting the pension scheme and meeting our distribution policy. In order to meet this objective, we may issue or repay debt, issue new shares, repurchase shares, or adjust the amount of dividends paid to shareholders. We manage the capital structure and make adjustments to it in the light of changes in economic conditions and the risk characteristics of the group. The Board regularly reviews the capital structure. No changes were made to these objectives and processes during 2019/20. For details of share issues and repurchases in the year see note 21.

Our capital structure consists of net debt and shareholders’ equity. The analysis below summarises the components which we manage as capital.

	2020	2019	2018
At 31 March	£m	£m	£m
Net debt[a]	17,969	11,035	9,627
Total parent shareholders’ equity[b]	14,741	10,140	9,877
	32,710	21,175	19,504

[a]	Net debt at 31 March 2020 includes lease liabilities recognised following adoption of IFRS 16 on 1 April 2019, refer to note 1.
[b]	Excludes non-controlling interests of £22m (2018/19: £27m, 2017/18: £34m).

BT Group plc Annual Report 2020
178

Notes to the consolidated financial statements continued

26. Loans and other borrowings continued

Net debt

Net debt consists of loans and other borrowings and lease liabilities (both current and non-current), less current asset investments and cash and cash equivalents, including items which have been classified as held for sale on balance sheet. Loans and other borrowings are measured at the net proceeds raised, adjusted to amortise any discount over the term of the debt. Lease liabilities are initially measured based on lease payments that are due over the lease term discounted at the group’s incremental borrowing rate, and subsequently measured at amortised cost. Current asset investments and cash and cash equivalents are measured at amortised cost. Currency denominated balances within net debt are translated to sterling at swapped rates where hedged. Fair value adjustments and accrued interest applied to reflect the effective interest method are removed.

Net debt is considered to be an alternative performance measure as it is not defined in IFRS. The most directly comparable IFRS measure is the aggregate of loans and other borrowings and lease liabilities (current and non-current), current asset investments and cash and cash equivalents.

A reconciliation from the most directly comparable IFRS measure to net debt is given below.

At 31 March	2020 £m	2019 £m	2018 £m
Loans and other borrowings	19,334	16,876	14,275
Lease liabilities[a]	6,560	–	–
Net liabilities classified as held for sale[b]	19	–	–

Less:
Cash and cash equivalents	(1,549)	(1,666)	(528)
Current asset investments	(5,092)	(3,214)	(3,022)
	19,272	11,996	10,725

Adjustments:
To retranslate debt balances at swap rates where hedged by currency swaps	(1,049)	(701)	(874)
To remove accrued interest applied to reflect the effective interest method and fair value adjustments	(254)	(260)	(224)
Net debt	17,969	11,035	9,627

[a]	Lease liabilities recognised following adoption of IFRS 16 on 1 April 2019, refer to note 1.
[b]	Net liabilities classified as held for sale include lease liabilities of £62m less cash and cash equivalents of £43m, refer to note 23.

The table below shows the key components of net debt and of the increase of £6,934m this year.

	At 31 March 2019 £m	IFRS 16 lease liabilities[a] £m	At 1 April 2019 £m	Issuance/ (maturities) £m	Net lease additions[a] £m	Foreign exchange £m	Transfer to within one year £m	Other movements £m	At 31 March 2020 £m
Loans and other borrowings due within one year[b]	2,100	(16)	2,084	(629)	–	33	1,326	28	2,842
Lease liabilities due within one year	–	725	725	(791)	–	–	897	(19)	812
Loans and other borrowings due after one year	14,776	(190)	14,586	2,843	–	398	(1,326)	(9)	16,492
Lease liabilities due after one year	–	5,544	5,544	–	1,139	5	(897)	(43)	5,748
Impact of cross-currency swaps[c]	(701)	–	(701)	81	–	(429)	–	–	(1,049)
Removal of the accrued interest and fair value adjustments[d]	(263)	–	(263)	–	–	–	–	68	(195)
Gross debt	15,912	6,063	21,975	1,504	1,139	7	–	25	24,650

Less:
Cash and cash equivalents	(1,666)	–	(1,666)	75	–	(2)	–	44	(1,549)
Current asset investments	(3,214)	–	(3,214)	(1,877)	–	(1)	–	–	(5,092)
Removal of the accrued interest[d]	3	–	3	–	–	–	–	(43)	(40)
Net debt	11,035	6,063	17,098	(298)	1,139	4	–	26	17,969

[a]

Lease liabilities recognised on adoption of IFRS 16 on 1 April 2019, refer to note 1. £206m finance lease liabilities previously included in loans and other borrowings were reclassified to lease liabilities on adoption of IFRS16. Net lease additions comprise non-cash movements in lease liabilities during the period primarily new and terminated leases, and remeasurements of existing leases.

[b]	Including accrued interest and bank overdrafts.
[c]	Translation of debt balances at swap rates where hedged by cross currency swaps.
[d]

Other movements include removal of accrued interest applied to reflect the effective interest rate method, removal of fair value adjustments and inclusion of held for sale assets and liabilities (see note 23).

BT Group plc Annual Report 2020	Financial statements
179

26. Loans and other borrowings continued

The table below gives details of the listed bonds and other debt.

At 31 March	2020 £m	2019 £m	2018 £m
3.25% €600m bond due August 2018[a]	–	–	541
2.35% US$800m bond due February 2019[a]	–	–	572
4.38% £450m bond due March 2019	–	–	455
1.125% €1,000m bond due June 2019[a]	–	869	883
8.625% £300m bond due March 2020	–	300	300
0.625% €1,500m bond due March 2021[a]	1,326	1,289	1,309
0.5% €575m bond due June 2022[a]	509	495	502
1.125% €1,100m bond due March 2023[a]	972	946	961
0.875% €500m bond due September 2023[a]	442	430	–
4.5% US$675m bond due December 2023[a]	551	524	–
1% €575m bond due June 2024[a]	512	498	506
1% €1,100m bond due November 2024[a]	970	943	959
3.50% £250m index linked bond due April 2025	445	433	419
0.5% €650m bond due September 2025[a]	574	–	–
1.75% €1,300m bond due March 2026[a]	1,149	1,118	1,137
1.5% €1,150m bond due June 2027[a]	1,020	993	1,009
2.125% €500m bond due September 2028[a]	445	433	–
5.125% US$700m bond due December 2028[a]	570	542	–
5.75% £600m bond due December 2028	700	710	721
1.125% €750m bond due September 2029[a]	658	–	–
3.25% US$1,000m bond due November 2029[a]	807	–	–
9.625% US$2,670m bond due December 2030[a] (minimum 8.625%b)	2,203	2,096	1,943
3.125% £500m bond due November 2031	502	502	502
3.64% £330m bond due June 2033	339	339	–
1.613% £330m index linked bond due June 2033	343	340	–
6.375% £500m bond due June 2037[a]	522	522	522
3.883% £330m bond due June 2039	340	340	–
1.739% £330m index linked bond due June 2039	343	340	–
3.924% £340m bond due June 2042	350	350	–
1.774% £340m index linked bond due June 2042	354	351	–
3.625% £250m bond due November 2047	250	250	250
4.25% US$500m bond due November 2049[a]	407	–	–
1.874% €500m bond due August 2080[c]	441	–	–
Total listed bonds	18,044	15,953	13,491
Finance leases[d]	–	206	223
Other loans	1,107	645	532
Bank overdrafts (note 25)	183	72	29
Total other loans and borrowings	1,290	717	561
Total loans and other borrowings	19,334	16,876	14,275

[a]	Designated in a cash flow hedge relationship.
[b]

The interest rate payable on this bond attracts an additional 0.25% for a downgrade by one credit rating by either Moody’s or Standard & Poor’s to the group’s senior unsecured debt below A3/A– respectively. In addition, if Moody’s or Standard & Poor’s subsequently increase the ratings then the interest rate will be decreased by 0.25% for each rating category upgrade by each rating agency. In no event will the interest rate be reduced below the minimum rate reflected in the above table.

[c]	Includes put option at 5.5 years.
[d]	On adoption of IFRS 16 on 1 April 2019 finance leases were reclassified to lease liabilities which are presented on the face of the balance sheet, refer to note 1.

Unless previously designated in a fair value hedge relationship, all loans and other borrowings are carried on our balance sheet and in the table above at amortised cost. The fair value of listed bonds is £20,088m (2018/19: £17,785m, 2017/18: £14,878m). The fair value of finance leases was £251m (2018/19) and £253m (2017/18).

The fair value of our listed bonds is estimated on the basis of quoted market prices (Level 1).

The carrying amount of other loans and bank overdrafts equates to fair value due to the short maturity of these items (Level 3).

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Notes to the consolidated financial statements continued

26. Loans and other borrowings continued

The interest rates payable on loans and borrowings disclosed above reflect the coupons on the underlying issued loans and borrowings and not the interest rates achieved through applying associated cross-currency and interest rate swaps in hedge arrangements.

Loans and other borrowings are analysed as follows:

At 31 March	2020 £m	2019 £m	2018 £m
Current liabilities
Listed bonds	1,552	1,367	1,702
Finance leases[a]	–	16	18
Other loans and bank overdrafts[b]	1,290	717	561
Total current liabilities	2,842	2,100	2,281
Non-current liabilities
Listed bonds	16,492	14,586	11,789
Finance leases[a]	–	190	205
Total non-current liabilities	16,492	14,776	11,994
Total	19,334	16,876	14,275

[a]	On adoption of IFRS 16 on 1 April 2019 finance leases were reclassified to lease liabilities which are presented on the face of the balance sheet, refer to note 1.
[b]	Includes collateral received on swaps of £1,091m (2018/19: £638m, 2017/18: £525m).

The carrying values disclosed in the above table reflect balances at amortised cost adjusted for accrued interest and fair value adjustments to the relevant loans or borrowings. These do not reflect the final principal repayments that will arise after taking account of the relevant derivatives in hedging relationships which are reflected in the table below. All borrowings as at 31 March 2020 were unsecured.

The principal repayments of loans and borrowings at hedged rates amounted to £18,028m (2018/19: £15,912m, 2017/18: £13,175m) and repayments fall due as follows:

	2020			2019			2018
At 31 March	Carrying amount £m	Effect of hedging and interest £m	Principal repayments at hedged rates £m	Carrying amount £m	Effect of hedging and interest £m	Principal repayments at hedged rates £m	Carrying amount £m	Effect of hedging and interest £m	Principal repayments at hedged rates £m
Within one year, or on demand	2,842	(406)	2,436	2,100	(264)	1,836	2,272	(291)	1,981
Between one and two years	–	–	–	1,309	(133)	1,176	1,192	(66)	1,126
Between two and three years	1,482	(125)	1,357	15	–	15	1,332	(154)	1,178
Between three and four years	987	(9)	978	1,463	(89)	1,374	18	–	18
Between four and five years	1,482	9	1,491	964	33	997	1,489	(111)	1,378
After five years	12,536	(770)	11,766	10,975	(461)	10,514	7,899	(405)	7,494
Total due for repayment after more than one year	16,487	(895)	15,592	14,726	(650)	14,076	11,930	(736)	11,194
Total repayments	19,329	(1,301)	18,028	16,826	(914)	15,912	14,202	(1,027)	13,175
Fair value adjustments	5			50			73
Total loans and other borrowings	19,334			16,876			14,275

Finance leases were reclassified to lease liabilities following adoption of IFRS 16 on 1 April 2019. A maturity analysis of lease liabilities is presented in note 28.

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27. Finance expense

Year ended 31 March	2020 £m	2019 £m	2018 £m
Finance expense
Interest on:
Financial liabilities at amortised cost and associated derivatives	608	582	478
Lease liabilities[a]	140	–	–
Finance leases[a]	–	13	16
Derivatives	3	–	14
Fair value movements on derivatives not in a designated hedge relationship	(3)	(3)	1
Reclassification of cash flow hedge from other comprehensive income	46	45	34
Unwinding of discount on provisions	2	14	15
Total finance expense before specific items	796	651	558
Specific items (note 9)	145	139	218
Total finance expense	941	790	776

[a]	Lease liabilities were recognised following adoption of IFRS 16 on 1 April 2019, refer to note 1. Finance lease liabilities recognised at this date were reclassified to lease liabilities.

28. Financial instruments and risk management

We issue or hold financial instruments mainly to finance our operations; to finance corporate transactions such as dividends, share buybacks and acquisitions; for the temporary investment of short-term funds; and to manage currency and interest rate risks. In addition, various financial instruments, for example trade receivables and payables arise directly from operations.

How do we manage financial risk?

Our activities expose us to a variety of financial risks: market risk (including interest rate risk and foreign exchange risk), credit risk and liquidity risk.

Treasury operation

We have a centralised treasury operation whose primary role is to manage liquidity and funding requirements as well as our exposure to associated market risks, and credit risk.

Treasury policy

Treasury policy is set by the Board. Group treasury activities are subject to a set of controls appropriate for the magnitude of borrowing, investments and group-wide exposures. The Board has delegated authority to operate these policies to a series of panels responsible for the management of key treasury risks and operations. Appointment to and removal from the key panels requires approval from two of the following: the chairman, the chief executive or the chief financial officer.

There has been no change in the nature of our risk profile between 31 March 2020 and the date of approval of these financial statements.

How do we manage interest rate risk?

Management policy

Interest rate risk arises primarily from our long-term borrowings. Interest cash flow risk arises from borrowings issued at variable rates, partially offset by cash held at variable rates. Fair value interest rate risk arises from borrowings issued at fixed rates.

Our policy, as set by the Board, is to ensure that at least 70% of ongoing net debt is at fixed rates. Short-term interest rate management is delegated to the treasury operation while long-term interest rate management decisions require further approval by the chief financial officer, group director tax, treasury, insurance and pensions or the treasury director who each have been delegated such authority from the Board.

Hedging strategy

In order to manage our interest rate profile, we have entered into cross-currency and interest rate swap agreements to vary the amounts and periods for which interest rates on borrowings are fixed. The duration of the swap agreements matches the duration of the debt instruments. The majority of the group’s long-term borrowings are subject to fixed sterling interest rates after applying the impact of these hedging instruments.

How do we manage foreign exchange risk?

Management policy

Foreign currency hedging activities protect the group from the risk that changes in exchange rates will adversely affect future net cash flows.

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Notes to the consolidated financial statements continued

28. Financial instruments and risk management continued

The Board’s policy for foreign exchange risk management defines the types of transactions typically covered, including significant operational, funding and currency interest exposures, and the period over which cover should extend for each type of transaction.

The Board has delegated short-term foreign exchange management to the treasury operation and long-term foreign exchange management decisions require further approval from the chief financial officer, group director tax, treasury, insurance and pensions or the treasury director.

Hedging strategy

A significant proportion of our external revenue and costs arise within the UK and are denominated in sterling. Our non-UK operations generally trade and are funded in their functional currency which limits their exposure to foreign exchange volatility.

We enter into forward currency contracts to hedge foreign currency capital purchases, purchase and sale commitments, interest expense and foreign currency investments. The commitments hedged are principally denominated in US dollar, euro and Asia Pacific region currencies. As a result, our exposure to foreign currency arises mainly on non-UK subsidiary investments and on residual currency trading flows. We use cross-currency swaps to swap foreign currency borrowings into sterling.

The table below reflects the currency and interest rate profile of our loans and borrowings after the impact of hedging.

	2020			2019			2018
At 31 March	Fixed rate interest £m	Floating rate interest £m	Total £m	Fixed rate interest £m	Floating rate interest £m	Total £m	Fixed rate interest £m	Floating rate interest £m	Total £m
Sterling	15,289	1,757	17,046	13,556	1,767	15,323	11,990	676	12,666
Euro	–	888	888	–	589	589	–	509	509
USD	–	94	94	–	–	–	–	–	–
Total	15,289	2,739	18,028	13,556	2,356	15,912	11,990	1,185	13,175
Ratio of fixed to floating	85%	15%	100%	85%	15%	100%	91%	9%	100%
Weighted average effective fixed interest rate – sterling	3.9%			4.0%			4.4%

The floating rate loans and borrowings bear interest rates fixed in advance for periods ranging from one day to one year, primarily by reference to LIBOR quoted rates, RPI and CPI.

Sensitivity analysis

The income statement and shareholders’ equity are exposed to volatility arising from changes in interest rates and foreign exchange rates. To demonstrate this volatility, management has concluded that the following are reasonable benchmarks for performing sensitivity analysis:

•	For interest, a 1% increase in interest rates and parallel shift in yield curves across sterling, US dollar and euro currencies.

•	For foreign exchange, a 10% strengthening of sterling against other currencies.

The impact on equity, before tax and excluding any impact related to retirement benefit plans, of a 1% increase in interest rates and a 10% strengthening of sterling against other currencies is as detailed below:

At 31 March	2020 £m Increase (reduce)	2019 £m Increase (reduce)	2018 £m Increase (reduce)
Sterling interest rates	989	672	628
US dollar interest rates	(610)	(350)	(267)
Euro interest rates	(451)	(399)	(401)
Sterling strengthening	(289)	(219)	(236)

A 1% decrease in interest rates and 10% weakening of sterling against other currencies would have broadly the same impact in the opposite direction.

The impact of a 1% change in interest rates on the group’s annual net finance expense and our exposure to foreign exchange volatility in the income statement, after hedging, (excluding translation exposures) would not have been material in 2019/20, 2018/19 and 2017/18.

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28. Financial instruments and risk management continued

Credit ratings

We continue to target a BBB+/Baa1 credit rating over the cycle, with a BBB floor. We regularly review the liquidity of the group and our funding strategy takes account of medium-term requirements. These include the pension deficit and shareholder distributions.

Our December 2030 bond contains covenants which require us to pay higher rates of interest since our credit ratings fell below A3 in the case of Moody’s or A– in the case of Standard & Poor’s (S&P). Additional interest of 0.25% per year accrues for each ratings category downgrade by each agency below those levels effective from the next coupon date following a downgrade. Based on the total notional value of debt outstanding of £2.2bn at 31 March 2020, our finance expense would increase/decrease by approximately £11m a year if the group’s credit rating were to be downgraded/upgraded, respectively, by one credit rating category by both agencies.

Our credit ratings were as detailed below:

	2020		2019		2018
At 31 March	Rating	Outlook	Rating	Outlook	Rating	Outlook
Rating agency
Moody’s	Baa2	Negative	Baa2	Stable	Baa2	Stable
Standard & Poor’s	BBB	Stable	BBB	Stable	BBB+	Negative

How do we manage liquidity risk?

Management policy

We maintain liquidity by entering into short and long-term financial instruments to support operational and other funding requirements, determined using short and long-term cash forecasts. These forecasts are supplemented by a financial headroom analysis which is used to assess funding adequacy for at least a 12-month period. On at least an annual basis the Board reviews and approves the long-term funding requirements of the group and on an ongoing basis considers any related matters. We manage refinancing risk by limiting the amount of borrowing that matures within any specified period and having appropriate strategies in place to manage refinancing needs as they arise. The maturity profile of our loans and borrowings at 31 March 2020 is disclosed in note 26. We have term debt maturities of £1.3bn in 2020/21.

Our treasury operation reviews and manages our short-term requirements within the parameters of the policies set by the Board. We hold cash, cash equivalents and current investments in order to manage short-term liquidity requirements. At 31 March 2020 we had undrawn committed borrowing facilities of £2.1bn (2018/19: £2.1bn, 2017/18: £2.1bn) maturing in March 2025.

In the UK, the group has arranged for funders to offer a supplier financing scheme to the group’s suppliers. This enables suppliers who sign up to the arrangements to sell their invoices to the funders and to be paid earlier than the invoice due date. The group assesses the arrangement against indicators to assess if debts which vendors have sold to the funder under the supplier financing scheme continue to meet the definition of trade payables or should be classified as borrowings. At 31 March 2020 the payables met the criteria of trade payables.

Maturity analysis

The following table provides an analysis of the remaining cash flows including interest payable for our non-derivative financial liabilities on an undiscounted basis, which therefore differs from both the carrying value and fair value.

Non-derivative financial liabilities At 31 March 2020	Loans and other borrowings £m	[d]	Interest on loans and other borrowings £m	[d]	Trade and other payables £m	Provisions £m	Lease liabilities £m	[a]	Total £m
Due within one year	2,602		566		4,932	5	799		8,904
Between one and two years	–		562		–	3	783		1,348
Between two and three years	1,482		562		–	3	762		2,809
Between three and four years	987		548		–	4	724		2,263
Between four and five years	1,482		520		–	2	664		2,668
After five years	12,536		3,740		–	–	3,752		20,028
	19,089		6,498		4,932	17	7,484		38,020
Interest payments not yet accrued	–		(6,258)		–	–	–		(6,258)
Fair value adjustment	5		–		–	–	–		5
Impact of discounting	–		–		–	(1)	(924)		(925)
Carrying value on the balance sheet[b,c]	19,094		240		4,932	16	6,560		30,842

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Notes to the consolidated financial statements continued

28. Financial instruments and risk management continued

Non-derivative financial liabilities At 31 March 2019	Loans and other borrowings[d] £m	Interest on loans and other borrowings[d] £m	Trade and other payables £m	Provisions £m	Total £m
Due within one year	1,886	541	5,158	39	7,624
Between one and two years	1,309	505	–	33	1,847
Between two and three years	15	497	–	35	547
Between three and four years	1,463	496	–	14	1,973
Between four and five years	964	482	–	12	1,458
After five years	10,975	3,543	–	127	14,645
	16,612	6,064	5,158	260	28,094
Interest payments not yet accrued	–	(5,850)	–	–	(5,850)
Fair value adjustment	50	–	–	–	50
Impact of discounting	–	–	–	(29)	(29)
Carrying value on the balance sheet[b,c]	16,662	214	5,158	231	22,265

Non-derivative financial liabilities At 31 March 2018	Loans and other borrowings[d] £m	Interest on loans and other borrowings[d] £m	Trade and other payables £m	Provisions £m	Total £m
Due within one year	2,120	452	4,939	54	7,565
Between one and two years	1,192	404	–	34	1,630
Between two and three years	1,332	365	–	25	1,722
Between three and four years	18	357	–	43	418
Between four and five years	1,489	355	–	19	1,863
After five years	7,899	2,714	–	197	10,810
	14,050	4,647	4,939	372	24,008
Interest payments not yet accrued	–	(4,495)	–	–	(4,495)
Fair value adjustment	73	–	–	–	73
Impact of discounting	–	–	–	(72)	(72)
Carrying value on the balance sheet[b,c]	14,123	152	4,939	300	19,514

[a]	Lease liabilities were recognised following adoption of IFRS 16 on 1 April 2019, refer to note 1.
[b]

Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

[c]

The carrying amount of trade and other payables excludes £754m (2018/19: £1,479m, 2017/18: £1,326m) of non-current trade and other payables which relates to non-financial liabilities, and £862m (2018/19: £632m, 2017/18: £2,229m) of other taxation and social security and deferred income.

[d]	The cash flows related to index-linked bonds have not been adjusted for inflation.

Trade and other payables are held at amortised cost. The carrying amount of these balances approximates to fair value due to the short maturity of amounts payable.

The following table provides an analysis of the contractually agreed cash flows in respect of the group’s derivative financial instruments. Cash flows are presented on a net or gross basis in accordance with the settlement arrangements of the instruments.

	Derivatives – Analysed by earliest payment date[a]				Derivatives – Analysis based on holding instrument to maturity
Derivative financial liabilities At 31 March 2020	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m
Due within one year	80	671	(608)	143	80	671	(608)	143
Between one and two years	109	88	(36)	161	74	88	(36)	126
Between two and three years	240	171	(131)	280	74	171	(131)	114
Between three and four years	227	524	(476)	275	74	524	(476)	122
Between four and five years	21	1,054	(1,003)	72	75	1,054	(1,003)	126
After five years	110	1,842	(1,759)	193	410	1,842	(1,759)	493
Total[b]	787	4,350	(4,013)	1,124	787	4,350	(4,013)	1,124

[a]	Certain derivative financial instruments contain break clauses whereby either the group or bank counterparty can terminate the swap on certain dates and the mark to market position is settled in cash.
[b]

Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

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28. Financial instruments and risk management continued

	Derivatives – Analysed by earliest payment date[a]				Derivatives – Analysis based on holding instrument to maturity
Derivative financial liabilities At 31 March 2019	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m
Due within one year	167	1,007	(950)	224	82	1,007	(950)	139
Between one and two years	128	541	(489)	180	77	541	(489)	129
Between two and three years	131	131	(96)	166	71	131	(96)	106
Between three and four years	163	633	(591)	205	71	633	(591)	113
Between four and five years	207	1,095	(1,042)	260	71	1,095	(1,042)	124
After five years	43	3,790	(3,660)	173	467	3,790	(3,660)	597
Total[b]	839	7,197	(6,828)	1,208	839	7,197	(6,828)	1,208

	Derivatives – Analysed by earliest payment date[a]				Derivatives – Analysed based on holding instrument to maturity
Derivative financial liabilities At 31 March 2018	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m
Due within one year	140	587	(547)	180	91	587	(547)	131
Between one and two years	135	183	(166)	152	91	183	(166)	108
Between two and three years	156	442	(446)	152	85	69	(47)	107
Between three and four years	143	52	(29)	166	80	68	(47)	101
Between four and five years	161	52	(29)	184	80	68	(47)	101
After five years	291	2,234	(2,149)	376	599	2,575	(2,512)	662
Total[b]	1,026	3,550	(3,366)	1,210	1,026	3,550	(3,366)	1,210

[a]	Certain derivative financial instruments contain break clauses whereby either the group or bank counterparty can terminate the swap on certain dates and the mark to market position is settled in cash.
[b]

Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

How do we manage credit risk?

Management policy

Our exposure to credit risk arises from financial assets transacted by the treasury operation (primarily derivatives, investments, cash and cash equivalents) and from trading-related receivables.

For treasury-related balances, the Board’s defined policy restricts exposure to any one counterparty by setting credit limits based on the credit quality as defined by Moody’s and Standard & Poor’s. The minimum credit ratings permitted with counterparties in respect of new transactions are A3/A– for long-term and P1/A1 for short-term investments. If counterparties in respect of existing transactions fall below the permitted criteria we will take action where appropriate.

The treasury operation continuously reviews the limits applied to counterparties and will adjust the limit according to the nature and credit standing of the counterparty, and in response to market conditions, up to the maximum allowable limit set by the Board.

Operational management policy

Our credit policy for trading-related financial assets is applied and managed by each of the customer-facing units to ensure compliance. The policy requires that the creditworthiness and financial strength of customers are assessed at inception and on an ongoing basis. Payment terms are set in accordance with industry standards. Where appropriate, we may minimise risks by requesting securities such as deposits, guarantees and letters of credit. We take proactive steps including constantly reviewing credit ratings of counterparties to minimise the impact of adverse market conditions on trading-related financial assets.

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Notes to the consolidated financial statements continued

28. Financial instruments and risk management continued

Exposures

The maximum credit risk exposure of the group’s financial assets at the balance sheet date is as follows:

At 31 March	Notes	2020 £m	2019 £m	2018 £m
Derivative financial assets		2,489	1,592	1,509
Investments	24	5,112	3,268	3,075
Trade and other receivables[a]	17	1,432	1,766	2,518
Contract assets	5	1,721	1,602	–
Cash and cash equivalents	25	1,549	1,666	528
		12,303	9,894	7,630

[a]

The carrying amount excludes £481m (2018/19: £445m, 2017/18: £317m) of non-current trade and other receivables which relate to non-financial assets, and £1,272m (2018/19: £1,456m, 2017/18: £1,496m) of prepayments, deferred contract costs and other receivables.

The credit quality and credit concentration of cash equivalents, current asset investments and derivative financial assets are detailed in the tables below. Where the opinion of Moody’s and Standard & Poor’s (S&P) differ, the lower rating is used.

Moody’s/S&P credit rating of counterparty	2020 £m	2019 £m	2018 £m
Aa2/AA and above	4,210	2,522	2,575
Aa3/AA–	971	1,376	313
A1/A+[a]	1,363	1,145	651
A2/Aa	1,437	649	628
A3/A–[a]	–	50	180
Baa1/BBB+[a]	100	75	59
Baa2/BBB and below[a]	585	160	207
	8,666	5,977	4,613

[a]	We hold cash collateral of £1,091m (2018/19: £638m, 2017/18: £492m) in respect of derivative financial assets with certain counterparties.

The concentration of credit risk for our trading balances is provided in note 17, which analyses outstanding balances by customer-facing unit. Where multiple transactions are undertaken with a single financial counterparty or group of related counterparties, we enter into netting arrangements to reduce our exposure to credit risk by making use of standard International Swaps and Derivatives Association (ISDA) documentation. We have also entered into credit support agreements with certain swap counterparties whereby, on a daily, weekly and monthly basis, the fair value position on notional £2,836m of long dated cross-currency swaps and interest rate swaps is collateralised. The related net cash inflow during the year was £460m (2018/19: inflow £129m, 2017/18: outflow £220m). The collateral paid and received is recognised within current asset investments and loans and other borrowings, respectively.

Offsetting of financial instruments

The table below shows our financial assets and liabilities that are subject to offset in the group’s balance sheet and the impact of enforceable master netting or similar agreements.

		Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2020	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m
Derivative financial assets	2,489	(948)	(1,091)	450
Derivative financial liabilities	(1,012)	948	83	19
Total	1,477	–	(1,008)	469

		Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2019	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m
Derivative financial assets	1,592	(802)	(638)	152
Derivative financial liabilities	(940)	802	90	(48)
Total	652	–	(548)	104

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28. Financial instruments and risk management continued

		Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2018	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m
Derivative financial assets	1,509	(754)	(492)	263
Derivative financial liabilities	(837)	754	60	(23)
Total	672	–	(432)	240

Derivatives and hedging

We use derivative financial instruments mainly to reduce exposure to foreign exchange and interest rate risks. Derivatives may qualify as hedges for accounting purposes if they meet the criteria for designation as fair value hedges or cash flow hedges in accordance with IFRS 9.

Significant accounting policies that apply to derivatives and hedge accounting

All of our derivative financial instruments are held at fair value on the balance sheet.

Derivatives designated in a cash flow hedge

The group designates certain derivatives as cash flow hedges. Where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the hedge. To qualify for hedge accounting, hedge documentation must be prepared at inception, the hedge must be in line with BT’s risk management strategy and there must be an economic relationship based on the currency, amount and timing of the respective cash flows of the hedging instrument and hedged item. This is assessed at inception and in subsequent periods in which the hedge remains in operation. Hedge accounting is discontinued when it is no longer in line with BT’s risk management strategy or if it no longer qualifies for hedge accounting.

When a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity, in the cash flow reserve. For cash flow hedges of recognised assets or liabilities, the associated cumulative gain or loss is removed from equity and recognised in the same line of the income statement and in the same period or periods that the hedged transaction affects the income statement. Any ineffectiveness arising on a cash flow hedge is recognised immediately in the income statement. This includes any ineffectiveness as a result of changes in our hedged forecast cash flows as a result of Covid-19.

Other derivatives

Our policy is not to use derivatives for trading purposes. However, due to the complex nature of hedge accounting, some derivatives may not qualify for hedge accounting, or may be specifically not designated as a hedge because natural offset is more appropriate. These derivatives are classified as fair value through profit and loss and are recognised at fair value. Any direct transaction costs are recognised immediately in the income statement. Gains and losses on re-measurement are recognised in the income statement in the line that most appropriately reflects the nature of the item or transaction to which they relate.

Where the fair value of a derivative contract at initial recognition is not supported by observable market data and differs from the transaction price, a day one gain or loss will arise which is not recognised in the income statement. Such gains and losses are deferred and amortised to the income statement based on the remaining contractual term and as observable market data becomes available.

The fair values of outstanding swaps and foreign exchange contracts are estimated using discounted cash flow models and market rates of interest and foreign exchange at the balance sheet date.

BT Group plc Annual Report 2020
188

Notes to the consolidated financial statements continued

28. Financial instruments and risk management continued

At 31 March 2020	Current asset £m	Non-current asset £m	Current liability £m	Non-current liability £m
Designated in a cash flow hedge	250	1,954	36	740
Other	10	275	10	226
Total derivatives	260	2,229	46	966

At 31 March 2019	Current asset £m	Non-current asset £m	Current liability £m	Non-current liability £m
Designated in a cash flow hedge	102	1,228	40	689
Other	9	253	8	203
Total derivatives	111	1,481	48	892

At 31 March 2018	Current asset £m	Non-current asset £m	Current liability £m	Non-current liability £m
Designated in a cash flow hedge	187	1,061	41	587
Other	10	251	9	200
Total derivatives	197	1,312	50	787

All derivative financial instruments are categorised at Level 2 of the fair value hierarchy as defined in note 24.

Instruments designated in a cash flow hedge include interest rate swaps and cross-currency swaps hedging euro- and US dollar- denominated borrowings. Forward currency contracts are taken out to hedge step-up interest on currency denominated borrowings relating to the group’s 2030 US dollar bond. The hedged cash flows will affect the group’s income statement as interest and principal amounts are repaid over the remaining term of the borrowings (see note 26).

We hedge forecast foreign currency purchases, principally denominated in US dollar, euro and Asia Pacific currencies 12 months forward with certain specific transactions hedged further forward. The related cash flows are recognised in the income statement over this period.

We have considered the impact of Covid-19 on our cash flow hedges to determine if the hedged forecast cash flows remain ‘highly probable’. We do not believe that there is any ineffectiveness as a result of Covid-19. If there was a reduction in payments in future periods under our UEFA contract this may lead to some ineffectiveness being recognised in the Income Statement, however any future ineffectiveness is not envisaged to be material.

The amounts related to items designated as hedging instruments were as follows:

Hedged items At 31 March 2020	Notional principal £m	Asset £m	Liability £m	Balance in cash flow hedge related reserves (gain)/loss £m	Fair value (gain)/ loss recognised in OCI £m	Amount recycled from cash flow hedge related reserves to P&L £m
Sterling, euro and US dollar denominated borrowings[a]	13,464	2,142	(744)	(490)	(828)	386
US dollar step up interest on US denominated borrowings[b]	159	7	–	(45)	(11)	4
Foreign currency purchases, principally denominated in US dollar, euro and Asia Pacific currencies[c]	2,480	55	(11)	(57)	(36)	(8)
Fallago Rigg Energy Contract		–	(21)	21	21	–
Total cash flow hedges	16,103	2,204	(776)	(571)	(854)	382
Deferred tax		–	–	103
Derivatives not in a designated hedge relationship		285	(236)	–
Carrying value on the balance sheet		2,489	(1,012)	(476)

[a]

Sterling, euro and US dollar denominated borrowings are hedged using cross currency swaps and interest rate swaps. Amounts recycled to profit and loss are presented within other operating costs and finance expense.

[b]	US dollar step up interest on US denominated borrowings are hedged using forward currency contracts. Amounts recycled to profit and loss are presented within finance expense.
[c]

Foreign currency purchases, principally denominated in US dollar, euro and Asia Pacific currencies are hedged using forward currency contracts. Amounts recycled to profit and loss in respect of these items are presented within cost of sales and other operating costs.

BT Group plc Annual Report 2020	Financial statements
189

28. Financial instruments and risk management continued

Hedged items At 31 March 2019	Notional principal £m	Asset £m	Liability £m	Balance in cash flow hedge related reserves (gain)/loss £m	Fair value (gain)/loss recognised in OCI £m	Amount recycled from cash flow hedge related reserves to P&L £m
Sterling, euro and US dollar denominated borrowings[a],d	11,431	1,311	(702)	(48)	(130)	(19)
US dollar step up interest on US denominated borrowings[b]	145	3	(1)	(38)	(13)	4
Foreign currency purchases, principally denominated in US dollar, euro and Asia Pacific currencies[c]	1,821	16	(26)	(13)	(33)	33
Total cash flow hedges	13,397	1,330	(729)	(99)	(176)	18
Deferred tax		–	–	15
Derivatives not in a designated hedge relationship		262	(211)	–
Carrying value on the balance sheet		1,592	(940)	(84)

Hedged items At 31 March 2018[e]	Notional principal £m	Asset £m	Liability £m	Balance in cash flow hedge related reserves (gain)/loss £m	Fair value (gain)/loss recognised in OCI £m	Amount recycled from cash flow hedge related reserves to P&L £m
Sterling, euro and US dollar denominated borrowings[a],d	10,417	1,222	(608)	101	347	(333)
US dollar step up interest on US denominated borrowings[b]	143	–	(6)	(29)	13	3
Foreign currency purchases, principally denominated in US dollar, euro and Asia Pacific currencies[c]	1,989	26	(14)	(13)	8	53
Total cash flow hedges	12,549	1,248	(628)	59	368	(277)
Deferred tax		–	–	(22)
Derivatives not in a designated hedge relationship		261	(209)	–
Carrying value on the balance sheet		1,509	(837)	37

[a]

Sterling, euro and US dollar denominated borrowings are hedged using cross currency swaps and interest rate swaps. Amounts recycled to profit and loss are presented within other operating costs and finance expense.

[b]	US dollar step up interest on US denominated borrowings are hedged using forward currency contracts. Amounts recycled to profit and loss are presented within finance expense.
[c]

Foreign currency purchases, principally denominated in US dollar, euro and Asia Pacific currencies are hedged using forward currency contracts. Amounts recycled to profit and loss in respect of these items are presented within cost of sales and other operating costs.

[d]	The notional principal for the 2017/18 and 2018/19 years has been re-presented to exclude £2,087m related to the notional principal of non-hedge accounted swaps previously included.
[e]	We have presented comparatives to this information, now required by IFRS 7 following the adoption of IFRS 9, for 31 March 2018.

All cash flow hedges were fully effective in the period.

BT Group plc Annual Report 2020
190

Notes to the consolidated financial statements continued

29. Other reserves

		Other comprehensive income
	Capital redemption reserve £m	Cash flow reserve £m [a]	Fair value reserve £m [b]	Cost of hedging reserve £m [c]	Translation reserve £m [d]	Total £m
At 1 April 2017	27	127	13	–	717	884
Exchange differences[e]	–	–	–	–	(188)	(188)
Net fair value gain (loss) on cash flow hedges	–	(368)	–	–	–	(368)
Movements in relation to cash flow hedges recognised in income and expense[f]	–	277	–	–	–	277
Fair value movement on available-for-sale assets	–	–	11	–	–	11
Tax recognised in other comprehensive income	–	10	–	–	(9)	1
Transfer to realised profit	–	(83)	–	–	–	(83)
At 31 March 2018	27	(37)	24	–	520	534
Transfer to cost of hedging reserve	–	81	–	(81)	–	–
At 1 April 2018	27	44	24	(81)	520	534
Exchange differences[e]	–	–	–	–	64	64
Net fair value gain (loss) on cash flow hedges	–	168	–	8	–	176
Movements in relation to cash flow hedges recognised in income and expense[f]	–	(31)	–	13	–	(18)
Fair value movement on assets at fair value through other comprehensive income	–	–	3	–	–	3
Tax recognised in other comprehensive income	–	(37)	–	–	(4)	(41)
At 1 April 2019	27	144	27	(60)	580	718
Exchange differences[e]	–	–	–	–	40	40
Net fair value gain (loss) on cash flow hedges	–	823	–	31	–	854
Movements in relation to cash flow hedges recognised in income and expense[f]	–	(411)	–	29	–	(382)
Fair value movement on assets at fair value through other comprehensive income	–	–	(5)	–	–	(5)
Tax recognised in other comprehensive income	–	(80)	–	–	(4)	(84)
Transfer to realised profit	–	–	(22)	–	–	(22)
At 31 March 2020	27	476	–	–	616	1,119

[a]	The cash flow reserve is used to record the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred.
[b]

The fair value reserve (2017/18: available-for-sale reserve) is used to record the cumulative fair value gains and losses on assets classified as fair value through other comprehensive income (2017/18: available-for-sale financial assets). The cumulative gains and losses are recycled to the income statement on disposal of the assets. Level 1 investments, classified as fair value through other comprehensive income, were sold in 2020. The fair value gain was reclassified from fair value reserve to profit and loss reserve after disposal.

[c]

The cost of hedging reserve reflects the gain or loss on the portion excluded from the designated hedging instrument that relates to the currency basis element of our cross currency swaps. It is initially recognised in other comprehensive income and accounted for similarly to gains or losses in the cash flow reserve.

[d]

The translation reserve is used to record cumulative translation differences on the net assets of foreign operations. The cumulative translation differences are recycled to the income statement on disposal of the foreign operation.

[e]	Excludes £(1)m (2018/19: £(2)m, 2017/18: £1m) of exchange differences in relation to retained earnings attributed to non-controlling interests.
[f]

Movements in cash flow hedges recognised in income and expense include a net charge to other comprehensive income of £428m (2018/19: charge of £63m, 2017/18: credit of £243m) which have been reclassified to operating costs, and a net credit to the cash flow reserve of £46m (2018/19: £45m, 2017/18: £34m) which have been reclassified to finance expense (see note 27).

30. Related party transactions

Key management personnel comprise executive and non-executive directors and members of the Executive Committee. Compensation of key management personnel is disclosed in note 6.

Amounts paid to the group’s retirement benefit plans are set out in note 20.

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191

31. Financial commitments and contingent liabilities

Financial commitments were as follows:

At 31 March	2020 £m	2019 £m
Operating lease commitments	–	6,619
TV programme rights commitments	2,434	2,113
Capital commitments	1,234	1,432
Other commitments	228	253
Total	3,896	10,417

Operating lease commitments are no longer disclosed following adoption of IFRS 16, which resulted in the balance sheet recognition of lease liabilities for all operating leases meeting the IFRS 16 lease definition. Note 1 provides a reconciliation of operating lease commitments disclosed at 31 March 2019 to lease liabilities recognised at 1 April 2019.

TV programme rights commitments, mainly relating to football broadcast rights, are those for which the licence period has not yet started. Payments made to receive programming in advance of the licence period are classified as prepayments in note 17.

Other than as disclosed below, there were no contingent liabilities or guarantees at 31 March 2020 other than those arising in the ordinary course of the group’s business and on these no material losses are anticipated. We have insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of our operations. Otherwise, the group generally carries its own risks.

Covid-19

Contract losses

Included within other provisions in note 19 are provisions for contracts we expect to become loss making as a result of Covid-19. We have also identified other contracts that may become onerous as a result of Covid-19 but which do not meet the criteria for recognition of provisions, for example because the probability of a net outflow is not considered sufficiently probable.

Programme rights

At the reporting date no unrecognised programme rights commitments were affected by cancellations or postponements arising from Covid-19 and did not meet the criteria for disclosure as contingent liabilities.

Commitments and guarantees

BT plc

In March 2019 a formal guarantee was put in place for BT Group plc to fully and unconditionally guarantee the obligations of its wholly-owned subsidiary British Telecommunications plc (‘BT plc’) under its Yankee bonds. BT Group will also guarantee the obligations under the existing notes and new notes issued under BT plc’s Euro Medium Term Note Programme (EMTN), and under BT plc’s £300m 8.625% bonds due in 2020 and £600m 5.75% bonds due in 2028.

BDUK

Under the Building Digital UK programme, grants received by the group may be subject to reinvestment or repayment to the local authority depending on the level of take-up.

Telefónica UK Limited leases

We’ve provided guarantees relating to certain leases entered into by Telefónica UK Limited (formerly O2 UK Limited) prior to the demerger of mmO2 from BT on 19 November 2001. mmO2 plc (now part of the Telefónica Group) has given BT a counter indemnity for these guarantees. There is no exposure in the event of credit default in respect of amounts used to defease future lease obligations. The guarantee lasts until Telefónica UK Limited has discharged all its obligations.

Legal and regulatory proceedings

The group is involved in various proceedings, including actual or threatened litigation, and government or regulatory investigations. However, save as disclosed below, the group does not currently believe that there are any legal proceedings, or government or regulatory investigations that may have a material adverse impact on the operations or financial condition of the group. In respect of each of the claims below, the nature and progression of such proceedings and investigations can make it difficult to predict the impact they will have on the group. There are many reasons why we cannot make these assessments with certainty, including, among others, that they are in early stages, no damages or remedies have been specified, and/or the often slow pace of litigation.

Italian business

US securities class action complaints: The Plaintiffs filed a fourth amended complaint in August 2019. We filed a motion to dismiss this complaint in October 2019 and briefs on that motion were completed in December 2019. On 24 April 2020, the US Federal Court Judge granted our motion and dismissed, with prejudice, all claims against BT and the named individual defendants. The Plaintiffs have 30 days in which to file any appeal.

BT Group plc Annual Report 2020
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Notes to the consolidated financial statements continued

31. Financial commitments and contingent liabilities continued

Milan Public Prosecutor prosecutions: On 11 February 2019 the Milan Public Prosecutor served BT Italia S.P.A. with a notice regarding conclusion of their preliminary investigation. The notice (which named BT Italia, as well as various individuals) records the prosecutor’s view that as at the conclusion of the preliminary investigation there is a basis for proceeding with its case against BT Italia for certain potential offences under articles 5 and 25 of Legislative Decree 231/2001. BT Italia disputes this and maintains in a defence brief filed on 19 April 2019 that it should not be prosecuted. BT Italia is not presently the subject of any formal charge (nor are any of the individuals named in the prosecutor’s notice).

Following a Request for Indictment from the Milan Public Prosecutor, BT Italia and the 23 named Defendants are attending preliminary hearings to determine whether or not they should be committed to trial. The first two hearings took place on 9 and 16 December 2019. Further hearings that were scheduled for February and March 2020 have been adjourned until at least May 2020 due to the effect of the Covid-19 pandemic in Italy.

Phones 4U

Since 2015 the administrators of Phones 4U Limited have made allegations that EE and other mobile network operators colluded to procure Phones 4U’s insolvency. Legal proceedings for an unquantified amount were issued in December 2018 by the administrators and in April 2019 we submitted our defence to this claim. We continue to dispute these allegations vigorously.

Brazilian tax claims

The Brazilian state tax authorities have made tax demands on the exchange of goods and services (ICMS) and regulatory assessments (FUST/FUNTTEL) against certain Brazilian subsidiaries. These are indirect taxes imposed on the provision of telecommunications services in Brazil. The state tax and regulatory authorities are seeking to impose ICMS and FUST/FUNTTEL on revenue earned on activities that the company does not consider as being part of the provision of telecommunications services, such as equipment rental and managed services. The judicial process is likely to take many years.

We have disputed the basis on which ICMS and FUST/FUNTTEL are imposed and, in the case of ICMS, have challenged the rate which the tax authorities are seeking to apply. The judicial process is likely to take many years.

Currently we have 33 ICMS cases with an updated potential value of £147m. This is the assessed amount for all cases spanning the period from 1998 to 2015 (plus one outlier case for the period 2013 to 2016 in the state of Minas Gerais). An ICMS assessment worth approximately £25m was cancelled by the Administrative Court in Brasilia in January 2020.

There are currently 62 FUST/FUNTTEL cases in dispute with a known overall liability of £18m.

During the quarter BT signed an agreement to sell BT Latam Inc. and its subsidiaries to CIH Telecommunications Americas LLC (CIH). When the sale is completed (anticipated to be during the 2020 calendar year), the entities liable for the major part of the lawsuits, administrative proceedings and/or assessments related to ICMS, FUST and FUNTTEL (the IFF Matters) will no longer be part of BT Group plc and therefore primary liability for those matters will cease to be for BT Group plc to cover.

The current value of cases accruing to the retained business is around £6m for FUST/FUNTTEL and £14m for ICMS. Other than these BT Group retains no material direct exposures.

Regulatory matters

In respect of regulatory risks, the group provides for anticipated costs where an outflow of resources is considered probable and a reasonable estimate can be made of the likely outcome. Estimates are used in assessing the likely value of the regulatory risk. The ultimate liability may vary from the amounts provided and will be dependent upon the eventual outcome of any settlement.

Northern Ireland Public Sector Shared Network contract

On 4 April 2019 Ofcom opened an investigation into whether the award of the Public Sector Shared Network contract for Northern Ireland to BT complied with relevant significant market power conditions. We are cooperating with Ofcom’s investigation.

Other regulatory matters

In the ordinary course of business, we are periodically notified of regulatory matters. We hold provisions reflecting management’s estimates of regulatory risks across a range of issues, including price and service issues. The precise outcome of each matter depends on whether it becomes an active issue, and the extent to which negotiation or regulatory decisions will result in financial settlement.

BT Group plc Annual Report 2020	Financial statements
193

Financial Statements of BT Group plc

BT Group plc company balance sheet

Registered number 4190816

At 31 March	Notes	2020 £m	2019 £m
Non-current assets
Investments	2	11,024	10,952
Trade and other receivables[a]		3,063	4,540
		14,087	15,492
Current assets
Trade and other receivables[a]		1,171	1,117
Cash and cash equivalents		5	2
		1,176	1,119
Current liabilities
Trade and other payables[b]		107	96
		107	96
Total assets less current liabilities		15,156	16,515
Non-current liabilities
Loans and other borrowings[c]		3,177	3,029
		3,177	3,029
Equity
Ordinary shares		499	499
Share premium		1,051	1,051
Capital redemption reserve		27	27
Merger reserve	3	1,574	3,149
Own shares		(237)	(167)
Profit and loss account[d]		9,065	8,927
Total equity		11,979	13,486
		15,156	16,515

[a]

Trade and other receivables primarily relate to a £1,010m equity placing raised in February 2015 and net proceeds of £7,507m, before £3m of issue costs, relating to the sale of EE to British Telecommunications plc on 29 January 2016. Subsequently £4,275m of the loan receivable relating to the sale of EE has been repaid. The balance consists of two loans to group undertakings of £1,082m (2018/19: £1,061m) repayable on 31 January 2058 and £1,981m (2018/19: £3,479m) repayable on 21 December 2064. The loans attract interest of LIBOR plus 102.5 basis points (2018/19: LIBOR plus 102.5 basis points). Included in current trade and other receivables are loans to group undertakings of £1,074m (2018/19: £997m) and accrued interest of £97m (2018/19: £120m).

[b]	Trade and other payables consists of loans from group undertakings of £82m (2018/19: £60m) and other creditors of £25m (2018/19: £36m).
[c]

Loans and other borrowings consist of a loan from group undertakings of £3,177m (2018/19: £3,029m). The loan is repayable on 31 January 2058 and attracts interest of LIBOR plus 102.5 basis points (2018/19: LIBOR plus 102.5 basis points).

[d]

As permitted by Section 408(3) of the Companies Act 2006, no profit and loss account of the company is presented. The profit for the financial year, dealt with in the profit and loss account of the company was £24m (2018/19: £44m).

The financial statements of the company on pages 193 to 196 were approved by the Board of Directors on 6 May 2020 and were signed on its behalf by:

Jan du Plessis	Philip Jansen	Simon Lowth
Chairman	Chief Executive	Chief Financial Officer

BT Group plc Annual Report 2020
194

BT Group plc company statement of changes in equity

	Note	Called up share capital[a] £m	Share premium account £m	Capital redemption reserve £m	Merger reserve £m	Own shares[b] £m	Profit and loss account[b,c] £m	Total £m
At 1 April 2018		499	1,051	27	5,649	(186)	7,833	14,873
Profit for the financial year		–	–	–	–	–	44	44
Transfer to realised profit		–	–	–	(2,500)	–	2,500	–
Dividends paid		–	–	–	–	–	(1,503)	(1,503)
Capital contribution in respect of share-based payments		–	–	–	–	–	67	67
Net buyback of own shares		–	–	–	–	19	(23)	(4)
Unclaimed dividends over 10 years		–	–	–	–	–	9	9
At 1 April 2019		499	1,051	27	3,149	(167)	8,927	13,486
Profit for the financial year		–	–	–	–	–	24	24
Transfer to realised profit	3	–	–	–	(1,575)	–	1,575	–
Dividends paid		–	–	–	–	–	(1,521)	(1,521)
Capital contribution in respect of share-based payments		–	–	–	–	–	72	72
Net buyback of own shares		–	–	–	–	(70)	(14)	(84)
Unclaimed dividends over 10 years		–	–	–	–	–	2	2
At 31 March 2020		499	1,051	27	1,574	(237)	9,065	11,979

[a]

The allotted, called up and fully paid ordinary share capital of the company at 31 March 2020 was £499m (31 March 2019: £499m), representing 9,968,127,681 (31 March 2019: 9,968,127,681) ordinary shares of 5p each.

[b]

In 2019/20, 8,642,708 shares (2018/19: 9,066,942) were issued from Own shares to satisfy obligations under employee share schemes and executive share awards at a cost of £22m (2018/19: £28m). At 31 March 2020, 85,921,056 shares (2018/19: 45,308,559) with an aggregate nominal value of £4m (2018/19: £2m) were held at cost as treasury shares and 7,255,789 shares (2018/19: 9,021,714) with an aggregate nominal value of £nil (2018/19: £nil) were held in the Trust.

[c]

As permitted by Section 408(3) of the Companies Act 2006, no profit and loss account of the company is presented. The profit for the financial year, dealt with in the profit and loss account of the company was £24m (2018/19: £44m).

BT Group plc Annual Report 2020	Financial statements
195

Notes to the company financial statements

1. BT Group plc accounting policies

Principal activity

The principal activity of the company is to act as ultimate holding company of the BT group.

Accounting basis

As used in these financial statements and associated notes, the term ‘company’ refers to BT Group plc (a public company limited by shares). These separate financial statements of the company are prepared in accordance with, and presented as required by, the Companies Act 2006 as applicable to companies using Financial Reporting Standard 101 (FRS 101). These financial statements have been prepared in accordance with FRS 101. FRS 101 incorporates, with limited amendments, International Financial Reporting Standards (IFRS).

Financial statements

The financial statements are prepared on a going concern basis and under the historical cost convention.

As permitted by Section 408(3) of the Companies Act 2006, the company’s profit and loss account has not been presented.

New and amended accounting standards effective during the year

There have been no new or amended accounting standards or interpretations adopted during the year that have a significant impact on the financial statements.

Exemptions

As permitted by FRS 101, the company has taken advantage of the disclosure exemptions available under that standard in relation to business combinations, share-based payments, non-current assets held for sale, financial instruments, capital management, and presentation of comparative information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transactions. The company intends to continue to take advantage of these exemptions in future years. Further detail is provided below.

Where required, equivalent disclosures have been given in the consolidated financial statements of BT Group plc.

The BT Group plc consolidated financial statements for the year ended 31 March 2020 contain a consolidated cash flow statement. Consequently, as permitted by IAS 7 ‘Statement of Cash flow’, the company has not presented its own cash flow statement.

The BT Group plc consolidated financial statements for the year ended 31 March 2020 contain related party disclosures.

Consequently, the company has taken advantage of the exemption in IAS 24, ‘Related Party Disclosures’ not to disclose transactions with other members of the BT Group.

The BT Group plc consolidated financial statements for the year ended 31 March 2020 contain financial instrument disclosures which comply with IFRS 7, ‘Financial Instruments: Disclosures’. Consequently, the company is exempt from the disclosure requirements of IFRS 7 in respect of its financial instruments.

Investments

Investments are stated at cost and reviewed for impairment if there are indicators that the carrying value may not be recoverable. An impairment loss is recognised to the extent that the carrying amount cannot be recovered either by selling the asset or by continuing to hold the asset and benefiting from the net present value of the future cash flows of the investment.

Taxation

Full provision is made for deferred taxation on all temporary differences which have arisen but not reversed at the balance sheet date. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that there will be sufficient taxable profits from which the underlying timing differences can be deducted. The deferred tax balances are not discounted.

Dividends

Dividend distributions are recognised as a liability in the year in which the dividends are approved by the company’s shareholders. Interim dividends are recognised when they are paid; final dividends when authorised in general meetings by shareholders. Dividend income is recognised on receipt.

Share capital

Ordinary shares are classified as equity. Repurchased shares of the company are recorded in the balance sheet as part of Own shares and presented as a deduction from shareholders’ equity at cost.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and current balances with banks and similar institutions, which are readily convertible to cash and are subject to insignificant risk of changes in value and have an original maturity of three months or less.

Share-based payments

The company does not incur a charge for share-based payments. However, the issuance by the company of share options and awards to employees of its subsidiaries represents additional capital contributions to its subsidiaries. An addition to the company’s investment in subsidiaries is recorded with a corresponding increase in equity shareholders’ funds. The additional capital contribution is determined based on the fair value of options and awards at the date of grant and is recognised over the vesting period.

2. Investments

Cost	Total £m
At 1 April 2018	10,885
Additions	67
At 31 March 2019	10,952
Additions	72
At 31 March 2020	11,024

Additions of £72m (2018/19: £67m) comprise capital contributions in respect of share-based payments.

The company held a 100% investment in BT Group Investments Limited, a company registered in England and Wales, throughout 2019/20 and 2018/19.

BT Group plc Annual Report 2020
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Notes to the company financial statements continued

3. Merger reserve

On 29 January 2016, the company issued 1,594,900,429 ordinary shares of 5p at 470.70p per share resulting in a total of £80m being credited to the share capital.

These shares were used as part consideration for the acquisition of EE, which completed on 29 January 2016. As a result of this transaction, a merger reserve was created of £7,424m net of £3m issue costs. The acquisition of EE was structured by way of a share-for-share exchange. This transaction fell within the provisions of Section 612 of the Companies Act 2006 (merger relief) such that no share premium was recorded in respect of the shares issued. The company chose to record its investment in EE at fair value and therefore recorded a merger reserve equal to the value of the share premium which would have been recorded had Section 612 of the Companies Act 2006 not been applicable ie equal to the difference between the fair value of EE and the aggregate nominal value of the shares issued).

This merger reserve was initially considered unrealised on the basis it was represented by the investment in EE. This was not considered to represent qualifying consideration (in accordance with Tech 02/10 (Guidance on the determination of realised profits and losses in the context of distributions under the Companies Act 2006)), as superseded by Tech 02/17 (Guidance on realised and distributable profits under the Companies Act 2006).

Immediately following the acquisition of EE, the company’s investment in EE was transferred to BT in exchange for an intercompany loan. To the extent the loan is settled in qualifying consideration, the related proportion of the merger reserve is considered realised. Hence the merger reserve is an unrealised reserve until it is realised by the settlement of the intercompany loan by qualifying consideration.

During 2019/20, £1,575m (2018/19: £2,500m) of merger reserve was transferred to realised profit following the settlement of an intercompany loan by qualifying consideration.

4. Other information

Dividends

No final dividend is proposed in respect of the year ended 31 March 2020 (2018/19: 10.78p). An interim dividend of 4.62p per share amounting to £457m was paid on 3 February 2020 (2018/19: full year dividend 15.4p amounting to approximately £1,527m, 2017/18: 15.4p amounting to approximately £1,524m).

Employees

The chairman, the executive directors and the company secretary & general counsel, governance of BT Group plc were the only employees of the company during 2019/20 and 2018/19. The costs relating to qualifying services provided to the company’s principal subsidiary, British Telecommunications plc, are recharged to that company.

BT Group plc Annual Report 2020	Financial statements
197

Related undertakings

Subsidiaries

Company name	Group interest in allotted capital[a]	Share class
Held directly

United Kingdom
81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Group Investments Limited	100%	ordinary
BT Group Nominees Limited	100%	ordinary

Held via other group companies

Albania
Rr. Murat Toptani, Eurocol Center, Kati 8, Tirana, Albania
BT Albania Limited SH.P.K	100%	ordinary

Algeria
20 Micro zone d’Activités Dar El Madina, Bloc B, Loc N01 Hydra, Alger, 16000, Algeria
BT Algeria Communications SARL	100%	ordinary

Argentina
Av. Luis Maria Campos 877, Piso 10, Ciudad Autonoma de, Buenos Aires, C1426, Argentina
BT Argentina S.R.L.	100%	ordinary
BT Latam Argentina S.A	100%	common

Australia
Level 1, 76 Berry Street, North Sydney NSW 2060, Australia
BT Australasia Pty Limited	100%	ordinary
	100%	preference

Austria
Louis-Häfliger-Gasse 10, 1210, Wien, Austria
BT Austria GmbH	100%	ordinary

Azerbaijan
The Landmark III Building, 8th Floor, c/o Deloitte & Touche, 96 Nizami Street, Baku, AZ 1010, Azerbaijan
BT Azerbaijan Limited, Limited Liability Company	100%	ordinary

Bahrain
Suite #659, 6th floor, Building No. 247, Road 1704, Diplomat Area 317, Bahrain
BT Solutions Limited (Bahrain Branch)[b]	100%	–

Bangladesh
JHK Windcel, Level 4, KA-90 Progoti Sarani, Kuril, Dhaka, Bangladesh, 1229, Bangladesh
BT Communications Bangladesh Limited	100%	ordinary

Barbados
3rd Floor, The Goddard Building, Haggatt Hall, St. Michael, BB11059, Barbados
BT (Barbados) Limited	100%	ordinary

Company name	Group interest in allotted capital[a]	Share class
Belarus
58 Voronyanskogo St, Office 89, Minsk 220007, Belarus
BT BELRUS Foreign Limited Liability Company	100%	ordinary

Belgium
Telecomlaan 9, 1831 Diegem, Belgium
BT Global Services Belgium BV	100%	ordinary
BT Professional Services (Holdings) N.V.	100%	ordinary

Rue de L’Aêropostale 8, 4460 Grâce-Hollogne, Belgium
IP Trade SA	100%	ordinary

Bermuda
Century House, 16 Par-la-Ville Road, Hamilton, HM08, Bermuda
Communications Global Network Services Limited	100%	ordinary

Bolivia
Avda. 6 de Agosto N° 2700, Torre Empresarial CADECO, Piso 4, La Paz, Bolivia
BT Solutions Limited Sucursal Bolivia[b]	100%	–

Bosnia and Herzegovina
Skenderpasina 33, Sarajevo, 71000, Bosnia and Herzegovina
BTIH Teleconsult Drustvo sa organicenom odgovornoscu za posredovanje i zastupanje d.o.o. Sarajevo	100%	–

Botswana
Deloitte House, Plot 64518, Fairgrounds, Gaborone, PO Box 1839, Botswana
BT Global Services Botswana (Proprietary) Limited	100%	ordinary

Brazil
Avenida Doutora Ruth Cardoso, nº 4777, 14º andar, parte, Jardim Universidade - Pinheiros, na Cidade de, São Paulo- SP- CEP, 05477- 000, Brasil
BT Global Communications do Brasil Limitada	100%	quotas
BT LatAm Holdings Brasil Ltda	100%	common

Avenida das Nações Unidas nº 4777 – 14º, andar- Jardim Universidade - São Paulo- SP - CEP, 05477-000, Brasil
BT Communications do Brasil Limitada	100%	quotas

Company name	Group interest in allotted capital[a]	Share class
Rodovia Jornalista Francisco Aguirre Proença, Km 9, Unidade 27, Bloco Beta - Distrito Industrial, Condomínio Tech Town, Chácaras Assay, Hortolândia, São Paulo, CEP 13186-904, Brasil
BT Brasil Serviços de Telecomunicações Ltda	100%	quotas
BT LatAm Brasil Ltda.	100%	quotas

British Virgin Islands
Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands
BT LatAm (BVI) Corporation	100%	common

Bulgaria
51B Bulgaria Blvd., fl. 4, Sofia, 1404, Bulgaria
BT Bulgaria EOOD	100%	ordinary

Canada
Regus Brookfield Place, 161 Bay Street, 26th and 27th Floors, Toronto, Ontario, M5J 2S1, Canada
BT Canada Inc.	100%	common

Cabo Verde
Avenida Andrade Corvo, 30, Praia, CP63, Cabo Verde
B. Telecomunicações, Cabo Verde, Sociedade Unipessoal, SA	100%	ordinary

Chile
Rosario Norte 407, Piso 6, Las Condes, Santiago, Chile
Servicios de Telecomunicaciones BT Global Networks Chile Limitada	100%	ordinary

China
Building 16, 6th Floor, Room 602-B, No. 269 Wuyi Road, Hi-tech Park, Dalian, 116023, China
BT Technology (Dalian) Company Limited	100%	registered

No. 3 Dong San Huan Bei Lu, Chao Yang District, Beijing, 100027, China
BT Limited, Beijing Office[b]	100%	–

No. 31 Software Park Road, Tower A, Science & Technology Building, Dalian Software Park, Dalian, 116023, China
BT Global Services (Dalian) Co. Ltd.	100%	registered

Room 1206, Tower A, United Plaza, 5022 Bin He Avenue, Fu Tian District, Shenzhen, P. R. China
Infonet Primalliance Shenzhen Co. Ltd.	35%	ordinary

Room 2101-2103, 21/F, International Capital Plaza, No. 1318 North Sichuan Road, Hong Kou District, Shanghai, 200080, China
BT China Limited- Shanghai Branch Office[b]	100%	–

BT Group plc Annual Report 2020
198

Related undertakings continued

Company name	Group interest in allotted capital[a]	Share class
Room 4B, 7/F, Tower W3, Oriental Plaza, 1 East Chang An Avenue, Dong Cheng District, Beijing, P. R. China
Infonet Primalliance Beijing Co. Ltd.	66%	ordinary

Room 601, No. 2 BLDG, 750 West Zhong Shan Rd., Shanghai, 200051, P.R .China
Infonet Primalliance Shanghai Co. Ltd.	28%	ordinary

Room 635-3, No. 2 BLDG, 351 Guo Shou Jing Road, Zhang Jiang High Technology Park, Shanghai, P. R. China
Infonet Primalliance Holding Co. Ltd.	100%	ordinary

Room 702A, Tower W3,Oriental Plaza, 1 East Chang An Avenue, Dongcheng, Beijing, 100738, China
BT China Limited	100%	registered

Unit 1537B, Floor 15th, No. 55, Xili Road, Shanghai Free Trade Zone, Shanghai, China
BT China Communications Limited	50%	ordinary

Colombia
Calle 113 # 7-21, Torre A oficina 1112, Teleport Business Park, Bogota, Colombia
América Inalámbrica S.A.	100%	common
BT Colombia Limitada	100%	quotas
BT LatAm Colombia S.A.	100%	common
BT LatAm Holdings (Colombia) S.A.	100%	common

Costa Rica
Heredia-Belen La Ribera, Centro Corporativo El Cafeta, Edificio B, segundo piso, Oficinas de Deloitte, San José, Costa Rica
BT Global Costa Rica SRL	100%	ordinary
BT LatAm Costa Rica, S.A.	100%	common

Côte d’Ivoire
Abidjan Plateau, Rue du commerce, Immeuble Nabil 1er étage, 01 BP 12721 Abidjan 01, Côte d’Ivoire
BT Côte d’Ivoire	100%	ordinary

Croatia
Savska 64, 10 000 Zagreb, Croatia
BT Solutions Limited Podruznica Hrvatska[b]	100%	–

Cyprus
Hadjianastassiou, Ioannides LLC, DELOITTE LEGAL, Maximos Plaza, Tower 3, 2nd Floor, 213 Arch. Makariou III Avenue, Limassol, 3030, Cyprus
BT Solutions Limited[b]	100%	–

Czech Republic
Katerinska 466/40, Nove Mesto, Prague 2, 120 00, Czech Republic
BT Limited, organizacni slozka[b]	100%	–

Company name	Group interest in allotted capital[a]	Share class

Denmark
Havnegade 39, 1058, Kobenhavn K, Denmark
BT Denmark ApS	100%	ordinary

Dominican Republic
Av. Abraham Lincoln Esq. Jose Amado Soler, Edif. Progresso, Local 3-A, Sector Ens. Serralles, Santo Domingo, Dominican Republic
BT Dominican Republic, S. A.	100%	ordinary
BT LatAm Dominicana, S.A.	100%	common

Ecuador
Av. Amazonas N21-252 y Carrión, Edificio Londres, 4° Piso, Quito, Ecuador
BT Solutions Limited (Sucursal Ecuador)[b]	100%	–

El Salvador
Edificio Avante Penthouse Oficina, 10-01 Y 10-03 Urbanizacion, Madre Selva, Antiguo Cuscatlan, La Libertad,El Salvador
BT El Salvador, Limitada de Capital Variable	100%	ordinary
BT LatAm El Salvador, S.A. de CV	100%	common

Egypt
1 Wadi El Nile St., Mohandessin, Giza, Cairo, Egypt
BT Telecom Egypt LLC	100%	stakes

Estonia
A.H. Tammsaare tee 47, Tallinn, 11316, Estonia
BT Solutions Limited Eesti Filiaal[b]	100%	–

Finland
Mannerheimvägen 12 B 6, 00100 Helsinki, Finland
BT Nordics Finland Oy	100%	ordinary

France
Tour Ariane, 5 place de la Pyramide, La Defense Cedex, 92088 PARIS, France
BT France S.A.S.	100%	ordinary
BT Newco France S.A.S.	100%	ordinary
BT Services S.A.S	100%	ordinary

Georgia
N74 Ilia Chavchavadze Avenue, Vake district, Tbilisi, Georgia
BT Georgia Limited LLC	100%	–

Germany
Barthstraße 4, 80339, Munich, Germany
BT (Germany) GmbH & Co. oHG	100%	ordinary
BT Deutschland GmbH	100%	ordinary
BT Garrick GmbH	100%	ordinary

Franfurterstrasse 21-25, 65760, Eschborn Taunus, Germany
IP Trade Networks GmbH	100%	ordinary

Company name	Group interest in allotted capital[a]	Share class

Ghana
5th Floor, Vivo Place, Cantonments City, Rangoon lane, Accra, P.O. Box MB 595, Ghana
BT Ghana Limited	100%	ordinary

Greece
75 Patision Street, Athens, 10434, Greece
BT Solutions Limited- Greek Branch[b]	100%	–

Guatemala
5ta avenida 5-55 zona 14, Edificio Europlaza World Business Center, Torre IV, nivel 7, oficina 702, Guatemala
BT Guatemala S.A.	100%	unique
BT LatAm Guatemala, S.A.	100%	common

Honduras
Edificio Plaza América, 5to piso, Colonia, Florencia Norte, Tegucigalpa, Honduras
BT Sociedad De Responsabilidad Limitada	100%	–

Edificio Plaza Azul, Piso 2 do Nivel, Local No. 26, Colonia Lomas del Guijarro Sur, Avenida Paris, Calle Viena, Tegucigalpa, Honduras
BT LatAm Honduras, S.A.	100%	common

Hong Kong
38th Floor Dorset House, Taikoo Place, 979 King’s Road, Island East, Hong Kong
BT Hong Kong Limited	39%	ordinary
	61%	preference
Infonet China Limited	100%	ordinary

Room 1102, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong
IP Trade Networks Limited	100%	ordinary

Hungary
Budafoki U. 91-93, Budapest, 1117, Hungary
BT Limited Magyarorszagi Fioktelepe[b]	100%	–
BT ROC Kft	100%	business

Iceland
BDO ehf, Skutuvogi 1E, 104 Reykjavik, Iceland
BT Solutions Limited Útibú á Íslandi[b]	100%	–

India
602, Tower B, RMZ Infinity, Municipal No. 3, Old Madras Road, Benninganahalli, Bengaluru, Karnataka, 560016, India
BT Professional Services (India) Private Limited	100%	ordinary

BT Group plc Annual Report 2020	Financial statements
199

Company name	Group interest in allotted capital[a]	Share class

11th Floor, Eros Corporate Tower, Opp. International Trade Tower, Nehru Place, New Delhi, 110019, India
BT (India) Private Limited	100%	ordinary
BT e-Serv (India) Private Limited	100%	equity
BT Global Business Services Private Limited	100%	ordinary
BT Global Communications India Private Limited	74%	ordinary
BT Telecom India Private Limited	74%	ordinary

A-47, Hauz Khas, New Delhi, Delhi-DL, 110016, India
Orange Services India Private Limited	100%	ordinary

Indonesia
World Trade Centre 5, Lantai. 13, Jl. Jend. Sudirman Kav. 29-31, Kel. Karet Setiabudi, Jakarta Selatan, Jakarta, 12920, Indonesia
PT BT Indonesia	100%	ordinary
PT BT Communications Indonesia	95%	ordinary
PT Sun Microsystems Indonesia	60%	ordinary

Isle of Man
Third Floor, St Georges Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man
Belmullet Limited	100%	ordinary
Communicator Insurance Company Limited	99%	ordinary
Priestgate Limited	100%	ordinary

Israel
Beit Oz, 14 Abba Hillel Silver Rd, Ramat Gan, 52506, Israel
B.T. Communication Israel Ltd	100%	ordinary

Italy
Strada Santa Margherita, 6 / A, 43123, Parma, Italy
BT Enìa Telecomunicazioni S.P.A.	87%	ordinary

Via Charles Robert Darwin, no 85, 20019, Settimo Milanese, Italy
ERPTech S.p.A.	99%	ordinary

Via Correggio 5, 20097, San Donato Milanese, Milan, Italy
Radianz Italia S.r.l.	100%	ordinary

Via Mario Bianchini 15, 00142 Roma, Italy
BT Global Services Limited[b]	100%	–

Via Pianezza n° 123, Torino, Italy
Atlanet SpA	99%	ordinary

Company name	Group interest in allotted capital[a]	Share class

Via Tucidide 56, Torre 7, 20134, Milano, Italy
Basictel SpA	99%	ordinary
BT Italia S.p.A.	99%	ordinary
BT Nederland N.V.[b]	100%	–
Nuova Societa di Telecomunicazioni SpA	99%	ordinary

Jamaica
26 Beechwood Avenue, Cross Roads, St. Andrew, Kingston 5, Jamaica
BT Jamaica Limited	100%	ordinary

Japan
ARK Mori Building, 12-32 Akasaka, 1-Chome, Minato-Ku, Tokyo, 107 - 6024, Japan
BT Global Japan Corporation	100%	ordinary
BT Japan Corporation	100%	ordinary

Jersey
26 New Street, St Helier, JE2 3RA, Jersey
Ilford Trustees (Jersey) Limited	100%	ordinary

PO Box 264, Forum 4, Grenville Street, St Helier, JE4 8TQ, Jersey
BT Jersey Limited	100%	ordinary

Jordan
Al Gardens Area (Tlaa Al Ali), Al Salheen Neighborhood, Building #185, 7th Floor, Wasfi Al Tal Street, Amman, 962178, Jordan
BT (International) Holdings Limited (Jordan)	100%	ordinary

Kazakhstan
36 Al Farabi Ave., Bldg. B, Almaty Financial District, Almaty, Republic of Kazakhstan, 050059, Kazakhstan
BT Kazakhstan LLP	100%	–

Kenya
6th Floor, Virtual Offices, Morningside Office Park, Ngong Road, Nairobi, Kenya
BT Communications Kenya Limited	100%	ordinary

P.O. BOX 10032-00100, Nairobi, Kenya
BT Telecommunications Kenya Limited	100%	ordinary

Korea
8th Floor, KTB Building, 66 Yeoui-daero, Yeongdeungpo-gu, Seoul, 07325, Korea
BT Global Services Korea Limited	100%	common

Kuwait
Block 2-A, 9th Floor, Ahmad Al Jaber Street, Sharq, Kuwait
BT Solutions Limited – Kuwait Branch[b]	100%	–

Latvia
Muitas iela 1A, Riga, LV-1010, Latvia
BT Latvia Limited, Sabiedriba ar ierobezotu atbildibu	100%	ordinary

Company name	Group interest in allotted capital[a]	Share class

Lebanon
Abou Hamad, Merheb, Nohra & Chedid Law Firm, Chbaro Street, 22nd Achrafieh Warde Building, 1st Floor, Beirut, P.O.BOX 165126, Lebanon
BT Lebanon S.A.L.	100%	ordinary

Lithuania
Aludariu str 2-33, LT-01113 Vilnius, Lithuania
UAB BTH Vilnius	100%	ordinary

Luxembourg
12 rue Eugene Ruppert, L 2453, Luxembourg
BT Global Services
Luxembourg SARL	100%	ordinary
BT Professional Services
(Luxembourg) S.A.	100%	ordinary
BT Broadband
Luxembourg Sàrl	100%	ordinary

Macedonia
Str. Dame Gruev no.8, 5th floor, Building “Dom na voenite invalidi”, SKOPJE 1000, Macedonia
BT Solutions Limited
Branch Office in Skopje[b]	100%	–

Macao
Avenida da.Praia Grande, No. 367-371, Keng Ou Building, 15th andar C, em Macao, Macau, Macao
BT Hong Kong Ltd. – Macau Branch[b]	100%	–

Malawi
KEZA Office Park Blocks 3, First Floor, Near Chichiri, Shopping Mall, Blantyre, Malawi
BT Malawi Limited	100%	ordinary

Malaysia
Menara BT, Level 8, Tower 3, Avenue 7, Bangsar South, No.8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia
BT Global Services (M) Sdn Bhd	100%	ordinary
BT Global Services Solutions Sdn Bhd	100%	ordinary
BT Global Technology (M) Sdn. Bhd.	100%	ordinary
BT Systems (Malaysia) Sdn Bhd	100%	ordinary

Malta
Office 13, Verdala Business Centre, Level 1, LM Complex, Brewery Street, Zone 3, Central Business District, Birkirkara CBD, 3040, Malta
BT Solutions Limited[b]	100%	–

Mauritius
7th-8th Floor, Standard Chartered Tower, 19-21, Bank Street, Cybercity, Ebène, 72201, Mauritius
BT Global Communications (Mauritius) Limited	100%	ordinary

BT Group plc Annual Report 2020
200

Related undertakings continued

Company name	Group interest in allotted capital[a]	Share class

Mexico
Av. Renato Leduc 321, Col. Toriello Guerra, 14050 Mexico D.F.
BT LatAm México, S.A. de C.V.	100%	common

Moldova
IPTEH Building, 65 Stefan cel Mare Blvd, Office 806, Chisinau, Republic of Moldova
BT MDV Limited	100%	ordinary

Montenegro
Vasa Raickovica 4b, Podgorica, Podgorica, Montenegro
BT Montenegro DOO	100%	–

Morocco
193, Avenue HASSAN II, Casablanca, MAROC s/c Domicilia services, Morocco
BT Solutions Limited – Morocco Branch[b]	100%	–

Espace Jet Business Class, 16/18 Lot Attoufik Sidi Maarouf, Casablanca, 20190, Morocco
Syntone S.A.R.L.	100%	ordinary

Mozambique
Avenida Kenneth Kaunda, number 660, Sommershield, Maputo City, Mozambique
BT Mozambique, Limitada	100%	quotas

Namibia
Unit 3, 2nd floor, Ausspann Plaza, Dr Agostinho Neto Road, Ausspannplatz, Windhoek, Private Bag, 12012, Namibia
BT Solutions Limited[b]	100%	–

Netherlands
Minerva & Mercurius building, Herikerbergweg 2, 1101CM, Amsterdam Zuidoost, Netherlands
BT (Netherlands)
Holdings B.V.	100%	ordinary
BT Nederland N.V.	100%	ordinary
BT Professional Services
Nederland B.V.	100%	ordinary

New Zealand
c/o Deloitte, Level 18, 80 Queen Street, Auckland Central, Auckland, 1010, NZ, New Zealand
BT Australasia Pty
Limited – New Zealand
Branch[b]	100%	–

Nicaragua
De donde fué el Restaurante Marea Alta (Ahora quesillos EL PIPE) 2 cuadras al este, 10 Metros al norte, frente al Hotel El Gran Marquez, Casa # 351, Nicaragua, Zip code: 2815
BT LatAm Nicaragua, S.A.	100%	common
BT Nicaragua S.A.	100%	capital

Company name	Group interest in allotted capital[a]	Share class

Niger
57, Rue des Sorkhos, BP 616, Niamey, Niger
BT Niger	100%	ordinary

Nigeria
ADOL House, 15 CIPM Avenue, Central Business District, Alausa, Ikeja, Lagos, Nigeria
BT (Nigeria) Limited	100%	ordinary

Norway
Munkedamsveien 45, c/o BDO AS, 0121 Oslo, Norway
BT Solutions Norway AS	100%	ordinary

Oman
Maktabi Building, Building No. 458, Unit No. 413 (4th Floor, Road No - R41, Block No. 203, Plot No. 107, Zone No. SW41, Complex No. 271, Al Watiyah, Bausher, Muscat, Sultanate of Oman, Oman
BT International Holdings Limited & Co. LLC	100%	ordinary

Pakistan
Deloitte Yousuf Adil, Chartered Accountants, Cavish Court, A-35, Block 7&8, KCHSU, Shahrah-e-Faisal, Karachi, 75350, Pakistan
BT Pakistan (Private) Limited	100%	ordinary

Panama
Edificio Credicorp Bank, Piso 3, Oficina 301, Cuidad de Panama, Panama
BT de Panama, S.R.L.	100%	ordinary
BT LatAm Panama, Inc.	100%	common

Paraguay
Av. Brasilia N° 767 casi Siria, Asunción, Paraguay
BT Paraguay S.R.L.	100%	quotas

Peru
Calle Martir Olaya, 129 of 1901, Miraflores, Lima, Peru
BT LatAm Peru S.A.C.	100%	common
BT Peru S.R.L.	100%	ordinary

Philippines
11th Floor, Page One Building, 1215 Acacia Ave Madrigal Business Park, Ayala Alabang, Muntinlupa, Metro Manila, 1780, Philippines
IT Holdings, Inc	100%	ordinary
Sun Microsystems Philippines, Inc	51%	common

18th Floor, Philamlife Tower, 8767 Paseo de Roxas, Makati City, 1226, Philippines
BT Communications Philippines Incorporated	100%	ordinary

c/o Sun Microsystems Phil Inc., 8767 Paseo de Roxas, Makati City, Philippines
PSPI-Subic, Inc	51%	ordinary

Company name	Group interest in allotted capital[a]	Share class

Poland
Al. Armii Ludowej 14, 00-638 Warszawa, International Business Center, Poland
BT Poland Spółka Z Ograniczoną Odpowiedzialnością	100%	ordinary

Portugal
Rua D. Francisco Manuel de Melo 21-1, 1070-085 Lisboa, Portugal
BT Portugal – Telecomunicaçöes, Unipessoal Lda	100%	ordinary

Puerto Rico
The Prentice-Hall Corporation System, Puerto Rico, Inc., c/o Fast Solutions, LLC, Citi Tower, 252 Ponce de Leon Avenue, Floor 20, San Juan, Puerto Rico, 00918, Puerto Rico
BT Communications Sales, LLC Puerto Rico branch[b]	100%	–

Qatar
1413, 14th Floor, Al Fardan Office Tower, Doha, 31316, Qatar
BT Global Services (North Gulf) LLC	49%	ordinary

Republic of Ireland
5th Floor, Beaux Lane House, Mercer Street Lower, Dublin 2, D02 DH60, Ireland
BT Communications Ireland Group Limited	100%	ordinary
BT Communications Ireland Holdings Limited	100%	ordinary
BT Global Communications (Ireland) Limited	100%	ordinary
Canal Capital Investment Limited	100%	ordinary
Whitestream Industries Limited	100%	ordinary

2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland
BT Communications Ireland Limited	100%	ordinary

Romania
35-37 Oltenitei Str., Cladirea A1, Biroul Nr. 52, Bucharest, Sector 4, Romania
BT Global Services Limited Londra Sucursala Bucuresti[b]	100%	–

Russia
Room 62, prem xx, Floor 2, Pravdy, 26, 127137, Moscow, Russian Federation
BT Solutions Limited Liability Company	100%	–

Serbia
Dimitrija Georgijevica Starike 20, Belgrade, 11070, Serbia
BT Belgrade d.o.o	100%	ordinary

BT Group plc Annual Report 2020	Financial statements
201

Company name	Group interest in allotted capital[a]	Share class
Sierra Leone
84 Dundas Street, Freetown, Sierra Leone
BT (SL) Limited	100%	ordinary

Singapore
Level 3, #03-01/02 & #03-04, Block B, Alexandra Technopark, 438B Alexandra Road, Singapore, 119968
BT (India) Private Limited Singapore Branch[b]	100%	–
BT Global Services Technologies Pte. Ltd.	100%	ordinary
BT Global Solutions Pte. Ltd.	100%	ordinary
BT Singapore Pte. Ltd.	100%	ordinary
Sun Vietnam Pte. Ltd.	60%	ordinary

Slovakia
Dvorakovo nabrezie 4, 811 02, Bratislava, Slovakia
BT Slovakia s.r.o.	100%	ordinary

Slovenia
CESTA V MESTNI LOG 1, 1000 LJUBLJANA, Slovenia
BT GLOBALNE STORITVE, telekomunikacijske storitve, obdelava podatkov, podatkovnih baz; d.o.o.	100%	ordinary

South Africa
24-18th Street, Menlo Park, Pretoria, 0081, South Africa
EE Communications (South Africa) Proprietary Limited	100%	ordinary

BT Building, Woodmead North Office Park, 54 Maxwell drive, Woodmead, South Africa
BT Communications Services South Africa (Pty) Limited	70%	ordinary

First Floor, Culross Court North, 16 Culross Road, Bryanston, South Africa, 2021
BT Limited[b]	100%	–

Spain
Calle Isabel Colbrand 8, 3rd Floor, 28050, Madrid, Spain
BT Global ICT Business Spain SLU	100%	ordinary

C/ Isabel Colbrand 6-8, 28050, Madrid, Spain
BT ESPAÑA, Compañia de Servicios Globales de Telecommunicaciones, S.A	100%	ordinary

Sri Lanka
Level 03, No.11, Castle Lane, Sri Lanka, Colombo, 04, Sri Lanka
BT Communications Lanka (Private) Limited	100%	ordinary

Company name	Group interest in allotted capital[a]	Share class

Sudan
Alskheikh Mustafa Building, Parlman Street, Khartoum, Sudan
Newgate Communication (Sudan) Co. Ltd	100%	ordinary

Sweden
Box 30005, 104 25, Stockholm, Sweden
BT Nordics Sweden AB	100%	ordinary

Switzerland
Richtistrasse 5, 8304 Wallisellen, Switzerland
BT Switzerland AG	100%	ordinary

Taiwan
Shin Kong Manhattan Building, 14F, No. 8, Sec. 5, Xinyi Road, Taipei, 11049, Taiwan
BT Limited Taiwan Branch[b]	100%	–

Tanzania
BDO East Africa, 1st Floor-Wing B, Infotech Place, Mwai Kibaki Road, Dar es Salaam, Tanzania
BT Solutions Limited – Tanzania Branch[b]	100%	–

Thailand
Athenee Tower, 23rd Floor, (CEO Suite, Suite 38 & 40), 63 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand
BT Siam Communications Co. Ltd.	49%	class B
BT Siam Limited	69%	preference

Trinidad and Tobago
2nd Floor CIC Building, 122-124 Frederick Street, Port of Spain, Trinidad and Tobago
BT Solutions Limited[b]	100%	–

Tunisia
BT chez BDO Tunisie, Immeuble, ENNOUR BUILDING 3ème étage, Centre Urbain Nord 1082, Mahrajène Tunis, Tunisia
BT Tunisia S.A.R.L	100%	ordinary

Turkey
Yenisahra Mah. Yavuz Selim Cad. No.19/A D.4 Ataşehir, İstanbu, 34700, Turkey
BT Bilisim Hizmetleri Anonim Şirketi	100%	ordinary
BT Telekom Hizmetleri Anonim Şirketi	100%	common

Uganda
Engoru, Mutebi Advocates, Ground Floor, Rwenzori House, 1 Lumumba Avenue, Kampala, 22510, Uganda
BT Solutions Limited[b]	100%	–

Ukraine
Office 702, 34 Lesi Ukrainky Boulevard, Kyiv 01042, Ukraine
BT Ukraine Limited Liability Company	100%	stakes

Company name	Group interest in allotted capital[a]	Share class

United Arab Emirates
Office No G03, Ground Floor, EIB Building No 04, Dubai, United Arab Emirates
BT MEA FZ-LLC	100%	ordinary

Office no.206 BLOCK B, Diamond Business Center 1, Al Barsha South Third, Dubai, P.O. BOX 25205, United Arab Emirates
BT UAE Limited – Dubai Branch (1)[b]	100%	–
BT UAE Limited – Dubai Branch (2)[b]	100%	–

United Kingdom
81 Newgate Street, London, EC1A 7AJ, United Kingdom
Autumnwindow Limited	100%	ordinary
Autumnwindow No.2 Limited	100%	ordinary
Autumnwindow No.3 Limited	100%	ordinary
Belmullet (IoM) Limited[b]	100%	–
BPSLP Limited British	100%	ordinary
Telecommunications plc	100%	ordinary
Bruning Limited	100%	ordinary
BT (International) Holdings Limited	100%	ordinary
BT (RRS LP) Limited	100%	ordinary
BT Centre Nominee 2 Limited	100%	ordinary
BT Communications Ireland Group Limited – UK Branch[b]	100%	–
BT Cornwall Limited	100%	ordinary
BT Corporate Trustee Limited	100%	limited by guarantee
BT European Investments Limited	100%	ordinary
BT Facilities Services Limited	100%	ordinary
BT Fifty-One	100%	ordinary
BT Fifty-Three Limited	100%	ordinary
BT Global Security Services Limited	100%	ordinary
BT Global Services Limited	100%	ordinary
BT Holdings Limited	100%	ordinary
BT IoT Networks Limited	100%	ordinary
BT Lancashire Services Limited	100%	ordinary
BT Limited	100%	ordinary
BT Managed Services (No.2) Limited	100%	ordinary
BT Managed Services Limited	100%	ordinary
BT Nominees Limited	100%	ordinary
BT Property Holdings (Aberdeen) Limited	100%	ordinary
BT Property Limited	100%	ordinary
BT Sixty-Four Limited	100%	ordinary
BT SLE Euro Limited	100%	ordinary
BT SLE USD Limited	100%	ordinary
BT Solutions Limited	100%	ordinary

BT Group plc Annual Report 2020
202

Related undertakings continued

Company name	Group interest in allotted capital[a]	Share class
BT UAE Limited	100%	ordinary
Communications Global Network Services Limited – UK Branch[b] Communications	100%	–
Networking Services (UK)	100%	ordinary
ESAT Telecommunications (UK) Limited	100%	ordinary
Extraclick Limited	100%	ordinary
Global Security Europe Limited	100%	ordinary
groupBT Limited	100%	ordinary
Newgate Street Secretaries Limited	100%	ordinary
Numberrapid Limited	100%	ordinary
Pelipod Ltd	100%	ordinary
Radianz Limited	100%	ordinary
Southgate Developments Limited	100%	ordinary
Tudor Minstrel	100%	ordinary

Alexander Bain House, 15 York Street, Glasgow, G2 8LA Scotland
Holland House (Northern) Limited	100%	ordinary

BDO LLP, 55 Baker Street, London, W1U 7EU, United Kingdom
BT Fifty	100%	ordinary
BT IT Services Limited	100%	ordinary
BT LGS Limited	100%	ordinary
BT Moorgate One Limited	100%	ordinary
BT Moorgate Two Limited	100%	ordinary
BT Property Holdings (Oxford) Limited	100%	ordinary
BT South Tyneside Limited	100%	ordinary
BTexact Technologies Limited	100%	ordinary
BTexact Venturing Limited	100%	ordinary

Kelvin House, 123 Judd Street, London, WC1H 9NP, United Kingdom
Openreach Limited	100%	ordinary

The Balance, 2 Pinfold Street, Sheffield, S1 2GU, United Kingdom
Plusnet plc	100%	ordinary

Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
EE (Group) Limited	100%	ordinary
EE Finance Limited	100%	ordinary
EE Limited	100%	ordinary
EE Pension Trustee Limited	100%	ordinary
Mainline Communications Group Limited	100%	ordinary
Mainline Digital Communications Limited	100%	ordinary

Company name	Group interest in allotted capital[a]	Share class
Orange Furbs Trustees Limited	100%	ordinary
Orange Home UK Limited	100%	ordinary
Orange Personal Communications Services Limited	100%	ordinary

United States
c/o Corporation Service Company, 2215-B Renaissance Drive, Las Vegas, NV 89119, United States
BT LatAm (Nevada) Corp.	100%	common

c/o Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States
BT Americas Holdings Inc.	100%	common
BT Americas Inc.	100%	common
BT Communications Sales LLC	100%	units
BT Conferencing Video Inc.	100%	common
BT Federal Inc.	100%	common
BT LatAm Holdings One, Inc.	100%	common
BT LatAm Holdings Three, Inc.	100%	common
BT LatAm Holdings Two, Inc.	100%	common
BT LatAm Services, Inc.	100%	common
BT LatAm, Inc.	100%	common
BT Procure L.L.C.	100%	units
BT United States L.L.C.	100%	units
Infonet Services Corporation	100%	common
Radianz Americas Inc.	100%	common

Uruguay
Rincón 487 Piso 11, Montevideo, ZIP CODE 11.000, Uruguay
BT Solutions Limited Sucursal Uruguay[b]	100%	–

Venezuela
Edificio Parque Cristal, Torre Oeste, Piso 5, Oficina 5, Avenida Francisco de Miranda, Urbanización Los Palos Grandes, Caracas 1060, Venezuela
BT LatAm Venezuela, S.A.	100%	ordinary
BT Global (Venezuela) S.A.	100%	ordinary

Vietnam
16th Floor, Saigon Tower, 29 Le Duan Road, District 1 Ho Chi Minh City, Socialist Republic of Vietnam
BT (Vietnam) Co. Ltd.	100%	ordinary

7th Floor, ESTAR Building, 147-149 Vo Van Tan Street, Ward 6, District 3, HCM City, Vietnam
Sun Vietnam Co., Ltd.	60%	ordinary

Company name	Group interest in allotted capital[a]	Share class

Zambia
Plot No. 11058, Haile Selassie Avenue, Zimbabwe, Lusaka, Lusaka Province, 34972, Zambia
BT Solutions Limited[b]	100%	–

Zimbabwe
3 Baines Avenue, Box 334, Harare, Zimbabwe
Numberrapid Limited[b]	100%	–

BT Group plc Annual Report 2020	Financial statements
203

Associates

Company name	Group interest in allotted capital[a]	Share class
Held via other group companies
Italy
Piazzale Luigi Sturzo, 23, 00144, Roma, Italy
QXN S.c.p.A.	25%	ordinary
Mauritius
IFS Court, Bank Street, TwentyEight Cybercity, Ebene, 72201, Mauritius
Mahindra – BT Investment Company (Mauritius) Limited	43%	ordinary
Philippines
32F Philam Life Tower, 8767 Paseo de Roxas, Makati City, Philippines
ePLDTSunphilcox JV, Inc	20%	ordinary
SunPhilcox JV, Inc	20%	ordinary
United Kingdom
24/25 The Shard, 32 London Bridge Street, London, SE1 9SG, United Kingdom
Digital Mobile Spectrum Limited	25%	ordinary
Unit 1, Colwick Quays Business Park, Colwick, Nottingham, Nottinghamshire, NG4 2JY, United Kingdom
Midland Communications Distribution Limited	35%	ordinary
Phoneline (M.C.D) Limited	35%	ordinary

Joint Ventures and Joint operationsc

Company name	Group interest in allotted capital[a]	Share class
Held via other group companies
United Kingdom
Sixth Floor, Thames Tower, Station Road, Reading, RG1 1LX, United Kingdom
Mobile Broadband Network Limited	50%	ordinary

6th Floor, One London Wall, London, EC2Y 5EB, United Kingdom
Internet Matters Limited	25%	–

81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT OnePhone Limited	70%	ordinary

St Helen’s 1 Undershaft, London, EC3P 3DQ, United Kingdom
Rugby Radio Station (General Partner) Limited	50%	ordinary
Rugby Radio Station (Nominee) Limited	50%	ordinary
Rugby Radio Station LP	50%	–

10 Lower Thames Street, Third Floor, London, EC3R 6YT, United Kingdom
Youview TV Limited	14%	voting

Interests in joint operations

EE Limited and Hutchison 3G UK Limited (together ‘the Companies’) each have a 50% share in the joint operation Mobile Broadband Network Limited (‘MBNL’). MBNL’s ongoing purpose is the operation and maintenance of mobile networks through a sharing arrangement. This includes the efficient management of shared infrastructure and networks on behalf of the Companies, acquiring certain network elements for shared use, and coordinating the deployment of new infrastructure and networks on either a shared or a unilateral basis (unilateral elements being network assets or services specific to one company only). The group is committed to incurring 50% of costs in respect of restructuring the Shared Network, a similar proportion of the operating costs (which varies in line with usage), and 100% of any unilateral elements.

Guarantees for the joint operation are given by British Telecommunications plc and CK Hutchison Holdings Limited.

The principal place of business of the joint operation is in the UK.

a	The proportion of voting rights held corresponds to the aggregate interest in percentage held by the holding company and subsidiaries undertaking.
b	No shares issued for a branch.
c	All joint ventures are governed by a joint venture agreement or shareholder agreement. MBNL is accounted for as a joint operation.

BT Group plc Annual Report 2020
204

Additional Information

Alternative performance measures

Introduction

We assess the performance of the group using a variety of alternative performance measures that are not defined under IFRS and are therefore termed non-GAAP measures. The non-GAAP measures we use are: adjusted revenue, adjusted operating costs, adjusted finance expense, adjusted EBITDA, adjusted operating profit, adjusted profit before tax, adjusted earnings per share, normalised free cash flow and net debt. The rationale for using these measures, along with a reconciliation from the nearest measures prepared in accordance with IFRS, are presented below.

The alternative performance measures we use may not be directly comparable with similarly titled measures used by other companies.

Specific items

The group’s income statement and segmental analysis separately identify trading results on an adjusted basis, being before specific items. The directors believe that presentation of the group’s results in this way is relevant to an understanding of the group’s financial performance as specific items are those that in management’s judgement need to be disclosed by virtue of their size, nature or incidence. This is consistent with the way that financial performance is measured by management and reported to the Board and the Executive Committee and assists in providing an additional analysis of the reporting trading results of the group.

In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors, such as the frequency or predictability of occurrence.

Examples of charges or credits meeting the above definition and which have been presented as specific items in the current and/or prior years include acquisitions/disposals of businesses and investments, retrospective regulatory matters, historical insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years. In the event that items meet the criteria, which are applied consistently from year to year, they are treated as specific items. We have also included the impacts of Covid-19 on various balance sheet items as at 31 March 2020 as specific. The impact of Covid-19 on underlying trading is recognised in our adjusted results and not as a specific item.

Reported revenue, reported operating costs, reported operating profit, reported net finance expense, reported profit before tax and reported earnings per share are the equivalent IFRS measures. A reconciliation from these can be seen in the Group income statement on page 124.

Adjusted EBITDA

In addition to measuring financial performance of the group and customer-facing units based on operating profit, we also measure performance based on EBITDA and adjusted EBITDA. EBITDA is defined as the group profit or loss before interest, taxation, depreciation and amortisation. Adjusted EBITDA is defined as EBITDA before specific items, net non-interest related finance expense, and share of post-tax profits or losses of associates and joint ventures. EBITDA is a common measure used by investors and analysts to evaluate the operating financial performance of companies, particularly in the telecommunications sector.

We consider EBITDA and adjusted EBITDA to be useful measures of our operating performance because they approximate the underlying operating cash flow by eliminating depreciation and amortisation. EBITDA and adjusted EBITDA are not direct measures of our liquidity, which is shown by our cash flow statement, and need to be considered in the context of our financial commitments.

A reconciliation of reported profit for the period, the most directly comparable IFRS measure, to EBITDA and adjusted EBITDA is set out below.

Year ended 31 March	2020[a] £m	2019[a] £m	2018[a] £m
Reported profit for the period	1,734	2,159	2,032
Tax	619	507	584
Reported profit before tax	2,353	2,666	2,616
Net interest related finance expense	750	606	530
Depreciation and amortisation	4,274	3,546	3,514
EBITDA	7,377	6,818	6,660
EBITDA specific items	350	425	610
Net other finance expense	147	150	234
Share of post tax losses (profits) of associates and joint ventures	33	(1)	1
Adjusted EBITDA	7,907	7,392	7,505

[a]

Following adoption of IFRS16 on 1 April 2019, operating lease charges previously included within EBITDA and adjusted EBITDA have been replaced with depreciation on right-of-use assets and interest expense on lease liabilities. See note 1 for further information.

BT Group plc Annual Report 2020	Financial statements
205

Net debt

Net debt consists of loans and other borrowings, lease liabilities and net liabilities held for sale, less current asset investments and cash and cash equivalents. Loans and other borrowings are measured as the net proceeds raised, adjusted to amortise any discount over the term of the debt.

Our net debt calculation starts from the expected future undiscounted cash flows that should arise when our financial instruments mature. We adjust these cash flows to reflect hedged risks that are re-measured under fair value hedges, as well as for the impact of the effective interest method. Currency-denominated balances within net debt are translated to sterling at swap rates where hedged.

Net debt is a measure of the group’s net indebtedness that provides an indicator of overall balance sheet strength. It is a key indicator used by management to assess both the group’s cash position and its indebtedness. The use of the term ‘net debt’ does not necessarily mean that the cash included in the net debt calculation is available to settle the liabilities included in this measure.

Net debt is considered to be an alternative performance measure as it is not defined in IFRS. A reconciliation from loans and other borrowings, lease liabilities, cash and cash equivalents, and current asset investments, the most directly comparable IFRS measures to net debt, is set out below.

At 31 March	2020 £m	2019 £m	2018 £m
Loans and other borrowings[a]	19,334	16,876	14,275
Lease liabilities[b]	6,560	–	–
Net liabilities classified as held for sale[c]	19	–	–
Cash and cash equivalents	(1,549)	(1,666)	(528)
Current investments	(5,092)	(3,214)	(3,022)
	19,272	11,996	10,725
Adjustments:
To retranslate currency denominated balances at swapped rates where hedged[d]	(1,049)	(701)	(874)
To remove fair value adjustments and accrued interest applied to reflect the effective interest method[e]	(254)	(260)	(224)
Net debt	17,969	11,035	9,627
Lease liabilities	(6,560)	–	–
Lease liabilities classified as held for sale[c]	(62)	–	–
Net financial debt[f]	11,347	11,035	9,627

[a]	Includes overdrafts of £183m at 31 March 2020 (31 March 2019: £72m, 31 March 2018: £29m).
[b]	Lease liabilities recognised on adoption of IFRS 16 on 1 April 2019. See note 1 for further information.
[c]	Net liabilities classified as held for sale comprise cash and cash equivalents of £43m and lease liabilities of £62m. See note 23 for further information.
[d]	The translation difference between spot rate and hedged rate of loans and borrowings denominated in foreign currency.
[e]	Includes remaining fair value adjustments made on certain loans and other borrowings and accrued interest at the balance sheet date.
[f]	Net financial debt includes finance leases of £206m in 2018/19 and £223m in 2017/18. These have been reclassified to lease liabilities on adoption of IFRS 16 on 1 April 2019.

BT Group plc Annual Report 2020
206

Additional Information continued

Normalised free cash flow

Normalised free cash flow is one of the group’s key performance indicators by which our financial performance is measured. It is primarily a liquidity measure. However, we also believe it is an important indicator of our overall operational performance as it reflects the cash we generate from operations after capital expenditure and financing costs, both of which are significant ongoing cash outflows associated with investing in our infrastructure and financing our operations.

Normalised free cash flow is defined as free cash flow (net cash inflow from operating activities after net capital expenditure) after net interest paid and payment of lease liabilities, before pension deficit payments (including the cash tax benefit of pension deficit payments) and specific items. It excludes cash flows that are determined at a corporate level independently of ongoing trading operations such as dividends, share buybacks, acquisitions and disposals, and repayment and raising of debt.

Normalised free cash flow is not a measure of the funds that are available for distribution to shareholders.

A reconciliation from cash inflow from operating activities, the most directly comparable IFRS measure, to free cash flow and normalised free cash flow, is set out below.

Year ended 31 March	2020 £m	2019 £m	2018 £m
Cash generated from operations	6,481	4,687	5,400
Tax paid	(210)	(431)	(473)
Net cash inflow from operating activities	6,271	4,256	4,927
Net purchase of property, plant and equipment and software	(3,889)	(3,637)	(3,341)
Free cash flow	2,382	619	1,586
Interest received	30	23	7
Interest paid	(736)	(531)	(555)
Add back pension deficit payments	1,274	2,024	872
Dividends from associates	1	–	–
Add back net cash flow from specific items	112	598	828
Add back net sale of non-current asset investments	33	1	19
Add back payments in respect of acquisition of spectrum licences	–	–	325
Remove refund on acquisition of spectrum licence	–	(21)	–
Remove payment of lease liabilities[a]	(651)	–	–
Remove cash tax benefit of pension deficit payments	(434)	(273)	(109)
Normalised free cash flow	2,011	2,440	2,973

[a]	Payments relating to lease liabilities recognised on adoption of IFRS16 on 1 April 2019, see note 1 for further information.

Summary group balance sheet

At 31 March[a]	2020 £m	2019 £m	2018 £m	2017 £m	2016 £m
Intangible assets	13,889	14,385	14,447	15,029	15,450
Property, plant and equipment	18,474	17,835	17,000	16,498	15,971
Other non-current assets	8,712	3,623	3,046	3,970	2,997
Total non-current assets	41,075	35,843	34,493	35,497	34,418
Current assets less current liabilities	1,006	842	(1,836)	(4,050)	(3,103)
Total assets less current liabilities	42,081	36,685	32,657	31,447	31,315
Non-current loans and other borrowings	(16,492)	(14,776)	(11,994)	(10,081)	(11,025)
Retirement benefit obligations	(1,140)	(7,182)	(6,847)	(9,088)	(6,382)
Other non-current liabilities	(9,686)	(4,560)	(3,905)	(3,943)	(3,796)
Total assets less liabilities	14,763	10,167	9,911	8,335	10,112
Ordinary shares	499	499	499	499	499
Share premium account	1,051	1,051	1,051	1,051	1,051
Own shares	(237)	(167)	(186)	(96)	(115)
Merger reserve	2,572	4,147	6,647	6,647	8,422
Other reserves	1,119	718	534	884	685
Retained loss	9,759	3,919	1,366	(650)	(430)
Total equity	14,763	10,167	9,911	8,335	10,112

[a]	Certain measures may not be comparable due to the modified retrospective adoption of IFRS 16 from 1 April 2019 and IFRS 15 and 9 from 1 April 2018.

BT Group plc Annual Report 2020	Financial statements
207

Summary group income statement

Year ended 31 March[a]	2020 £m		2019 £m		2018 £m		2017 £m		2016 £m

Revenue
Adjusted	22,824		23,459		23,746		24,082		18,879
Specific items	81		(31)		(23)		(20)		133
	22,905		23,428		23,723		24,062		19,012

Operating costs
Adjusted	(19,213)		(19,613)		(19,755)		(19,947)		(15,051)
Specific items	(409)		(394)		(587)		(948)		(348)
	(19,622)		(20,007)		(20,342)		(20,895)		(15,399)

Operating profit
Adjusted	3,611		3,846		3,991		4,135		3,828
Specific items	(328)		(425)		(610)		(968)		(215)
	3,283		3,421		3,381		3,167		3,613

Net finance expense
Adjusted	(757)		(617)		(546)		(594)		(483)
Specific items	(140)		(139)		(218)		(210)		(229)
	(897)		(756)		(764)		(804)		(712)

Share of post tax (loss) profit of associates and joint ventures
Adjusted	6		1		(1)		(9)		6
Profit (loss) on disposal of interest in associates and joint ventures – specific items	(39)		–		–		–		–
	(33)		1		(1)		(9)		6

Profit before taxation
Adjusted	2,860		3,230		3,444		3,532		3,351
Specific items	(507)		(564)		(828)		(1,178)		(444)
	2,353		2,666		2,616		2,354		2,907

Taxation expense
Adjusted	(536)		(619)		(671)		(663)		(607)
Specific items	(83)		112		87		217		166
	(619)		(507)		(584)		(446)		(441)

Profit for the year
Adjusted	2,324		2,611		2,773		2,869		2,744
Specific items	(590)		(452)		(741)		(961)		(278)
	1,734		2,159		2,032		1,908		2,466

Basic earnings per share
Adjusted	23.5p		26.3p		27.9p		28.9p		31.8p
Specific items	(6.0	)p	(4.5	)p	(7.4	)p	(9.7	)p	(3.3	)p
	17.5p		21.8p		20.5p		19.2p		28.5p
Average number of shares used in basic earnings per share (millions)	9,885		9,912		9,911		9,938		8,619
Average number of shares used in diluted earnings per share (millions)	9,965		9,975		9,961		9,994		8,714
Diluted earnings per share	17.4p		21.6p		20.4p		19.1p		28.2p
Dividends per share[b]	4.62p		15.4p		15.4p		15.4p		14.0p
Dividends per share, US cents[b,c]	5.73c		20.1c		21.6c		19.3c		20.1c

[a]	Certain measures may not be comparable due to the modified retrospective adoption of IFRS 16 from 1 April 2019 and IFRS 15 and 9 from 1 April 2018.
[b]

Dividends per share represents the dividend paid and proposed in respect of the relevant financial year. Under IFRS, interim dividends are recognised as a deduction from shareholders’ equity when they are paid, final dividends when they are approved.

[c]	Based on actual dividends paid and/or year end exchange rate on proposed dividends.

BT Group plc Annual Report 2020
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Cautionary statement regarding forward-looking statements

This Annual Report contains certain forward-looking statements which are made in reliance on the safe harbour provisions of the US Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements include, without limitation, those concerning: the potential impact of Covid-19 on our people, operations, suppliers and customers; current and future years’ outlook; revenue and revenue trends; EBITDA and profitability; free cash flow; capital expenditure; return on capital employed; shareholder returns including dividends and share buyback; net debt; credit ratings; our group-wide transformation and restructuring programme, cost transformation plans and restructuring costs; investment in and rollout of our fibre network and its reach, innovations, increased speeds and speed availability; our broadband-based service and strategy; investment in and rollout of 5G; the investment in converged network; improvements to the customer experience; our investment in TV, enhancing our TV service and BT Sport; the recovery plan, operating charge, regular cash contributions and interest expense for our defined benefit pension schemes; effective tax rate; growth opportunities in networked IT services, the pay-TV services market, broadband, artificial intelligence and mobility and future voice; growth of, and opportunities available in, the communications industry and BT’s positioning to take advantage of those opportunities; expectations regarding competition, market shares, prices and growth; expectations regarding the convergence of technologies; plans for the launch of new products and services; network performance and quality; the impact of regulatory initiatives, decisions and outcomes on operations; BT’s possible or assumed future results of operations and/or those of its associates and joint ventures; investment plans; adequacy of capital; financing plans and refinancing requirements; demand for and access to broadband and the promotion of broadband by third-party service providers; improvements to the control environment; and those statements preceded by, followed by, or that include the words ‘aims’, ‘believes’, ‘expects’, ‘anticipates’, ‘intends’, ‘will’, ‘should’, ‘plans’, ‘strategy’, ‘future’, ‘likely’, ‘seeks’, ‘projects’, ‘estimates’ or similar expressions.

Although BT believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Because these statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause differences between actual results and those implied by the forward-looking statements include, but are not limited to: the duration and severity of Covid-19 impacts on our people, operations, suppliers and customers; failure to respond effectively to intensifying competition and technology developments; failure to address the lingering perception of slow pace and connectivity in broadband and mobile coverage, which continues to be raised at a UK parliamentary level; undermining of our strategy and investor confidence caused by an adversarial political environment; challenges presented by Covid-19 around network resilience, support for staff and customers, data sharing and cyber security defence;

unfavourable regulatory changes; attacks on our infrastructure and assets by people inside BT or by external sources like hacktivists, criminals, terrorists or nation states; a failure in the supplier selection process or in the ongoing management of a third-party supplier in our supply chain, including failures arising as a result of Covid-19; risks relating to our BT transformation plan; failure to successfully manage our large, complex and high-value national and multinational customer contracts (including the Emergency Services Network and the Building Digital UK (BDUK) programme) and deliver the anticipated benefits; changes to our customers’ needs, budgets or strategies that adversely affect our ability to meet contractual commitments or realise expected revenues, profitability or cash generation; customer experiences that are not brand enhancing nor drive sustainable profitable revenue growth; pandemics, natural perils, network and system faults, malicious acts, supply chain failure, software changes or infrastructure outages that could cause disruptions or otherwise damage the continuity of end-to-end customer services including network connectivity, network performance, IT systems and service platforms; insufficient engagement from our people; adverse developments in respect of our defined benefit pension schemes; risks related to funding and liquidity, interest rates, foreign exchange, counterparties and tax; failures in the protection of the health, safety and wellbeing of our employees or members of the public or breaches of health and safety law and regulations; financial controls that may not prevent or detect fraud, financial misstatement or other financial loss; security breaches relating to our customers’ and employees’ data or breaches of data privacy laws; failure to recognise or promptly report wrongdoing by our people or those working for us or on our behalf (including a failure to comply with our internal policies and procedures or the laws to which we are subject); and the potential impacts of climate change on our business. Certain of these factors are discussed in more detail elsewhere in this Annual Report including, without limitation, in Our approach to risk management on pages 52 to 63. BT undertakes no obligation to update any forward-looking statements whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise.

Material contracts

Excluding contracts entered into in the ordinary course of business, no contracts have been entered into in the two years preceding the date of this document by BT or another member of the group which are, or may be, material to the group or contain provision under which a member of the group has an obligation entitlement which is, or may be, material to BT or such other member of the group.

BT Beyond Limits Brand Launch, London, Wembley Arena. October 2019. BT launched its new brand ambition – Beyond Limits – with an epic World Record-breaking indoor drone show coded by school children from St Joseph’s School, Islington.

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